Exhibit 10.6

Execution Version
Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.
AMENDED AND RESTATED COMMON TERMS AGREEMENT
FOR THE LOANS
among
__________________________
VENTURE GLOBAL CP2 LNG, LLC,
as Borrower,
__________________________
VENTURE GLOBAL CP EXPRESS, LLC,
and
CP2 PROCUREMENT, LLC,
as Guarantors,
__________________________
MUFG BANK, LTD.,
as the Credit Facility Agent on behalf of itself and the Credit Facility Lender Parties,
Each other Facility Agent that is Party hereto from time to time on behalf of itself and the
Facility Lenders under its Facility Agreement
and
MUFG BANK, LTD.,
as Intercreditor Agent for the Facility Lenders
__________________________
Dated as of March 13, 2026

CONTENTS
Page

1. DEFINITIONS AND INTERPRETATION	-1-
2. GENERAL PRINCIPLES OF THE LOANS	-1-
2.1 Purpose and Scope of the Loans	-1-
2.2 Sequence of Advances of Senior Debt	-2-
2.3 Loan Disbursement and Letter of Credit Issuance Procedures	-2-
2.4 Pro Rata Advances	-3-
2.5 Interest	-4-
2.6 Currency	-4-
2.7 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	-5-
2.8 Acknowledgement Regarding Any Supported QFCs	-5-
3. REPAYMENT, PREPAYMENT AND CANCELLATION	-7-
3.1 CTA Payment Dates	-7-
3.2 Right of Repayment and Cancellation in Relation to a Single Facility Lender	-8-
3.3 No Repayments or Prepayments	-8-
3.4 Mandatory Prepayments	-8-
3.5 Voluntary Prepayments	-12-
3.6 Prepayment Fees and Funding Losses	-13-
3.7 Pro Rata Payment	-13-
3.8 Reductions and Cancellations of Facility Debt Commitments	-15-
3.9 Late Payments	-16-
3.10 No Borrowing or Reinstatement	-16-
4. CONDITIONS PRECEDENT	-16-
4.1 Conditions to Initial Closing Date and Initial Advance	-16-
4.2 Conditions to Upsize Closing Date	-27-
4.3 Conditions to Each Term Loan Advance	-38-
4.4 Conditions to Each Advance under the Working Capital Facility	-41-
4.5 Satisfaction of Conditions	-42-
5. REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS	-44-
5.1 Initial Representations and Warranties of the Obligors	-44-
5.2 Repeated Representations and Warranties of the Obligors	-53-
6. INCURRENCE OF ADDITIONAL SENIOR DEBT	-60-
6.1 Permitted Senior Debt	-60-
6.2 Working Capital Debt	-60-
6.3 Replacement Debt	-62-
6.4 [Reserved]	-65-
6.5 Permitted Approved Expansion Debt	-65-
6.6 Supplemental Debt	-70-
7. PERMITTED DEVELOPMENT EXPENDITURES/EXPANSIONS	-76-
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CP2 – Amended & Restated Common Terms Agreement

7.1 Permitted Development Expenditures	-76-
7.2 Expansion Contracts	-77-
7.3 [Reserved]	-78-
7.4 Permitted Approved Expansion	-78-
7.5 External Expansions	-79-
8. LNG SPA COVENANTS	-80-
8.1 LNG SPA Maintenance	-80-
8.2 LNG SPA Mandatory Prepayment	-82-
8.3 Amendment of LNG SPAs	-85-
8.4 Sale of Supplemental Quantity	-86-
8.5 Sale of Pre-Completion Quantities	-87-
8.6 Payment of LNG Sales Proceeds	-88-
9. MATERIAL CONSTRUCTION CONTRACTS	-89-
9.1 Change Orders	-89-
9.2 UOP Pre-Treatment Systems	-90-
10. REPORTING BY THE BORROWER	-90-
10.1 Accounting, Financial and Other Information	-90-
10.2 Quarterly Historical DSCR Certificate	-92-
10.3 Notices	-92-
10.4 Construction Reports	-94-
10.5 Operating Budget	-98-
10.6 Operating Statements and Reports	-99-
10.7 Insurance Reporting	-101-
10.8 Copies of Finance Documents	-102-
10.9 Early Cargo Projections	-102-
11. RESTRICTED PAYMENTS	-103-
11.1 Conditions to Restricted Payments	-103-
11.2 Certain Restricted Payments	-104-
11.3 Pre-Completion Revenue Restricted Payments	-105-
12. OBLIGOR COVENANTS	-107-
12.1 Use of Proceeds	-107-
12.2 Maintenance of Existence, Franchises, Etc.	-107-
12.3 Project Construction; Maintenance of Properties	-108-
12.4 Books and Records; Inspection Rights	-108-
12.5 Material Project Agreements	-109-
12.6 Compliance with Law	-116-
12.7 Environmental Compliance	-117-
12.8 Permits	-118-
12.9 Export Authorizations	-118-
12.10 FERC Order	-119-
12.11 Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages	-119-
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CP2 – Amended & Restated Common Terms Agreement

12.12 Inspection Rights	-119-
12.13 Taxes	-119-
12.14 Limitation on Indebtedness	-120-
12.15 Guarantees	-122-
12.16 Limitation on Liens	-122-
12.17 Sale of Project Property	-122-
12.18 Merger, Division, Liquidation and Sale of All Assets	-123-
12.19 Limitation on Investments and Loans	-123-
12.20 Nature of Business	-124-
12.21 Transactions with Affiliates	-125-
12.22 Hedging Arrangements	-126-
12.23 Accounts	-127-
12.24 Separateness	-127-
12.25 Historical DSCR	-129-
12.26 Auditors	-129-
12.27 Gas Supply Arrangements	-130-
12.28 Insurance Covenant	-130-
12.29 Certain Real Property Rights; Real Property Documents; Leases	-131-
12.30 Margin Regulation	-131-
12.31 Further Assurances	-132-
12.32 As-Built Survey	-132-
12.33 ERISA	-133-
12.34 Phase 1 Project Facilities Placed In Service	-133-
13. CONSULTANTS	-133-
13.1 Appointment of Consultants	-133-
13.2 Replacement and Fees	-133-
13.3 Access	-134-
14. CONDITIONS TO PROJECT PHASE 1 COMPLETION; PROJECT PHASE 1 COMPLETION DATE TRANSFERS; CONDITIONS TO PROJECT PHASE 2 COMPLETION; PROJECT PHASE 2 COMPLETION DATE WATERFALL	-135-
14.1 Conditions to Occurrence of the Project Phase 1 Completion Date	-135-
14.2 Project Phase 1 Completion Date Transfers	-140-
14.3 Conditions to Occurrence of the Project Phase 2 Completion Date	-141-
14.4 Project Phase 2 Completion Date Waterfall	-146-
15. LOAN FACILITY EVENTS OF DEFAULT	-148-
15.1 Loan Facility Events of Default	-148-
15.2 Declaration of Loan Facility Declared Default	-155-
15.3 Cessation of Loan Facility Declared Default	-156-
15.4 Instruction to Intercreditor Agent	-156-
15.5 Excluded Lenders	-156-
16. COMMON REMEDIES AND ENFORCEMENT	-157-
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CP2 – Amended & Restated Common Terms Agreement

16.1 Facility Lender Remedies for Loan Facility Declared Events of Default	-157-
16.2 Remedies for Events of Default under Facility Agreements	-158-
16.3 Permitted Actions under Common Security and Account Agreement	-158-
17. INTERCREDITOR ARRANGEMENTS	-158-
17.1 Facility Agents; Facility Lender Action	-158-
17.2 Agreement to Comply with Intercreditor Agreement	-159-
17.3 Agreement Not to Amend Entrenched Intercreditor Provisions	-159-
18. THE INTERCREDITOR AGENT	-161-
18.1 Intercreditor Agreement	-161-
18.2 Relationship	-161-
18.3 Delivery of Documentation	-161-
18.4 Liability	-161-
18.5 Exoneration	-162-
18.6 Reliance	-162-
18.7 Resignation and Succession	-162-
19. CHANGES TO THE PARTIES	-163-
19.1 Represented Parties; Successors and Assigns	-163-
19.2 Transfers by the Obligors	-163-
19.3 Replacement of Facility Agents	-163-
19.4 Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement	-164-
19.5 Mitigation Obligations; Replacement of Lenders	-166-
19.6 Transfers by a Facility Lender	-169-
19.7 Register	-169-
19.8 Resulting Increased Costs	-169-
20. SUBORDINATION	-170-
20.1 Subordination	-170-
21. TAX GROSS-UP AND INDEMNITIES	-170-
21.1 Withholding Tax Gross-Up	-170-
21.2 Payment of Other Taxes	-171-
21.3 Indemnification by the Borrower	-171-
21.4 Indemnification by the Facility Lenders	-171-
21.5 Status of Facility Lenders and Facility Agents	-172-
21.6 Refunds	-175-
21.7 Evidence of Payments	-176-
21.8 Survival	-176-
21.9 Defined Terms	-176-
22. INCREASED COSTS	-176-
22.1 Increased Costs	-176-
22.2 Relationship Between Increased Costs and Taxes	-178-
23. MISCELLANEOUS	-179-
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CP2 – Amended & Restated Common Terms Agreement

23.1 Termination	-179-
23.2 Right of Set-Off	-179-
23.3 Waiver of Immunity	-180-
23.4 Expenses	-180-
23.5 Calculation of Floating Rate Obligations	-182-
23.6 Severability	-182-
23.7 Confidentiality	-183-
23.8 Notices	-183-
23.9 Successors and Assigns; Benefits of Agreement	-186-
23.10 Remedies	-186-
23.11 Execution in Counterparts; E-Signature	-187-
23.12 Governing Law	-188-
23.13 Waiver of Jury Trial	-188-
23.14 Consent to Jurisdiction	-188-
23.15 Amendments	-189-
23.16 Conflicts	-190-
23.17 Effectiveness	-190-
23.18 Limitations on Liability	-190-
23.19 Survival of Obligations	-190-
23.20 No Fiduciary Duty	-191-
23.21 USA Patriot Act Notice	-191-
23.22 Limited Recourse	-192-
23.23 Entire Agreement	-193-
23.24 Tax Treatment	-194-
23.25 Amendment and Restatement	-194-

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CP2 – Amended & Restated Common Terms Agreement

SCHEDULES
Schedule 5.1(f)(ii) Prior Locations    5.1(f)(ii)-1
Schedule 5.2(m) Real Property Interests    5.2(m)-1
Schedule A Common Definitions and Rules of Interpretation    A-1
Schedule B – 1 Disbursement Request Form (Term Loans)    B-1
Schedule B – 2 Disbursement Request Form (Working Capital Loans)    B-2
Schedule B – 3 Issuance Request Form (Letters of Credit)    B-1
Schedule C – 1 Table of Requirements for Legal Opinions – Conditions to Initial Closing
    C-1
Schedule C – 2 Table of Requirements for Legal Opinions – Conditions to
Upsize Closing    C-2
Schedule C – 3 Table of Requirements for Legal Opinions – Conditions to Permitted
Approved Expansion Debt     C-3
Schedule D – 1 Construction Budget and Schedule – Construction Budget    D-1
Schedule D – 2 Construction Budget and Schedule – Construction Schedule    D-2
Schedule E Know Your Customer Documentation    E-1
Schedule F Material Permits    F-1
Schedule G Disclosure Schedule    G-1
Schedule H Material Project Agreements and Certain Other Contracts    H-1
Schedule I Change Orders    I-1
Schedule J Transactions With Affiliates    J-1
Schedule K [Reserved]    K-1
Schedule L Schedule of Minimum Insurance    L-1
Schedule M Independent Insurance Experts    M-1
Schedule N Senior Creditors’ Advisors and Consultants    N-1
Schedule O – 1 Phase 1 Lenders’ Reliability Test Criteria    O-1
Schedule O – 2 Lenders’ Reliability Test Criteria    O-2
Schedule P – 1 Replacement Facility Agent Accession Agreement    P-1
Schedule P – 2 New Facility Agent Accession Agreement (Additional Senior Debt)    P-2
Schedule Q – 1 Addresses For Notices To Obligors    Q-1
Schedule Q – 2 Addresses For Notices To Facility Agents And Facility Lenders    Q-2
Schedule R Base Case Forecast    R-1
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CP2 – Amended & Restated Common Terms Agreement

Schedule S – 1 Form of General Subordination Agreement    S-1
Schedule S – 2 Form of Obligor Subordination Agreement    S-2
Schedule T Knowledge Parties    T-1
Schedule U Real Property Documents    U-1
Schedule V Schedule of Certain Real Property Rights    V-1
Schedule W Form of Disbursement Endorsement    W-1
Schedule X Phase I Environmental Assessments    X-1
Schedule Y Disqualified Institutions    Y-1
Schedule Z Disqualified Advisors    Z-1
Schedule AA Survey Endorsements    AA-1
Schedule BB Direct Agreements    BB-1

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CP2 – Amended & Restated Common Terms Agreement

AMENDED AND RESTATED COMMON TERMS AGREEMENT
FOR THE LOANS
This AMENDED AND RESTATED COMMON TERMS AGREEMENT FOR THE LOANS, dated as of March 13, 2026 (the “Common Terms Agreement” or this “Agreement”), is made among:
i.VENTURE GLOBAL CP2 LNG, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”),
ii.VENTURE GLOBAL CP EXPRESS, LLC, a limited liability company organized under the laws of the State of Delaware (the “Pipeline Company”),
iii.CP2 PROCUREMENT, LLC, a limited liability company organized under the laws of the State of Delaware (“Procurement Company” and, together with the Pipeline Company, the “Guarantors” and each a “Guarantor”),
iv.MUFG BANK, LTD., as the Facility Agent for the Credit Facility Lender Parties under the Credit Facility Agreement on behalf of itself and the Credit Facility Lender Parties (the “Credit Facility Agent”),
v.each other Facility Agent that is Party hereto from time to time in accordance with this Agreement and the other Finance Documents on behalf of itself and the Facility Lenders under its Facility Agreement, and
vi.MUFG BANK, LTD., as the intercreditor agent for the Facility Lenders on the terms and conditions set forth in the Intercreditor Agreement (in such capacity, the “Intercreditor Agent”).
1.DEFINITIONS AND INTERPRETATION
(a)Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules shall have the meanings assigned to them in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions).
(b)In this Agreement and the Schedules hereto, except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) shall apply.
2.GENERAL PRINCIPLES OF THE LOANS
2.1Purpose and Scope of the Loans
(a)The Borrower shall use the proceeds of the Upsized Senior Debt solely in accordance with Section 12.1 (Use of Proceeds).

(b)The Borrower shall use the proceeds of any Senior Debt other than the Upsized Senior Debt for the respective purposes specified in the relevant Facility Agreement or other applicable Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt is incurred.
(c)No Facility Lender or Facility Agent or the Intercreditor Agent is bound to monitor or verify the application of any amount borrowed by the Borrower pursuant to this Agreement or any other Finance Document.
2.2Sequence of Advances of Senior Debt
(a)Subject to the satisfaction (or waiver) of the applicable conditions in Article 4 (Conditions Precedent) and during the Term Loan Availability Period and/or Working Capital Loan Availability Period, as applicable, Advances by the Credit Facility Lenders under the Credit Facility Agreement in respect of Term Loan Commitments shall be made after (or, in the case of the Advance to be made on the Initial Closing Date, concurrently with) (i) the funding to the Borrower and the Guarantors in full of all of the proceeds of the Equity Funding made on the Initial Closing Date pursuant to the Contribution Agreement and (ii) in respect of Advances on or after the Upsize Closing Date, the funding to the Borrower and the Guarantors in full of all of the proceeds of the Equity Funding made on or prior to the Upsize Closing Date pursuant to the Contribution Agreement (Upsize Closing).
(b)The sequencing of Advances under any Senior Debt (including Additional Senior Debt) other than the Upsized Senior Debt shall be as set forth in the Senior Debt Instrument for such Senior Debt.
2.3Loan Disbursement and Letter of Credit Issuance Procedures
(a)All disbursements of Loans shall be made to the Borrower.
(b)Disbursements of Loans and, as applicable, issuances of letters of credit shall be requested by the Borrower in a duly completed Disbursement Request substantially in the form set forth in Schedule B-1 (Disbursement Request Form (Term Loans)), Schedule B-2 (Disbursement Request Form (Working Capital Loans)) or Schedule B-3 (Issuance Request Form (Letters of Credit)) (or in such other form as may be required pursuant to a Facility Agreement) and, with respect to Loans, may be requested no more frequently than twice in any calendar month, except:
(i)as required for payment of interest and commitment fees during the Availability Period; or
(ii)as otherwise provided in the relevant Facility Agreement.
(c)The Borrower shall request disbursements of Loans by delivering to the Intercreditor Agent and each Facility Agent in respect of the Loans being requested a Disbursement Request in accordance with Section 2.4 (Pro Rata Advances) and the terms of the relevant Facility Agreement.

(d)Each Disbursement Request shall be irrevocable and the obligation of each Facility Lender to make an Advance under its Facility Agreement shall be subject to:
(i)with respect to the Initial Advance of the Term Loans and the issuance of any letters of credit under the Working Capital Facility required to be issued as of the Initial Closing Date, the prior satisfaction or waiver of each of the common conditions precedent set forth in (x) Section 4.1 (Conditions to Initial Closing Date and Initial Advance) and (y) Section 4.3 (Conditions to Each Term Loan Advance) or Section 4.4 (Conditions to each Advance under the Working Capital Facility), as applicable;
(ii)with respect to any Advance of the Term Loans following the Initial Advance, the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.3 (Conditions to Each Term Loan Advance); provided that, for any Advance of the Term Loans made after the Upsize Closing Date, each of the common conditions precedent set forth in Section 4.2 (Conditions to Upsize Closing Date) have previously been satisfied or waived;
(iii)with respect to any Advance under the Working Capital Facility, including issuance of letters of credit thereunder (other than the issuance of any letters of credit under the Working Capital Facility required to be issued as of the Initial Closing Date or on the Upsize Closing Date), the prior satisfaction or waiver of each of the common conditions precedent set forth in Section 4.4 (Conditions to Each Advance under the Working Capital Facility); provided that, for any Advance under the Working Capital Facility, including issuance of letters of credit thereunder, made after the Upsize Closing Date, each of the common conditions precedent set forth in Section 4.2 (Conditions to Upsize Closing Date) have previously been satisfied or waived; and
(iv)with respect to any Advance made under any other Facility Agreement, the prior satisfaction of each of the conditions precedent to such Advance set forth in such Facility Agreement.
2.4Pro Rata Advances
(a)Except with respect to (i) any Facility Debt Commitments that have been suspended pursuant to any Facility Agreement, (ii) Loans the proceeds of which are to be used for specified purposes, including Working Capital Debt, as specified in the applicable Facility Agreements, and (iii) Advances to pay interest and commitment fees during the applicable Availability Period under a respective Facility Agreement (which shall be borrowed pursuant to the terms of such respective Facility Agreement), the Borrower (x) shall borrow concurrently under each of the Facility Agreements whose Facility Debt Commitments have not been fully borrowed or cancelled and (y) shall borrow pro rata in the proportion that the unborrowed portion of each Facility Lender’s Facility Debt Commitment bears to the total of the unborrowed portion of the Senior Debt Commitments of all relevant Facility Lenders under the applicable Facility Agreements (except in the case of clause (y), with respect to the

Credit Facility Agreement, (A) as between the Tranche 1 Term Loan Commitments and Tranche 2 Term Loan Commitments, the Borrower shall (i) first, borrow only the Tranche 2 Term Loans, until the outstanding Term Loans of each Tranche as compared to the aggregate outstanding Term Loans (across both Tranches) shall be equal to the proportion of Term Loan Commitments of such Tranche as compared to the Aggregate Term Loan Commitments, and (ii) thereafter, borrow the Tranche 1 Term Loans and the Tranche 2 Term Loans on a pro rata basis, (B) as among Term Lenders of a Tranche, the Borrower shall borrow pro rata in the proportion that the unborrowed portion of each Term Lender’s Term Loan Commitment of such Tranche bears to the total of the unborrowed portion of the Term Loan Commitments of such Tranche of all relevant Term Lenders, (C) subject to the terms of the Credit Facility Agreement, use commercially reasonable efforts to borrow Tranche 1 Working Capital Loans and Tranche 2 Working Capital Loans in such a manner that (i) following each borrowing of Working Capital Loans, the Working Capital Utilization of each Tranche as compared to the total Working Capital Utilization is proportionate to the Working Capital Commitments of such Tranche as compared to the Aggregate Working Capital Commitment and (ii) absent operational or Material Project Agreement-related considerations, avoids sustained or material imbalances between (x) the Working Capital Utilization of each Tranche as compared to the total Working Capital Utilization and (y) the Working Capital Commitment of each Tranche as compared to the Aggregate Working Capital Commitment, and (D) as among Working Capital Lenders of a Tranche, the Borrower shall borrow pro rata in the proportion that the unborrowed portion of each Working Capital Lender’s Working Capital Commitment of such Tranche bears to the total of the unborrowed portion of the Working Capital Commitments of such Tranche of all relevant Working Capital Lenders). If Advances cannot be made exactly pro rata due solely to minimum disbursement amounts and required integral multiples of disbursements under any Facility Agreement, Advances shall be made in amounts as near to such exactly proportionate amounts as possible, to the extent reasonably practicable and in a manner that is consistent, fair and equitable across affected Facility Agreements, and shall be deemed to be Advances in compliance with this Section 2.4 (Pro Rata Advances).
(b)The Borrower shall promptly notify the Intercreditor Agent (providing reasonably sufficient details) if funds are not received from any Facility Lender by the close of business on the next succeeding Business Day after the date on which any such disbursement is due to be received.
2.5Interest
Interest shall accrue on each Loan at the times and in the amounts specified in the relevant Facility Agreement.
2.6Currency
(a)The Borrower shall only submit a Disbursement Request denominated in whole US Dollars except in the case of:
(i)the final Advance under a Facility Agreement; and

(ii)any Advance, in whole or in part, in respect of the payment of interest or commitment fees.
(b)All Loans shall be stated, made and disbursed in US Dollars.
(c)The portion of any Advance comprising funds under any Facility Agreement shall not exceed the available Facility Debt Commitment under such Facility Agreement.
(d)The minimum quantum of any Advance under a Facility Agreement shall be as specified in such Facility Agreement.
(e)The Borrower shall make all payments of any amount with respect to the Loans (whether comprising fees, interest, principal, premium, if any, or Funding Losses) in US Dollars.
2.7Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
2.8Acknowledgement Regarding Any Supported QFCs
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Permitted Hedging Instruments or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 2.8 (Acknowledgement Regarding Any Supported QFCs), the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
3.REPAYMENT, PREPAYMENT AND CANCELLATION
3.1CTA Payment Dates
(a)Subject to the relevant Facility Agreement, the Borrower shall pay the interest, and repay the principal on each Loan made available to it under each Facility Agreement in installments, which shall be payable on each CTA Payment Date up to and including the Final Maturity Date under such Facility Agreement.
(b)The Borrower shall ensure that any Senior Debt Instrument (other than any Indenture) provides that the dates for payment of principal under each such Senior Debt Instrument coincide with the Quarterly Payment Dates.
(c)The interest periods, date of first payment of interest and date of first repayment of principal in respect of Loans shall be as specified in the Facility Agreements.
(d)The amount of Senior Debt Obligations payable by the Borrower on any CTA Payment Date shall be calculated in accordance with the provisions of the Senior Debt Instrument or Permitted Senior Debt Hedging Instrument pursuant to which such Senior Debt was incurred as follows:
(i)in respect of principal payments, based on the applicable Amortization Schedule or other principal repayment requirements applicable under the applicable Facility Agreement;
(ii)in respect of interest payments, in accordance with the provisions of the applicable Facility Agreement;
(iii)in respect of Permitted Senior Debt Hedging Liabilities, in accordance with the provisions of the applicable Permitted Senior Debt Hedging Instrument; and
(iv)in respect of all other Senior Debt Obligations, in accordance with the applicable Senior Debt Instrument and the Finance Documents.
(e)The Borrower shall repay on the Final Maturity Date set forth under each Facility Agreement the full amount of the Loans then outstanding under each such Facility Agreement.
(f)If any payment due under a Loan or any other amount owed to any Facility Lender falls due on a day which is not a “business day” under the terms of the applicable Facility Agreement, the due date for such payment shall be determined in accordance with the terms of such Facility Agreement, except in the case of the Final Maturity Date under a Facility

Agreement, in which case the due date for such payment with respect to such Facility Agreement shall be the immediately preceding Business Day; provided that, in each case, if the due date for any payment under a Loan is extended or shortened as a result of such determination, such extended or shortened period, as the case may be, shall be used in the computation of the amount of interest owed on such extended or shortened due date.
3.2Right of Repayment and Cancellation in Relation to a Single Facility Lender
(a)Except as otherwise provided in the relevant Facility Agreement, if any of the circumstances in Section 19.5(c) (Mitigation Obligations; Replacement of Lenders) occurs (other than an Illegality Event, which is addressed under Section 3.4(a)(vi) (Mandatory Prepayments - Illegality)), the Borrower shall have the right (but not the obligation) to give the Intercreditor Agent and the relevant Facility Lender at least three Business Days’ written notice of its intention to cancel the Facility Debt Commitments and repay the Loans of the Facility Lender affected by the relevant circumstance.
(b)On receipt of a notice referred to in clause (a) above:
(i)the Facility Debt Commitment of such Facility Lender shall immediately be reduced to zero; and
(ii)the Borrower shall, subject to Section 3.5(c) (Voluntary Prepayments) repay (on a non-pro rata basis) all Senior Debt Obligations owed to such Facility Lender on the last day of the Relevant Interest Period which ends after the Borrower has given notice under clause (a) above (or, if earlier, the date specified by the Borrower in such notice or as required by law).
(c)Such repayment may be made with the proceeds of Replacement Debt incurred in accordance with Section 6.3 (Replacement Debt) or with other funds then available to the Borrower and permitted under the Finance Documents to be used for such purpose.
3.3No Repayments or Prepayments
No repayments or prepayments of any Loan may be made other than the repayments or prepayments expressly required or permitted by this Article 3 (Repayment, Prepayment and Cancellation) and, with respect to each Loan, the applicable Facility Agreement.
3.4Mandatory Prepayments
(a)Except in the following circumstances, no mandatory prepayments of the Loans are required to be made by the Borrower.
(i)Insurance and Condemnation Proceeds
The Borrower shall make any prepayments of the Loans required to be made with respect to certain Insurance Proceeds and

Condemnation Proceeds in accordance with Section 5.2 (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement.
(ii)Performance Liquidated Damages
Any Performance Liquidated Damages in excess of $20 million (in the aggregate across the Material Construction Contracts) that are paid to any Obligor pursuant to a Material Construction Contract shall be deposited into the Additional Proceeds Prepayment Account(s) and applied by the Borrower to make prepayments of the Loans, except to the extent such amounts are applied to:
(A)complete or repair the Project Facilities in respect of which the Performance Liquidated Damages were paid or to pay Project Costs in respect of the Project Facilities within 180 days following receipt thereof (plus up to an additional 90 days if a commitment to complete, repair, refurbish or improve such Project Facilities or to pay such Project Costs is entered into within 180 days following the receipt of such proceeds); or
(B)repay or reimburse providers of Equity Funding to the extent such Equity Funding was used to complete or repair the Project Facilities in respect of which the Performance Liquidated Damages were paid or to pay Project Costs in respect of the Project Facilities; provided that, in no event shall any Equity Contribution be repaid or reimbursed pursuant to this clause (B).
(iii)LNG SPA Prepayment Events
The Borrower shall make prepayments (if any) of Loans and cancel Senior Debt Commitments as may be required upon the occurrence of an LNG SPA Prepayment Event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment).
(iv)Termination Payments
In the event that the Borrower receives any termination payments or proceeds in connection with the termination of any Material Project Agreement, such amounts shall be deposited into the Additional Proceeds Prepayment Account(s) to make prepayments of the Loans, except to the extent such amounts are applied to any Replacement Material Contract within 60 days following termination of such Material Project Agreement.
(v)Net Cash Proceeds from the Sale of Project Property

To the extent that Net Cash Proceeds are received by an Obligor from the sale of Project Property (other than asset sales permitted under Section 12.17 (Sale of Project Property)), and those Net Cash Proceeds are not used to purchase replacement assets for the then-applicable Project Property within 270 days following receipt thereof, the Borrower shall make prepayments of the Loans in the amount of those unused proceeds.
(vi)Illegality
Except as otherwise provided in a Facility Agreement in respect of Advances based on SOFR, upon the Intercreditor Agent providing notice to the Borrower of an Illegality Event with respect to a Facility Lender (together with the related information about such illegality described in Section 19.5 (Mitigation Obligations; Replacement of Lenders)), and subject to Section 19.5 (Mitigation Obligations; Replacement of Lenders):
(A)the Facility Debt Commitment of such Facility Lender shall be suspended until such date during the applicable Availability Period that such Facility Lender notifies its Facility Agent that the circumstances giving rise to such determination no longer exist; provided that, if the Borrower notifies the affected Facility Lender and the Intercreditor Agent that it intends to exercise its rights under Section 19.5 (Mitigation Obligations; Replacement of Lenders) to require an assignment of the Facility Lender’s rights, interests and commitments as a result of the Illegality Event, the Facility Debt Commitments of such Facility Lender shall be transferred to the assignee Facility Lender and not suspended as set forth herein; and
(B)the Borrower shall repay any principal and interest outstanding in respect of such Facility Lender’s Loans on the earlier of:
(1)the next succeeding Quarterly Payment Date falling at least 60 days after the date on which the Intercreditor Agent has provided such notice to the Borrower; and
(2)the date (if any) required under applicable law.
(vii)For the avoidance of doubt, the Borrower may also require the Facility Lender to assign its rights, interests and obligations in accordance with Section 19.5 (Mitigation Obligations; Replacement of Lenders) upon the occurrence of an Illegality Event, which assignment shall extinguish the need for this mandatory prepayment if it occurs prior to the date such mandatory prepayment is required to have occurred.

(viii)Restricted Payments
Except if a Loan Facility Declared Default has occurred and is Continuing following the delivery of the notice provided under Section 4.6(b) (Control and Investment of Funds in Accounts) of the Common Security and Account Agreement (in which case the cash waterfall provided in Section 4.8 (Accounts During the Continuance of a Declared Event of Default) of the Common Security and Account Agreement shall apply), if, at any time after the end of the quarter in which the Project Phase 2 Completion Date occurs, the Borrower has not met the conditions to make a Restricted Payment pursuant to Section 11.1 (Conditions to Restricted Payments) for four consecutive quarters (other than as a result of a failure to meet the condition in Section 11.1(f) (Conditions to Restricted Payments), which is addressed instead by the mandatory prepayment in sub-clause (iii) (LNG SPA Prepayment Events) above), but solely to the extent such mandatory prepayment was in fact made in connection with such event, and for as long as such failure to meet such conditions is continuing, on each Quarterly Payment Date during such period the Borrower shall make a mandatory prepayment with the amount that (x) has been unavailable for a Restricted Payment for four consecutive fiscal quarters and (y) would otherwise have been available for a Restricted Payment in accordance with Section 4.5(n)(ii) (Deposits and Withdrawals – Distribution Account) of the Common Security and Account Agreement less any amounts reasonably estimated to be due and payable at any higher level of the cash waterfall within the 30 day period following such Quarterly Payment Date.
(ix)Failure to Satisfy Debt Commitment Sizing Conditions
If the Debt Commitment Sizing Conditions are not satisfied on or before the Debt Commitment Resizing Deadline, on the Debt Commitment Resizing Deadline, to the extent that the Aggregate Remaining Equity Contribution Obligations under the Equity Contribution Agreement exceeds the amount of available Facility Debt Commitments cancelled in accordance with Section 3.8(e) (Reductions and Cancellations of Facility Debt Commitments) (such excess, the “Equity Funding Backstop Mandatory Prepayment Amount”), proceeds of the Equity Commitment Funding in an amount equal to the Equity Funding Backstop Mandatory Prepayment Amount shall be deposited into the Additional Proceeds Prepayment Account(s) and applied by the Borrower to make prepayments of the Loans (and in the case of the Credit Facility Agreement, pro rata between and among the

Tranche 1 Loans and the Tranche 2 Loans) within five (5) Business Days of such deposit.
(x)[Reserved]
(xi)Replacement Debt
(xii)The Borrower shall use the proceeds of any Replacement Debt (and Indebtedness not permitted to be incurred under the Finance Documents), in each case, after accounting for any related Hedging Termination Amount and related fees and expenses, to prepay or repay Senior Debt and/or replace all or part of the Facility Debt Commitments in accordance with Section 6.3 (Replacement Debt).
(b)Mandatory prepayments to Facility Lenders will be made with accrued interest on the amount so prepaid, and upon the prior written notice to each Facility Agent required by the applicable Facility Agreement.
(c)Except as provided in Section 3.7 (Pro Rata Payment), mandatory prepayments will be applied first, pro rata among each Senior Creditor Group under this Agreement (and in the case of outstanding Term Loans, pro rata between the Tranches, and in the case of outstanding Working Capital Loans and subject to the terms of the Credit Facility Agreement or any other Facility Agreement, pro rata between the Tranches) based on the Loans outstanding on the date of such prepayment and second, pro rata to the cash collateralization of any outstanding Letters of Credit.
(d)Except for a mandatory prepayment in accordance with sub-clause 3.4(a)(ii) (Mandatory Prepayments – Performance Liquidated Damages) above and/or incurrence of Replacement Debt pursuant to Section 6.3 (Replacement Debt) below, which shall be applied pro rata against subsequent scheduled payments, all mandatory prepayments under this Section 3.4 (Mandatory Prepayments) shall be paid and applied in inverse order of maturity.
3.5Voluntary Prepayments
(a)Except as otherwise provided in any applicable Facility Agreement with respect to voluntary prepayments, the Borrower shall have the right, upon not less than three Business Days’ (or in the case of a voluntary prepayment in connection with the incurrence of Replacement Debt, two Business Days) prior written notice to the Intercreditor Agent and each Facility Agent and, to the extent such voluntary prepayment is to be made with the net proceeds received in respect of any Replacement Debt, upon delivery of the certifications required pursuant to Section 6.3 (Replacement Debt) with the advanced notice contemplated therein to the Intercreditor Agent and each Facility Agent, to make voluntary prepayments of Loans, in multiples of $1,000,000, or in such other amounts related to the net proceeds received in respect of any Replacement Debt, in each case either in whole or in part, at any time.

(b)Each notice of voluntary prepayment shall be irrevocable, except that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments in respect of Replacement Debt, in which case such notice may be revoked by the Borrower (by written notice to the Intercreditor Agent and each Facility Agent on or prior to the specified effective date) if such condition is not satisfied. Within 30 days after the revocation of the notice of voluntary prepayment in accordance with the provisions of this clause (b), the Borrower shall pay any Funding Losses incurred by any Facility Lender as a result of such notice and revocation.
(c)In the case of a partial voluntary prepayment, the Borrower may not make such voluntary prepayment with respect to Term Loans prior to the Project Phase 2 Completion Date unless it certifies to the Intercreditor Agent (and the Independent Engineer concurs with such certification in writing; provided that, no such confirmation will be required for any reduction with respect to any Replacement Debt) that after giving effect to such voluntary prepayment, the Borrower shall satisfy the In-Construction Sufficiency Condition.
(d)Except as provided in Section 3.7 (Pro Rata Payment), voluntary prepayments will be applied pro rata among each Senior Creditor Group under this Agreement (and in the case of outstanding Term Loans, pro rata between the Tranches, and in the case of outstanding Working Capital Loans and subject to the terms of the Credit Facility Agreement or any other Facility Agreement, pro rata between the Tranches), except as otherwise provided in the Credit Facility Agreement) based on the Loans outstanding on the date of such prepayment and otherwise as directed by the Borrower.
3.6Prepayment Fees and Funding Losses
Any prepayment (whether a mandatory prepayment or voluntary prepayment) of Loans or cancellation of Facility Debt Commitments, including prepayments or cancellations made in accordance with this Article 3 (Repayment, Prepayment and Cancellation), Section 6.3 (Replacement Debt) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) shall, in each case, be made without any prepayment charges, fees, premium, penalty or other charges other than (a) Funding Losses incurred (if any are required to be paid pursuant to the terms of the applicable Facility Agreement) and (b) prepayment fees, premia, penalties or charges specified in any Facility Agreement, including for Working Capital Debt. Unless otherwise specified in an individual Facility Agreement, Funding Losses (if any) with respect to any prepayment shall be payable only if such prepayment is made on a date other than a CTA Payment Date.
3.7Pro Rata Payment
Except as specified in Section 6.3(a)(viii) (Replacement Debt) or to the extent that any Facility Lender waives or declines receipt of its Pro Rata Payment of any prepayment in accordance with the terms of any Senior Debt Instrument to which it is a party, at any time the Borrower makes a payment or prepayment in whole or in part of the Senior Debt Obligations owed to one or more Facility Lenders, the Borrower shall make a Pro Rata Payment to all other Facility Lenders (and in the case of outstanding Term Loans, pro rata); provided that:
(a)except as otherwise provided in any individual Facility Agreement, the mandatory prepayments described in Section 3.4(a)(vi) (Mandatory Prepayments – Illegality) will be applied pro rata only to the affected Loans and not pro rata to each Loan;
(b)(i) a voluntary prepayment of Loans made under the Credit Facility Agreement or any other Facility Agreement for Loans that are not Working Capital Debt may be made without a pro rata repayment of Loans under any Facility Agreement for Working Capital Debt (and, conversely, a voluntary prepayment of Loans under any Facility Agreement for Working Capital Debt may be made without a voluntary prepayment of Loans under any other Facility Agreement) and (ii) only the mandatory prepayments set forth in Section 3.4(a)(iii) (Mandatory Prepayments – LNG SPA Prepayment Events) (but only to the extent set forth in, and subject to the requirements of, Section 8.2 (LNG SPA Mandatory Prepayment)) will be applied pro rata with respect to any Working Capital Debt; and
(c)the following prepayments will not be subject to the pro rata payment requirement:
(i)a voluntary or mandatory prepayment of Loans to Facility Lenders under a Facility Agreement, whose Loans thereunder have been amended and extended in accordance with its terms, to the extent such Facility Lenders have agreed to a non pro rata prepayment, in which case prepayments to such Facility Lenders shall be made on the basis set forth in the relevant Facility Agreement, as amended and extended, in accordance with the terms of such agreement;
(ii)a voluntary prepayment of Loans to only certain affected Facility Lenders or only Facility Lenders under certain affected Facility Agreements made pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) or comparable provisions to those described in Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) under a Facility Agreement;
(iii)a voluntary prepayment that is financed with proceeds of Replacement Debt; provided that, such prepayment will be pro rata across all then-outstanding Loans (other than Working Capital Debt), including, with respect to Term Loans under the Credit Facility Agreement, pro rata between the Tranches, except as otherwise required by Section 6.3(a)(i)(C) (Replacement Debt); and
(iv)a payment or prepayment to a Senior Creditor if such payment or prepayment is made in the applicable circumstances set forth in sub-clauses (B), (C), (D) and (E) of Section 2.3(a)(ii) (Payments and Prepayments – Pro Rata Payment of Senior Debt Obligations) of the Common Security and Account Agreement.
3.8Reductions and Cancellations of Facility Debt Commitments
(a)The Borrower may cancel Facility Debt Commitments, in whole or in part, in multiples of $5,000,000, pro rata among each Facility Lender (and in the case of the Credit Facility Agreement, pro rata between and among the Facility Debt Commitments that are Tranche 1 Commitments and the Facility Debt Commitments that are Tranche 2 Commitments) (except, in each case, in the case of a cancellation of Facility Debt Commitments in accordance with the Facility Agreement, as specified in Section 6.3(a)(viii) (Replacement Debt) or otherwise in the case where the Borrower is entitled to make a non-pro rata cancellation or prepayment pursuant to Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) and Section 3.7 (Pro Rata Payment)), subject to any minimum cancellation amounts required under the Facility Agreement, by giving at least three Business Days’ prior written notice to the Intercreditor Agent and the applicable Facility Agent or such other notice period required under the applicable Facility Agreement; provided that, a notice of cancellation may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments in respect of Replacement Debt, in which case such notice may be revoked by the Borrower (by written notice to the Intercreditor Agent and the applicable Facility Agent on or prior to the specified effective date) if such condition is not satisfied.
(b)Within 30 days of the date of the notice of cancellation delivered in accordance with sub-clause (a) above, the Borrower shall pay any Funding Losses incurred by any Facility Lender as a result of such notice and revocation.
(c)The Borrower may not make a voluntary cancellation under this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) with respect to the Term Loan Commitments prior to the Project Phase 2 Completion Date unless it certifies to the Intercreditor Agent (and the Independent Engineer concurs with such certification in writing; provided that, no such confirmation will be required for any cancellation with respect to any Replacement Debt) that, after giving effect to such voluntary cancellation, the Borrower shall satisfy the In-Construction Sufficiency Condition.
(d)Notwithstanding anything in this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) to the contrary, the procedure for cancellation related to a mandatory prepayment pursuant to Section 3.4 (Mandatory Prepayments) shall be subject to the terms of the applicable mandatory prepayment in Section 3.4 (Mandatory Prepayments) or elsewhere in the Finance Documents and not this Section 3.8 (Reductions and Cancellations of Facility Debt Commitments).
(e)If the Debt Commitment Sizing Conditions are not satisfied on or before the Debt Commitment Resizing Deadline, on the Debt Commitment Resizing Deadline, Facility Debt Commitments in an amount equal to the lesser of (i) the Aggregate Remaining Equity Contribution Obligations under the Equity Contribution Agreement and (ii) the amount of the remaining available Facility Debt Commitments shall be terminated pro rata among each Facility Lender (and in the case of the Credit Facility Agreement, pro rata between and among the Facility Debt Commitments that are Tranche 1 Commitments and the Facility Debt Commitments that are Tranche 2 Commitments).
3.9Late Payments
Except as otherwise provided under any Facility Agreement, if any amounts required to be paid by the Borrower under this Agreement or the other Finance Documents (including principal or interest payable on any disbursement and any fees and other amounts otherwise payable to any Secured Party) remain unpaid after such amounts are due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on the overdue amount (including, to the extent allowable under applicable law, on overdue interest) from the date due until such past due amounts are paid in full at a per annum rate equal to the Default Rate and such interest shall be payable on demand.
3.10No Borrowing or Reinstatement
No amounts of Loans which have been cancelled, repaid or prepaid in accordance with this Article 3 (Repayment, Prepayment and Cancellation) and the relevant Facility Agreement may be reborrowed; provided that, Working Capital Debt may be repaid and reborrowed in accordance with the terms of its applicable Facility Agreement.
4.CONDITIONS PRECEDENT
4.1Conditions to Initial Closing Date and Initial Advance
The Initial Closing and the obligation of each Facility Lender to make available its Initial Advance shall be subject to the satisfaction or waiver by each of the Facility Lenders of each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to, each of the Facility Lenders, and, where applicable, with sufficient copies for, each Facility Agent acting on the instructions of the Facility Lenders under the applicable Facility Agreement:
(a)Execution and Delivery of the Finance Documents. Receipt by the Facility Lenders, Collateral Agent and the Intercreditor Agent of true, complete and correct copies of the Original Finance Documents (other than Direct Agreements, which are addressed in clause (b) (Delivery of Material Project Agreements; Direct Agreements) below) and by the Account Bank of the Original Common Security and Account Agreement, executed and delivered by the parties thereto;

(b)Delivery of Material Project Agreements; Direct Agreements. Receipt by the Facility Lenders and the Intercreditor Agent of:
(i)the Phase 1 Initial LNG SPAs (all of which, as of the Initial Closing Date, constitute Required LNG SPAs), each of which shall have been duly authorized, executed and delivered by the parties thereto; and
(A)as to which, in respect of the Required LNG SPAs, (1) all conditions precedent thereunder shall have been satisfied or waived by or concurrently with the CP Satisfaction Date, (2) the CP Satisfaction Date shall occur on or prior to the date of the Initial Advance, (3) no event of LNG SPA Force Majeure shall have occurred and be continuing and (4) no default, event of default or other event or condition shall have occurred and be continuing that provides the applicable LNG Buyer the right to cancel or terminate such Required LNG SPA in accordance with the terms thereof;
(B)a certificate of the Obligor that is party to such agreement certifying that (1) the copy of such agreement provided to the Facility Lenders is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect and no term or condition of such agreement has been amended from the form thereof delivered to the Facility Lenders prior to the Initial Closing Date (other than amendments in accordance with the Finance Documents and provided to the Intercreditor Agent); and
(C)with respect to any Required LNG SPA, a Direct Agreement, substantially in the form attached as Schedule G (Forms of Direct Agreement) of the Original Common Security and Account Agreement (or otherwise reasonably acceptable to the Facility Lenders);
(ii)with respect to each Phase 1 Material Project Agreement (other than any Subsequent Material Project Agreement or any Replacement Material Contract and other than as provided in sub-clause (i) above with respect to the LNG SPAs):
(A)a copy of such agreement (other than any Restricted Document which shall be delivered in accordance with the requirements of Section 12.6(c) (Confidentiality) of the Original Common Security and Account Agreement and Section 23.7 (Confidentiality) of the Original Common Terms Agreement), which shall have been duly authorized, executed and delivered by the parties thereto, as to which no force majeure event (as defined in each such Phase 1 Material Project Agreement) has occurred and is continuing except as set forth on Schedule H (Material Project Agreements and Certain Other Contracts) to the Original Common Terms Agreement;

(B)a certificate of the Obligor that is party to such agreement certifying that (1) the copy of such agreement provided to the Facility Lenders is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect and no term or condition of such agreement has been amended from the last form thereof delivered to the Facility Lenders prior to the Initial Closing Date (other than amendments in accordance with the Original Finance Documents and provided to the Intercreditor Agent); and
(C)a Direct Agreement, either substantially in the form attached as Schedule G (Forms of Direct Agreement) of the Original Common Security and Account Agreement (or otherwise reasonably acceptable to the Collateral Agent), with each counterparty to such agreement, to the extent such Direct Agreement is required to be delivered by the Initial Closing Date pursuant to Section 3.4 (Direct Agreements) of the Original Common Security and Account Agreement;
(iii)a notice of collateral assignment reasonably acceptable to the Collateral Agent, delivered to each counterparty with respect to the following agreements:
(A)Fabrication and Assembly Agreement No. 10214 (CP2 Phase 1 HRSG OFF-SITE ASSEMBLY), dated as of May 13, 2025, by and between PCI and the Borrower;
(B)Engineering, Procurement, and Fabrication Agreement (Phase 1), dated as of May 17, 2024, by and between Shaw USA, LLC and the Procurement Company (as assignee of Venture Global Operations Support, LLC pursuant to that certain Assignment and Assumption Agreement dated as of May 17, 2024), as supplement by that certain Change Order No. 1, dated as of July 10, 2025); and
(C)any Phase 1 Material Project Agreement for which the applicable Obligor must use commercially reasonable efforts to obtain, prior to or concurrently with Initial Closing (and, if not obtained prior to Initial Closing, following the Initial Closing Date), Direct Agreements with the Collateral Agent pursuant to Section 3.4(ii) (Direct Agreements) of the Original Common Security and Account Agreement which are not obtained to prior to Initial Closing;
(iv)with respect to each Phase 1 Material Project Agreement (other than any Subsequent Material Project Agreement or any Replacement Material Contract), a copy of all performance security, letters of credit and guarantees (A) required to be delivered under each Phase 1 Material Project Agreement by the Phase 1 Material Project Counterparties as of the Initial Closing Date and (B) delivered by one or more parent companies of the Pledgor to Phase 1 Material Project Counterparties (all of which, for the avoidance of doubt, will be replaced by Letters of Credit following the Initial Closing) and a certificate of each Obligor that copies of all such performance security, letters of credit and guarantees required to be delivered pursuant to this clause (iv) have been provided to the Facility Lenders; and
(v)all Phase 1 Material Project Agreements (or any amendments thereto) that were made available for viewing to the Facility Lenders after the date of the Initial Commitment Letter shall be in form and substance satisfactory to the Facility Lenders.
(c)Material Project Agreement Default. As of the Initial Closing Date, no material default or event of default of any Obligor, and to the Knowledge of each Obligor, no material default or event of default of any counterparty exists under any Phase 1 Material Project Agreement;
(d)FERC Order. The FERC Order:
(i)has been obtained by the Borrower with respect to the LNG Facility and by the Pipeline Company with respect to the CP Express Pipeline;
(ii)is final and in full force and effect;
(iii)satisfies the Permit Appeal Qualification; and
(iv)is free from conditions and requirements:
(A)the compliance with which could reasonably be expected to have a Material Adverse Effect; or
(B)that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Project Phase 1 Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;
(e)Export Authorizations. Each of the FTA Authorization and the Non-FTA Authorization:
(i)has been obtained by the Borrower;
(ii)is in full force and effect;
(iii)satisfies the Permit Appeal Qualification; and
(iv)is free from conditions or requirements:
(A)the compliance with which could reasonably be expected to have a Material Adverse Effect; or

(B)that the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Project Phase 1 Development except to the extent that failure to so satisfy such condition could not reasonably be expected to have a Material Adverse Effect;
(f)Opinions from Counsel. Receipt by the Intercreditor Agent and the Credit Facility Secured Parties of the legal opinions and reliance letters set forth in Schedule C - 1 (Table of Requirements for Legal Opinions – Conditions to Initial Closing) of the Original Common Terms Agreement and in accordance with the requirements therein, with such changes thereto as may be in form and substance reasonably satisfactory to the Intercreditor Agent;
(g)Project Development. Receipt by the Intercreditor Agent of true, complete and correct copies of:
(i)a certificate of the Obligors attaching the Construction Budget and Schedule with respect to the Project Phase 1 Development, substantially in the form attached as Schedule D - 1 (Construction Budget and Schedule – Construction Budget) and Schedule D - 2 (Construction Budget and Schedule – Construction Schedule) of the Original Common Terms Agreement, which shall include a list or schedule of the amount of Project Costs paid by the Obligors prior to the Initial Closing Date, and certifying that: (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; (B) such budget and schedule is based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Project Phase 1 Development and is consistent with the requirements of the Transaction Documents as of the Initial Closing Date; and (C) the sum of (1) the Term Loan Commitments in effect as of the Initial Closing Date, (2) the proceeds of the Equity Contribution that were not applied to repay in full the Bridge Loan and (3) the Phase 1 Minimum Assumed Commissioning Cargo Proceeds (as defined in the Original Common Terms Agreement), as determined as of the Initial Closing Date, equals or exceeds the remaining Project Costs (including contingency set forth in the Construction Budget and Schedule and the final report of the Independent Engineer contemplated by clause (iii) below) necessary for the Project to achieve the Project Phase 1 Completion Date on or prior to the Phase 1 LNG Facility Date Certain;
(ii)a certificate of the Obligors attaching the Base Case Forecast as of the Initial Closing Date, which demonstrates compliance as of the Initial Closing Date with the Base Case Sizing Criteria as of the Initial Closing Date, and certifying that: (A) the projections in the Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents as of the Initial Closing Date;

(iii)a final report of the Independent Engineer (including certifications and discussions therein relating to the adequacy of the contingency (in an amount equal to not less than $[***]) relating to the Project to satisfy potential cost overruns with respect to the Project Phase 1 Development), together with a reliance letter from the Independent Engineer in form and substance reasonably satisfactory to the Credit Facility Agent;
(iv)a final report of the CCRA Consultant, together with a reliance letter from the CCRA Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(v)a final report prepared by each Market Consultant, together with a reliance letter from such Market Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(vi)final reports prepared by the Phase 1 Environmental Assessment Consultant, described on Schedule X (Phase I Environmental Assessments) of the Original Common Terms Agreement, together with a reliance letter from such Phase 1 Environmental Assessment Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(vii)a certificate of the Independent Engineer (A) concurring with the Borrower’s certification in sub-clause (i) above and (B) validating the Obligors’ list or schedule of the amount of Project Costs paid by the Borrower prior to the Initial Closing Date referred to in sub-clause (i) above;
(viii)a final report prepared by the Environmental Consultant, together with a reliance letter from such Environmental Consultant in form and substance reasonably satisfactory to the Credit Facility Agent; and
(ix)a final report prepared by the Compliance Assessment Consultant, together with a reliance letter from such Compliance Assessment Consultant in form and substance reasonably satisfactory to the Credit Facility Agent.
(h)Financial Statements.
(i)Receipt by the Intercreditor Agent of a certified copy of (A) the most recent pro forma balance sheet of each Obligor and (B) (x) the unaudited consolidating balance sheet of the Obligors as of March 31, 2025, (y) the unaudited consolidating statement of operations of the Obligors for the quarter ended on March 31, 2025 and the portion of the fiscal year through the end of such quarter, and (z) the unaudited statement of cash flows of the Obligors for the portion of the fiscal year through the end of such quarter; and
(ii)to the extent (A) delivered to the Borrower or any Guarantor under any Phase 1 Material Project Agreement and (B) requested (prior to the Initial Closing Date) by the Credit Facility Agent or any

Credit Facility Lender, financial statements of the Phase 1 Material Project Counterparties;
(i)Insurance. Receipt by the Intercreditor Agent of:
(i)a report from the Insurance Advisor, prepared in accordance with generally accepted consulting practices together with a certificate of the Insurance Advisor confirming that the insurance policies to be provided in compliance with Section 12.28 (Insurance Covenant) of the Original Common Terms Agreement conform to the requirements specified in the Finance Documents and are in accordance with Prudent Industry Practices; and
(ii)a reliance letter from the Insurance Advisor in form and substance reasonably satisfactory to the Credit Facility Agent;
(j)Real Property.
(i)Receipt by the Collateral Agent of (A) a Survey and (B) a Title Policy (with respect only to the LNG Facility Site on which the Phase 1 LNG Facility will be located) conforming to the requirements specified in the definition of each such term; and
(ii)Receipt by the Collateral Agent of an estoppel certificate from (A) the lessor for each Lease, and (B) the grantor for each Access License Agreement.
(k)Bank Regulatory Requirements. Receipt by the Intercreditor Agent and each other Finance Party that is a party to this Agreement:
(i)at least three Business Days prior to the Initial Closing Date, with respect to each of the Collateral Parties, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) of the Original Common Terms Agreement that are required in order for each Facility Lender to carry out all necessary “know your customer” or similar requirements and such other information as may be reasonably required by such Facility Lender to address such requirement, including those reasonably required to ensure compliance with anti-money laundering procedures (including the USA Patriot Act) in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Finance Party at or prior to the Initial Closing Date (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (k)(i)); and
(ii)at least three Business Days prior to the Initial Closing Date, a Beneficial Ownership Certification from the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;
(l)Officer’s Certificates. Receipt by the Intercreditor Agent of a copy of a duly executed certificate of each of the Collateral Parties and, with respect to sub-clauses (i) - (iii) below, of each Affiliated Service Counterparty:

(i)attaching a copy of the Constitutional Documents of each of the Collateral Parties and each Affiliated Service Counterparty, together with any amendments thereto (and certifying that such Constitutional Documents have not been revoked or amended since the date of the attached Constitutional Documents);
(ii)attaching copies of resolutions approving the Collateral Parties’ and the Affiliated Service Counterparties’ entry into the Finance Documents and Phase 1 Material Project Agreements, as applicable (and certifying that such resolutions have not been revoked or amended since the date of adoption thereof);
(iii)attaching incumbency certificates in respect of signatories; and
(iv)certifying that the conditions in clauses (c) (Material Project Agreement Default) and (m) (Representations and Warranties) of this Section 4.1 (Conditions to Initial Closing Date and Initial Advance) have been met;
(m)Representations and Warranties. Each of the representations and warranties of the Obligors as set forth under Article 5 (Representations and Warranties of the Obligors) of this Agreement is true and correct in all material respects (except for those qualified by materiality or Material Adverse Effect, each of which shall be true and correct in all respects) as to such Obligor on and as of the Initial Closing Date as if made on and as of the Initial Closing Date (or if stated to have been made solely as of an earlier date, as of such earlier date);
(n)Establishment of Accounts. Receipt by the Collateral Agent (with a copy to the Intercreditor Agent) of evidence that each of the Accounts required to be in existence as of the Initial Closing Date has been established as required pursuant to the Original Common Security and Account Agreement;
(o)Lien Search; Perfection of Security. Receipt by the Collateral Agent of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:
(i)completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware, the State of Texas and the State of Louisiana, and any other jurisdiction reasonably requested by any of the Facility Agents that name each Obligor or the Pledgor as debtor, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within 15 Business Days prior to the Initial Closing Date;
(ii)UCC financing statements, fixture filings or other filings reflecting the Liens granted pursuant to the Original Common Security and Account Agreement and the other Security Documents that any of the Facility Agents may deem necessary or desirable in order to perfect the first priority Liens (subject to Permitted Liens) created thereunder; and

(iii)the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents;
(p)Fees; Expenses. Irrevocable instructions for the payment to each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of all fees due and payable as of the Initial Closing Date pursuant to the Original Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Initial Closing Date;
(q)Authority to Conduct Business. Receipt by the Intercreditor Agent of satisfactory evidence, including certificates of good standing, dated no more than five Business Days prior to the Initial Closing Date, from the Secretary of the State of Louisiana, the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, as applicable, of the authority of each Collateral Party and Affiliated Service Counterparty to carry on its business;
(r)Total Capitalization. The aggregate Term Loan Commitments are not more than 75% of the then-current estimate of Project Costs projected in the Construction Budget and Schedule as of the Initial Closing Date to be incurred by the Obligors for the Project Phase 1 Development;
(s)Lien Waivers. Receipt by the Intercreditor Agent of Lien Waivers as have then been required pursuant to each of the Phase 1 Material Construction Contracts;
(t)Flood Insurance. Receipt by each of the Facility Lenders of the following flood coverage documents from the Borrower, in each case to be satisfactory to each of the Facility Lenders:
(i)a completed “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function (a “Flood Certificate”) with respect to the anticipated real property comprising the LNG Facility Site (including leasehold interests therein) expected to be included in the Collateral (“Mortgaged Property”), which Flood Certificate shall:
(A)be addressed to the Credit Facility Agent;
(B)provide for “life of loan” monitoring; and
(C)otherwise comply with the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 and any successor statutes (the “Flood Program”);

(ii)if the Flood Certificate states that any structure comprising a portion of the anticipated Mortgaged Property will be located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations), the Borrower’s written acknowledgment of receipt of written notification from the Credit Facility Agent and any Facility Lender requesting the same:
(A)as to the existence of such Mortgaged Property; and
(B)as to whether the community in which such Mortgaged Property will be located is participating in the Flood Program;
(u)Notes. Receipt of copies of the notes requested by the Facility Lenders pursuant to their Facility Agreement, as applicable, duly authorized, executed and delivered by the Borrower;
(v)Litigation; Regulatory Action. There are no actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of each Obligor, threatened (in writing) against such Obligor that have had or could reasonably be expected to have a Material Adverse Effect;
(w)Releases under Bridge Loan.
(i)Receipt by the Intercreditor Agent of a release letter, in form and substance reasonably satisfactory to the Intercreditor Agent, confirming that all security interests, pledges, encumbrances, and/or other Liens on the Pledgor’s Equity Interests in the Obligors securing the Bridge Loan have been released or shall be released, concurrently with the consummation of the transactions contemplated by the Transaction Documents in place as of the Initial Closing Date; and
(ii)the Obligors shall have repaid, or made arrangements to repay, all outstanding Indebtedness and other obligations incurred and outstanding in connection with the Bridge Loan, substantially concurrently with the Initial Closing Date, in accordance with the Funds Flow Memorandum delivered in accordance with Section 4.1(dd) (Conditions to Initial Closing Date and Initial Advance – Funds Flow Memorandum).
(x)Assignment of Sponsor Intercompany Loan and Mortgage. Receipt by the Intercreditor Agent of assignment agreements, in form and substance reasonably satisfactory to the Intercreditor Agent, assigning the Sponsor Intercompany Loan to the Credit Facility Agent and assigning the Mortgage to the Collateral Agent, concurrently with the consummation of the transactions contemplated by the Transaction Documents in place as of the Initial Closing Date;
(y)No Force Majeure. To the knowledge of the Obligors, no event of force majeure (as defined under the applicable Phase 1 Material Project Agreement) has occurred and is continuing under any Phase 1 Material Project Agreement the consequences of which could reasonably be expected to have a Material Adverse Effect;

(z)Absence of Default. No Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or could reasonably be expected to result from the consummation of the transactions contemplated by the Transaction Documents in place as of the Initial Closing Date;
(aa)Minimum Funded Amount.
(i)CP2 EBL Borrower shall have made, or made arrangements to indirectly make, substantially concurrently with the Initial Closing Date, an Equity Funding in an aggregate amount equal to at least $[***] pursuant to the Contribution Agreement in accordance with the Funds Flow Memorandum delivered in accordance with Section 4.1(dd) (Conditions to Initial Closing Date and Initial Advance – Funds Flow Memorandum); and
(ii)the Senior Debt/Equity Ratio shall be no greater than 75:25 after giving effect to any Equity Funding and borrowing of Term Loans on the Initial Closing Date;
(ab)Notice to Proceed. Issuance by the Borrower, the Pipeline Company and the Procurement Company, as applicable, of the “Notice to Proceed” or “FNTP”, as applicable, under and in accordance with each of the Phase 1 EPC Contract, the Phase 1 Pipeline Construction Contracts (as defined in the Original Common Terms Agreement) and the Phase 1 Procurement, Supply and Construction Contracts, as determined as being necessary as of the Initial Closing Date by the Borrower in its sole discretion;
(ac)Delivery of Material Permits. The Intercreditor Agent has received a copy of each material Permit (including the FERC Order, the FTA Authorization and Non-FTA Authorization) required for the applicable stage of development/construction the Project Phase 1 Development as of the Initial Closing Date;
(ad)Funds Flow Memorandum. Delivery by the Borrower of the memorandum setting forth the flow of funds on the Initial Closing Date;
(ae)Equator Principles. Reasonable satisfaction of customary Lender diligence in respect of Equator Principles matters, and implementation (to the extent required as of the Initial Closing Date) in all material respects of the “Equator Principles Action Plan” (as described in the Independent Engineer’s final report); and
(af)Insurance. Receipt by each Lender of satisfactory documentary evidence that the Borrower’s flood insurance policy is in full force and effect as of the Initial Closing Date.
The foregoing conditions were satisfied or waived on, and the Initial Closing Date occurred on, July 28, 2025.

4.2Conditions to Upsize Closing Date
(a)The Upsize Closing shall be subject to the satisfaction or waiver by each of the Facility Lenders of each of the following, and no other, common conditions precedent, in each case in form and substance reasonably satisfactory to, each of the Facility Lenders, and, where applicable, with sufficient copies for, each Facility Agent acting on the instructions of the Facility Lenders under the applicable Facility Agreement:
(a)Execution and Delivery of the Finance Documents, Certificates and Notices.
(i)Receipt by the Facility Lenders, Collateral Agent and the Intercreditor Agent of true, complete and correct copies of the Common Terms Agreement, the Common Security and Account Agreement, the CFA Amendment, the Intercreditor Agreement and the Pledgor Reaffirmation Agreement, each dated as of the Upsize Closing Date and the other Finance Documents (other than Direct Agreements, which are addressed in clause (b) (Delivery of Material Project Agreements; Direct Agreements) below) and by the Account Bank of the Common Security and Account Agreement, executed and delivered by the parties thereto;
(ii)Receipt by the Intercreditor Agent of the consent of the Credit Facility Lenders under the Credit Facility Agreement constituting the Required Lenders (as defined in the Original Credit Facility Agreement) (the “CFA Required Lenders”), as applicable or required thereunder, as set forth in the CFA Amendment;
(iii)At least one Business Day prior to the Upsize Closing Date (or such other time period the CFA Required Lenders consent to by entering into the CFA Amendment), receipt by the Intercreditor Agent of the notice required by Section 6.4(j)(i) of the Original Common Terms Agreement;
(iv)On the Upsize Closing Date, receipt by the Intercreditor Agent of the updated notice required by Section 6.4(j)(ii) of the Original Common Terms Agreement;
(v)Receipt by the Intercreditor Agent of an officer’s certificate of the Obligors certifying to the matters set forth in clauses (a) through (j) of Section 6.4 of the Original Common Terms Agreement; and
(vi)Receipt by the Intercreditor Agent of an officer’s certificate of the Borrower certifying to the matters set forth in Section 7.3 of the Original Common Terms Agreement;
(b)Delivery of Material Project Agreements; Direct Agreements. Receipt by the Facility Lenders and the Intercreditor Agent of:
(i)the Phase 2 Initial LNG SPAs (all of which, as of the Upsize Closing Date, constitute Required LNG SPAs), the Phase 2

Conditional Assignments and the Conditional Payment Support Agreement, each of which shall have been duly authorized, executed and delivered by the parties thereto; and
(A)as to which, in respect of the Required LNG SPAs, (1) all conditions precedent thereunder shall have been satisfied or waived by or concurrently with the CP Satisfaction Date, (2) the CP Satisfaction Date shall occur on or prior to the Upsize Closing Date, (3) no event of LNG SPA Force Majeure shall have occurred and be continuing and (4) no default, event of default or other event or condition shall have occurred and be continuing that provides the applicable LNG Buyer the right to cancel or terminate such Required LNG SPA in accordance with the terms thereof;
(B)a certificate of the Obligor that is party to such agreement certifying that (1) the copy of such agreement provided to the Facility Lenders is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect and no term or condition of such agreement has been amended from the form thereof delivered to the Facility Lenders prior to the Upsize Closing Date (other than amendments in accordance with the Finance Documents and provided to the Intercreditor Agent);
(C)with respect to any Required LNG SPA executed subsequent to the Initial Closing Date, a Direct Agreement, in a form reasonably acceptable to the CFA Required Lenders and each Tranche 2 Lender; and
(D)with respect to each of the Phase 2 Conditional Assignments and the Conditional Payment Support Agreement, a Direct Agreement, in a form reasonably acceptable to the CFA Required Lenders and each Tranche 2 Lender;
(ii)with respect to each Material Project Agreement (other than any Subsequent Material Project Agreement or any Replacement Material Contract and other than as provided in sub-clause (i) above with respect to the LNG SPAs):
(A)a copy of such agreement (other than any Restricted Document which shall be delivered in accordance with the requirements of Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement and Section 23.7 (Confidentiality) below), which shall have been duly authorized, executed and delivered by the parties thereto, as to which no force majeure event (as defined in each such Material Project Agreement) has occurred and is continuing except as set forth on Schedule H (Material Project Agreements and Certain Other Contracts);
(B)a certificate of the Obligor that is party to such agreement certifying that (1) the copy of such agreement provided to the Facility Lenders is a true, correct and complete copy of such document, and (2) such agreement is in full force and effect and no term or condition of such agreement has been amended from the last form thereof delivered to the Facility Lenders prior to the Upsize Closing Date (other than amendments in accordance with the Finance Documents and provided to the Intercreditor Agent); and
(C)a Direct Agreement, in a form reasonably acceptable to the CFA Required Lenders and each Tranche 2 Lender, with each counterparty to such agreement, to the extent such Direct Agreement is required to be delivered by the Upsize Closing Date pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement;
(iii)a notice of collateral assignment reasonably acceptable to the Collateral Agent, delivered to each counterparty with respect to the following agreements:
(A)any Phase 2 Material Project Agreement for which the applicable Obligor must use commercially reasonable efforts to obtain, prior to or concurrently with the Upsize Closing Date (and, if not obtained prior to the Upsize Closing Date, following the Upsize Closing Date), Direct Agreements with the Collateral Agent pursuant to Section 3.4(ii) (Direct Agreements) of the Common Security and Account Agreement which are not obtained prior to the Upsize Closing Date;
(B)Fabrication and Assembly Agreement No. 12615 (CP2 LNG Expander Module), dated as of November 24, 2025, as amended by Amendment No. 1, dated as of February 24, 2026, by and between SSH and CP2 Development Co., LLC;
(C)Fabrication and Assembly Agreement No. 13347 (CP2 Phase 2 HRSG Off-Site Assembly), dated as of January 13, 2026, by and between Performance Contractors, Inc., and CP2 Development Co., LLC;
(D)Construction Services Agreement (Reimbursable), dated as of January 15, 2026, by and between Performance Contractors, Inc., and Venture Global CP2 LNG, LLC;
(E)Engineering Agreement (CP2 LNG Phase 2), dated as of February 6, 2023, by and between UOP LLC and Venture Global CP2 LNG, LLC; and
(F)Performance Guarantee Agreement, dated as of February 2, 2026, by and between UOP LLC and Venture Global CP2 LNG, LLC;
(G)Engineering, Procurement, and Fabrication Agreement (Phase 1), dated as of September 29, 2023, by and between the Borrower and Linde Engineering North America LLC, as amended by Change Order No. 1, dated as of March 8, 2024, Change Order No. 2, dated as of August 1, 2024 and Change Order No. 3, dated as of May 29, 2025, and as supplemented by Notice to Proceed dated as of October 3, 2023;
(H)Engineering, Procurement, and Fabrication Agreement (Phase 2), dated as of December 20, 2024, by and between the Borrower and Linde Engineering North America LLC, as amended by Change Order No. 1, dated as of June 17, 2025, Change Order No. 2, dated as of February 23, 2026 and Amendment No. 1, dated as of February 20, 2026, and as supplemented by Notice to Proceed dated as of December 20, 2024;
(I)Parent Company Guarantee, dated as of October 4, 2023, by Linde Inc. for the benefit of the Borrower, relating to the Engineering, Procurement, and Fabrication Agreement (Phase 1), dated as of September 29, 2023; and
(J)Parent Company Guarantee, dated as of December 20, 2024, by Linde Inc. for the benefit of the Borrower, relating to the Engineering, Procurement, and Fabrication Agreement (Phase 2), dated as of December 20, 2024, as amended by Amendment 01 to Parent Guarantee, dated as of March 2, 2026;
(iv)with respect to each Phase 2 Material Project Agreement (other than any Subsequent Material Project Agreement or any Replacement Material Contract), a copy of all performance security, letters of credit and guarantees (A) required to be delivered under each Phase 2 Material Project Agreement by the Phase 2 Material Project Counterparties as of the Upsize Closing Date and (B) delivered by one or more parent companies of the Pledgor to Phase 2 Material Project Counterparties and a certificate of each Obligor that copies of all such performance security, letters of credit and guarantees required to be delivered pursuant to this clause (iv) have been provided to the Facility Lenders; and
(v)all Phase 2 Material Project Agreements (or any amendments thereto) that were made available for viewing to the Facility Lenders after the date of the Upsize Commitment Letter shall be in form and substance satisfactory to the Facility Lenders;
(c)Material Project Agreement Default. As of the Upsize Closing Date, no material default or event of default of any Obligor, and to the Knowledge of each Obligor, no material default or event of default of any counterparty exists under any Material Project Agreement;
(d)FERC Order. The FERC Order:

(i)has been obtained by the Borrower with respect to the LNG Facility and by the Pipeline Company with respect to the CP Express Pipeline;
(ii)is final and in full force and effect;
(iii)satisfies the Permit Appeal Qualification; and
(iv)is free from conditions and requirements:
(A)the compliance with which could reasonably be expected to have a Material Adverse Effect; or
(B)that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Project Phase 1 Development and Project Phase 2 Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;
(e)Export Authorizations. Each of the FTA Authorization and the Non-FTA Authorization:
(i)has been obtained by the Borrower;
(ii)is final and in full force and effect;
(iii)satisfies the Permit Appeal Qualification; and
(iv)is free from conditions or requirements:
(A)the compliance with which could reasonably be expected to have a Material Adverse Effect; or
(B)that the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Project Phase 1 Development or Project Phase 2 Development except to the extent that failure to so satisfy such condition could not reasonably be expected to have a Material Adverse Effect;
(f)Opinions from Counsel. Receipt by the Intercreditor Agent and the Credit Facility Secured Parties of the legal opinions and reliance letters set forth in Schedule C - 2 (Table of Requirements for Legal Opinions – Conditions to Upsize Closing) and in accordance with the requirements therein, with such changes thereto as may be in form and substance reasonably satisfactory to the Intercreditor Agent;
(g)Project Development. Receipt by the Intercreditor Agent of true, complete and correct copies of:

(i)a certificate of the Obligors attaching the updated Construction Budget and Schedule with respect to the Project Phase 1 Development and the Project Phase 2 Development, substantially in the form attached as Schedule D - 1 (Construction Budget and Schedule – Construction Budget) and Schedule D - 2 (Construction Budget and Schedule – Construction Schedule) hereto, which shall include a list or schedule of the amount of Project Costs paid by the Sponsor, the Obligors, or their Affiliates with respect to the Phase 2 LNG Facility prior to the Upsize Closing Date (including the Upsize Closing Date Prior Phase 2 Equity Contributions), and certifying that: (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; (B) such budget and schedule is based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Project Phase 1 Development and Project Phase 2 Development and is consistent with the requirements of the Transaction Documents as of the Upsize Closing Date; (C) the sum of (1) the Term Loan Commitments in effect as of the Upsize Closing Date, (2) the Minimum Assumed Commissioning Cargo Proceeds, (3) the cash and cash equivalents on deposit in the Construction Account and (4) the Assumed Post-COD P1 SPA Profits, as determined as of the Upsize Closing Date, equals or exceeds the remaining Project Costs (including contingency set forth in the Construction Budget and Schedule and the final report of the Independent Engineer contemplated by clause (iii) below) necessary for the Project to achieve the Project Phase 1 Completion Date on or prior to the Phase 1 LNG Facility Date Certain and the Project Phase 2 Completion Date on or prior to the Phase 2 LNG Facility Date Certain; and (D) the construction and development work with respect to the Project Phase 3A Development and the Project Phase 3B Development will not adversely interfere in any material respect with the construction and development work with respect to the Project Phase 1 Development or the Project Phase 2 Development;
(ii)a certificate of the Obligors attaching the updated Base Case Forecast, which demonstrates compliance with the Base Case Sizing Criteria, and certifying that: (A) the projections in the Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Transaction Documents;
(iii)a final report of the Independent Engineer (including certifications and discussions therein relating to the adequacy of the contingency (in an amount equal to not less than the Contingency Reserve Amount) relating to the Project to satisfy potential cost overruns with respect to the Project Phase 1 Development and the Project Phase 2 Development), together with a reliance letter from the Independent Engineer in form and substance reasonably satisfactory to the Credit Facility Agent;

(iv)a final report of the CCRA Consultant, together with a reliance letter from the CCRA Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(v)a final report prepared by each Market Consultant, together with a reliance letter from such Market Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(vi)final reports prepared by the Phase 1 Environmental Assessment Consultant, described on Schedule X (Phase I Environmental Assessments) hereto, together with a reliance letter from such Phase 1 Environmental Assessment Consultant in form and substance reasonably satisfactory to the Credit Facility Agent;
(vii)a certificate of the Independent Engineer (A) concurring with the Borrower’s certification in sub-clause (i) above and (B) validating the Obligors’ list or schedule of the amount of Project Costs with respect to the Phase 2 LNG Facility paid by the Borrower prior to the Upsize Closing Date referred to in sub-clause (i) above, which such list shall specify such Project Costs paid (x) from the Excess Equity Proceeds Account and (y) by the Sponsor or its Affiliates;
(viii)a final report prepared by the Environmental Consultant, together with a reliance letter from such Environmental Consultant in form and substance reasonably satisfactory to the Credit Facility Agent; and
(ix)a final report prepared by the Compliance Assessment Consultant, together with a reliance letter from such Compliance Assessment Consultant in form and substance reasonably satisfactory to the Credit Facility Agent.
(h)Financial Statements. Receipt by the Intercreditor Agent of:
(i)a certified copy of the most recent pro forma balance sheet of the Borrower, based on the Borrower’s balance sheet for the most recently ended fiscal quarter for which financial statements have been finalized;
(ii)copies of the most recent financial statements of the Obligors delivered pursuant to Section 10.1(a)(i) of the Original Common Terms Agreement, together with a certificate executed by an Authorized Officer of each of the Obligors certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Obligors on the dates and for the periods indicated in accordance with GAAP, subject to the absence of notes and normal year-end audit adjustments; and
(iii)to the extent (A) delivered to the Borrower or any Guarantor under any Phase 2 Material Project Agreement and (B) requested (prior to the Upsize Closing Date) by the Credit Facility Agent or any Credit Facility Lender, financial statements of the Phase 2 Material Project Counterparties;

(i)Insurance. Receipt by the Intercreditor Agent of:
(i)a report from the Insurance Advisor, prepared in accordance with generally accepted consulting practices together with a certificate of the Insurance Advisor confirming that the insurance policies to be provided in compliance with Section 12.28 (Insurance Covenant) conform to the requirements specified in the Finance Documents and are in accordance with Prudent Industry Practices; and
(ii)a reliance letter from the Insurance Advisor in form and substance reasonably satisfactory to the Credit Facility Agent;
(j)[Reserved].
(k)Bank Regulatory Requirements. Receipt by the Intercreditor Agent and each other Finance Party that is a party to this Agreement:
(i)at least three Business Days prior to the Upsize Closing Date, with respect to each of the Collateral Parties, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) that are required in order for each Facility Lender to carry out all necessary “know your customer” or similar requirements and such other information as may be reasonably required by such Facility Lender to address such requirement, including those reasonably required to ensure compliance with anti-money laundering procedures (including the USA Patriot Act) in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Finance Party at or prior to the Upsize Closing Date (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (k)(i)); and
(ii)at least three Business Days prior to the Upsize Closing Date, a Beneficial Ownership Certification from the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;
(l)Officer’s Certificates. Receipt by the Intercreditor Agent of a copy of a duly executed certificate of each of the Collateral Parties and, with respect to sub-clauses (i) - (iii) below, of each Affiliated Service Counterparty:
(i)attaching a copy of the Constitutional Documents of each of the Collateral Parties and each Affiliated Service Counterparty, together with any amendments thereto (and certifying that such Constitutional Documents have not been revoked or amended since the date of the attached Constitutional Documents);
(ii)attaching copies of resolutions approving the Collateral Parties’ and the Affiliated Service Counterparties’ entry into the Finance Documents, Phase 1 Material Project Agreements and Phase 2 Material Project Agreements, as applicable (and certifying that such resolutions have not been revoked or amended since the date of adoption thereof);
(iii)attaching incumbency certificates in respect of signatories; and
(iv)certifying that the conditions in clauses (c) (Material Project Agreement Default) and (m) (Representations and Warranties) of this Section 4.2 (Conditions to Upsize Closing Date) have been met;
(m)Representations and Warranties. Each of the representations and warranties of the Obligors as set forth under Article 5 (Representations and Warranties of the Obligors) of this Agreement is true and correct in all material respects (except for those qualified by materiality or Material Adverse Effect, each of which shall be true and correct in all respects) as to such Obligor on and as of the Upsize Closing Date as if made on and as of the Upsize Closing Date (or if stated to have been made solely as of an earlier date, as of such earlier date);
(n)LNG SPAs. No actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event (i) has occurred and is continuing or (ii) could reasonably be expected to occur after giving effect to the Project Phase 2 Development;
(o)Lien Search; Perfection of Security. Receipt by the Collateral Agent of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:
(i)completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware, the State of Texas and the State of Louisiana, and any other jurisdiction reasonably requested by any of the Facility Agents that name each Obligor or the Pledgor as debtor, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within 15 Business Days prior to the Upsize Closing Date;
(ii)UCC financing statements, fixture filings or other filings reflecting the Liens granted pursuant to the Common Security and Account Agreement and the other Security Documents that any of the Facility Agents may deem necessary or desirable in order to perfect the first priority Liens (subject to Permitted Liens) created thereunder; and
(iii)the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents;
(p)Fees; Expenses. Irrevocable instructions for the payment to each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of all fees due and payable as of the Upsize Closing Date pursuant to the Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least two Business Days prior to the Upsize Closing Date;
(q)Authority to Conduct Business. Receipt by the Intercreditor Agent of satisfactory evidence, including certificates of good standing, dated no more than five Business Days prior to the Upsize Closing Date, from the Secretary of the State of Louisiana, the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, as applicable, of the authority of each Collateral Party and Affiliated Service Counterparty to carry on its business;
(r)Total Capitalization. The aggregate Term Loan Commitments are not more than 75% of the then-current estimate of Project Costs projected in the Construction Budget and Schedule as of the Upsize Closing Date to be incurred by the Obligors for the Project Phase 1 Development and the Project Phase 2 Development;
(s)Lien Waivers. Receipt by the Intercreditor Agent of Lien Waivers as have then been required pursuant to each of the Phase 2 Material Construction Contracts;
(t)Flood Insurance. Receipt by each of the Facility Lenders of the following flood coverage documents from the Borrower, in each case to be satisfactory to each of the Facility Lenders:
(i)a Flood Certificate with respect to the Mortgaged Property, which Flood Certificate shall:
(A)be addressed to the Credit Facility Agent;
(B)provide for “life of loan” monitoring; and
(C)otherwise comply with the Flood Program;
(ii)if the Flood Certificate states that any structure comprising a portion of the anticipated Mortgaged Property will be located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations), the Borrower’s written acknowledgment of receipt of written notification from the Credit Facility Agent and any Facility Lender requesting the same:
(A)as to the existence of such Mortgaged Property; and
(B)as to whether the community in which such Mortgaged Property will be located is participating in the Flood Program;
(u)Notes. Receipt of copies of the notes requested by the Facility Lenders pursuant to their Facility Agreement, as applicable, duly authorized, executed and delivered by the Borrower;
(v)Litigation; Regulatory Action. There are no actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of each

Obligor, threatened (in writing) against such Obligor that have had or could reasonably be expected to have a Material Adverse Effect;
(w)No Force Majeure. To the knowledge of the Obligors, no event of force majeure (as defined under the applicable Phase 2 Material Project Agreement) has occurred and is continuing under any Phase 2 Material Project Agreement the consequences of which could reasonably be expected to have a Material Adverse Effect;
(x)Absence of Default. No Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or could reasonably be expected to result from the consummation of the transactions contemplated by the Transaction Documents;
(y)Equity Funding Commitments and Minimum Funded Amount.
(i)The Borrower shall have made or made arrangements to provide Equity Commitment Support in an amount equal to the Equity Funding Backstop Amount and the Intercreditor Agent shall have been provided a copy of each Equity Commitment Document;
(ii)CP2 EBL Borrower shall have made, or made arrangements to indirectly make, substantially concurrently with the Upsize Closing Date, an Equity Funding in an aggregate amount equal to at least $[***] pursuant to the Contribution Agreement (Upsize Closing) in accordance with the Funds Flow Memorandum delivered in accordance with Section 4.2(bb) (Conditions to Upsize Closing Date – Funds Flow Memorandum); and
(iii)the Senior Debt/Equity Ratio shall be no greater than 75:25 after giving effect to the transactions contemplated hereby on the Upsize Closing Date;
(z)Notice to Proceed. Issuance by the Borrower, the Pipeline Company and the Procurement Company, as applicable, of the “Notice to Proceed” or “FNTP”, as applicable, under and in accordance with each of the Phase 2 EPC Contract and the Phase 2 Procurement, Supply and Construction Contracts, as determined as being necessary as of the Upsize Closing Date by the Borrower in its sole discretion;
(aa)Delivery of Material Permits. The Intercreditor Agent has received a copy of each material Permit (including the FERC Order, the FTA Authorization and Non-FTA Authorization) required for the applicable stage of development/construction the Project Phase 2 Development as of the Upsize Closing Date;
(ab)Funds Flow Memorandum. Delivery by the Borrower of the memorandum setting forth the flow of funds on the Upsize Closing Date;
(ac)Equator Principles. Reasonable satisfaction of customary Lender diligence in respect of Equator Principles matters, and implementation (to the extent required as of the Upsize Closing Date) in all material respects of the “Equator Principles Action Plan” (as described in the Independent Engineer’s final report); and

(ad)Flood Insurance. Receipt by each Lender of satisfactory documentary evidence that the Borrower’s flood insurance policy is in full force and effect as of the Upsize Closing Date.
4.3Conditions to Each Term Loan Advance
Except as specified in Section 14.4(b) (Project Phase 2 Completion Date Waterfall – Final Advance of Term Loans), the obligation of each Facility Lender (other than the Working Capital Lenders) to make available any Advance of Term Loans is subject to the satisfaction or waiver of the following (and, in the case of any Advance of Term Loans other than the Initial Advance, no other) common conditions precedent:
(a)Disbursement Request. Receipt by the applicable Facility Agent of a Disbursement Request substantially in the form set forth in Schedule B-1 (Disbursement Request Form (Term Loans)) (and in such form as required pursuant to each Facility Agreement), which shall:
(i)be for an amount that does not exceed (A) Project Costs reasonably expected to be due or incurred within the next 45 days succeeding the date of the proposed Advance minus (B) the amount estimated to be on deposit in the Construction Account on the date of such Advance;
(ii)include a certification from the Borrower (and, in the case of the certifications set forth in sub-clauses (A), (B), (C) and (D) below, to which the Independent Engineer reasonably concurs):
(A)that the Independent Engineer has received from the Borrower (1) a detailed breakdown of the Project Costs to be funded pursuant to such Advance and (2) copies of or access to each invoice related to Project Costs incurred since the most recent Advance (or in the case of the first Advance after the Initial Closing Date, since Initial Closing) that is for more than $500,000 (excluding any invoices related to Permitted Hedging Instruments, Senior Debt or any Permitted Finance Costs and non-construction transaction costs and expenses) and, to the extent necessary, additional invoices so that the Independent Engineer has received invoices with respect to each prior Advance representing at least 90% of the applicable Project Costs (excluding any invoices related to Permitted Hedging Instruments, Senior Debt or any Permitted Finance Costs and non-construction transaction costs and expenses) incurred since the most recent Advance;
(B)that the amount of the Advance being requested (1) is supported by such information provided by the Obligors to the Independent Engineer and certified by the Borrower as true, correct and complete with respect to the matter under review or (2) with respect to any evidence that constitutes estimated information, is based on reasonable good faith projections reasonably satisfactory to the Independent Engineer; provided that, the Independent Engineer will not be required to evaluate the reasonableness of the projections with respect to funds used or funds related to payments under Permitted Hedging Instruments, Senior Debt, any Permitted Finance Costs and non-construction transaction costs or expenses;
(C)(1) that the construction of the Project Phase 1 Development and the Project Phase 2 Development is proceeding substantially in accordance with the construction schedule set out in the Construction Budget and Schedule or, if not so proceeding, any delays shall, prior to the Project Phase 1 Completion Date, not be reasonably expected to cause the Project Phase 1 Completion Date to otherwise not be achieved by the Phase 1 LNG Facility Date Certain or not be reasonably expected to cause the Project Phase 2 Completion Date to otherwise not be achieved by the Phase 2 LNG Facility Date Certain and, after the Project Phase 1 Completion Date and prior to the Project Phase 2 Completion Date, not be reasonably expected to cause the Project Phase 2 Completion Date to otherwise not be achieved by the Phase 2 LNG Facility Date Certain, (2) as to the current utilization of previous Advances and (3) the In-Construction Sufficiency Condition is satisfied;
(D)that the Independent Engineer has received evidence that the full amount of the proceeds of the last preceding Advance has been either (1) paid in accordance with the Finance Documents or (2) retained in the Construction Account;
(E)that construction reports that are then due pursuant to Section 10.4 (Construction Reports) have been provided to the Intercreditor Agent;
(F)that the Borrower reasonably believes, prior to the Project Phase 1 Completion Date, that the Project Phase 1 Completion Date shall occur on or prior to the Phase 1 LNG Facility Date Certain and the Project Phase 2 Completion Date shall occur on or prior to the Phase 2 LNG Facility Date Certain and, after the Project Phase 1 Completion Date and prior to the Project Phase 2 Completion Date, that the Project Phase 2 Completion Date shall occur on or prior to the Phase 2 LNG Facility Date Certain;
(G)that each of the conditions in clauses (b) (Representations and Warranties), (c) (Absence of Default), (d) (Permits), (e) (Collateral), (i) (Senior Debt/Equity Ratio) and (j) (Export Authorizations) below have been met;

(H)none of the Construction Contractors has sought a Change Order to which such Construction Contractor is entitled for any EPC Change in Law as contemplated under Section 12 (Changes in the Work) of the Phase 1 EPC Contract, Section 12 (Changes in the Work) of the Phase 2 EPC Contract or the corresponding provision of any Material Construction Contract that would reasonably be expected to, taking into account the increase in the contract price thereunder, cause the condition set forth in sub-clause (C) above not to be satisfied; and
(I)as to compliance with the Senior Debt/Equity Ratio specified in clause (i) of this Section 4.3 (Conditions to Each Term Loan Advance); and
(iii)include either (A) a list of all Change Orders for more than $20 million not theretofore submitted to the Intercreditor Agent, together with a statement by the Borrower that copies of the same have been submitted to the Independent Engineer prior to the date of the applicable Disbursement Request or (B) a Borrower statement that all Change Orders for more than $20 million have previously been submitted to the Intercreditor Agent and the Independent Engineer;
(b)Representations and Warranties. Each of the Repeated Representations made by such Obligor is true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(c)Absence of Default. No Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or could reasonably be expected to result from the consummation of the transactions contemplated by the Transaction Documents;
(d)Permits. The Intercreditor Agent shall have received a copy of each material Permit to the extent required as of such date for the Project Phase 1 Development and the Project Phase 2 Development;
(e)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) in accordance with the requirements of, and established pursuant to, the Security Documents.
(f)Real Property. Receipt by the Collateral Agent of a Disbursement Endorsement;
(g)Lien Waivers. Receipt by the Intercreditor Agent of Lien Waivers as have then been required pursuant to each of the Material Construction Contracts;

(h)Fees; Expenses. Receipt by each of the Facility Agents for its own account, or for the account of the relevant Facility Lender entitled thereto, of, or issuance of irrevocable instructions to pay from the proceeds of the Advance, all fees due and payable on and as of the date of the Advance pursuant to the Finance Documents, and all costs and expenses (including reasonable costs, fees and expenses of legal counsel and Consultants) payable thereunder for which reasonably detailed invoices have been presented to the Borrower at least three Business Days prior to the Advance;
(i)Senior Debt/Equity Ratio. The Senior Debt/Equity Ratio shall be no greater than 75:25, as confirmed by the Borrower (or, if the Senior Debt/Equity Ratio is greater than 75:25, a corresponding amount of Equity Funding shall be made concurrently with the applicable Advance to cause the Senior Debt/Equity Ratio to be no greater than 75:25);
(j)Export Authorizations. No Impairment of any Required Export Authorization with respect to any Required LNG SPA has occurred and is continuing that could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, if such an Impairment ceases to be continuing, whether as a result of an Export Authorization Remediation or otherwise, this condition will be deemed fulfilled; and
(k)Equity Funding.
(i)The Borrower has fully funded, or will cause to be concurrently fully funded, all of the proceeds of the Equity Contribution pursuant to the Contribution Agreement and the Contribution Agreement (Upsize Closing).
(ii)On and from the Debt Commitment Resizing Deadline, if the Debt Commitment Sizing Conditions have not been satisfied on or before the Debt Commitment Resizing Deadline, the Borrower has (x) fully funded, or will cause to be concurrently fully funded, all of the required Equity Commitment Funding pursuant to the Equity Contribution Agreement or (y) caused the Sponsor and the Intercreditor Agent to instruct the Collateral Agent to draw on any available Equity Commitment Support, in each case, in an amount equal to the Aggregate Remaining Equity Contribution Obligations under the Equity Contribution Agreement.
4.4Conditions to Each Advance under the Working Capital Facility
The obligation of each Working Capital Lender to make available any Advance of Upsized Senior Debt is subject to the satisfaction or waiver of the following (and no other) common conditions precedent:

(a)Disbursement Request. If such disbursement request is a request for Working Capital Loans, receipt by the Credit Facility Agent of a Disbursement Request substantially in the form set forth in Schedule B-2 (Disbursement Request Form (Working Capital Loans));
(b)Issuance Request. If such disbursement request is a request for Letters of Credit, receipt by the Credit Facility Agent of an Issuance Request substantially in the form set forth in Schedule B-3 (Issuance Request Form (Letters of Credit));
(c)Absence of Default. No Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or could reasonably be expected to result from the consummation of the transactions contemplated by the Transaction Documents; and
(d)Representations and Warranties. Each of the Repeated Representations made by each Obligor is true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date).
4.5Satisfaction of Conditions
(a)In relation to the Initial Closing and the Initial Advance:
(i)each of the conditions precedent set forth in Section 4.1 (Conditions to Initial Closing Date and Initial Advance) and Section 4.3 (Conditions to Each Term Loan Advance) was satisfied or waived on the Initial Closing Date, (x) the Borrower delivered to the Intercreditor Agent a certificate to such effect (such certificate, the “Initial Closing Conditions Certificate”) and (y) the Intercreditor Agent delivered the Initial Closing Conditions Certificate to the Credit Facility Agent and the Intercreditor Agent countersigned the Initial Closing Conditions Certificate and delivered the same to the Credit Facility Agent, solely for the purpose of acknowledging receipt of the Initial Closing Conditions Certificate and confirming such waivers (if any), and delivered such countersigned certificate to the Borrower (such countersigned Initial Closing Conditions Certificate referred to as the “Initial Closing Notice”); and
(ii)the Disbursement Request with respect to the Initial Advance was delivered by the Borrower following the delivery of the Initial Closing Notice in accordance with the applicable requirements set forth in the Credit Facility Agreement.
(b)In relation to the Upsize Closing Date:
(i)if each of the conditions precedent set forth in Section 4.2 (Conditions to Upsize Closing Date) has been satisfied or waived, (x) the Borrower shall deliver to the Intercreditor Agent a certificate to such effect (such certificate, the “Upsize Closing Date

Conditions Certificate”) and (y) the Intercreditor Agent shall deliver the Upsize Closing Date Conditions Certificate to the Credit Facility Agent and unless a separate instrument effecting any such waiver has been signed by each of the relevant Parties, the Intercreditor Agent shall countersign the Upsize Closing Date Conditions Certificate and deliver the same to the Credit Facility Agent, solely for the purpose of acknowledging receipt of the Upsize Closing Date Conditions Certificate and confirming such waivers (if any), and deliver such countersigned certificate to the Borrower or otherwise provide the Borrower with a written confirmation of its receipt of the Borrower’s Upsize Closing Date Conditions Certificate (such countersigned Upsize Closing Date Conditions Certificate, or such Upsize Closing Date Conditions Certificate together with the Intercreditor Agent’s written confirmation of receipt thereof, is collectively referred to as the “Upsize Closing Notice”). The occurrence of the Upsize Closing and the obligation of each Term Lender (as defined in the Credit Facility Agreement) to make the initial Advance following the Upsize Closing Date is subject to the Intercreditor Agent’s delivery of the Upsize Closing Date Notice to the Borrower prior to or concurrently with the Upsize Closing; and
(ii)the Disbursement Request with respect to the initial Advance following the Upsize Closing Date may be delivered by the Borrower at any time on or following (and in no event prior to) the delivery of the Upsize Closing Notice, which notice must be delivered no later than 11:00 a.m., New York City time, on the Business Day prior to the proposed Advance and otherwise in accordance with the applicable requirements set forth in the Credit Facility Agreement.
(c)In relation to each Advance made under any Additional Senior Debt such Advance shall be subject to satisfaction or waiver of such conditions precedent as may be set forth in the Facility Agreement for such Additional Senior Debt.
(d)In relation to each Advance under a Facility Agreement, the Intercreditor Agent may waive one or more conditions precedent set out in this Article 4 (Conditions Precedent) or any additional conditions to disbursements under the applicable Facility Agreement upon receiving instructions regarding any such waiver from the Facility Agent under the Facility Agreement related to such Advance and the Intercreditor Agent shall promptly notify the Borrower of such waiver.
(e)The conditions precedent in this Article 4 (Conditions Precedent) and under any Facility Agreement shall be interpreted to permit a single certificate from a Party certifying as to matters required by multiple sections and subsections of this Article 4 (Conditions Precedent).

5.REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS
5.1Initial Representations and Warranties of the Obligors
Each Obligor makes the following, and no other, common representations and warranties to each Facility Lender (provided that, if making any representation and warranty in clauses (c) and (g) of this Section 5.1 (Initial Representations and Warranties of the Obligors), in each case, insofar as such representation or warranty relates to Sanctions, would result in any Excluded Lender breaching the Blocking Regulation, that representation and warranty is deemed not to be given to the Excluded Lender but only to the extent of the breach and no Excluded Lender is entitled to the benefit of, nor may rely on, that representation and warranty to that extent). Each such representation and warranty is made at the Upsize Closing Date only:
(a)Conduct of Business
In respect of each Obligor, it is not engaged in any business other than the Development as contemplated by its Constitutional Documents and the Transaction Documents then in effect.
(b)Material Permits
(i)All material Permits (other than the FERC Order and the Export Authorizations) necessary for the Project Phase 1 Development and Project Phase 2 Development are set forth in Schedule F (Material Permits) hereto, and:
(A)as to those identified as such in the relevant schedule, (1) have been duly obtained, were validly issued, are in full force and effect, (2) satisfies the Permit Appeal Qualification, and (3) all applicable fixed time periods for appeal set forth in the Government Rules pursuant to which such Permits were issued have expired or are Permits that do not have limits on appeal periods; or
(B)as to those identified as such in the relevant schedule, are expected by the Obligors to be obtained in the ordinary course by the time they are necessary for the Project Phase 1 Development and Project Phase 2 Development; and
(C)in the case of the Permits described in sub-clause (A) above, are, or, in the case of the Permits described in sub-clause (B) above, are reasonably expected to be, free from conditions or requirements:
(1)the compliance with which could reasonably be expected to have a Material Adverse Effect; or
(2)which the Obligors do not expect to be able to satisfy on or prior to the commencement of the relevant stage of Project Phase 1 Development and Project Phase 2 Development for which such Permit is necessary, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.
(ii)In respect of each Obligor, to its Knowledge, there is no action, suit or proceeding pending with respect to any material Permit set forth in Schedule F (Material Permits) attached hereto (not including the FERC Order or any Export Authorization) that could reasonably be expected to result in a Material Adverse Effect or satisfies the Permit Appeal Qualification.
(c)Compliance with Laws
Except to the extent already contemplated under this Article 5 (Representations and Warranties of the Obligors) hereof, each Obligor is in material compliance with all material applicable Government Rules.
(d)No Employees
None of the Obligors has any current or former employees.
(e)Labor Matters
In respect of each Obligor, no strikes, lockouts or slowdowns in connection with it or the Project Facilities exist or, to its Knowledge, are threatened that could reasonably be expected to have a Material Adverse Effect.
(f)Legal Name and Place of Business
(i)The full and correct legal name, type of organization and jurisdiction of organization of each of the Obligors is as follows:
(A)Venture Global CP2 LNG, LLC, a limited liability company organized under the laws of the State of Delaware;
(B)Venture Global CP Express, LLC, a limited liability company organized under the laws of the State of Delaware; and
(C)CP2 Procurement, LLC, a limited liability company organized under the laws of the State of Delaware.
(ii)Except as set forth on Schedule 5.1(f)(ii) (Prior Locations), no Obligor has ever changed its name or location (as defined in Section 9-307 of the UCC); and

(iii)On the Upsize Closing Date, the chief executive offices of the Obligors are located at 1001 19th Street North, Suite 1500, Arlington, VA 22209.
(g)Sanctions, Anti-Corruption Laws and USA Patriot Act
The use of the proceeds of the Loans does not violate, and will not cause a violation by any person of, any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions, and none of the Obligors, the Sponsor or any of their respective Affiliates, nor, to the Knowledge of the Obligors, any of their respective directors, officers or employees, is:
(i)the target of Sanctions administered by the United States, including by OFAC and by the US Department of State, the European Union, any EU member state, or His Majesty’s Treasury of the United Kingdom;
(ii)a Person listed in any Sanctions-related list of sanctioned Persons maintained by the United States, including by OFAC and the U.S. Department of State, by the United Nations Security Council, the European Union, any EU member state, or the His Majesty’s Treasury of the United Kingdom;
(iii)a Person located, organized or resident in a country, territory, or region that is, or whose government is, the target of Sanctions under OFAC or by the US Department of State, the European Union, any EU member state, or His Majesty’s Treasury or the United Kingdom (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, and the non-government controlled areas of Ukraine in the oblasts of Zaporizhzhia and Kherson);
(iv)a Person owned or controlled by a Person or Persons, country, territory, or region in (i) through (iii) (each such person in (i) through (iv), a “Sanctioned Person”); or
(v)the subject of any action or investigation by any Governmental Authority with respect to any actual or alleged violation of any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions.
The Obligors and the Sponsor, and, to the Knowledge of the Obligors, their respective Affiliates, directors, officers and employees, (A) are in material compliance with Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, and Sanctions, and (B) have not committed, in the last five years prior to the Initial Closing Date, any breach of any Sanctions, Applicable Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws.

The Obligors and the Sponsor and, to the Knowledge of the Obligors, their respective Affiliates have instituted and maintain policies and procedures reasonably designed to promote compliance with Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, and Sanctions.
(h)Financial Condition
In respect of each Obligor, there has been no change in its financial condition, operations or business since the date of the financial statements referred to in Section 4.2(h) (Conditions to Upsize Closing Date – Financial Statements) that could reasonably be expected to have a Material Adverse Effect.
(i)Information; Projections
In respect of each Obligor, except as otherwise disclosed by it in writing, no information furnished in writing to the Senior Creditors by or on behalf of it in connection with the transactions contemplated by the Transaction Documents or delivered to the Collateral Agent, any Consultant or a Facility Agent in connection therewith (or their counsel), when taken as a whole, contains, as of the date of such information, any untrue statement of a material fact pertaining to it or the Development or omits to state a material fact pertaining to it or the Development necessary to make the statements contained herein or therein not misleading in any material respect (provided that, no representation or warranty is made with respect to any forecast, estimate, forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Construction Budget and Schedule, this Agreement or Base Case Forecast, including with respect to the start of operations of the Project Facilities, the Project Phase 1 Completion Date, the Project Phase 2 Completion Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, except that they are based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Development, and it makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast or Construction Budget and Schedule, or any such other items listed in this proviso). Without limiting the generality of the foregoing, no representation or warranty shall be made by any Obligor as to any information or material provided by a Consultant (except to the extent such information or material originated with such Obligor).

(j)Environmental and Social
Except as set forth in Schedule G (Disclosure Schedule) hereto:
(i)except as could not reasonably be expected to result in a Material Adverse Effect, each Obligor and the Project Facilities are, and have been, in compliance with all applicable Environmental Laws;
(ii)there are no past or present facts, circumstances, conditions, events or occurrences, including Releases of Hazardous Materials by the Obligors or with respect to the Project Facilities or any Real Estate on which any Project Facilities are located, that could reasonably be expected to give rise to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect or cause the Project Facilities to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect (excluding restrictions on the transferability of Permits upon the transfer of ownership of assets subject to such Permit);
(iii)Hazardous Materials have not at any time been Released at, on, under or from the Project Facilities, or any Real Estate on which they are situated, by an Obligor or, to the Knowledge of such Obligor, other Persons, other than in material compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect;
(iv)there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Obligors in relation to the Project Facilities, or any Real Estate on which they are situated, that have not been provided to the Collateral Agent; and
(v)the Obligors have not received any letter or written request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Obligors, none of the operations of the Obligors is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project Facilities, or any Real Estate on which they are situated, or at any other location, including any location to which the Obligors have transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development, which, in each case above, could reasonably be expected to have a Material Adverse Effect.
(k)Taxes
In respect of each Obligor, it (or, for the purposes of this clause (k) as it relates to U.S. federal income taxes, if it is a disregarded entity for U.S. federal income tax purposes, its first regarded owner for U.S. federal income tax purposes) has timely filed or caused to be filed all income tax returns that are required to be filed by or in respect of such Obligor and all other material tax returns that are required to be filed, and has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against or in respect of such Obligor or any of its property and (ii) all other material Taxes imposed on or in respect of such Obligor or its property by any Governmental Authority (other than Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being contested in good faith).
(l)Regulatory Matters
(i)None of the Obligors is subject to regulation:
(A)under Section 3 of the Natural Gas Act;
(B)as a “natural-gas company” as such term is defined in the Natural Gas Act;
(C)under PUHCA; or
(D)under the Louisiana or Texas Government Rules as a “public utility,” a “gas company” or a “gas utility;”
provided that, the Borrower is subject to the provisions of Section 3 of the Natural Gas Act (1) for the siting, construction, expansion, and operation of the LNG Facility and (2) with respect to the export of LNG from the LNG Facility; and provided further that, the Pipeline Company is subject to Section 7 of the Natural Gas Act with respect to the construction and operation of the CP Express Pipeline, and each of the Obligors will become subject to provisions of the Natural Gas Act as a “natural-gas company” at such time as the Obligors, as applicable, engage in the transportation of “natural gas” (as such term is defined in the Natural Gas Act) in interstate commerce or the sale in interstate commerce of natural gas for resale; however, the Borrower will be subject to regulation as a “natural-gas company” under the Natural Gas Act only to the extent of natural gas sales pursuant to Part 284, Subpart L of FERC’s regulations.
(ii)None of the Collateral Agent nor the Senior Creditors, solely by virtue of the execution and delivery of the Finance Documents, the consummation of the transactions contemplated thereby, or the performance of obligations thereunder, shall be or become subject to the provisions of:
(A)Section 3 of the Natural Gas Act;
(B)the Natural Gas Act as a “natural-gas company” as such term is defined in such Act;
(C)PUHCA; or
(D)the Louisiana or Texas Government Rules as a “public utility,” a “gas company” or a “gas utility.”
(m)Transactions with Affiliates
In respect of each Obligor, it has not entered into any material agreement (other than the Material Project Agreements and any other agreements permitted by Section 12.21 (Transactions with Affiliates)) with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by such Obligor (acting through its board of managers, if applicable) to be fair and reasonable).
(n)Solvency
In respect of each Obligor, it is and, upon the incurrence of any Senior Debt Obligations on the Upsize Closing Date, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, shall be Solvent.
(o)Ranking of Senior Debt Obligations
Subject to Section 3.7 (Pro Rata Payment), the Senior Debt Obligations of each Obligor in respect of each Secured Party that is party to the Common Terms Agreement shall rank:
(i)pari passu in right of payment and otherwise with its Senior Debt Obligations to each other Secured Party under the Finance Documents; and

(ii)pari passu or senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.
(p)Operating Responsibilities
The administrative and operational responsibilities delegated to the Manager, the Operator and the Pipeline Operator, as applicable, pursuant to the Administrative Services Agreements and the O&M Agreements, collectively, constitute all the administrative and operational responsibilities necessary to comply with the obligations of the Obligors pursuant to the Transaction Documents.
(q)Material Project Agreements
(i)A list of each Material Project Agreement existing on the Upsize Closing Date, is attached as Schedule H (Material Project Agreements and Certain Other Contracts) hereto. The Schedule contains details of all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above. True, correct and complete copies of each of the aforementioned contracts have been delivered to the Intercreditor Agent and certified by the Borrower;
(ii)to the Knowledge of each Obligor, all Material Project Agreements are in full force and effect;
(iii)as of the Upsize Closing Date, no material default or event of default of any Obligor and, to the Knowledge of each Obligor, no material default or event of default of any counterparty exists under any Material Project Agreement;
(iv)to the Knowledge of each Obligor, as of the Upsize Closing Date, the representations and warranties of the Material Project Counterparties under the Material Project Agreements are true and accurate in all material respects;
(v)as of the Upsize Closing Date, (A) except as set forth on Schedule H (Material Project Agreements and Certain Other Contracts), no event of force majeure (as defined under the applicable Material Project Agreement) in respect of which a Material Project Counterparty has sought or would reasonably be expected to seek relief from performance under a Material Project Agreement has occurred and is continuing under any Material Project Agreement or (B) no other circumstance exists that would entitle a Material Project Counterparty to terminate a Material Project Agreement or suspend its performance thereunder has occurred and is continuing; and
(vi)except as set forth on Schedule H (Material Project Agreements and Certain Other Contracts) hereto, none of the Material Project Agreements has been terminated or otherwise amended, modified,

supplemented, transferred, impaired or, to the applicable Obligor’s Knowledge, assigned.
(r)Equator Principles
As of the Upsize Closing Date, the Obligors are in compliance in all material respects with the Equator Principles.
(s)Litigation
Except as set forth on Schedule G (Disclosure Schedule) hereto, there are no actions, suits, proceedings, investigations or similar actions pending or, to the knowledge of the Obligors, threatened in writing against the Borrower or any Guarantor that would reasonably be expected to result in a Material Adverse Effect.
(t)Flood Insurance
The Borrower has complied with the covenant in Section 12.28(c) (Insurance Covenant) and otherwise obtained flood insurance for each portion of the Mortgaged Property located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations) and such insurance is in full force and effect.
(u)Liabilities
Except as set forth in Schedule G (Disclosure Schedule) hereto, other than liabilities incurred in connection with the consummation of the transactions contemplated by the Transaction Documents, there are no material liabilities of any Obligor of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected on a balance sheet of such Obligor prepared in accordance with GAAP other than those liabilities arising in the ordinary course of business and permitted under the Finance Documents.
(v)Beneficial Ownership Certification
The information included in the Beneficial Ownership Certification is true and correct in all respects.
(w)No Event of Loss or Event of Taking
As of the Upsize Closing Date, no material Event of Loss or material Event of Taking has occurred or is, to the Borrower’s Knowledge, threatened or pending.
(x)Due Authorization

The execution, delivery and performance of the Finance Documents have been duly authorized by all necessary action on the part of each Obligor that is a party thereto.
(y)No Indebtedness
In respect of each Obligor, it has no Indebtedness other than Indebtedness incurred in accordance with Section 12.14 (Limitation on Indebtedness).
5.2Repeated Representations and Warranties of the Obligors
Each Obligor makes the following representations and warranties to each Facility Lender (provided that, if making any representation and warranty in clauses (d)(ii) and (o) of this Section 5.2 (Repeated Representations and Warranties of the Obligors), in each case, insofar as such representation or warranty relates to Sanctions, would result in any Excluded Lender breaching the Blocking Regulation, that representation and warranty is deemed not to be given to the Excluded Lender but only to the extent of the breach and no Excluded Lender is entitled to the benefit of, nor may rely on, that representation and warranty to that extent). Unless otherwise indicated below, each such representation and warranty is made at the Upsize Closing Date, on the date of each Advance, on the Project Phase 1 Completion Date, on the Project Phase 2 Completion Date, and on the date of incurrence of Permitted Approved Expansion Debt, Permitted Relevering Debt, Permitted Completion Senior Debt and PDE Senior Debt:
(a)Organization
Each of the Obligors is a limited liability company duly organized validly existing and in good standing under the laws of the State of Delaware.
(b)Financial Statements
The financial statements of the Obligors most recently furnished to the Intercreditor Agent (whether pursuant to Section 4.2(h) (Conditions to Upsize Closing Date – Financial Statements) or Section 10.1(a) (Accounting, Financial and Other Information)) present fairly in all material respects its financial condition as at the date thereof in accordance with GAAP (subject to normal year-end adjustments and except to the extent any notes to the financial statements would not be required thereunder) consistently applied.
(c)Power and Authority and Qualification
Each Obligor:
(i)has the power and authority to execute, deliver, perform and incur obligations under the Transaction Documents then in effect to which it is a party;

(ii)has the power and authority to make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to the Finance Documents;
(iii)has the power and authority for the execution, delivery and performance of each of the Transaction Documents to which it is a party, each of the Transaction Documents has been duly authorized by it, and (assuming the due execution and delivery by the counterparties to the Obligors thereto) each of the Transaction Documents to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws; and
(iv)is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
(d)No Conflicts
(i)In respect of each of the Obligors, its Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party;
(ii)neither (x) any material law applicable to it, or agreement to which it is a party, nor (y) any order, judgment or decree to which it or any of its assets are subject conflict in any material respect with, or prevent execution or delivery or performance by it of, the Transaction Documents then in effect to which it is a party or conflict in any material respect with its Constitutional Documents
(iii)in respect of each of the Obligors, the Material Project Agreements then in effect to which it is a party do not conflict with or prevent execution or delivery or performance by it of the Finance Documents; and
(iv)the execution or delivery or performance by it of the Transaction Documents does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Liens.
(e)Regulatory Matters
(i)The FERC Order: (a) has been obtained by the Borrower with respect to the LNG Facility and by the Pipeline Company with respect to the CP Express Pipeline and (b) satisfies the Permit Appeal Qualification;

(ii)the Obligors are in material compliance with the FERC Order, and the FERC Order is free from conditions and requirements: (a) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (b) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect;
(iii)each of the FTA Authorization and the Non-FTA Authorization: (a) has been obtained by the Borrower and (b) satisfies the Permit Appeal Qualification; and
(iv)the Borrower is in material compliance with each of the FTA Authorization and the Non-FTA Authorization, and each of the FTA Authorization and the Non-FTA Authorization is free from conditions and requirements: (a) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (b) that the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.
(f)ERISA
In respect of each Obligor, it:
(i)does not sponsor or participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan; and
(ii)no ERISA Event has occurred or is reasonably expected to occur.
(g)Title
(i)Except as otherwise permitted under the Finance Documents and other than with respect to real property (which is covered under clause (m) (Real Property) below), each Obligor owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Liens, and the Security Documents are effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Liens); and
(ii)no previous assignment of, or security interest in, any Obligor’s right, title and interest in any of the Collateral has been made or granted by any Obligor that remains in effect or is otherwise effective other than pursuant to the Finance Documents to which the Obligor is a party or in respect of Permitted Liens.
(h)Subsidiaries

The Pledgor has no Subsidiaries other than the Obligors and none of the Obligors has any Subsidiaries (except, with respect to the Borrower, following the formation thereof in accordance with Section 7.5 (External Expansions), CFCo).
(i)Investment Company Act (Obligors)
In respect of each Obligor, it is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.
(j)Margin Stock
(i)No part of the proceeds of any Advance shall be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for such purpose; and
(ii)in respect of each Obligor, it is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Senior Debt shall be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board.
(k)Minimum Insurance
Except as otherwise approved by the Insurance Advisor, any Minimum Insurances applicable to each of the Obligors are in full force and effect if required to be in effect at such time.
(l)No Loan Facility Declared Default or Event of Default
No Unmatured Loan Facility Event of Default, Loan Facility Event of Default or Loan Facility Declared Default has occurred and is Continuing.
(m)Real Property
(i)The Obligors collectively have good, legal and valid real property interests in the applicable portion of the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made;
(ii)the Obligors do not have any real property interests other than with respect to the Site or except as set forth on Schedule 5.2(m) (Real Property Interests);
(iii)no action has been commenced or is pending to terminate, restate or replace any Lease; and

(iv)to the Knowledge of each Obligor, there is no default or existing condition which with the giving of notice or passage of time or both would cause a default under a Lease, and all rents due under the Leases have been timely paid in full.
(n)Intellectual Property
The Obligors collectively own or have obtained and hold in full force and effect all material Intellectual Property that is necessary for carrying out the Development except for such items which are not required in light of the applicable stage of Development, and reasonably believe that they shall be able to obtain such items that are not owned or have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development, provided that, any such items shall not contain any material condition or material requirement that they do not expect to be able to satisfy without cost that could reasonably be expected to have a Material Adverse Effect.
(o)Anti-Corruption Laws
(i)None of the Obligors, or any of their Affiliates, nor, to the Knowledge of any of these entities, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or Sanctions applicable to such Person; and
(ii)the Obligors have instituted and maintain policies and procedures reasonably designed to ensure compliance therewith in all material respects.
(p)Collateral
The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents.
(q)No Material Adverse Effect.
Since December 31, 2024, no event, circumstance or change has occurred (other than matters of a general economic nature) that has caused or evidenced, or could reasonably be expected to result in, a Material Adverse Effect.
(r)Accounts
Other than Authorized Investments held in accordance with the Common Security and Account Agreement, in respect of each Obligor, it does not have, and is not the beneficiary of, any bank account other than the Local Accounts, the Accounts and the Excluded Accounts.
(s)Material Project Agreements
(i)Each of the Material Project Agreements to which any Obligor is a party is in full force and effect to the Obligors’ Knowledge, and none of such Material Project Agreements has been terminated or otherwise amended, modified, supplemented, transferred, impaired or, to the Obligors’ Knowledge, assigned, except as permitted by the terms of the Finance Documents; and
(ii)(A) no material default or event of default of any Obligor or, (B) to the Knowledge of each Obligor, no default or event of default of any counterparty, in each case have occurred and are continuing under any Material Project Agreement (except in the case of clause (B), to the extent such default or event of default of any such counterparty could not reasonably be expected to have a Material Adverse Effect).
(t)In-Construction Sufficiency Condition
The Borrower is in compliance with the In-Construction Sufficiency Condition.
(u)Equity Interests and Ownership
The Equity Interests of each Obligor have been duly authorized and validly issued. There is no existing option, warrant, call, right, commitment or other agreement to which any Obligor is a party requiring, and there is no membership interest or other Equity Interests of Obligor outstanding which upon conversion or exchange would require, the issuance by any Obligor of any additional membership interests or other Equity Interests of any Obligor or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Obligor. The Obligors do not own any Equity Interests in any Person (except, with respect to the Borrower, following the formation thereof in accordance with Section 7.5 (External Expansions), CFCo).
(v)Environmental Claims; Permit Notices
(i)Except as set forth in Schedule G (Disclosure Schedule) hereto, there is:
(A)no Environmental Claim now pending or, to the Knowledge of each Obligor, threatened against it or the Project Facilities, or expressly with respect to its Permits or the Development, that in each case could reasonably be expected to have a Material Adverse Effect; and

(B)no existing default by it under any applicable order, writ, injunction or decree of any Governmental Authority or arbitral tribunal with respect to Environmental Claims that could reasonably be expected to have a Material Adverse Effect; and
(ii)In respect of each Obligor, it has not received any notice from any Governmental Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any material Permit that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission that could reasonably be expected to have a Material Adverse Effect.
(w)Tax Status
In respect of each Obligor, it is a limited liability company that is treated as a partnership for U.S. federal income tax purposes or an entity disregarded for U.S. federal income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Transaction Document nor the consummation of any of the transactions contemplated thereby shall affect such status.
(x)Easements; Utilities; Services
All easements, leasehold and other real property interests, and all utility and other services, means of transportation, facilities, other materials and other related rights, that are necessary for the operation and maintenance of the Project Facilities, as currently conducted (and in light of the current status of Development), in accordance in all material respects with all applicable Government Rules and the Transaction Documents (including, to the extent applicable, gas, electrical, water and sewage services and facilities) are available to the applicable Obligor or, if not then available, are reasonably expected to be available to the applicable Obligor as and when needed for the operation and maintenance of the Project Facilities.
(y)Development
No other material contracts are necessary for the development of the Project Phase 1 Development and the Project Phase 2 Development at their respective current stages of development other than the Material Project Agreements in effect.
(z)Affected Financial Institutions
As of the Upsize Closing Date, no Obligor is an Affected Financial Institution.

6.INCURRENCE OF ADDITIONAL SENIOR DEBT
6.1Permitted Senior Debt
(a)The Borrower may from time to time enter into agreements to incur, and may incur, Senior Debt Obligations in addition to the Upsized Senior Debt Obligations that, for so long as the Common Terms Agreement remains in effect in accordance with its terms, consist only of Working Capital Debt, Replacement Debt, Permitted Approved Expansion Debt, Permitted Relevering Debt, Permitted Completion Senior Debt, PDE Senior Debt and/or Restoration Debt (and shall satisfy the requirements of this Article 6 (Incurrence of Additional Senior Debt) applicable to such category of Senior Debt).
(b)Each Senior Creditor Group Representative (on behalf of the Senior Creditors providing Additional Senior Debt) must accede to the Common Security and Account Agreement pursuant to, and in accordance with, the conditions set forth in Section 2.7 (Accession of Senior Creditor Group Representatives) of the Common Security and Account Agreement.
(c)Incurrence of Additional Senior Debt under one Section of this Article 6 (Incurrence of Additional Senior Debt) shall not preclude the incurrence of Additional Senior Debt under any other Section of this Article 6 (Incurrence of Additional Senior Debt), and the failure of the proposed Additional Senior Debt to meet the requirements of one Section of this Article 6 (Incurrence of Additional Senior Debt) shall not preclude the incurrence of such Additional Senior Debt if permitted under other Sections of this Article 6 (Incurrence of Additional Senior Debt).
(d)Additional Senior Debt under this Article 6 (Incurrence of Additional Senior Debt) may be incurred under this Agreement and/or any other Senior Debt Instrument.
6.2Working Capital Debt
(a)The Borrower may incur senior secured, subordinate or unsecured Indebtedness (which, if secured on a pari passu basis, shall constitute Senior Debt) not exceeding an amount outstanding at any one time equal to the sum of:
(i)an aggregate principal amount not to exceed the amount of the Working Capital Facility as of the Upsize Closing Date; and
(ii)$500,000,000;
(b)in each case outstanding in the aggregate at any one time under one or more working capital and/or letter of credit facilities (including the Working Capital Facility) (collectively, the “Working Capital Debt”) (u) to satisfy the Obligors’ obligations related to purchases of natural gas and any costs and expenses related to the supply or transport of natural gas by the Obligors (including for testing or operations) including credit support (and mark to market) obligations in connection therewith, (w) to fund reserve requirements, (x) the payment of transaction fees and expenses, (y) working capital purposes and (z) other general corporate purposes (subject, in the case of this clause (z), to a cap of $500,000,000), as the case may be, so long as:
(c)(I)     the all-in yield (whether in the form of interest rate margins, original issue discount (“OID”) or upfront fees) applicable to any additional Working Capital Facility will not be more than 0.25% higher than the corresponding all-in yield (giving effect to interest rate margins, OID, upfront fees and interest rate floors) for the then-existing Working Capital Facility unless the interest rate margins with respect to such then-existing Working Capital Facility are increased by an amount equal to the difference between the all-in yield with respect to the additional Working Capital Facility and the corresponding all-in yield on the then-existing Working Capital Facility; provided further that, in determining the all-in yield applicable to the foregoing (x) customary arrangement, underwriting, amendment or commitment fees payable to one or more arrangers shall be excluded, (y) OID and upfront fees paid to the lenders shall be included (with OID and upfront fees being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity), and (z) if the new Working Capital Facility includes an interest rate floor greater than the applicable interest rate floor under the then-existing Working Capital Facility, such differential between interest rate floors shall be equated to an increase in the applicable interest rate margin with respect to such Working Capital Facilities for purposes of determining whether an increase to the interest rate margin under the existing Working Capital Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Working Capital Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Working Capital Facility shall be increased to the extent of such differential between interest rate floors;
(d)(II)     the Borrower certifies that:
(A)no Event of Default or Unmatured Event of Default:
(1)has occurred and is Continuing; or
(2)could reasonably be expected to occur after giving effect to the incurrence of the Working Capital Debt;

(B)any Senior Debt Instrument governing the Working Capital Debt shall require the Borrower to reduce the principal amount relating to any revolving Loans thereunder to $0 for a period of at least five (5) consecutive Business Days at least once per calendar year; provided that, this requirement shall not apply to letters of credit outstanding or Loans outstanding as a result of a draw under a letter of credit; provided further that amounts may not be borrowed under any one Facility Agreement for Working Capital Debt in order to meet this requirement under any other Facility Agreement for Working Capital Debt (it being acknowledged and agreed that the foregoing shall not limit the utilization by the Borrower of other Indebtedness that is permitted to be incurred pursuant to Section 12.14 (Limitation on Indebtedness) for such purposes to the extent the terms and conditions of such Indebtedness permit such utilization); and
(C)(III)    the Intercreditor Agent has received, at least three Business Days before the incurrence of any such Working Capital Debt, a certificate from the Borrower that:
(A)identifies each Senior Creditor Group Representative for, and each holder of, any such Working Capital Debt; and
(B)attaches a copy of each proposed Senior Debt Instrument relating to any such Working Capital Debt.
(e)Any provider of Working Capital Debt (or a Senior Creditor Group Representative on its behalf) that is secured shall accede as a Senior Creditor to the Common Security and Account Agreement, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral.
(f)For the avoidance of doubt, Working Capital Debt shall not be used to make Restricted Payments.
6.3Replacement Debt
(a)At any time and from time to time, the Borrower may incur additional senior secured, subordinate or unsecured Indebtedness (which, if secured on a pari passu basis, shall constitute Senior Debt) or enter into agreements with Persons who commit to provide Indebtedness in order to prepay or repay Senior Debt and/or replace all or part of the Facility Debt Commitments under one or more Loans (“Replacement Debt”), as the case may be, so long as and provided that the Borrower certifies that:
(i)the Replacement Debt, taken as a whole:
(A)has a weighted average life no less than the then-remaining weighted average life of that of the Senior Debt or the

Facility Debt Commitments being prepaid or replaced, taken as a whole;
(B)has a Final Maturity Date no earlier than the Senior Debt or the Facility Debt Commitments being prepaid or replaced; and
(C)may not be voluntarily prepaid or redeemed prior to having repaid the then-outstanding Term Loans in full and having cancelled all outstanding Term Loan Commitments;
(ii)the Replacement Debt is incurred solely for the permitted prepayment, in whole or in part, of existing Senior Debt (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Debt or the prepaid Senior Debt, as applicable (including, without duplication, (A) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Debt; (B) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Debt; (C) upfront fees and/or original issue discount on, and transaction expenses relating to, such Replacement Debt and (D) any incremental carrying costs of such Replacement Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Debt)) or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender);
(iii)the aggregate principal amount of Replacement Debt incurred or committed and then available does not exceed the aggregate amount of the Senior Debt or the Facility Debt Commitments being prepaid or replaced, together with any premiums, costs, fees or expenses associated with the Replacement Debt (including those described in sub-clause (ii) above and clause (b) below);
(iv)the Borrower will have demonstrated by delivery of an updated Base Case Forecast (prepared in accordance with the Base Case Sizing Criteria) that the incurrence of the Replacement Debt shall not result in a Fixed Projected DSCR of less than the Sizing Case DSCR commencing on the first CTA Payment Date following such prepayment (but in all cases, after the First Tranche 1 Repayment Date) for each twelve (12) month period thereafter (including any stub period) through the Qualifying Term of the Qualifying LNG SPAs then in effect (with such ratio being calculated on a pro forma basis giving effect to the incurrence of the Replacement Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the Facility Debt Commitments);
(v)the Replacement Debt (A) is ranked pari passu and is treated pro rata in all respects with Senior Debt, and does not benefit from any security or guarantee from the Collateral Parties that is in addition to any security or guarantee from such Persons provided in respect of any then-outstanding Senior Debt (including any Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor or (B) is subordinated or unsecured;
(vi)the Replacement Debt does not benefit from any material covenants or terms (excluding pricing or optional prepayment or redemption terms) that are materially more restrictive on the Obligors than those included in this Agreement unless such covenants or terms are provided for the benefit of all Facility Lenders;
(vii)simultaneously with the incurrence of any Replacement Debt that occurs on or after the date by which the Borrower is required to fund the Senior Facilities Debt Service Reserve Account in accordance with Section 4.5(i) (Deposits and Withdrawals – Senior Facilities Debt Service Reserve Account) of the Common Security and Account Agreement, the Borrower shall use a portion of the proceeds of such Replacement Debt to fund any increase in the then-applicable Senior Facilities Debt Service Reserve Amount or, if such Replacement Debt does not constitute Facility Debt Obligations, fund any Additional Debt Service Reserve Account opened by the Borrower in accordance with the Common Security and Account Agreement that was established for such Replacement Debt in an amount as required by such Replacement Debt; and
(viii)the Intercreditor Agent has received (A) at least three Business Days prior to the incurrence of such Replacement Debt, (1) a notice describing the then-anticipated principal terms and conditions of the proposed Replacement Debt (other than, in the case of Replacement Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes, which shall be provided when they become available) and (2) the substantially agreed forms of the finance documents relating to any proposed Replacement Debt (other than in the case of Replacement Debt comprised of Senior Notes) and (B) on the date of the incurrence of such Replacement Debt, (1) an updated notice describing the final principal terms and conditions of the Replacement Debt (including, in the case of Replacement Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes), (2) copies of the executed finance documents relating to the Replacement Debt and (3) an officer’s certificate of the Obligors certifying to the matters set forth in clauses (i) through (vii) above;
provided that, in each case, no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur after giving effect to the incurrence of the Replacement Debt. Any provider of Replacement Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement and, if a

Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu or on a junior basis in the Collateral or on an unsecured basis.
(b)Within 30 days after the first Advance of any Replacement Debt, the Borrower shall pay, from the proceeds of the Replacement Debt or other cash flow available for such purpose, any Funding Losses and/or other amounts required to be paid in accordance with Section 3.6 (Prepayment Fees and Funding Losses) and the applicable Facility Agreement with respect to the Facility Debt Commitments being replaced.
6.4[Reserved]
6.5Permitted Approved Expansion Debt
The Borrower may incur senior secured, subordinate or unsecured Indebtedness (which, if secured on a pari passu basis, shall constitute Senior Debt) or enter into agreements with Persons who commit to provide Indebtedness in connection with any Permitted Approved Expansion (“Permitted Approved Expansion Debt”), subject to the satisfaction or waiver (unless as otherwise noted below) of each of the following, and no other, conditions (the “Permitted Approved Expansion Debt Conditions”):
(a)the Permitted Approved Expansion Debt (A) is ranked pari passu and is treated pro rata in all respects with Senior Debt, and does not benefit from any security or guarantee from the Collateral Parties that is in addition to any security or guarantee from such Persons provided in respect of any then-outstanding Senior Debt (including any Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor or (B) is subordinated or unsecured;
(b)the net cash proceeds of the Permitted Approved Expansion Debt are used solely (i) to pay Project Costs in connection with the Project Phase 1 Development, Project Phase 2 Development, Project Phase 3A Development, Project Phase 3B Development or any Permitted Internal Expansion and/or (ii) for working capital and reserve needs in respect of the Project Phase 1 Development, Project Phase 2 Development, Project Phase 3A Development, Project Phase 3B Development or any Permitted Internal Expansion;
(c)there shall be binding arrangements (where applicable) in respect of an equity commitment (and related backstop in the form of Acceptable Credit Support) and funding of such equity commitment, either through cash, assumed commissioning cargo proceeds or, subject to the In-Construction Sufficiency Condition (determined in a manner consistent with clause (o) below), Assumed Post-COD P1 SPA Profits and any similar profits from the Phase 2 LNG Facility, the Phase 3A LNG Facility, the Phase 3B LNG Facility or any Permitted Internal Expansion (in each case, applied in a manner consistent with clause (o) below), in such amount required to maintain a Senior Debt/Equity Ratio of no greater than 75:25;

(d)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast (prepared in accordance with the Base Case Sizing Criteria) that the incurrence of the Permitted Approved Expansion Debt shall not result in a Fixed Projected DSCR (including, for the avoidance of doubt, any LNG SPAs that are Qualifying LNG SPAs relating to such Permitted Approved Expansion) of less than the Sizing Case DSCR commencing on (i) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date, (ii) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date, and (iii) with respect to such Permitted Approved Expansion, the first Payment Date occurring after the date for the achievement of the “project completion date” in respect of such Permitted Approved Expansion, in each case, for each 12 month period thereafter (including any stub period) through the Maturity Date, based on Cash Flow Available for Debt Service from the fixed liquefaction fee under the Qualifying LNG SPAs for the Project that are then in full force and effect (including, for the avoidance of doubt, any additional LNGs SPAs with respect to such Permitted Approved Expansion that would qualify as Qualifying LNG SPAs following the Phase 3A FID, the Phase 3B FID, or the applicable Permitted Internal Expansion FID Conditions Satisfaction Date, as applicable) and on a 20-year amortization profile (commencing on (A) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date, (B) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date, and (C) with respect to such Permitted Approved Expansion, the first Payment Date occurring after the date for the achievement of the “project completion date” in respect of such Permitted Approved Expansion), assuming, in each case, no lifting and no merchant sales;
(e)no Event of Default or Unmatured Event of Default (i) has occurred and is Continuing or (ii) could reasonably be expected to occur after giving effect to the incurrence of such Permitted Approved Expansion Debt;
(f)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor immediately after giving effect to the incurrence of such Permitted Approved Expansion Debt (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(g)the Permitted Approved Expansion Debt has a weighted average life no less than the then-remaining weighted average life of that of the Senior Debt or the Facility Debt Commitments following the incurrence of the Permitted Approved Expansion Debt;
(h)such Permitted Approved Expansion Debt has a maturity date of no earlier than the Maturity Date;
(i)if secured, the Senior Creditor Group Representative (on behalf of the Senior Creditors providing such Permitted Approved Expansion Debt) shall have acceded to (A) the Common Security and Account Agreement pursuant to, and in accordance with, the conditions set forth in Section 2.7 (Accession of Senior Creditor Group Representatives) of the Common Security and Account Agreement and (B) if such Senior Creditors are

Facility Lenders, the Intercreditor Agreement pursuant to and in accordance with, the conditions set forth in Section 7.6(c) (Successors and Assigns) of the Intercreditor Agreement;
(j)receipt by the Intercreditor Agent of a true, complete and correct copy, in a customary form and not subject to approval or consent by the Intercreditor Agent, of a certificate of the Borrower certifying that all material Permits necessary for such Permitted Approved Expansion, including the authorizations under Section 3 of the Natural Gas Act issued by (i) FERC for the siting, construction and operation of the proposed facilities and (ii) the DOE for the export of natural gas both to nations with which the US has free trade agreements for natural gas trade and to other nations with which trade is not prohibited by US law or policy, have been duly obtained, were validly issued, are in full force and effect, satisfy the Permit Appeal Qualification, or (apart from the authorizations under Section 3 of the Natural Gas Act referred to in this clause (j)) are reasonably anticipated to be obtained when required;
(k)in the event that any assets or material contracts related to such Permitted Approved Expansion being developed with the proceeds of such Permitted Approved Expansion Debt are not part of the Collateral, the Borrower shall have delivered (or procured that the Obligors deliver) such additional agreements and supplements to the Security Documents, as are necessary or advisable in order to subject such assets or contracts to the Security Interests, at the time such Permitted Approved Expansion Debt is incurred (subject to exclusions for Excluded Assets, as set forth in the Common Security and Account Agreement);
(l)the Senior Debt/Equity Ratio, immediately after giving effect to any incurrence of such Permitted Approved Expansion Debt, is no greater than 75:25, as certified by the Borrower;
(m)the Intercreditor Agent has received (i) at least three Business Days prior to the incurrence of such Permitted Approved Expansion Debt, (A) a notice describing the then-anticipated principal terms and conditions of the proposed Permitted Approved Expansion Debt (other than, in the case of Permitted Approved Expansion Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes, which shall be provided when they become available) and (B) the substantially agreed forms of the finance documents relating to any proposed Permitted Approved Expansion Debt (other than in the case of Permitted Approved Expansion Debt comprised of Senior Notes), and (ii) on the date of the incurrence of such Permitted Approved Expansion Debt, (A) an updated notice describing the final principal terms and conditions of such Permitted Approved Expansion Debt (including, in the case of Permitted Approved Expansion Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes), (B) copies of the executed finance documents relating to such Permitted Approved Expansion Debt and (C) an officer’s certificate of the Obligors certifying to the matters set forth in clauses (a) through (k) above;
(n)the Facility Lenders holding a majority of the Loans and commitments in respect of the Senior Debt have consented to the incurrence of such Permitted Approved Expansion Debt; provided that, in the event any

Facility Lender shall fail to respond to a request for such consent within thirty (30) Business Days of such request, such Facility Lender shall be deemed to have provided its consent;
(o)the In-Construction Sufficiency Condition shall be satisfied (if (x) Phase 3A FID has occurred or is being taken in connection with the incurrence of the Permitted Approved Expansion Debt, as though item (a)(iv) of the definition thereof includes profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 2 LNG Facility (which shall be applied first to the Project Phase 3A Development) and satisfaction of such condition includes the then-current remaining Project Costs for the Project to achieve the Project Phase 3A Completion Date on or prior to the date certain established in respect of the Phase 3A LNG Facility, (y) Phase 3B FID has occurred or is being taken in connection with the incurrence of the Permitted Approved Expansion Debt, as though item (a)(iv) of the definition thereof includes profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 2 LNG Facility (which shall be applied first to the Project Phase 3A Development) and profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3A LNG Facility (which shall be applied first to the Project Phase 3B Development) and satisfaction of such condition includes the then-current remaining Project Costs for the Project to achieve the Project Phase 3A Completion Date on or prior to the date certain established in respect of the Phase 3A LNG Facility and the Project Phase 3B Completion Date on or prior to the date certain established in respect of the Phase 3B LNG Facility and (z) any Permitted Internal Expansion FID has occurred or is being taken in connection with the incurrence of the Permitted Approved Expansion Debt, as though item (a)(iv) of the definition thereof includes profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 2 LNG Facility (which shall be applied first to the Project Phase 3A Development), profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3A LNG Facility (which shall be applied first to the Project Phase 3B Development) and profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3B LNG Facility (which shall be applied first to any subsequent Permitted Internal Expansion) and satisfaction of such condition includes the then-current remaining Project Costs for the Project to achieve the Project Phase 3A Completion Date on or prior to the date certain established in respect of the Phase 3A LNG Facility, the Project Phase 3B Completion Date on or prior to the date certain established in respect of the Phase 3B LNG Facility and “project completion date” in respect of such Permitted Internal Expansion on or prior to the date certain established in respect thereof);
(p)no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event (i)    has occurred and is Continuing or (ii) could reasonably be expected to occur after giving effect to incurrence of such Permitted Approved Expansion Debt;
(q)if applicable, the Intercreditor Agent shall have received a Direct Agreement in respect of any Subsequent Material Project Agreement to the extent required pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement;

(r)receipt by the Intercreditor Agent of true, complete and correct copies of the following documents, in each case, taking into account such Permitted Approved Expansion and, in each case, in a customary form and not subject to approval or consent by the Intercreditor Agent:
(i)a certificate of the Borrower attaching an updated Construction Budget and Schedule, certifying that (A) such budget and schedule is the best reasonable estimate of the information set forth therein as of the date of such certificate; and (B) such budget and schedule is consistent with the requirements of the Transaction Documents;
(ii)a certificate of the Borrower attaching an updated Base Case Forecast meeting the requirements specified in clause (d) above and certifying that the projections in the updated Base Case Forecast were made in good faith; and (B) the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the updated Construction Budget and Schedule and the Transaction Documents;
(iii)a certificate of the Borrower (A) setting forth a description, in reasonable detail, of the proposed Permitted Approved Expansion, the scheduled date for commencement and the proposed date for completion of such Permitted Approved Expansion, (B) certifying that all insurance necessary for such Permitted Approved Expansion has either been obtained or is reasonably anticipated to be obtained when needed and (C) certifying that the other conditions set forth in the definition of “Permitted Approved Expansion Debt Conditions” have been satisfied or waived;
(iv)a certification by the Independent Engineer that the Permitted Approved Expansion could not reasonably be expected to have a material adverse impact on the construction, operation or maintenance of the Development (as in effect prior to giving effect to the Permitted Approved Expansion);
(v)a due diligence report of the Independent Engineer reviewing (A) the technical and economic feasibility of such Permitted Approved Expansion and the environmental compliance and environmental risks relating to such Permitted Approved Expansion; (B) the reasonableness and consistency of the updated Construction Budget and Schedule (and concurring with the Borrower’s certification in sub-clause (i) above), the relevant construction contract and the assumptions related to the costs and operating performance of such Permitted Approved Expansion; and (C) the reasonableness of the assumptions underlying the updated Base Case Forecast with respect to assumptions that are within the scope of the Independent Engineer’s role under relevant construction contracts and the Common Terms Agreement; and
(vi)an updated final due diligence report of the Market Consultant with respect to such Permitted Approved Expansion;

(s)receipt by the Intercreditor Agent of evidence that the sum of (A) committed Permitted Approved Expansion Debt plus (B) the equity arrangements contemplated by clause (c) above plus (C) any Retained Excess Cash Flow (including any assumed commissioning cargo proceeds with respect to such Permitted Approved Expansion during the commissioning period for such Permitted Approved Expansion and, subject to the In-Construction Sufficiency Condition as though satisfaction of such condition includes the then-current remaining Project Costs for the Project to achieve the Project Phase 3A Completion Date (with respect to the Phase 3A LNG Facility, if Phase 3A FID has occurred) and the Project Phase 3B Completion Date (with respect to the Phase 3B LNG Facility, if Phase 3B FID has occurred), Assumed Post-COD P1 SPA Profits (after application to the Project Phase 2 Development) (or any similar profits from the Phase 2 LNG Facility (after application to the Project Phase 3A Development), the Phase 3A LNG Facility (after application to the Project Phase 3B Development), the Phase 3B LNG Facility (after application to any subsequent Permitted Internal Expansion) or any Permitted Internal Expansion reasonably anticipated by the Borrower to be received prior to the completion of the applicable phase or expansion), in each case, accepted by the lenders under such Permitted Approved Expansion Debt) shall, in the aggregate, be sufficient to achieve the “project completion date” in respect of such Permitted Approved Expansion by any required date for the achievement of the “project completion date” in respect of such Permitted Approved Expansion;
(t)confirmation of the Independent Engineer as to the matters in clause (s) above; provided that, with respect to sub-clauses (s)(B) and (s)(C), such matters shall be confirmed by the Independent Engineer as reasonable and consistent with the underlying assumptions in the “conservative case” used to determine the Minimum Assumed Commissioning Cargo Proceeds; and
(u)receipt by the Intercreditor Agent of the legal opinions set forth in Schedule C - 3 (Table of Requirements for Legal Opinions – Conditions to Permitted Internal Expansion) of the Common Terms Agreement and in accordance with the requirements therein.
6.6Supplemental Debt
(a)The Borrower may incur senior secured, subordinate or unsecured Indebtedness (which, if secured on a pari passu basis, shall constitute Senior Debt) or enter into agreements with Persons who commit to provide additional Indebtedness (“Supplemental Debt”), so long as and provided that the Borrower certifies that such Supplemental Debt meets all of the conditions set forth in any one of sub-clause (i) (Permitted Relevering Debt) (such Supplemental Debt, “Permitted Relevering Debt”), sub-clause (ii) (Permitted Completion Senior Debt) (such Supplemental Debt, “Permitted Completion Senior Debt”), sub-clause (iii) (PDE Senior Debt) (such Supplemental Debt, “PDE Senior Debt”) or sub-clause (iv) (Restoration Debt) (such Supplemental Debt, “Restoration Debt”) below (with the incurrence of such Senior Debt under one such clause not being preclusive of the later permitted incurrence of such Senior Debt under the same or other such clauses assuming compliance with sub-clauses (i) through (iv), as applicable);

(i)Permitted Relevering Debt
(a)Such Permitted Relevering Debt:
(A)is incurred at any time on or after the Project Phase 1 Completion Date;
(B)(I) is ranked pari passu and is treated pro rata in all respects with Senior Debt, and does not benefit from any security or guarantee from the Collateral Parties that is in addition to any security or guarantee from such Persons provided in respect of any then-outstanding Senior Debt (including Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor or (II) is subordinated or unsecured;
(C)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast (prepared in accordance with the Base Case Sizing Criteria) that the incurrence of such Supplemental Debt, shall not result in a Fixed Projected DSCR of less than the Sizing Case DSCR commencing on (x) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date, and (y) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date, in each case, for each 12 month period thereafter (including any stub period) through the Maturity Date, based on Cash Flow Available for Debt Service from the fixed liquefaction fee under the Qualifying LNG SPAs for the Project that are then in full force and effect and on a 20-year amortization profile (measured commencing on (1) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date, and (2) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date);
(D)the Senior Debt/Equity Ratio, immediately after giving effect to any incurrence of such Supplemental Debt, is no greater than 75:25;
(E)no Event of Default or Unmatured Event of Default (I) has occurred and is Continuing or (II) could reasonably be expected to occur after giving effect to the incurrence of such Supplemental Debt;
(F)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor immediately after giving effect to such Supplemental Debt (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(G)such Supplemental Debt has a weighted average life no less than the then-remaining weighted average life of that of the Senior Debt or the Facility Debt Commitments following the incurrence of the Supplemental Debt; and
(H)such Supplemental Debt has a maturity date of no earlier than the Maturity Date;
(I)solely to the extent such Permitted Relevering Debt is incurred in connection with the initial Senior Debt funding in relation to the Project Phase 3A Development, Project Phase 3B Development or any Permitted Internal Expansion, the Facility Lenders holding a majority of the Loans and commitments in respect of the Senior Debt have consented to the incurrence of such Permitted Relevering Debt; provided that, in the event any Facility Lender shall fail to respond to a request for such consent within thirty (30) Business Days of such request, such Facility Lender shall be deemed to have provided its consent.
(ii)Permitted Completion Senior Debt
(b)Such Permitted Completion Senior Debt:
(A)is incurred prior to the Project Phase 2 Completion Date (or if the Phase 3A FID has occurred, the Project Phase 3A Completion Date, if the Phase 3B FID has occurred, the Project Phase 3B Completion Date, or if any Permitted Internal Expansion FID has occurred, the date for the achievement of the “project completion date” in respect of such Permitted Internal Expansion);
(B)the net cash proceeds of such Permitted Completion Senior Debt are used solely to pay (x) Project Costs and (y) transaction expenses associated with the incurrence of such Permitted Completion Senior Debt;
(C)(I) is ranked pari passu and is treated pro rata in all respects with Senior Debt, and does not benefit from any security or guarantee from the Collateral Parties that is in addition to any security or guarantee from such Persons provided in respect of any then-outstanding Senior Debt (including Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor or (II) is subordinated or unsecured;
(D)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast (prepared in accordance with the Base Case Sizing Criteria) that the incurrence of such Supplemental Debt, shall not result in a Fixed Projected DSCR of less than the Sizing Case DSCR commencing on (x) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date and (y) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date, in each case, for each 12 month period thereafter (including any stub period) through the Maturity Date, based on Cash Flow Available for Debt Service from the fixed liquefaction fee under the Qualifying LNG SPAs for the Project that are then in full force and effect and on a 20-year amortization profile (commencing on (1) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date and (2) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date);
(E)the Senior Debt/Equity Ratio, immediately after giving effect to any incurrence of such Supplemental Debt, is no greater than 75:25;
(F)no Event of Default or Unmatured Event of Default (I) has occurred and is Continuing or (II) could reasonably be expected to occur after giving effect to the incurrence of such Supplemental Debt;
(G)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor immediately after giving effect to such Supplemental Debt (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(H)such Supplemental Debt has a weighted average life no less than the then-remaining weighted average life of that of the Senior Debt or the Facility Debt Commitments following the incurrence of the Supplemental Debt;

(I)such Supplemental Debt has a maturity date of no earlier than the Maturity Date; and
(J)solely to the extent such Permitted Completion Senior Debt is incurred in connection with the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion, the Facility Lenders holding a majority of the Loans and commitments in respect of the Senior Debt have consented to the incurrence of such Permitted Completion Senior Debt; provided that, in the event any Facility Lender shall fail to respond to a request for such consent within thirty (30) Business Days of such request, such Facility Lender shall be deemed to have provided its consent.
(iii)PDE Senior Debt
(c)Such PDE Senior Debt:
(A)may be incurred at any time;
(B)is incurred for the purpose of funding Permitted Development Expenditures;
(C)any assets or material contracts related to the facilities being developed with the proceeds of such PDE Senior Debt that are not part of the Collateral shall be added to the Collateral;
(D)(I) is ranked pari passu and is treated pro rata in all respects with Senior Debt, and does not benefit from any security or guarantee from the Collateral Parties that is in addition to any security or guarantee from such Persons provided in respect of any then-outstanding Senior Debt (including Senior Debt Commitments thereunder) unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor or (II) is subordinated or unsecured;
(E)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast (prepared in accordance with the Base Case Sizing Criteria) that (I) the incurrence of such Supplemental Debt, and (II) the use of proceeds of such Supplemental Debt, in each case shall not result in a Fixed Projected DSCR of less than the Sizing Case DSCR commencing on (x) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date and (y) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date, in each case, for each 12 month period thereafter (including any stub period) through the Maturity Date, based on Cash Flow Available for Debt Service from the fixed liquefaction fee under the Qualifying LNG SPAs for the Project that are then in full force and effect and on a 20-year amortization profile (commencing on (1) with respect to the Phase 1 LNG Facility, the First Tranche 1 Repayment Date and (2) with respect to the Phase 2 LNG Facility, the First Tranche 2 Repayment Date);
(F)the Senior Debt/Equity Ratio, immediately after giving effect to any incurrence of such Supplemental Debt, is no greater than 75:25;
(G)no Event of Default or Unmatured Event of Default (I) has occurred and is Continuing or (II) could reasonably be expected to occur after giving effect to the incurrence of such Supplemental Debt;
(H)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, as to such Obligor immediately after giving effect to such Supplemental Debt (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(I)such Supplemental Debt has a weighted average life no less than the then-remaining weighted average life of that of the Senior Debt or the Facility Debt Commitments following the incurrence of the Supplemental Debt; and
(J)such Supplemental Debt has a maturity date of no earlier than the Maturity Date.
(iv)Restoration Debt
(d)Such Restoration Debt:
(A)may be incurred at any time;
(B)not exceeding an amount outstanding at any one time equal to $250 million; and

(C)is incurred for the purpose of financing the restoration of the Project following damage, loss or destruction of all or a material portion of the Project or an Event of Taking, including any permitted refinancing thereof;
(b)The Borrower shall deliver to the Intercreditor Agent (i) at least five Business Days prior to the incurrence of such Supplemental Debt, (A) a notice describing the then-anticipated principal terms and conditions of the proposed Supplemental Debt (other than, in the case of Supplemental Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes, which shall be provided when they become available) and (B) the substantially agreed forms of the finance documents relating to any proposed Supplemental Debt (other than in the case of Supplemental Debt comprised of Senior Notes) and (ii) on the date of the incurrence of such Supplemental Debt, (A) an updated notice describing the final principal terms and conditions of the Supplemental Debt (including, in the case of Supplemental Debt comprised of Senior Notes, the pricing and amortization schedule of such Senior Notes), (B) copies of the executed finance documents relating to the Supplemental Debt and (C) an officer’s certificate of the Obligors certifying to satisfaction of the applicable conditions set forth in clause (a) above.
(c)To the extent any Supplemental Debt is incurred on a pari passu basis, any provider of such Supplemental Debt (or a Senior Creditor Group Representative on its behalf) shall accede as a Senior Creditor to the Common Security and Account Agreement pursuant to, and in accordance with, the conditions set forth in Section 2.7 (Accession of Senior Creditor Group Representatives) of the Common Security and Account Agreement and, if a Facility Lender, the Intercreditor Agreement and this Agreement, and shall share pari passu in the Collateral pursuant to and in accordance with, the conditions set forth in Section 7.6(c) (Successors and Assigns) of the Intercreditor Agreement.
7.PERMITTED DEVELOPMENT EXPENDITURES/EXPANSIONS
7.1Permitted Development Expenditures
(a)The Obligors shall not make, or provide (following the formation thereof in accordance with Section 7.5 (External Expansions)) CFCo with funds to make, any Development Expenditures that do not qualify as Permitted Development Expenditures. Assets or property built or acquired with Development Expenditures shall constitute Collateral except as provided in the Security Documents.
(b)For the avoidance of doubt, (i) Permitted Development Expenditures may be made prior to the Project Phase 2 Completion Date to the extent permitted under Article 9 (Material Construction Contracts) and (ii) Permitted Development Expenditures may also be made in relation to an Expansion to the extent permitted under Section 7.2 (Expansion Contracts).

7.2Expansion Contracts
The Obligors shall not enter into a construction contract or contracts with respect to the development of any mixed refrigerant liquefaction blocks, modules and supporting facilities in addition to the Project Facilities (including, prior to the occurrence of the Phase 3A FID, in respect of the Project Phase 3A Development, prior to the occurrence of the Phase 3B FID, in respect of the Project Phase 3B Development, and prior to any Permitted Internal Expansion FID Conditions Satisfaction Date, in respect of such Permitted Internal Expansion) (an “Expansion”) without the prior consent of the Intercreditor Agent acting at the instruction of the Requisite Intercreditor Parties (not to be unreasonably withheld, conditioned or delayed); provided that, without such consent the Obligors may:
(a)conduct front-end engineering, development and design work using Equity Funding not otherwise committed to other expenditures for the Development;
(b)prepare and submit applications for Permits related to any such Expansion;
(c)undertake pre-construction activities and early works activities associated with an Expansion; and
(d)enter into one or more contracts or agreements that (i) are not Material Project Agreements, so long as either (1) the Obligors do not have any material obligations under such project documents until after Phase 3A FID has occurred (with respect to project documents in respect of the Project Phase 3A Development), Phase 3B FID has occurred (with respect to project documents in respect of the Project Phase 3B Development), or the Permitted Internal Expansion FID Conditions Satisfaction Date (with respect to project documents in respect of any Permitted Internal Expansion) applicable to such Permitted Internal Expansion, in each case, as applicable (provided that, in each case, subject to the definition of Subsequent Material Project Agreement, such project documents shall become Material Project Agreements upon the occurrence of Phase 3A FID, Phase 3B FID or Permitted Internal Expansion FID, as applicable), or (2) any material obligations that cannot be suspended by the Obligors under the terms of such project documents are paid (and reserved for in advance) with the amounts set forth in the further proviso below or (ii) are Material Project Agreements relating to Permitted Development Expenditures subject, in each case, to the terms and conditions relating thereto;
provided further that, the cost of all obligations and liabilities in respect of any Expansion and the activities described in sub-clauses (a) through (d) above that are undertaken by the Obligors (or in respect of which an Obligor has obligations or liabilities) shall be funded (x) directly by the Sponsor or its Affiliates on behalf of the appliable Obligor, (y) with cash equity funded into the Excess Equity Proceeds Account in accordance with the Common Security and Account Agreement, Insurance Proceeds, any Retained Excess Cash Flow, early cargo revenues, and Assumed Post-COD P1 SPA Profits and any similar profits from completed phases in future periods or (z) solely with respect to any such Expansion and activities relating to the Project Phase 3A Development, with the proceeds of Term Loans up to the Phase 3 Loan Proceeds Sublimit plus, from and after the date on which the third marine terminal for the Project has received the necessary permits to commence construction, the Third Marine Terminal Allowance Sublimit (provided that, such Term Loans up to the Third Marine Terminal Allowance Sublimit may only be used to pay Project Costs in respect of the third marine terminal for the Project, unless otherwise utilized for the Project Costs for the Project Phase 1 Development or the Project Phase 2 Development), in each case, other than any such funds used to satisfy the In-Construction Sufficiency Condition, or without duplication, to fund the Contingency Reserve Requirement, as expressly permitted under the Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect (the foregoing sources of funding in clauses (x) through (z) above, and subject to the limitations set forth in this proviso, collectively, the “Expansion Funding Sources”).
7.3[Reserved]
7.4Permitted Approved Expansion
Except as otherwise permitted under Section 7.2 (Expansion Contracts), the Obligors shall be permitted to undertake the Project Phase 3A Development, the Project Phase 3B Development and any other Expansion of the Project Facilities (including the addition to the Project Facilities of (1) any other mixed refrigerant liquefaction blocks, trains, modules, pretreatment facilities and supporting facilities (including power facilities) in addition to the Project Phase 1 Development, the Project Phase 2 Development and related storage, transportation, loading, unloading and other facilities and equipment, (2) other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG, (3) expansion of existing pipelines or construction of new pipelines, and related infrastructure, (4) other material additions or modifications of then-existing Project Facilities; and (5) compression to, a looping project relating to, or another expansion of, the CP Express Pipeline), in each case, that is in addition to the Development then in operation, under construction or being developed (which for the avoidance of doubt shall not include the Phase 3 LNG Facility) (a “Permitted Internal Expansion”), in each case, as long as such activities are funded with:
(i) if the Borrower will incur indebtedness in connection with the Permitted Approved Expansion, the proceeds of such indebtedness, provided that, the conditions specified in Section 6.5 (Permitted Approved Expansion Debt) have been satisfied or waived; or
(ii) if the Borrower does not incur indebtedness in connection with the Permitted Approved Expansion,

(w) the proceeds of cash flows available in the Revenue Account at the seventh level of the cash waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement,
(x) voluntary equity contributions (including (A) assumed commissioning cargo proceeds related to the Project Phase 3A Development, the Project Phase 3B Development or such Permitted Internal Expansion, as applicable, and (B) the Assumed Post-COD P1 SPA Profits, if Phase 3A FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 2 LNG Facility (which shall be applied first to the Project Phase 3A Development), if Phase 3B FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3A LNG Facility (which shall be applied first to the Project Phase 3B Development), and if any Permitted Internal Expansion FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3B LNG Facility (which shall be applied first to any subsequent Permitted Internal Expansion), but excluding, for the avoidance of doubt, any voluntary equity contributions used to satisfy the In-Construction Sufficiency Condition or to fund the Contingency Reserve Requirement),
(y) any Retained Excess Cash Flow, and
(z) solely with respect to any such activities relating to the Project Phase 3A Development, the proceeds of Term Loans up to the Phase 3 Loan Proceeds Sublimit plus, from and after the date on which the third marine terminal for the Project has received the necessary permits to commence construction, the Third Marine Terminal Allowance Sublimit (provided that, such Term Loans up to the Third Marine Terminal Allowance Sublimit may only be used to pay Project Costs in respect of the third marine terminal for the Project, unless otherwise utilized for the Project Costs for the Project Phase 1 Development or the Project Phase 2 Development);
provided that, (a) upon the commencement of material construction on the Site with respect to any Permitted Approved Expansion and (b) following the commencement of material construction on the Site with respect to any Permitted Approved Expansion, upon a material change to the scope of such Permitted Approved Expansion, the Borrower shall deliver to the Intercreditor Agent a certificate of the Independent Engineer certifying that such Permitted Approved Expansion will not adversely interfere in any material respect with the construction and development work with respect to the Project Phase 1 Development or the Project Phase 2 Development.
7.5External Expansions
(a)Creation of Common Facilities Company

(i)Subject to Section 7.5(b) (External Expansions – Consent to Permitted CFCo Contribution) below, in connection with an External Expansion, the Borrower may form a new subsidiary that is a CFCo (any such Project Facilities held by CFCo, the “Common Facilities”).
(ii)Subject to Section 7.5(b) (External Expansions – Consent to Permitted CFCo Contribution) below, in connection with an External Expansion, the Borrower, the Pipeline Company, the Procurement Company or any of their respective Subsidiaries may contribute Common Facilities owned by the Borrower, the Pipeline Company, the Procurement Company or any such Subsidiaries to CFCo (such contribution, a “Permitted CFCo Contribution”).
(b)Consent to Permitted CFCo Contribution. The Borrower, the Pipeline Company, the Procurement Company or any of their respective Subsidiaries may exercise their rights in relation to a Permitted CFCo Contribution under Section 7.5(a) (External Expansions – Creation of Common Facilities Company) above if (i) no Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing and (ii) the Borrower has obtained the consent of the Facility Lenders holding a majority of the Loans and commitments in respect of the Senior Debt to the proposed contribution of the Common Facilities to CFCo; provided that, in the event any Facility Lender shall fail to respond to a request for such consent within thirty (30) Business Days of such request, such Facility Lender shall be deemed to have provided its consent.
8.LNG SPA COVENANTS
8.1LNG SPA Maintenance
(a)The Borrower shall maintain the Required LNG SPAs unless one or more of such Required LNG SPAs has terminated, in which case the Borrower shall enter into a replacement Qualifying LNG SPA within 180 days following such termination; provided that, (x) such replacement will be sufficient to cause, for each 12 month period thereafter (including any stub period) through the Qualifying Term of the Qualifying LNG SPAs, a minimum Fixed Projected DSCR of not less than the Sizing Case DSCR, and (y) the Borrower shall have a further 90 days to enter into such a replacement Required LNG SPA if the following two conditions are met:
(i)the Borrower is diligently pursuing a replacement Qualifying LNG SPA which would be sufficient to cause, for each 12 month period thereafter (including any stub period) through the Qualifying Term of the Qualifying LNG SPAs, a minimum Fixed Projected DSCR of not less than the Sizing Case DSCR; and
(ii)the termination of such Required LNG SPA could not reasonably be expected to result in a Material Adverse Effect;
and the Intercreditor Agent has received a certification from the Borrower confirming that each such condition above has been met prior to the expiration of the initial 180 day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken and expected schedule for replacement of the terminated Required LNG SPA (although commercially sensitive information may be omitted), any measures being taken by the Borrower to address the underlying cause of the termination to the extent relevant to the termination and the replacement process, any interim cash flow mitigation measures being taken by the Borrower (including sales of spot cargoes) and the impact on the Borrower’s projected Cash Flow during the subsequent cure period.
(b)A “Qualifying LNG SPA” includes each of:
(i)(x) the Phase 1 Initial LNG SPAs and (y) the Phase 2 Initial LNG SPAs;
(ii)any LNG SPA entered into for a Qualifying Term in accordance with Section 8.4(a) (Sale of Supplemental Quantity);
(iii)any other LNG SPA that meets each of the following conditions, in each case:
(A)such LNG SPA is entered into for a Qualifying Term with:
(1)an Investment Grade LNG Buyer;
(2)an LNG Buyer with (or guaranteed by an entity with) consolidated net tangible assets of at least the greater of:
(I)$[***] billion; or
(II)$[***] billion per 1.0 MTPA of ACQ; or
(3)LNG SPAs supported by Acceptable Credit Support (for the benefit of Borrower) in an amount equal to the greater of (1) 50% of the present value of the projected contracted Cash Flows from the fixed liquefaction fee under the applicable LNG SPA during the remaining Qualifying Term of such LNG SPA and (2) 100% of the present value of the projected contracted Cash Flows from the fixed liquefaction fee under the applicable LNG SPA during the lesser of (I) the succeeding seven (7) years under such LNG SPA and (II) the remaining term of such LNG SPA; or
(B)delivery of LNG under such LNG SPA is on an FOB basis or, subject to the Delivered Basis Capacity Limitation, on a delivered basis;
(C)the Borrower has delivered to the Intercreditor Agent notice of the proposed terms of such LNG SPA and such terms are (1) not materially less favorable in the aggregate than those set forth in the Initial LNG SPAs or (2) are consistent with then-current Market Terms;
(D)the execution of such LNG SPA and performance by the Borrower of its obligations under such LNG SPA shall not result in a breach of any Qualifying LNG SPA then in effect, or any Required Export Authorization then in effect and no additional Required Export Authorizations are necessary in connection with the execution of such LNG SPA; and
(E)the Borrower has delivered to the Intercreditor Agent a certificate certifying to the matters set forth in clauses (i), (ii), (iii)(A)(1) (if applicable) and (iv) above; and
(iv)any other LNG SPAs approved by the Intercreditor Agent (with the consent of the Requisite Intercreditor Parties).
8.2LNG SPA Mandatory Prepayment
(a)The Borrower shall be required to make a mandatory prepayment (an “LNG SPA Mandatory Prepayment”) if either of the events set forth below occurs (each, an “LNG SPA Prepayment Event”):
(i)the Borrower breaches the covenant in Section 8.1 (LNG SPA Maintenance) (taking into account the period set forth therein to replace the relevant Required LNG SPA); or
(ii)with respect to any Required LNG SPA, a Required Export Authorization becomes Impaired and the Borrower does not:

(A)provide a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization or to modify its LNG SPA arrangements, such as through lawful diversions by the counterparty thereto and/or alternative delivery or sale arrangements, such that such Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs (each such item, an “Export Authorization Remediation”)) within 30 days following such occurrence;
(B)diligently pursue such Export Authorization Remediation; or
(C)cause such Export Authorization Remediation to take effect within 90 days following the occurrence of the Impairment; provided that, the Borrower shall have a further 90 days to effect an Export Authorization Remediation if the following two conditions are met:
(1)the Borrower is diligently pursuing its plan for the Export Authorization Remediation; and
(2)the Impairment of the Required Export Authorization of such Required LNG SPA could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period;
and the Intercreditor Agent has received a certification from the Borrower confirming that each such condition above has been met prior to the expiration of the initial 90 day period together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by the Borrower to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by the Borrower (including sales of spot cargoes), any modification to LNG SPA arrangements such that the Impaired Export Authorization is no longer a Required Export Authorization with respect to any or all such Required LNG SPAs, and the impact on the

Borrower’s projected Cash Flow during the subsequent cure period, and the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties), acting reasonably, has not objected to such certification within 30 days following delivery thereof.
(b)The amount of the Senior Debt (which shall not extend to any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall repay and the amount of undrawn Facility Debt Commitments (which shall not include any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall cancel upon the occurrence of any LNG SPA Prepayment Event shall be an amount equal to:
(i)the aggregate principal amount of Senior Debt then outstanding plus the aggregate principal amount of undrawn Facility Debt Commitments; less
(ii)the maximum amount of Senior Debt that can remain outstanding consistent with the Base Case Sizing Criteria based on the Base Case Forecast and updated to take into account the Required LNG SPAs then in full force and effect (after giving effect to the LNG SPA Prepayment Event) and including any new Qualifying LNG SPAs entered into by the Borrower to replace a Required LNG SPA the termination of which triggered the LNG SPA Prepayment Event.
The Borrower shall provide to the Intercreditor Agent reasonable documentary support to show the amount of Senior Debt to be repaid and Senior Debt Commitments to be cancelled, including the Base Case Sizing Criteria and the updated Base Case Forecast and, to the extent appropriate, the Required LNG SPAs then in effect and reasonable background information regarding Required Export Authorizations with respect to such Required LNG SPAs and supporting the designation of such Export Authorizations as Required Export Authorizations with respect to such Required LNG SPAs.
(c)In making the prepayment and cancellation described in clause (b) above, the Borrower shall first repay the aggregate principal amount of Senior Debt Obligations then outstanding to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment) or until there are no more Senior Debt Obligations outstanding and if this has not resulted in a prepayment of the amount required to satisfy the test in clause (b) above, shall second cancel the aggregate principal amount of Facility Debt Commitments to the extent required under this Section 8.2 (LNG SPA Mandatory Prepayment). The prepayment and cancellation made pursuant to this Section 8.2 (LNG SPA Mandatory Prepayment) shall be required to be made by the earliest of (i) the 30th day following the termination of the cure period applicable thereto, (ii) the next Quarterly Payment Date if such date is more than 10 Business Days following the termination of the cure period applicable thereto and (iii) the 10th Business Day following the termination of the cure period applicable thereto if the next Quarterly Payment Date is less than 10 Business Days following the termination of the cure period applicable thereto.
(d)Upon completion of the prepayment of Senior Debt and cancellation of Facility Debt Commitments as and to the extent required by clause (b) and (c) above, the LNG SPA Prepayment Event and underlying breach of Section 8.1 (LNG SPA Maintenance) or Impairment triggering that LNG SPA Prepayment Event shall no longer be continuing under the Finance Documents in so far as the same set of events, facts or circumstances that caused such breach, Impairment and mandatory prepayment are concerned, but without prejudice to the Borrower’s obligations under Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) with respect to any other event, fact or circumstance.
8.3Amendment of LNG SPAs
The Borrower shall not agree to:
(a)any amendment or modification of the price or quantity provisions of any Qualifying LNG SPA that results in a reduction of the price or quantity:
(i)if such amendment or modification results in a breach of Section 8.1 (LNG SPA Maintenance); or
(ii)unless after giving effect to such amendment or modification, the Fixed Projected DSCR starting after the first CTA Payment Date for the repayment of principal following the later of the Project Phase 1 Completion Date and the date of such amendment or modification and for each calendar year thereafter through the Qualifying Term of the Qualifying LNG SPAs then in effect is at least the Sizing Case DSCR;
(b)any amendment or modification of any Qualifying LNG SPA that:
(i)could reasonably be expected to have a Material Adverse Effect;
(ii)would not be on Market Terms; or
(iii)would otherwise violate or conflict with the terms of the Finance Documents;

(c)any material waiver, amendment or modification of the governing law, choice of forum, responsibility for the impact of tariffs that shifts any additional responsibility therefor to any Obligor, responsibility for shipping (i.e., FOB, DPU or delivery ex-ship/delivered-at-terminal basis) (subject to the ability of the Borrower to replace (i) subject to the Delivered Basis Capacity Limitation, an LNG SPA that is on a FOB basis with an LNG SPA on a DPU or delivery ex-ship/delivered-at-terminal basis; (ii) an LNG SPA that is on a DPU basis with an LNG SPA that is on an FOB basis or delivery ex-ship/delivered-at-terminal basis or (iii) an LNG SPA that is on a delivery ex-ship/delivered-at-terminal basis with an LNG SPA that is on an FOB basis or DPU basis), term (other than an increase), or guarantee or credit support provisions (other than an increase or improvement) of any Qualifying LNG SPA, in each case, if within 60 days following notice of such proposed amendment or modification, the Intercreditor Agent notifies the Borrower in writing of its objection to such proposed amendment or modification; or
(d)any amendment or modification of the material elements of the structure or components of the pricing formula or the methodology of calculating the Contract Sales Price or any material term defining the “take-or-pay” obligations of any Qualifying LNG SPA (other than any increase or improvement thereof), in each case, if within 60 days following notice of such proposed amendment or modification, the Intercreditor Agent notifies the Borrower in writing of its objection to such proposed amendment or modification.
8.4Sale of Supplemental Quantity
(a)The Borrower shall be permitted to enter into LNG SPAs (and, in the case of any LNG SPA on a DPU or delivery ex-ship/delivered-at-terminal basis, shipping arrangements relating thereto) in respect of all or any portion of the Supplemental Quantity, which LNG SPAs may be of any duration, on any terms and, to buyers of any credit quality; provided that:
(i)the Required LNG SPAs are then in full force and effect;
(ii)(A) such LNG SPA has a term that is less than [***] years (measured from the Commercial Operation Date thereunder), (B) the Obligors have not incurred Senior Debt Obligations using such LNG SPA as a Required LNG SPA, or (C) the Facility Lenders holding a majority of the Loans and commitments in respect of the Senior Debt have consented to the Borrower entering into such LNG SPA;

(iii)each buyer thereunder is instructed to pay the Contract Sales Price to the Pre-Completion Revenues Account or the Revenue Account as required by Section 8.6 (Payment of LNG Sales Proceeds);
(iv)the performance by the Borrower of its obligations under such LNG SPAs could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Required LNG SPAs;
(v)the terms of such LNG SPA are (A) not materially less favorable in the aggregate than those set forth in the Initial LNG SPAs or (B) are consistent with then-current Market Terms;
(vi)the entry into and the terms of such LNG SPA shall not result in a breach or default of any Required LNG SPA then in effect or the Impairment of any then-required material Permit; and
(vii)delivery of LNG under such LNG SPA is on an FOB basis, or, subject to the Delivered Basis Capacity Limitation, DPU basis or delivery ex-ship/delivered-at-terminal basis.
(b)Notwithstanding anything to the contrary, the Borrower shall be permitted to enter into the Phase 1 Excess Capacity LNG SPA and any other LNG SPAs or replacements thereof in respect of all or any portion of the Excess Capacity Quantity, which LNG SPAs may be of any duration, on any terms and, to buyers of any credit quality.
8.5Sale of Pre-Completion Quantities
(a)The Borrower shall be permitted to enter into LNG SPAs (and, in the case of any LNG SPA on a DPU or delivery ex-ship/delivered-at-terminal basis, shipping arrangements relating thereto) in respect of any LNG produced or to be produced by the Phase 1 LNG Facility prior to the Project Phase 1 Completion Date, by the Phase 2 LNG Facility prior to the Project Phase 2 Completion Date, by the Phase 3A LNG Facility prior to the Project Phase 3A Completion Date, by the Phase 3B LNG Facility prior to the Project Phase 3B Completion Date or by any Permitted Internal Expansion prior to the “project completion date” in respect of such Permitted Internal Expansion (“Pre-Completion Quantities”), which LNG SPAs may be of any duration, on any terms and to buyers of any credit quality; provided that:
(i)the Required LNG SPAs are then in full force and effect;

(ii)such LNG SPA has a term that ends no later than the day immediately preceding the Commercial Operation Date (as defined in each such LNG SPA);
(iii)each buyer thereunder is instructed to pay the Contract Sales Price (the “Pre-Completion Revenues”) to the Pre-Completion Revenues Account as required by Section 8.6 (Payment of LNG Sales Proceeds);
(iv)the performance by the Borrower of its obligations under such LNG SPAs could not reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Required LNG SPAs;
(v)the entry into and the terms of such LNG SPA shall not result in a breach or default of any Required LNG SPA then in effect or the Impairment of any then-required material Permit; and
(vi)delivery of LNG under such LNG SPA is on an FOB basis, DPU basis or delivery ex-ship/delivered-at-terminal basis.
8.6Payment of LNG Sales Proceeds
The Borrower shall irrevocably instruct each LNG Buyer to pay the proceeds of sales of LNG under its LNG SPAs directly into:
(a)for any payments made (i) with respect to any LNG SPA in respect of the Phase 1 LNG Facility prior to the Project Phase 1 Completion Date (but, for the avoidance of doubt, excluding the proceeds of indebtedness and equity contributions and any revenues received under its Phase 1 Initial LNG SPAs), (ii) with respect to any LNG SPA in respect of the Phase 2 LNG Facility prior to the Project Phase 2 Completion Date (but, for the avoidance of doubt, excluding the proceeds of indebtedness and equity contributions and any revenues received under its Phase 2 Initial LNG SPAs) or (iii) with respect to any LNG SPA in respect of any Permitted Approved Expansion prior to the date for achievement of the “project completion date” in respect of such Permitted Approved Expansion (but, for the avoidance of doubt, excluding the proceeds of indebtedness and equity contributions and any revenues received under its LNG SPAs in respect of such Permitted Approved Expansion), in each case, the Pre-Completion Revenues Account; and
(b)for any payments made (i) with respect to an LNG SPA in respect of the Phase 1 LNG Facility on or after the Project Phase 1 Completion Date, (ii) with respect to an LNG SPA in respect of the Phase 2 LNG Facility on or after the Project Phase 2 Completion Date or (iii) with respect to an LNG

SPA in respect of any Permitted Approved Expansion on or after the date for achievement of the “project completion date” in respect of such Permitted Approved Expansion, in each case, the Revenue Account.
9.MATERIAL CONSTRUCTION CONTRACTS
9.1Change Orders
Other than with respect to any Change Order specified in Schedule I (Change Orders) hereto, the Obligors shall not agree to initiate or consent to (without the consent of the Intercreditor Agent and, in the event any Change Order does not satisfy clause (a)(i) or (a)(ii), in reliance on a certificate from the Independent Engineer confirming the items in clause (b), (c) or (d) below) any Change Order that:
(a)increases the contract price of any Material Construction Contract from that in effect on the Upsize Closing Date or increases the aggregate anticipated Project Costs of the Project Facilities in excess of the costs contemplated by the Construction Budget and Schedule; provided that: the Obligors may, without the consent of the Intercreditor Agent (or delivery of any certificate from the Independent Engineer) and subject to sub-clauses (ii) through (vi) below, enter into any Change Order under any Material Construction Contract or other contract if:
(i)the amount of any such Change Order is less than $[***] million individually and the aggregate of all such Change Orders with respect to the Material Project Agreements and/or other contracts (taken together), is less than $[***] million collectively since the Initial Closing Date; or
(ii)if either of the foregoing thresholds is exceeded, the Borrower is able to certify the In-Construction Sufficiency Condition (plus, solely for this purpose, adequate contingency to complete the Phase 1 Project Facilities and Phase 2 LNG Facility, determined at the time of such proposed Change Order) (as confirmed by the Independent Engineer);
(b)modifies any credit support requirements, warranty, Performance Liquidated Damages, Delay Liquidated Damages or Schedule Bonus under any Material Project Agreement in a manner that is materially adverse to the Obligors or the Secured Parties;
(c)changes the scope of work or performance testing standards under any Material Project Agreement in a manner materially adverse to the Obligors;

(d)would reasonably be expected to prevent the Borrower from achieving the Project Phase 1 Completion Date by the Phase 1 LNG Facility Date Certain or the Project Phase 2 Completion Date by the Phase 2 LNG Facility Date Certain;
(e)results in the revocation or adverse modification of any material Permit; or
(f)could reasonably be expected to result in a Material Adverse Effect.
9.2UOP Pre-Treatment Systems
(a)No Obligor shall agree to any Change Order that modifies the basis of design of the pre-treatment systems supplied by UOP pursuant to the UOP Pretreatment Contracts that would require subsequent changes to the basis of design for the equipment delivered under any of the LTS 2023 Purchase Order, LTS 2024 Purchase Order, PIS 2023 Purchase Order or the PIS 2024 Purchase Order unless the Borrower delivers together with such Change Order a written confirmation from BHES that such modification does not affect any performance guarantee (including any minimum performance guarantee or unconditional performance obligation under any of the LTS 2023 Purchase Order, LTS 2024 Purchase Order, PIS 2023 Purchase Order or the PIS 2024 Purchase Order), in which event such Change Order shall be permitted (subject to Section 9.1 (Change Orders)).
10.REPORTING BY THE BORROWER
The Borrower shall be bound by the following reporting obligations:
10.1Accounting, Financial and Other Information
The Borrower shall:
(a)furnish to the Intercreditor Agent:
(i)within 60 days following the end of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2025, (x) the unaudited consolidating balance sheet of the Obligors as of the end of such quarter, (y) the unaudited consolidating statement of operations of the Obligors for such quarter and the portion of the fiscal year through the end of such quarter, and (z) the unaudited statement of cash flows of the Obligors for the portion of the fiscal year through the end of such quarter; and
(ii)within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2025, the Obligors’ consolidating annual financial statements, audited by the Independent Accountants, accompanied by an audit opinion of such Independent Accountants to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Obligors in accordance with GAAP (which opinion shall not be subject to any “going concern” qualification); and
(iii)(A) concurrently with the delivery of the financial statements pursuant to clause (a)(i) above for each fiscal quarter beginning with the fiscal quarter ending June 30, 2026, (x) in comparative form, the unaudited consolidating balance sheet of the Obligors as of the end of the prior fiscal year, (y) in comparative form, the unaudited consolidating statement of operations of the Obligors for such quarter and the portion of the fiscal year through the end of such quarter for the corresponding period in the previous year and (z) in comparative form, the unaudited statement of cash flows of the Obligors for the portion of the fiscal year through the end of such quarter for the corresponding period in the previous year and (B) concurrently with the delivery of the financial statements pursuant to clause (a)(ii) above for each fiscal year beginning with the fiscal year ending December 31, 2026, comparative form financial statements with respect to the prior fiscal year.
(b)concurrently with the delivery of the financial statements pursuant to clause (a) above, furnish:
(i)a certificate executed by an Authorized Officer of each of the Obligors certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Obligors on the dates and for the periods indicated in accordance with GAAP, subject, in the case of a quarterly financial statement, to the absence of notes and normal year-end audit adjustments;
(ii)a certificate executed by an Authorized Officer of the Borrower certifying that no Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists as of the date of such certificate or, if any Unmatured Loan Facility Event of Default or Loan Facility Event of Default exists, specifying the nature and extent thereof; and
(iii)a written summary of Gas Hedging Instruments entered into by any Obligor, detailing aggregate outstanding contract volumes, price ranges of such Gas Hedging Instruments and the associated value at risk with respect to such Gas Hedging Instruments for the Development as of the end of each quarter.
(c)Upon a reasonable request from any Facility Agent, furnish (i) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in sections (i) or (ii) of such certification and (ii) any documents that are required in order for each Facility Lender to carry out all necessary “know your customer” or similar requirements, including those reasonably required to ensure compliance with anti-money laundering procedures (including the USA Patriot Act) in its relevant jurisdiction, in each case under this clause (ii) to the extent not otherwise delivered to the relevant Finance Party at or prior to the Upsize Closing Date or subsequently delivered.
10.2Quarterly Historical DSCR Certificate
Commencing from the last day of each full fiscal quarter following the First Tranche 1 Repayment Date after the Project Phase 1 Completion Date, no later than concurrently with the delivery of the financial statements pursuant to Section 10.1(a) (Accounting, Financial and Other Information), the Borrower shall calculate and deliver to the Collateral Agent its calculation of the Historical DSCR for the most recent 12-month period.
10.3Notices
The Borrower shall provide prompt written notice to the Intercreditor Agent and each Facility Agent upon any Obligor having Knowledge of any:
(a)Unmatured Loan Facility Event of Default or Loan Facility Event of Default and any action being taken or proposed to be taken with respect thereto;
(b)damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking in excess of $125 million in value or any series of such events or circumstances during any 12-month period in excess of $375 million in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such event;
(c)claim, Environmental Claim, suit, arbitration, litigation or similar proceeding pending or threatened in writing (i) with respect to or against the Development or the Collateral Parties (A) in which the amount involved is in excess of $375 million; (B) that could reasonably be excepted to have a Material Adverse Effect; or (C) involving injunctive or declaratory relief; or (ii) involving any other party to any of the Material Project Agreements, in each case, which could reasonably be expected to have a Material Adverse Effect or result in a Loan Facility Event of Default, and, in each case, copies or summaries thereof and a description of any action being taken or proposed to be taken with respect thereto;

(d)dispute, litigation, investigation or proceeding between any Governmental Authority and a Collateral Party involving the Development in which the amount involved is in excess of $375 million or that could reasonably be expected to have a Material Adverse Effect, in each case, including a reasonable summary thereof;
(e)force majeure event in respect of the Development reasonably expected to exceed 30 consecutive days, including its expected duration and any action being taken or proposed to be taken with respect thereto;
(f)cessation of activities by any of the Construction Contractors, the Manager or the Operator or the Pipeline Operator, as applicable, related to the Development that is not otherwise reflected in the Construction Budget and Schedule and could reasonably be expected to exceed 60 consecutive days;
(g)unless previously notified pursuant to another provision in the Finance Documents, event, occurrence or circumstance that could reasonably be expected to cause:
(i)an increase of more than an aggregate of $200 million in Project Costs which has not been previously notified pursuant to Article 9 (Material Construction Contracts); or
(ii)Operation and Maintenance Expenses to exceed the amount budgeted therefor by 10% or more in the aggregate per annum or 20% per line item per annum, but excluding, for purposes of calculating the foregoing increases, amounts in the then-effective Operating Budget for Gas purchases;
(h)an ERISA Event or any other event or circumstance that could reasonably be expected to result in material liability to any Collateral Party under ERISA or under the Code with respect to any Plan or Multiemployer Plan;
(i)material modifications to any Senior Debt Instrument, together with copies of such modifications;
(j)material Permit obtained by a Collateral Party or for the benefit of the Development not previously delivered, when available to the Collateral Party, together with a copy of such Permit;
(k)material written statement or report received by a Collateral Party from Operator or the Pipeline Operator, as applicable, pursuant to the O&M Agreements together with a copy of such statement or report;
(l)Impairment of any material Permit;

(m)notice to be delivered or received pursuant to any Material Project Agreement that is material to the Development, together with a copy thereof;
(n)prepayment of Senior Debt resulting in a Hedging Excess Amount, which notice shall certify:
(i)the total amount of such Hedging Excess Amount; and
(ii)the allocation of the Hedging Excess Amount across the applicable Permitted Hedging Instruments in respect of which the hedged amount is to be reduced;
(o)execution of material agreements entered into by an Obligor after the Upsize Closing Date, which notices shall be provided at least five Business Days prior to the execution of any such agreement or earlier if expressly specified herein;
(p)when available, copies (with commercially sensitive information redacted) of material agreements entered into by an Obligor after the Upsize Closing Date (not already delivered to the Intercreditor Agent pursuant to another provision of the Finance Documents);
(q)event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect;
(r)on an annual basis, a copy of the Composite ADP (as such term is defined in each Initial LNG SPA or any other Qualifying LNG SPA) provided by the Borrower under the Initial LNG SPAs and Qualifying LNG SPAs; and
(s)any failure by the Borrower to deliver at least 50% of the LNG required to be made available by the Borrower in accordance with the applicable delivery schedule under any Qualifying LNG SPA in any month, and any action taken or proposed to be taken in connection therewith.
10.4Construction Reports
(a)Prior to the Project Phase 2 Completion Date, as soon as available and in any event:
(i)within 30 days following the end of each month (or if such date is not a Business Day, the following Business Day), the Borrower shall deliver to the Intercreditor Agent, each Facility Agent and the Independent Engineer:
(A)each of the construction reports provided to the Obligors by the contractors identified in Annex 1 of Exhibit A to the

EPC Contracts and the Pipeline Construction Contracts for the subject month;
(B)the executive summary report prepared by the Sponsor and provided to the Obligors for the subject month;
(C)progress curves for the component parts and the consolidated Phase 1 Project Facilities and the Phase 2 LNG Facility showing the planned and actual progress for the Phase 1 Project Facilities and the Phase 2 LNG Facility and such progress curves for the consolidated Project shall be based on the agreed weightings for each component part of the Project Phase 1 Development and Project Phase 2 Development (such progress curve to be broken out to show progress in respect of each of (x) the Phase 1 Project Facilities and (y) the Phase 2 LNG Facility);
(D)a table showing the Construction Budget and Schedule as of the Upsize Closing Date, cash spend to date under each contract identified in Annex 1 of Exhibit A to the EPC Contracts and the Pipeline Construction Contracts, and the then-projected final cost of each contract identified in Annex 1 of Exhibit A to the EPC Contracts and the Pipeline Construction Contracts and the overall Project, the forecast of which shall be updated no less frequently than semi-annually with qualitative associated cost trend reports issued no less frequently than three times a year; and
(E)to the extent not already included in the reports described in clauses (a)(i)(A) through (D) above, a listing of reportable environmental, health and safety incidents, any material unplanned related impacts, events, accidents or issues, and any material non-compliance with Environmental Laws during the report period, and any amendments, modifications or updates to the Environmental and Social Management Plan and Equator Principles Action Plan that occurred during the report period (such information under clauses under sub-clauses (a)(i)(A) through (E), the “Supplied Reporting Data”);
(ii)by the fifteenth Business Day following receipt of the Supplied Reporting Data, a report outlining and detailing any exceptions or issues with the Supplied Reporting Data issued by the Independent Engineer regarding any material concern with respect to the Supplied Reporting Data; provided that, the failure to provide such by-exception report pursuant to this sub-clause (ii) by the fifteenth

Business Day following receipt of such Supplied Reporting Data (other than as a result of an act or omission by the Borrower or its Affiliates) shall not constitute an Unmatured Loan Facility Event of Default or a Loan Facility Event of Default.
(b)On not less than a quarterly basis, the Independent Engineer shall attend the Manager’s monthly meeting with, at a minimum, the contractors party to the Material Construction Contracts, visit and inspect the Project Facilities and prepare a detailed quarterly construction report. Such quarterly construction report prepared by the Independent Engineer shall be issued within 15 Business Days after the end of such site visit and shall set forth the following in reasonable detail:
(i)the estimated date on which the Independent Engineer expects the Borrower to load its first LNG tanker with LNG produced at the Project;
(ii)the estimated date on which the Project Phase 1 Completion Date and the Project Phase 2 Completion Date shall be achieved;
(iii)the Borrower’s estimate of overall completion at the end of the subject quarter together with the Independent Engineer’s observations on same;
(iv)the then-current estimate of anticipated Project Costs through the Project Phase 2 Completion Date as compared to the then current Construction Budget and Schedule and in the event of a material variance (more than five percent (5%)), the reasons therefor;
(v)any event or circumstance the occurrence of which could reasonably be expected to:
(A)increase the total Project Costs materially (more than five percent) above those set forth in the then current Construction Budget and Schedule;
(B)delay the Project Phase 1 Completion Date beyond the Phase 1 LNG Facility Date Certain or delay the Project Phase 2 Completion Date beyond the Phase 2 LNG Facility Date Certain (as reasonably anticipated by the Borrower as of such time); or
(C)have a Material Adverse Effect;
(vi)if the Project Phase 1 Completion Date is not anticipated to occur on or before the Phase 1 LNG Facility Date Certain or the Project

Phase 2 Completion Date is not anticipated to occur on or before the Phase 2 LNG Facility Date Certain, the reasons therefor (and a discussion of the schedule recovery plan and status of preparation and implementation);
(vii)the status of construction of the Project Facilities, including progress under each contract identified in Annex 1 of Exhibit A to each EPC Contract (and a description of any material defects or deficiencies with respect thereto), observations on the general appearance of the Project Facilities and the proposed construction schedule for the following 90 days of the Project Facilities, including a description, as compared with the then current Construction Budget and Schedule, of the status, as applicable, of engineering, procurement, construction, commissioning and testing;
(viii)the status of construction of the CP Express Pipeline, the condition of the right-of-way and environmental compliance;
(ix)the status of construction of the interconnection facilities being constructed in accordance with each of the Gas Transportation Agreements;
(x)a copy of any filing made by an Obligor with:
(A)FERC with respect to the Development; or
(B)the DOE with respect to the export of LNG from the Project Facilities;
(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;
(xi)a copy of any filing made by any Person other than an Obligor with:
(A)FERC with respect to the Development in any proceeding in which an Obligor is the captioned party or respondent; or
(B)the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which an Obligor is the captioned party or respondent,
(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(xii)updates to Schedule F (Material Permits) hereto reflecting the status of any material Permits necessary for the Development, including the dates of applications submitted or to be submitted and the anticipated dates of actions by Governmental Authorities with respect to such Permits; and
(xiii)a discussion of reportable environmental, health and safety incidents, any material unplanned related impacts, events, accidents or issues, and any material non-compliance with Environmental Laws during the report period, and any amendments, modifications or updates to the Environmental and Social Management Plan and Equator Principles Action Plan that occurred during the report period.
10.5Operating Budget
(a)No less than 30 days after the first production of LNG from the Project, no less than 30 days prior to the beginning of each calendar year thereafter, and prior to the Project Phase 2 Completion Date, the Obligors shall prepare a proposed operating plan and budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Obligors and the Development for the ensuing calendar year (or, in the case of the initial Operating Budget or revised Operating Budget delivered in conjunction with the Project Phase 2 Completion Date, the remaining portion thereof) and provide the Independent Engineer and the Intercreditor Agent with a copy of such operating plan and budget (the “Operating Budget”).
(b)Each Operating Budget shall be prepared in accordance with a form provided to and accepted by the Independent Engineer prior to the Project Phase 1 Completion Date in its reasonable judgment (with any material changes to such form as may be confirmed to be reasonable by the Independent Engineer).
(c)Each Operating Budget shall set forth all material assumptions used in the preparation of such Operating Budget and each such Operating Budget shall become effective 30 days following delivery thereof to the Intercreditor Agent.
(d)The Obligors shall provide notice to the Independent Engineer and Intercreditor Agent of any material amendments to the Operating Budget that occur during the course of a calendar year.

10.6Operating Statements and Reports
Within 60 days following the end of each fiscal quarter (other than the last fiscal quarter of any fiscal year) and 90 days following the end of each fiscal year, commencing with the close of the first full fiscal quarter after the Commercial Operation Date under any of the Required LNG SPAs then in effect, the Borrower shall deliver to the Intercreditor Agent and the Independent Engineer quarterly and annual operating statements, respectively, which shall:
(a)correspond to the expenditure categories and monthly periods of the current annual Operating Budget and show all Cash Flows and all expenditures for Operation and Maintenance Expenses during such quarterly period and for the portion of the Borrower’s fiscal year then ended, and the fiscal year then ended, respectively;
(b)in the case of the quarterly operating statement, include:
(i)updated estimates of Operation and Maintenance Expenses for the balance of such fiscal year to which the operating statement relates;
(ii)a summary of key performance indicators used to monitor the operation of the Project Facilities during such quarterly period and capacity test results if any are performed during such quarterly period;
(iii)records on efficiency, performance and availability of the Project Facilities during such fiscal quarter;
(iv)discussion of any material deviation from the requirements set forth in Section 12.3 (Project Construction; Maintenance of Properties), stating in reasonable detail the necessary qualifications to such requirements;
(v)the cause, duration and projected loss of Cash Flows attributable to each material scheduled and unscheduled interruption in the liquefaction and other services to be provided under the LNG SPAs by the Project Facilities during such fiscal quarter and, with respect to any interruptions caused by a material defect or failure, the cause of and cost to repair such defect or failure;
(vi)a listing of reportable environmental, health and safety incidents, any material unplanned related impacts, events, accidents or issues, and any material non-compliance with Environmental Laws, and any amendments, modifications or updates to the Environmental and Social Management Plan and Equator Principles Action Plan

that occurred during the report period and status of the implementation of the obligations under the Environmental and Social Management Plan and Equator Principles Action Plan (including IFC Performance Standards) and resolution of any formal grievances during the calendar quarter (annotated as applicable by the Independent Engineer); and
(vii)a summary of firm Gas supply arrangements into which the Borrower has entered and listing the pipelines with which firm transportation agreements have been executed and the volumes of capacity associated therewith;
(c)include a copy of any filing made by an Obligor:
(i)with FERC with respect to the Development; or
(ii)with the DOE with respect to the export of LNG from the Project Facilities,
(iii)(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;
(d)include a copy of any filing made by any Person other than an Obligor:
(i)with FERC with respect to the Development in any proceeding in which an Obligor is the captioned party or respondent; or
(ii)with the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which an Obligor is the captioned party or respondent,
(except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;
(e)be accompanied by a statement of sources and uses of funds for the periods covered by it and a discussion of the reason for any material:
(i)variance from the amount budgeted therefor in the relevant Operating Budget; and
(ii)variance in the actual costs for the then-current period from the costs incurred during the prior period; and
(f)be certified as materially complete and correct by an Authorized Officer of the Borrower.

10.7Insurance Reporting
(a)The Borrower shall provide to the Intercreditor Agent:
(i)evidence of Minimum Insurance set forth on, and subject to the provisions of, the Schedule of Minimum Insurance:
(A)by the Upsize Closing Date; and
(B)upon the renewal or replacement of any insurance policy required under the Schedule of Minimum Insurance;
(ii)notice as soon as reasonably practicable of:
(A)any failure to pay any premium on Minimum Insurance (and in any case, by the date falling ten days after it is due);
(B)any actual or reasonably anticipated material reduction in Minimum Insurance coverage (and in any case, within five Business Days after becoming aware of such reduction);
(C)any failure to maintain Minimum Insurance coverage (including any cancellation, termination or suspension (for any reason) of any Minimum Insurance) (and in any case, within five Business Days after becoming aware of such cancellation, termination or suspension);
(D)any single loss or event likely to give rise to a property damage or liability claim against an insurer for an amount in excess of $150 million (and in any case, within five Business Days after becoming aware of such loss or event);
(E)without prejudice to its other obligations under this Section 10.7 (Insurance Reporting), Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or Section 12.28 (Insurance Covenant), any fact, event or circumstance that has caused, or that with the giving of notice or lapse of time would cause, it to be in breach of any provision of this Section 10.7 (Insurance Reporting), Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or Section 12.28 (Insurance Covenant) or the requirements of any of the Borrower’s Minimum Insurance policies, and:

(1)the steps it proposes to take in order to remedy such breach or, if such breach cannot be remedied, to mitigate the risk or liability to which the Project Facilities have been or shall reasonably be expected to be exposed by virtue of the occurrence of such breach; and
(2)its good faith estimate of the period required to implement, and the cost of, such steps.
(b)The evidence of Minimum Insurance provided pursuant to Section 10.7(a)(i)(A) (Insurance Reporting) above shall be provided in the form of certificates of insurance, binders or other customary documentation evidencing the existence of all insurance required to be maintained at such time by the Obligors, together with a certificate of the Borrower setting forth the insurance obtained and stating:
(i)that such insurance required to be maintained at such time by the Obligors as set forth in the Schedule of Minimum Insurance has been obtained and in each case is in full force and effect;
(ii)that such insurance complies with the requirements of the Schedule of Minimum Insurance and is otherwise in accordance with the Finance Documents in all material respects; and
(iii)that all premiums then due and payable on all such insurance have been paid.
10.8Copies of Finance Documents
(i)Promptly following the Upsize Closing Date and following entry by any Obligor into a new Finance Document, the Borrower shall deliver copies of such newly executed Finance Document to the Collateral Agent, Intercreditor Agent, each Facility Agent and each Facility Lender party to the Finance Documents.
10.9Early Cargo Projections
Within ten (10) Business Days after the end of (a) each calendar quarter (beginning with the calendar quarter that is one year prior to the start of the first calendar quarter during which the Borrower reasonably expects to export commissioning cargoes from the Phase 1 Project Facilities) and (b) each calendar month (beginning with the calendar month that is three months prior to the start of the first calendar month during which the Borrower reasonably expects to export commissioning cargoes from the Phase 1 Project Facilities), Early Cargo Projections (or updated Early Cargo Projections, as applicable), together with a certificate of the Borrower that the projections and pro forma financial information contained in the Early Cargo Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made in light of the legal and factual circumstances then applicable to the Project, it being recognized by the Lenders that such projections and pro forma financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected results set forth therein by a material amount.
11.RESTRICTED PAYMENTS
11.1Conditions to Restricted Payments
Restricted Payments may be made; provided that, each of the following, and no other, conditions has been satisfied:
(a)no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur as a result of such Restricted Payment;
(b)(i) the Historical DSCR for the most recent 12-month period (calculated for this purpose based on the rolling four-quarter average, unless the Project Phase 1 Completion Date has occurred less than four full quarters prior, in which case the Historical DSCR shall be calculated on an annualized basis for the period of time elapsed since the Project Phase 1 Completion Date, and excluding any amount contributed during such measurement period under the cure right in Section 12.25 (Historical DSCR)) and (ii) the Fixed Projected DSCR for the 12-month period beginning on the Quarterly Payment Date on or immediately prior to the proposed date of the Restricted Payment are, in each case, at least 1.25:1;
(c)the Senior Facilities Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) in an amount equal to the Senior Facilities Debt Service Reserve Amount;
(d)each of the Project Phase 1 Completion Date and the Project Phase 2 Completion Date has occurred;
(e)no outstanding LC Loans (as defined in the Credit Facility Agreement) or LC Reimbursement Payments are outstanding as of the date of such Restricted Payment;
(f)(i) the then-Required LNG SPAs are in full force and effect and (ii)(A) no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event has occurred and is continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment) has not been made in full or (B) Acceptable Credit Support has been provided in an amount equal to the lesser of (1) the amount of the Restricted Payment that is proposed to be made and (2) the maximum amount that would be mandatorily payable pursuant to Section 8.2 (LNG Sales Mandatory Prepayment) as a result of the relevant LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event, that will be drawn or called and deposited in cash in the Revenue Account by the Borrower in the event that a mandatory prepayment of Senior Debt is triggered pursuant to Section 8.2 (LNG Sales Mandatory Prepayment) if the Borrower does not have sufficient cash at the relevant level of the cash waterfall under Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement to make such mandatory prepayment;
(g)no other Restricted Payment (other than any Restricted Payment permitted under Section 11.2 (Certain Restricted Payments) or Section 11.3 (Pre-Completion Revenue Restricted Payments) has been made during the calendar month of the proposed Restricted Payment; and
(h)at least two Business Days prior to the proposed date of such Restricted Payment, the Intercreditor Agent has received a certificate from the Borrower confirming that each of the conditions set forth in this Section 11.1 (Conditions to Restricted Payments) have been satisfied and setting forth the calculation of the Historical DSCR and the Fixed Projected DSCR in clause (b) above.
11.2Certain Restricted Payments
The following payments may be made at any time in accordance with the terms of this Agreement and the other Finance Documents, without complying with the conditions set forth in Section 11.1 (Conditions to Restricted Payments) and without complying with the conditions set forth in Section 11.3 (Pre-Completion Revenue Restricted Payments):
(a)reimbursements of equity (other than any Equity Contributions) pursuant to Section 3.4(a)(ii) (Mandatory Prepayments – Performance Liquidated Damages);
(b)reimbursements of equity (other than any Equity Contributions) pursuant to Section 5.2(h) (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement;
(c)reimbursements of Drawstop Equity Contributions in accordance with Section 4.5(d)(iii) (Deposits and Withdrawals – Construction Account) of the Common Security and Account Agreement, but subject to all conditions precedent set forth in Section 4.3 (Conditions to Each Term Loan Advance) for an Advance in connection with such reimbursement of the Drawstop Equity Contributions have been met or waived (regardless of whether any Advance is then being requested, provided that, in such case, in addition to any certifications and other deliverables that are (or would be) required in connection with making of an Advance, the Obligors have certified to the Intercreditor Agent the satisfaction of the In-Construction Sufficiency Condition (but excluding any Minimum Assumed Commissioning Cargo Proceeds in clause (b) of the definition thereof)), and solely to the extent the proceeds of such Drawstop Equity Contributions have been used to pay Project Costs and the Senior Debt/Equity Ratio is not greater than 75:25 after such borrowings and reimbursements (it being understood and agreed that Equity Commitment Funding made (including by way of a draw on Equity Commitment Support) under the Equity Contribution Agreement shall not constitute Drawstop Equity Contributions and shall be required to be applied from the Construction Account to the payment of Project Costs or from the Additional Proceeds Prepayment Account(s) to make prepayments of the Loans and not to be subject to reimbursement under this clause (c));
(d)Restricted Payments to the Pledgor solely to the extent the amount of such Restricted Payments are promptly contributed to the Borrower or the Guarantors, respectively, as an Investment in accordance with Section 12.19(j) (Limitation on Investments and Loans);
(e)Subject to Section 7.5 (External Expansions), the issuance of Equity Interests of CFCo to the Borrower; and
(f)Restricted Payments to the Pledgor with amounts on deposit in the Excess Equity Proceeds Account to the extent expressly permitted by Section 4.5(p)(i) (Deposits and Withdrawals – Excess Equity Proceeds Account) of the Common Security and Account Agreement.
11.3Pre-Completion Revenue Restricted Payments
Notwithstanding anything to the contrary in Section 11.1 (Conditions to Restricted Payments), Restricted Payments in respect of Pre-Completion Revenues may be made on and prior to the Project Phase 2 Completion Date (or, in the case of any Permitted Approved Expansion, prior to the date for achievement of the “project completion date” in respect of such Permitted Approved Expansion), provided that, in each case, each of the following, and no other, conditions has been satisfied:
(a)no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or could reasonably be expected to occur as a result of such Restricted Payment;
(b)achievement of an annualized LNG production rate of [***] MTPA (prior to the Project Phase 1 Completion Date) or, solely after the occurrence of the Project Phase 1 Completion Date, [***] MTPA (on and after such date and prior to the Project Phase 2 Completion Date), in each case, for [***] days (as verified by the Independent Engineer);
(c)the sum (computed without duplication) of (i) the remaining undrawn amount of the Facility Debt Commitments and/or the proceeds of any Supplemental Debt or Replacement Debt (in each case, solely to the extent the proceeds of such Indebtedness may be used solely for the payment of Project Costs in respect of the Phase 1 Project Facilities and the Phase 2 LNG Facility) to be deposited into the Construction Account for the payment of such Project Costs, funds on deposit in the Construction Account (including any Equity Funding remaining on deposit in the Construction Account), Contingency Reserve Account, the Pre-Completion Revenues Account, the Disbursement Accounts and the Permitted Finance Costs Reserve Account (in each case, solely to the extent such amounts on deposit in such account may be used solely for the payment of Project Costs in respect of the Phase 1 Project Facilities and the Phase 2 LNG Facility), (ii) in the case of the Project DSRA, any Minimum Assumed Commissioning Cargo Proceeds (without duplicating Minimum Assumed Commissioning Cargo Proceeds included in the calculation under clause (iii) below), (iii) in the case of the Updated Contingency Amount and the Project Completion Costs, Contracted Commissioning Cargo Proceeds (excluding any such amounts derived from contracted cargoes with affiliates of the Obligors, unless such cargoes are on a back-to-back basis with a non-affiliate of the Obligors) and (iv) the Assumed Post-COD P1 SPA Profits are, collectively equal to or in excess of the Contingency Reserve Requirement;
(d)the Obligors have certified to the Intercreditor Agent, and the Independent Engineer has confirmed, (i) satisfaction of the In-Construction Sufficiency Condition (including to the extent not otherwise included in the amounts used to determine satisfaction of the In-Construction Sufficiency Condition, the Contingency Reserve Requirement) and (ii) that the Borrower is reasonably expected to achieve the Project Phase 1 Completion Date by the Phase 1 LNG Facility Date Certain and the Project Phase 2 Completion Date by the Phase 2 LNG Facility Date Certain;
(e)the Fixed Projected DSCR prospectively measured for the 12-month period beginning on the then projected first Quarterly Payment Date in respect of the Term Loans is at least 1.25:1;
(f)no outstanding LC Loans (as defined in the Credit Facility Agreement) or LC Reimbursement Payments are outstanding as of the date of such Restricted Payment;

(g)the then-Required LNG SPAs are in full force and effect and no actual LNG SPA Prepayment Event or Unmatured LNG SPA Prepayment Event has occurred and is continuing in respect of which the prepayment and cancellation required by the occurrence of such event in accordance with Section 8.2 (LNG SPA Mandatory Prepayment) has not been made in full;
(h)no other Restricted Payment under this Section 11.3 (Pre-Completion Revenue Restricted Payments) has been made during the calendar month of the proposed Restricted Payment;
(i)with respect to Pre-Completion Revenues in respect of any Permitted Approved Expansion, such additional conditions to be agreed with the providers of the Permitted Approved Expansion Debt in respect of such Permitted Approved Expansion (if any); and
(j)at least two Business Days prior to the proposed date of such Restricted Payment, the Intercreditor Agent has received a certificate from the Borrower confirming that each of the conditions set forth in this Section 11.3 (Pre-Completion Revenue Restricted Payments) have been satisfied and setting forth the calculation of the Fixed Projected DSCR in clause (e) above.
12.OBLIGOR COVENANTS
Each Obligor shall comply at all times with the following covenants (provided that, if complying with any covenant in Section 12.1 (Use of Proceeds) or Section 12.6 (Compliance with Law) would result in any Excluded Lender breaching the Blocking Regulation, that covenant is deemed not to be given to that Excluded Lender but only to the extent of the breach and no Excluded Lender is entitled to the benefit of, nor may rely on, that covenant to that extent):
12.1Use of Proceeds
The Obligors shall use the proceeds of (a) the Upsized Senior Debt as specified in the Credit Facility Agreement and (b) any other Senior Debt in accordance with the Facility Agreement applicable thereto.
12.2Maintenance of Existence, Franchises, Etc.
(a)Each Obligor shall maintain its legal existence as a limited liability company;
(b)no Obligor shall take any action to amend or modify its Constitutional Documents in a manner that is in any material respect adverse to the interests of the Facility Lenders or such Obligor’s ability to comply with the Finance Documents; and

(c)
(i)each Obligor shall promptly provide copies of any amendments to its Constitutional Documents to the Intercreditor Agent;
(ii)each Obligor shall maintain and renew all of the powers, licenses, rights, privileges and franchises necessary for the Development and in the normal conduct of its business as conducted or proposed to be conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;
(iii)no Obligor shall change, alter or modify its legal business name, jurisdiction of organization or type of organization, in each case without providing the Intercreditor Agent with at least 30 days’ prior notice and without having satisfied its obligations under Section 12.31 (Further Assurances); and
(iv)no Obligor shall cease to be for US federal income tax purposes the type of entity specified in Section 5.2(w) (Tax Status).
12.3Project Construction; Maintenance of Properties
(a)The Obligors shall construct and complete, operate and maintain the Project Facilities, and cause the Project Facilities to be constructed, operated and maintained, as applicable, consistent in all material respects with Prudent Industry Practice, the Material Project Agreements, the Construction Budget and Schedule, the Operating Budget, the Operating Manual, applicable Government Rules, and the other Transaction Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the Construction Contractors.
12.4Books and Records; Inspection Rights
(a)The Obligors shall make available to the Intercreditor Agent, on request, copies or extracts of books and records of the Obligors:
(i)when a Loan Facility Event of Default has occurred and is Continuing; and
(ii)otherwise up to two times (which shall be reasonably spaced within the applicable period) per calendar year during normal business hours upon 30 days’ advance notice,
(iii)subject to the confidentiality arrangements pursuant to Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.7 (Confidentiality) below.

(b)The Obligors shall not, without the prior consent of the Intercreditor Agent (not to be unreasonably withheld, conditioned or delayed), change the end date of their fiscal years.
(c)The Obligors shall keep proper books and records in accordance with GAAP in all material respects.
12.5Material Project Agreements
(a)Each Obligor shall maintain in effect all Material Project Agreements (other than Real Property Documents) that have been entered into and to which it is a party except:
(i)to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under the Finance Documents, expires or is replaced in accordance with its terms, or in the case of the VGC Nameplate LNG SPA and the VGC Nameplate LNG SPA Guaranty, is terminated upon the Borrower’s entry into one or more new 1.30x Sizing LNG SPAs with third parties and/or one or more amendments to upsize the quantity under one or more existing 1.30x Sizing LNG SPAs (other than LNG SPAs with an Affiliate of the Borrower) in accordance with Section 12.5(g)(i)(C) (Material Project Agreements) and the definition of VGC Nameplate LNG SPA Replacement Conditions; and
(ii)to the extent provided under Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) in relation to Required LNG SPAs.
(b)Each Obligor shall comply with its contractual obligations, and, subject to Section 12.5(e) (Material Project Agreements) below, enforce against Material Project Counterparties its rights and their covenants and obligations, under the Material Project Agreements (other than Real Property Documents) then in effect to which it is a party, except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)No Obligor shall agree to any amendment or modification of, or waiver relating to, any Material Project Agreement (other than Real Property Documents) to which it is a party that could reasonably be expected to have a Material Adverse Effect or would materially breach the terms of the Finance Documents; provided that, amendments or modifications to LNG SPAs as permitted under Section 8.3 (Amendment of LNG SPAs) shall in any case be permitted; provided further that Change Orders as permitted under Section 9.1 (Change Orders) shall in any case be permitted.

(d)Other than with respect to Real Property Documents, no Obligor shall:
(i)assign or transfer any interest under any Material Project Agreement without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties; except:
(A)for assignments and transfers contemplated in connection with the Common Security and Account Agreement and other Security Documents; or
(B)any assignment or transfer of any interest under any Material Project Agreement of (x) any assignment or transfer between the Borrower and any Guarantor, or (y) any assignment or transfer between the Guarantors; provided that, (1) the assignee Obligor has certified to the Intercreditor Agent that all Permits necessary for the execution, delivery and performance of the assigned Material Project Agreement in light of the current stage of construction and Development have been duly obtained, were validly issued and are in full force and effect and that the assignee Obligor is able to perform all obligations of the assignor Obligor under the Material Project Agreement in compliance with the requirements of such Material Project Agreement and applicable law, (2) the assignor and assignee Obligors have certified to the Intercreditor Agent that no default or event of default will arise from the assignment of such Material Project Agreement under the assigned Material Project Agreement and (3) the assignor Obligor shall, following such assignment, use commercially reasonable efforts to assign to the assignee Obligor all of performance security under such Material Project Agreement issued in favor of the assignor Obligor at the time of such assignment;
(i)consent to any counterparty assigning or transferring any interest under any Material Project Agreement, if such Obligor has consent rights under such Material Project Agreement, without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties (not to be unreasonably withheld, conditioned or delayed); except:
(A)if such assignment or transfer could not reasonably be expected to have a Material Adverse Effect;

(B)for assignments and transfers permitted or contemplated in the Common Security and Account Agreement, Direct Agreements or other Security Documents; or
(C)for assignments and transfers of any interest under any Material Project Agreement of credit support provided by one or more Affiliates of the Borrower and the Guarantors to the extent permitted by such Material Project Agreement; or
(ii)permit any Material Project Counterparty to substitute, materially diminish or otherwise replace any performance security, letter of credit or guarantee supporting such Material Project Counterparty’s obligations thereunder (including, for the avoidance of doubt, any replacement of any Parent Guarantee), except (A) to the extent that such Material Project Counterparty is permitted to do so without the consent of the Borrower or any Guarantor, as applicable, under the terms of such Material Project Agreement or (B) if such substitution or replacement is beneficial or not less favorable for the Obligors.
(e)No Obligor shall initiate or settle arbitration or disputes if such settlement could reasonably be expected to have a Material Adverse Effect.
(f)The applicable Obligor promptly shall provide the Intercreditor Agent with copies or ensure that copies are provided (with any commercially sensitive material redacted) of any material amendments to, or material waivers relating to, the Material Project Agreements that are permitted under the Finance Documents or that have otherwise been entered into with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties (not to be unreasonably withheld, conditioned or delayed).
(g)The Obligors shall not enter into any new Material Project Agreement or any Subsequent Material Project Agreements (other than Real Property Documents) without the prior written consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties (not to be unreasonably withheld, conditioned or delayed); provided that:
(i)the Obligors may enter into a Replacement Material Contract without the prior written consent of the Intercreditor Agent or any Facility Lender, if:
(A)in the case of a termination of any Material Project Agreement (other than an LNG SPA), the Obligors (A) shall have entered into a Replacement Material Contract within 60 days (as such period may be extended an additional 30 days provided the Obligors are proceeding with diligence to replace such terminated Material Project Agreement) after such termination and (B) shall have caused such Replacement Material Contract to become subject to the Liens granted under the Security Documents;
(B)in the case of any termination of a Required LNG SPA, the Borrower (A) shall have entered into a Replacement Material Contract within 180 days (as such period may be extended an additional 90 days provided the Obligors are proceeding with diligence to replace such terminated Material Project Agreement) after the date of such termination and (B) shall have caused such Replacement Material Contract to become subject to the Liens granted under the Security Documents to the same extent as the Required LNG SPA that was terminated, and in each case, the termination of such Required LNG SPA could not reasonably be expected to result in a Material Adverse Effect; or
(C)such Replacement Material Contract is one or more new 1.30x Sizing LNG SPAs with third parties and/or one or more amendments to upsize the quantity under one or more existing 1.30x Sizing LNG SPAs (other than LNG SPAs with an Affiliate of the Borrower), in each case which meets the requirements of the definition of VGC Nameplate LNG SPA Replacement Conditions and is in substitution of the VGC Nameplate LNG SPA or meets the requirements in clause (b) of the definition of Debt Commitment Sizing Conditions and is in substitution of the [***]LNG SPA, and, in each case, in the case of an amendment to upsize the quantity under one or more existing 1.3x Sizing LNG SPAs, satisfies the requirements of Section 8.3 (Amendment of LNG SPAs);
(ii)except for gas supply contracts that constitute Material Project Agreements, the Obligors may enter into new gas supply contracts (copies of which shall be delivered to the Intercreditor Agent) without the prior written consent of the Intercreditor Agent in accordance with Section 12.27 (Gas Supply Arrangements);
(iii)the Borrower may enter into new LNG SPAs in accordance with Section 12.5(k) (Material Project Agreements);

(iv)the Borrower may enter into the BHES LTSA on terms (A) substantially similar to the form or (B) not materially less favorable, in the aggregate, than the form of, in each case, that certain Long-Term Service Agreement, dated as of December 12, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between BHES and Venture Global Plaquemines LNG, LLC without the prior written consent of the Intercreditor Agent or any Facility Lender; and
(v)the Borrower may enter into the UOP TASA on terms (A) substantially similar to the form or (B) not materially less favorable, in the aggregate, than the form of, in each case, that certain Technical Advisor Services Agreement, dated as of April 6, 2022, between UOP and Venture Global Plaquemines LNG, LLC without the prior written consent of the Intercreditor Agent or any Facility Lender.
(h)In connection with any new Material Project Agreement and any Subsequent Material Project Agreement (other than Real Property Documents), the applicable Obligor shall deliver the following documents to the Intercreditor Agent, within 30 days following execution of such new Material Project Agreement or any Subsequent Material Project Agreement (with a form of such document to be delivered prior to execution of such new Material Project Agreement or any Subsequent Material Project Agreement):
(i)each Security Document, if any, necessary to grant the Collateral Agent a first priority perfected Lien in such new Material Project Agreement or such Subsequent Material Project Agreement (subject only to Permitted Liens);
(ii)evidence of the authorization of the applicable Obligor to execute, deliver and perform such new Material Project Agreement or such Subsequent Material Project Agreement;
(iii)a certificate of the Borrower certifying that all Permits necessary for the execution, delivery and performance of such new Material Project Agreement or such Subsequent Material Project Agreement have been duly obtained, were validly issued and are in full force and effect;
(iv)if such new Material Project Agreement or Subsequent Material Project Agreement is (v) the [***] LNG SPA, (w) a Required LNG SPA relating to a Permitted Approved Expansion for which the Borrower has incurred Permitted Approved Expansion Debt, (x) a Required LNG SPA relating to the Phase 1 Project Facilities and/or the Phase 2 LNG Facility (including any 1.30x Sizing LNG SPAs (and any related parent guarantee) in substitution of the VGC Nameplate LNG SPA and VGC Nameplate LNG SPA Guaranty or the [***] LNG SPA), (y) an LNG SPA with an Affiliate of the Borrower or (z) a replacement of an existing Material Project Agreement for which an opinion of the type described in this clause (iv) was delivered, an opinion of counsel to the applicable Obligor and, if a Direct Agreement is required to be obtained from such counterparty pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement applying the effort standard set forth in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement to obtaining such opinion as is applicable to obtaining the related Direct Agreement, an opinion of counsel to the counterparty to such new Material Project Agreement or such Subsequent Material Project Agreement; and
(v)if such new Material Project Agreement or Subsequent Material Project Agreement is (v) the [***] LNG SPA, (w) a Required LNG SPA relating to a Permitted Approved Expansion for which the Borrower has incurred Permitted Approved Expansion Debt, (x) a Required LNG SPA relating to the Phase 1 Project Facilities and/or the Phase 2 LNG Facility (including any 1.30x Sizing LNG SPAs (and any related parent guarantee) in substitution of the VGC Nameplate LNG SPA and VGC Nameplate LNG SPA Guaranty or the [***] LNG SPA), (y) an LNG SPA with an Affiliate of the Borrower or (z) a replacement of an existing Material Project Agreement for which a Direct Agreement of the type described in this clause (v) was delivered, a Direct Agreement in respect of such new Material Project Agreement or such Subsequent Material Project Agreement, but only to the extent such Direct Agreement is required pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement for an equivalent Material Project Agreement.
(i)Each Obligor shall maintain, preserve and protect, or make contractual or other provisions to cause to be maintained, preserved and protected, all of the real property interests evidenced by the Real Property Documents except (x) to the extent such Real Property Document is permitted to expire, be terminated or replaced under the Finance Documents or expires or terminates pursuant to its terms and is replaced with substantially equivalent real property interests to the extent necessary for the Development at such time or (y) where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)The prior written consent of the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties (not to be unreasonably withheld, conditioned or delayed)) shall be required in connection with the execution by an Obligor of a document evidencing a real property interest if:
(i)such real property interest replaces (or is substituted for) a real property interest in a then-existing Real Property Document and such replaced real property interest is necessary at such time for the Development; or
(ii)if such real property interest does not replace (or is not substituted for) a real property interest in a then-existing Real Property Document, such real property interest:
(A)is, at such time, necessary for the Development;
(B)is required to be included in a mortgage pursuant to requirements of Section 3.2(e)(ii) (Security Interests to be Granted by the Obligors – Real Property) of the Common Security and Account Agreement; and
(C)is evidenced by a Real Property Document which by its terms imposes upon an Obligor obligations or liabilities with an aggregate value in excess of $100 million over its term and is for a term of greater than seven years;
provided that, in the case of each of clauses (i) and (ii) above, that no such consent shall be required if the applicable real property interest is being acquired in order to comply with (x) the requirements of any Permit or applicable Government Rules, (y) obligations of any Obligor pursuant to a Material Project Agreement or (z) Prudent Industry Practice pertaining to safety or security measures.
(k)The Borrower shall not enter into any LNG SPA or any shipping arrangements relating to LNG SPAs on a DPU or delivery ex-ship/delivered-at-terminal basis, in each case, except as permitted by Section 8.1(a) (LNG SPA Maintenance), Section 8.4 (Sale of Supplemental Quantity), Section 8.5 (Sale of Pre-Completion Quantities), and Section 12.5(g)(i)(B) (Material Project Agreements).
(l)The Borrower shall not permit delivered basis LNG SPAs (excluding any LNG SPAs related to the sale of Pre-Completion Quantities), in the aggregate, to exceed, with respect to the Phase 1 LNG Facility and Phase 2

LNG Facility in the aggregate, [***] MTPA (the “Delivered Basis Capacity Limitation”).
(m)Notwithstanding anything to the contrary in this Agreement, the Borrower shall be permitted to enter into (i) new agreements that are not Material Project Agreements and (ii) Material Project Agreements relating to Permitted Development Expenditures subject, in each case, to the terms and conditions relating thereto.
12.6Compliance with Law
(a)The Obligors shall comply in all material respects with all material applicable Government Rules (excluding tax laws as to which Section 12.13 (Taxes) is applicable and Environmental Laws as to which Section 12.7 (Environmental Compliance) is applicable).
(b)No Obligor shall Knowingly engage in any activity that violates any Anti-Terrorism and Money Laundering Law or OFAC Law to the extent applicable to such entity.
(c)The Obligors will not, and will require that their respective Affiliates, directors and officers shall not, directly or, to the Obligors’ Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:
(i)in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or Sanctions;
(ii)to fund any activities or business of or with any Sanctioned Person, or in any country, territory, or region, that, at the time of such funding, is, or whose government is, the target of Sanctions administered OFAC or by the US Department of State, the European Union or His Majesty’s Treasury, (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, and the non-government controlled areas of Ukraine in the oblasts of Zaporizhzhia and Kherson); or
(iii)in any other manner that would result in a violation of any Anti-Terrorism and Money Laundering Laws, Applicable Anti-Corruption Laws or Sanctions administered by the United States, including by OFAC or by the US Department of State, the

European Union, any EU Member State or His Majesty’s Treasury of the United Kingdom, by any Person (including any Person participating in the Loans, whether as Facility Lender, Intercreditor Agent, or otherwise).
(d)The Borrower agrees that if it becomes aware of or receives any notice that an Obligor, any Affiliate or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is a Sanctioned Person (a “Sanctions Violation”), the Borrower shall promptly:
(i)give notice to the Intercreditor Agent of such Sanctions Violation; and
(ii)comply with all applicable laws governing such Sanctions with respect to such Sanctions Violation (regardless of whether the Sanctioned Person is located within the jurisdiction of the United States).
(e)The Borrower authorizes and consents to the Intercreditor Agent and each Senior Creditor Group Representative taking any and all steps such parties deem necessary to comply with all applicable laws governing such Sanctions with respect to any such Sanctions Violation, including the “freezing” or “blocking” of assets and reporting such action to the applicable regulatory authorities.
12.7Environmental Compliance
The Obligors shall:
(a)comply in all material respects with applicable Environmental Laws;
(b)provide to the Intercreditor Agent (with a copy to each Facility Agent) (i) as promptly as practicable following the Initial Closing Date, the initial version(s) of an “Environmental and Social Management Plan” and (if applicable) “Equator Principles Action Plan” with respect to the Borrower’s material compliance with Equator Principles to the extent applicable to the Borrower, in each case, developed with the reasonable cooperation of the Independent Engineer, and thereafter (but no more frequently than semi-annually), any updates thereto, and (ii) on an annual basis for each fiscal year following the Initial Closing Date, a certification that the Borrower is in compliance in all material respects with any requirements of the Environmental and Social Management Plan and Equator Principles (including reporting requirements with respect to greenhouse gas emissions);

(c)not Release, and use commercially reasonable efforts not to permit the Release by its Construction Contractors or agents of, any Hazardous Materials at, on, under or from the Project Facilities or the Phase 3A LNG Facility or any Real Estate on which any Project Facilities or the Phase 3A LNG Facility are situated in quantities or concentrations that could reasonably be expected to result in a Material Adverse Effect; and
(d)following the receipt of any material Environmental Claim or notice of any material noncompliance with any Environmental Law, prepare a report detailing the facts underlying the claim or noncompliance and an action plan for responding to the claim or the noncompliance consistent with Prudent Industry Practice and provide such report and plan to the Independent Engineer and the Intercreditor Agent.
12.8Permits
(a)The Obligors shall obtain by the time they are required, maintain in full force and effect, and comply in all material respects with all applicable material Permits set forth on Schedule F (Material Permits) (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Order, as to which Section 12.10 (FERC Order) is applicable).
(b)The Obligors shall not amend or modify a material Permit set forth on Schedule F (Material Permits) or any conditions thereof (excluding Export Authorizations, as to which Section 12.9 (Export Authorizations) is applicable, and the FERC Order, as to which Section 12.10 (FERC Order) is applicable); provided that, the Obligors may amend or modify such Permits and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect or result in an Impairment of such Permit and such amendment or modification is not materially more restrictive or onerous on the applicable Obligor.
12.9Export Authorizations
(a)The Obligors shall use all reasonable efforts to maintain in full force and effect and will comply in all material respects with both the FTA Authorization and the Non-FTA Authorization.
(b)If an Export Authorization is Impaired, the Obligors shall use all reasonable efforts to promptly and diligently take reasonable steps to reverse such Impairment.

12.10FERC Order
(a)From and after the Initial Closing Date, the Obligors shall maintain in full force and effect and comply in all material respects with the FERC Order.
(b)The Obligors shall not propose to amend or modify the FERC Order or any conditions of the FERC Order; provided that, the Obligors may propose to amend or modify the FERC Order and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect and such amendment or modification is not materially more restrictive or onerous on the applicable Obligor.
12.11Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages
The Intercreditor Agent, each Senior Creditor Group Representative and the Independent Engineer shall have the right to witness and verify each Performance Test, the Phase 1 Lenders’ Reliability Test and the Lenders’ Reliability Test, and no Obligor shall:
(a)permit a Performance Test under the EPC Contracts, any Phase 1 Procurement, Supply and Construction Contracts described in clauses (a) through (c) of the definition thereof or the Phase 2 Procurement, Supply and Construction Contract described in clause (a) of the definition thereof, Phase 1 Lenders’ Reliability Test or Lenders’ Reliability Test to be performed without giving the Intercreditor Agent at least three Business Days’ prior notice thereof (or such shorter period agreed by the Independent Engineer); or
(b)agree in a dispute with any Construction Contractor with respect to the amount of any Performance Liquidated Damages or Delay Liquidated Damages, or to a settlement with respect to such damages, in excess of $30 million without prior approval of the Intercreditor Agent, acting reasonably and in consultation with the Independent Engineer.
12.12Inspection Rights
The Obligors shall grant access to the Site to the Consultants and designated representatives of Facility Lenders at the times and in the manner described in Section 13.3 (Access).
12.13Taxes
Each Obligor shall pay or cause to be paid all material Taxes (if any) imposed on or in respect of such Obligor or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP. Each Obligor shall notify the Intercreditor Agent of any material dispute with the relevant tax authorities. Each Obligor will promptly pay or cause to be paid any valid, final judgment rendered upon the conclusion of the relevant proceeding, if any, enforcing such Tax and cause it to be satisfied of record.
12.14Limitation on Indebtedness
The Obligors shall not incur Indebtedness other than the following (with any baskets measured in the aggregate among all the Obligors):
(a)Senior Debt, including any reborrowing of any Working Capital Debt in accordance with its terms;
(b)Replacement Debt or other Indebtedness expressly contemplated by a Material Project Agreement (including guarantees permitted by Section 12.15 (Guarantees));
(c)[reserved];
(d)subject to satisfaction of the conditions set forth in Section 6.5 (Permitted Approved Expansion Debt), Permitted Approved Expansion Debt;
(e)Permitted Additional Working Capital Debt;
(f)Subordinated Debt in an amount not to exceed $675 million in the aggregate;
(g)intercompany Indebtedness between or among the Obligors, all of which shall be Subordinated Debt;
(h)Indebtedness incurred under Permitted Hedging Instruments not covered under clause (a) above;
(i)subject to satisfaction of the applicable conditions set forth in Section 6.6 (Supplemental Debt), Permitted Relevering Debt;
(j)subject to satisfaction of the applicable conditions set forth in Section 6.6 (Supplemental Debt), Permitted Completion Senior Debt;
(k)subject to satisfaction of the applicable conditions set forth in Section 6.6 (Supplemental Debt), PDE Senior Debt;
(l)Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(m)purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $100 million in the aggregate to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that, if such obligations are secured, they are secured only by Liens upon the assets being financed or the proceeds of such assets;
(n)any other unsecured Indebtedness incurred after the Project Phase 1 Completion Date in an aggregate amount outstanding at any one time not to exceed $200 million for general corporate purposes (including, for the avoidance of doubt, to reduce the principal amount relating to any revolving loans under a Senior Debt Instrument to $0 as and when required under the terms of such Senior Debt Instrument);
(o)to the extent constituting Indebtedness, indebtedness arising from honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;
(p)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(q)contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;
(r)to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;
(s)trade debt, trade accounts, purchase money obligations or other similar Indebtedness incurred in the ordinary course of business, which:
(i)is not more than 90 days past due; or
(ii)is being contested in good faith and by appropriate proceedings;
(t)Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Obligors in the ordinary course of business;

(u)operating leases that are re-categorized as Capital Leases as a result of ASC 842;
(v)subject to satisfaction of the applicable conditions set forth in Section 6.6 (Supplemental Debt), Restoration Debt; and
(w)other Indebtedness incurred with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, together with any refinancing thereof.
12.15Guarantees
No Obligor shall guarantee the obligations of others (other than the other Obligors) except for guarantees expressly contemplated by a Finance Document, a Material Project Agreement or a material Permit.
12.16Limitation on Liens
The Obligors shall not assume, incur, permit or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, except for Permitted Liens.
12.17Sale of Project Property
No Obligor shall sell, lease or otherwise dispose of Project Property, in one transaction or a series of transactions, in excess of $100 million per year without the consent of the Intercreditor Agent and no Obligor shall sell, lease or otherwise dispose of the CP Express Pipeline, except in each case that no consent of the Intercreditor Agent shall be required for:
(a)dispositions in compliance with any applicable court or governmental order;
(b)dispositions of obsolete, superfluous or replaced assets, or assets that are not, or cease to be, necessary for the construction and operation of the Project Facilities substantially in the manner contemplated in this Agreement;
(c)sales or other dispositions of LNG in accordance with any LNG SPAs as permitted under the Finance Documents;
(d)sales of Gas in the ordinary course of business;
(e)sales, transfers or other dispositions of Authorized Investments;
(f)Restricted Payments made in accordance with the Finance Documents;
(g)liquefaction and other services in the ordinary course of business;

(h)settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Finance Documents;
(i)the transfer or novation of Permitted Hedging Instruments in accordance with the Finance Documents;
(j)conveyance of gas interconnection or metering facilities to gas transmission companies and conveyance of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Project Facilities;
(k)dispositions of other Project Property if an Obligor replaces such Project Property within 270 days following such disposition or has obtained a commitment to replace such Project Property and replaces such Project Property within 270 days following such disposition;
(l)dispositions of assets from the Borrower to either Guarantor, from either Guarantor to the Borrower, or from either Guarantor to the other Guarantor; and
(m)subject to Section 7.5 (External Expansions), a Permitted CFCo Contribution.
Proceeds of any such disposition by the Borrower pursuant to this Section 12.17 (Sale of Project Property) shall be deposited (x) with respect to the Phase 1 LNG Facility prior to the Project Phase 1 Completion Date and (y) with respect to the Phase 2 LNG Facility prior to the Project Phase 2 Completion Date, in each case, in the Pre-Completion Revenues Account and thereafter the Revenue Account, as applicable; provided that, proceeds of any disposition of assets requiring mandatory prepayment under Section 3.4 (Mandatory Prepayments) shall be deposited into the Additional Proceeds Prepayment Account.
12.18Merger, Division, Liquidation and Sale of All Assets
No Obligor shall liquidate itself, enter into any merger or division or sell or otherwise transfer all or substantially all its assets to any Person or any series of any Obligor (including by operation of law), except to any series of Obligor who agrees in writing to become an Obligor hereunder.
12.19Limitation on Investments and Loans
No Obligor shall make any investments, loans or advances to any Person other than:
(a)Authorized Investments;

(b)by way of trade credit in the ordinary course of business;
(c)as specifically contemplated under the Finance Documents;
(d)as expressly contemplated by the terms of the Material Project Agreements then in effect to which it is a party;
(e)surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits, advance payments in the ordinary course of business on usual commercial terms and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;
(f)to the extent constituting an investment, loan or advance, activities in respect of the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion permitted under Section 7.2 (Expansion Contracts);
(g)investments pursuant to Permitted Hedging Instruments;
(h)investments, loans or advances among and between the Obligors; provided that, amounts owing thereunder are Subordinated Debt;
(i)loans from either the Borrower or any Guarantor to Pledgor, the Sponsor or their respective Affiliates (other than any Guarantor or Borrower), but only to the extent that such loans are made with cash available to the Borrower to make a Restricted Payment and after meeting the test to make Restricted Payments under Section 11.1 (Conditions to Restricted Payments);
(j)Investments by the Borrower in any Guarantor (either directly or through the Pledgor) and/or Investments by any Guarantor in the Borrower or any other Guarantor (either directly or through the Pledgor); and
(k)subject to Section 7.5 (External Expansions), a Permitted CFCo Contribution.
12.20Nature of Business
(a)The Obligors shall not (i) change the limited nature of their business in any material respect from that contemplated by the Common Terms Agreement and the Common Security and Account Agreement in the form existing on the Initial Closing Date or (ii) engage in retail sales of natural gas in such a manner and to such an extent so as to cause either Obligor to become subject to regulation as a “gas utility” under the Louisiana Government Rules. In the event either Obligor engages in retail sales of natural gas in a manner that would cause it to become a “holding company” or a “subsidiary company” of a “holding company” (each as defined under PUHCA), it shall (A) comply in all material respects with all applicable provisions of PUHCA and (B) use commercially reasonable efforts to obtain an exemption from regulation under PUHCA.
(b)The Borrower shall not permit to exist any Subsidiary of the Borrower, except the Borrower may form a new subsidiary that is a CFCo in accordance with Section 7.5 (External Expansions).
(c)No Guarantor shall permit to exist any Subsidiary of such Guarantor.
12.21Transactions with Affiliates
No Obligor shall directly or indirectly enter into any transaction or agreement with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) in relation to the Development in excess of $50,000,000, except:
(a)agreements that are Material Project Agreements or required or contemplated by any Material Project Agreement;
(b)any other agreement relating to the Development entered into prior to the Upsize Closing Date that is disclosed on Schedule J (Transactions With Affiliates) hereto;
(c)to the extent required by applicable law or regulation;
(d)transactions or agreements entered into on fair and commercially reasonable terms (from the perspective of the relevant Obligor) that (i) could not reasonably be expected to cause a Material Adverse Effect and (ii) are not materially less favorable in the aggregate to such Obligor than such Obligor would obtain in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the member of the Borrower to be fair and reasonable);
(e)Subordinated Debt provided to any Obligor;
(f)any officer or director indemnification agreement or any similar arrangement entered into by an Obligor in the ordinary course of business and payments pursuant thereto;
(g)investments permitted under clauses (h) through (j) of Section 12.19 (Limitation on Investments and Loans);
(h)any sale by an Obligor to Affiliates of Supplemental Quantities or Excess Capacity Quantities of LNG, including pursuant to the Phase 1 Excess

Capacity LNG SPA, the Phase 2 Excess Capacity LNG SPA and any other LNG SPAs or replacements thereof in respect of all or any portion of the Excess Capacity Quantity;
provided that:
(i)this covenant shall not apply to (A) transactions between or among the Obligors, (B) any issuance of equity interests of any Obligor to its direct parent and (C) Permitted Payments; and
(ii)any such agreement that constitutes a Subsequent Material Project Agreement shall be subject to the terms of Section 12.5 (Material Project Agreements).
12.22Hedging Arrangements
(a)No Obligor shall enter into Hedging Instruments other than Permitted Hedging Instruments.
(b)The Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more interest rate Permitted Hedging Instruments:
(i)no later than 45 days following the Upsize Closing Date, with respect to no less than 50%, but no more than 105% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt projected to be outstanding (as determined by the Borrower in accordance with the Base Case Forecast) until the latest payment date occurring at the expiration of the 20-year notional amortization period; and
(ii)no later than 45 days following the Upsize Closing Date, with respect to no less than 75%, but no more than 105% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt projected to be outstanding (as determined by the Borrower in accordance with the Base Case Forecast) until the Maturity Date;
(iii)provided that, for purposes of calculating such percentage in the foregoing sub-clauses (i) and (ii) above, (w) the principal balance of the Working Capital Facility and/or Working Capital Debt shall be excluded, (x) any obligations incurred under the Permitted Senior Debt Hedging Instruments shall be excluded, and (y) any such Senior Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Instrument.

(c)If, due to a mandatory prepayment made in accordance with Section 3.4 (Mandatory Prepayments), a voluntary prepayment made in accordance with Section 3.5 (Voluntary Prepayments) or otherwise, the aggregate notional amount of the Permitted Hedging Instruments (which, for the avoidance of doubt, shall only include Permitted Hedging Instruments that are Interest Rate Hedging Instruments) on any Quarterly Payment Date is greater than 105% (or, if 105% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt, within 45 days, the Borrower shall reduce the amount that is hedged under the Permitted Hedging Instruments (in the proportion allocated to each Permitted Hedging Instrument as may be determined by the Borrower as long as the Borrower has used commercially reasonable efforts to allocate the reduction pro rata among each Permitted Hedging Instrument, after taking into account any back-to-back or offsetting arrangements related thereto) such that the aggregate notional amount of the Permitted Hedging Instruments is not more than 105% (or, if 105% hedging is not permitted by applicable law, 100%) (in each case, calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Debt on such Quarterly Payment Date (any such amount of the Permitted Hedging Instruments that is required to be so reduced, a “Hedging Excess Amount”).
12.23Accounts
(a)No Obligor shall maintain any accounts in contravention of Article 4 (Cash Flow and Accounts) of the Common Security and Account Agreement.
(b)(i) All revenues of the Obligors shall be deposited in accordance with the Common Security and Account Agreement and (ii) the Obligors shall direct third parties to deposit all amounts required to be paid to the Obligors in accordance with the Common Security and Account Agreement.
12.24Separateness
Each Obligor shall at all times:
(a)observe all applicable entity procedures necessary to maintain its separate existence and formalities, including:
(i)maintaining minutes or records of meetings of the members and/or managers of the Obligor;

(ii)acting on behalf of itself only pursuant to due authorization of the members and/or managers, including, when applicable, any independent managers or members; and
(iii)conducting its own business in its own name and through authorized agents pursuant to its Constitutional Documents;
(b)allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);
(c)use separate stationery, invoices and checks bearing its own name;
(d)prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof (other than any other Obligor);
(e)maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments by or on behalf of an Obligor solely in its name except as otherwise provided by the Finance Documents;
(f)separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof (other than any other Obligor), and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;
(g)not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof (other than any other Obligor) and not guarantee the debts of the Sponsor or any Affiliate thereof (other than any other Obligor) except as permitted by the Finance Documents;
(h)not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;
(i)maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that, such Obligor may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Obligors from such

Affiliate(s) and to disclose the separate nature of the Obligors’ Indebtedness;
(j)prepare and file its own tax returns separate from those of any Person except to the extent that the Obligor is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
(k)pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);
(l)maintain adequate capitalization in light of its contemplated business and obligations;
(m)hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Obligors from any other Person; and
(n)have and maintain Constitutional Documents which comply with the requirements of this Section 12.24 (Separateness), provided that, no limitation in this Section 12.24 (Separateness) shall apply to the Obligors as among one another.
12.25Historical DSCR
(a)The Obligors shall not permit the Historical DSCR for the most recent 12-month period ending as of the end of any fiscal quarter from and following the First Tranche 2 Repayment Date to be less than 1.10:1.
(b)Notwithstanding anything in clause (a) above to the contrary, if the Historical DSCR for the most recent 12-month period ending at the end of any fiscal quarter following the First Tranche 2 Repayment Date is less than 1.10:1 but greater than 1:1, any direct or indirect owner of the Obligors shall have the right to provide cash to the Obligors not later than twenty (20) Business Days following the delivery of the calculation of such Historical DSCR in the form of equity contributions or Subordinated Debt in order to increase the Historical DSCR to 1.10:1; provided that, such right may not be exercised for more than two consecutive fiscal quarters nor, with respect to each Senior Debt Instrument, more than four times over the term of such Senior Debt Instrument.
12.26Auditors
The Borrower shall engage Ernst & Young LLP and shall not replace such auditor except with another independent certified public accounting firm of recognized national standing.

12.27Gas Supply Arrangements
The Obligors shall secure and maintain sufficient gas supply arrangements consistent with Prudent Industry Practice on Market Terms (which arrangements may be under contracts of varying tenors, including under North American Energy Standards Board enabling or master gas supply agreements, may be replaced and renewed from time to time, and may be with multiple gas suppliers selected by the Borrower) in order for the Obligors to meet, as and when required, the feed gas and fuel requirements of the facilities that enable the Obligors to produce the quantities of LNG contracted to be delivered under the Required LNG SPAs.
12.28Insurance Covenant
(a)To the extent available to the Obligors on Reasonable Commercial Terms and taking into account requirements of applicable law and regulation, the Obligors shall obtain and maintain, or cause to be obtained and maintained, at all times, the commercial insurance coverage set forth in Schedule L (Schedule of Minimum Insurance) hereto describing the minimum insurance required to be held by the Obligors (the “Schedule of Minimum Insurance”). “Reasonable Commercial Terms” means commercial insurance market terms which are reasonable having regard to the nature of the risk insured, the cost of maintaining insurance against that risk and the interests of the Obligors and the Secured Parties under the Finance Documents. Without prejudice to any other element, the cost of maintaining insurance alone is not a determinant of Reasonable Commercial Terms. Disputes as to whether the relevant insurance is available on Reasonable Commercial Terms, is in accordance with applicable laws or regulations or complies with the Schedule of Minimum Insurance shall be referred to an independent insurance expert from the agreed list of independent insurance experts attached as Schedule M (Independent Insurance Experts) hereto, as such list may be updated from time to time by mutual agreement by the Borrower and the Intercreditor Agent.
(b)With respect to all Mortgaged Property located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations), the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Facility Lender evidence of compliance with such requirements as may be reasonably requested by such Lender. The timing and process for delivery of such evidence will be as set forth in the Schedule of Minimum Insurance. If any Building (as defined in the applicable flood insurance regulations) or Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) constitutes property that is secured for the benefit of the Senior Creditors pursuant to a mortgage required under the Finance Documents, the Borrower shall maintain in full force and effect flood insurance for such property, structures and contents in such amount and for so long as required by applicable flood insurance regulations.
(c)The Borrower will provide 45 days prior written notice to the Intercreditor Agent and each Facility Agent before it commences construction of any Building (as defined in the applicable flood insurance regulations) after the Initial Closing Date and before it affixes any Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) after the Initial Closing Date to any property that is secured for the benefit of the Senior Creditors pursuant to a mortgage required under the Finance Documents and that is located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations). The preceding sentence will not affect the obligations of the Borrower under Section 12.28(b) (Insurance Covenant) above to maintain flood insurance.
(d)The Borrower will provide 45 days prior written notice to the Intercreditor Agent before it acquires any Real Estate that is permitted under the Finance Documents and that will be secured for the benefit of the Senior Creditors pursuant to a deed of trust required under the Finance Documents. The preceding sentence will not affect the obligations of the Borrower under Section 12.28(b) (Insurance Covenant) above to maintain flood insurance.
12.29Certain Real Property Rights; Real Property Documents; Leases
(a)Each Obligor shall obtain appropriate releases, consents, crossing agreements or other like acknowledgements from the holders of the rights set forth on Schedule V (Schedule of Certain Real Property Rights) to the extent necessary for the Development.
(b)Each Obligor shall comply with its contractual obligations under each Real Property Document then in effect to which it is a party, and, subject to Section 12.5(e) (Material Project Agreements), enforce against all other Persons that are parties thereto such Obligor’s rights and covenants and obligations under such Real Property Document except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)No Obligor shall agree to any amendment or modification of, or waiver relating to, any Real Property Document to which it is a party that could reasonably be expected to have a Material Adverse Effect or that would materially breach the terms of the Finance Documents.
12.30Margin Regulation
No Obligor shall use any portion of the proceeds of the Loans to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Obligor shall use the proceeds of the Loans in a manner that could reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.
12.31Further Assurances
Each of the Obligors shall take all action reasonably required to preserve the validity, perfection and priority of the Liens purported to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents (subject to Permitted Liens). The Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):
(a)as are reasonably requested by the Collateral Agent for filing under the provisions of the UCC or any other Government Rule that are necessary or reasonably advisable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject to Permitted Liens) created, or purported to be created, in favor of the Collateral Agent or the Secured Parties under this Agreement or any other Finance Documents;
(b)as are reasonably requested by the Collateral Agent for the purposes of ensuring the validity, enforceability and legality of this Agreement or any other Finance Document and the rights of the Secured Parties and the Collateral Agent hereunder or thereunder;
(c)as are reasonably requested by the Collateral Agent for the purposes of enabling or facilitating the proper exercise of the rights and powers granted to the Secured Parties and the Collateral Agent under this Agreement or any other Finance Document; or
(d)as are reasonably requested by the Collateral Agent to carry out the intent of, and transactions contemplated by, this Agreement and the other Finance Documents.
12.32As-Built Survey
Within 120 days after the Project Phase 2 Completion Date, Borrower shall deliver to the Intercreditor Agent an as-built survey of the Project Phase 1 Development and Project Phase 2 Development located on it in accordance with and meeting all requirements and information required for the “Survey” referred to in Section 4.1(j)(i) (Conditions to Initial Closing Date and Initial Advance – Real Property).

12.33ERISA
The Obligors shall not establish, maintain, contribute to or become obligated to contribute to any Pension Plan or Multiemployer Plan.
12.34Phase 1 Project Facilities Placed In Service
The Obligors shall cause the necessary Phase 1 Project Facilities to be placed in service on or prior to the deadline for same under the FERC Order.
13.CONSULTANTS
13.1Appointment of Consultants
The common CCRA Consultant, the common Independent Engineer, the common Insurance Advisor, the common Environmental Consultants and the common Market Consultant (the “Consultants”), as of the Upsize Closing Date, are listed in Schedule N (Senior Creditors’ Advisors and Consultants) hereto. Each such Consultant shall be deemed to be retained by, and shall be solely responsible to and for the benefit of, the Facility Lenders. The Consultants may also act for the benefit of, and deliver reports to, the Indenture Trustee, Senior Noteholders, the Intercreditor Agent and/or the initial purchasers of the Senior Notes.
13.2Replacement and Fees
(a)In accordance with the terms of each such Consultant’s engagement letter, the Borrower (with the consent of the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties, such consent not to be unreasonably withheld, conditioned or delayed) or the Intercreditor Agent acting on the instructions of the Requisite Intercreditor Parties and, subject to clause (b) below, following good faith consultation with the Borrower, may remove from time to time any one or more of such Consultants, and the Borrower shall engage such replacements as the Intercreditor Agent, acting on the instructions of the Requisite Intercreditor Parties, may choose (with the prior consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed). Such replacement is subject to confirmation at the time of its appointment of no conflict of interest that would prevent a replacement Consultant from acting for the Facility Lenders. The replacement of any Consultant shall not increase the annual limits referred to in clause (c) below.
(b)Notwithstanding clause (a) above, in the event that a Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing that is reasonably connected to a matter on which a Consultant may be requested by the Senior Creditors or their representatives to advise, for the duration of such default, the Borrower’s consent rights under such clause (a) above shall cease and the Intercreditor

Agent, acting reasonably on the instructions of the Requisite Intercreditor Parties, shall have the right to remove any Consultant and appoint a replacement Consultant.
(c)All fees and expenses of the Consultants (whether the original ones or replacements) shall, subject in each case to the applicable Consultant’s engagement letter, be paid by the Borrower. Any reasonable fees incurred by any Consultant to provide services required under the Finance Documents but not otherwise within the scope of work under the applicable engagement letter shall be paid by the Borrower subject to certain annual limits, if any, to be specified in such engagement letter (except that such annual limits shall not apply in relation to any work (i) investigating a Loan Facility Event of Default or Unmatured Loan Facility Event of Default, or (ii) in respect of any waiver request by the Borrower, both of which instead shall be subject to reasonable work plans, budgets and compensation limits to be agreed by such Consultant in consultation with the Intercreditor Agent and advised to the Borrower). Except in such cases, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for a Consultant to perform additional work not otherwise contemplated by the terms of the relevant engagement letter or that would otherwise cause the reasonable fees and expenses of such Consultant to exceed the annual limits set forth in the relevant engagement letter.
13.3Access
(a)After the Upsize Closing Date, Site visits to the Project Facilities may be conducted in accordance with clause (b) below upon reasonable prior request by:
(i)the Independent Engineer and, if requested, the Facility Agent (or one alternative representative) for each Senior Creditor Group comprised of Facility Lenders, any such visits to be coordinated between the Independent Engineer and the applicable Facility Agents up to two (2) times (which shall be reasonably spaced within the applicable period) per calendar year, except to the extent additional visits are made in connection with the occurrence of a Loan Facility Event of Default or an Unmatured Loan Facility Event of Default; and
(ii)any Consultant to the extent reasonably required for such Consultant to provide any report, certificate or confirmation explicitly contemplated by the terms of the Finance Documents.
(b)Site visits shall be granted during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Project

Facilities in any respect, and subject to the confidentiality provision of Section 12.6 (Confidentiality) of the Common Security and Account Agreement and Section 23.7 (Confidentiality) below and safety arrangements and shall be at the cost and expense of the Obligors.
14.CONDITIONS TO PROJECT PHASE 1 COMPLETION; PROJECT PHASE 1 COMPLETION DATE TRANSFERS; CONDITIONS TO PROJECT PHASE 2 COMPLETION; PROJECT PHASE 2 COMPLETION DATE WATERFALL
14.1Conditions to Occurrence of the Project Phase 1 Completion Date
The occurrence of the Project Phase 1 Completion Date is subject to the satisfaction of each of the following, and no other, common conditions (or waiver thereof by the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties)):
(a)Notice of Project Completion
Receipt by the Intercreditor Agent of a duly executed and completed notice of project completion from the Borrower certifying that the conditions in this Section 14.1 (Conditions to Occurrence of the Project Phase 1 Completion Date) have been met.
(b)Borrower Certificate
Receipt by the Intercreditor Agent of a certificate of the Borrower certifying that:
(i)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Project Phase 1 Completion Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(ii)no Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or is expected to result from the occurrence of the Project Phase 1 Completion Date;
(iii)no default by an Obligor exists under any Material Project Agreement that could reasonably be expected to have a Material Adverse Effect and, to the Knowledge of each Obligor, no default by a Material Project Counterparty exists under any Material Project Agreement that could reasonably be expected to have a Material Adverse Effect;

(iv)to the Knowledge of each Obligor, no event of force majeure (as defined in the applicable Material Project Agreement) has occurred and is Continuing under any Material Project Agreement, the consequences of which could reasonably be expected to have a Material Adverse Effect; provided that, in the case of any Phase 2 Material Project Agreement, any force majeure event shall be excluded from this clause (iv) so long as such force majeure event could not reasonably be expected to result in the Project Phase 2 Completion Date not occurring prior to the Phase 2 LNG Facility Date Certain; and
(v)(i) the LNG SPAs in respect of the Phase 1 LNG Facility that are Required LNG SPAs (including guarantees or other forms of credit support required by their terms), (ii) the Gas Transportation Agreements (or Replacement Material Contract in respect thereof), (iii) the Pipeline Service Agreements (or Replacement Material Contract in respect thereof), (iv) the Service Agreements described in clauses (a) through (k) and (m) of the definition thereof (or Replacement Material Contract in respect thereof) and (v) the gas supply agreements (including guarantees or other forms of credit support required by their terms) that collectively are sufficient to enable the Borrower to meet its obligations under such Required LNG SPAs in respect of the Phase 1 LNG Facility are, in each case, in full force and effect, enforceable against the parties thereto in accordance with such contract’s terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
(c)Physical Completion Certificate
Receipt by the Intercreditor Agent of a certificate from the Independent Engineer confirming:
(i)that Facility Substantial Completion (as such term is defined in the Phase 1 EPC Contract) has occurred pursuant to the Phase 1 EPC Contract (subject to the completion of any punch list items under the Phase 1 EPC Contract) and Mechanical Completion (as such term is defined in the Pipeline Construction Contracts described in clauses (b) and (c) of the definition thereof) has occurred pursuant to the Pipeline Construction Contracts described in clauses (b) and (c) of the definition thereof;
(ii)the applicable performance tests under each of the Phase 1 EPC Contract and the Phase 1 Procurement, Supply and Construction Contracts described in clauses (a) through (c) and (k) of the definition thereof have been successfully passed in accordance with such Phase 1 Material Construction Contract;
(iii)the Phase 1 Lenders’ Reliability Test has been passed in accordance with the test criteria set out in Schedule O-1 (Phase 1 Lenders’ Reliability Test Criteria) hereto and the “LRT Completion Certificate” contemplated thereby has been delivered to the Intercreditor Agent;
(iv)the Borrower’s calculation of the Permitted Completion Costs with respect to the Phase 1 Project Facilities and that the Borrower has reserved an amount sufficient for the Permitted Completion Amount with respect to the Phase 1 Project Facilities; and
(v)the Phase 1 Project Facilities are Operational.
(d)Commercial Operation Date
Receipt by the Intercreditor Agent of a duly executed certificate of the Borrower certifying that the Commercial Operation Date under each of the Required LNG SPAs with respect to the Phase 1 Project Facilities then in effect has timely occurred in accordance with such Required LNG SPA.
(e)Payment
Receipt by the Collateral Agent of evidence that the Borrower shall have paid all amounts due and payable under each of the Phase 1 Material Construction Contracts other than: (i) the amounts required to complete the construction and start-up of the Phase 1 Project Facilities (in respect of which the Borrower shall have sufficient funds available to it as contemplated by clause (c)(iv) above), (ii) amounts properly withheld or retained by the Borrower in accordance with the terms and conditions of such Phase 1 Material Construction Contracts, (iii) any bonus or other amounts payable under such Phase 1 Material Construction Contracts after Final Completion of the Phase 1 Project Facilities and (iv) any disputed amount under such Phase 1 Material Construction Contracts; provided that, in the event that any amount under such Phase 1 Material Construction Contract is disputed by the Borrower, the Borrower shall have reserved funds in an amount determined by the Borrower acting in good faith for payment of any disputed amounts that may reasonably be expected to be determined or agreed to be payable by the Borrower.
(f)Title Policy Endorsement
Receipt by the Intercreditor Agent of a Disbursement Endorsement meeting the requirements set forth in the definition thereof for the delivery of such endorsement on the Project Phase 1 Completion Date as of a recent date, not to exceed 30 days prior to the Project Phase 1 Completion Date.
(g)Insurance
Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed in writing to be reasonable by the Insurance Advisor) confirming that all insurance premium payments due and payable as of the Project Phase 1 Completion Date have been paid and that the insurance then in place relating to the Phase 1 Project Facilities is in effect and complies with the then-applicable requirements of Schedule L (Schedule of Minimum Insurance) hereto, and certificates of insurance, binders or other documentation evidencing such insurance.
(h)Permits
Receipt by the Intercreditor Agent of evidence that all material Permits necessary for the Project Phase 1 Development (as set forth on Schedule F (Material Permits)) (and, in the case of any Export Authorization, such Export Authorization to the extent that it is a Required Export Authorization):
(i)have been obtained and are in full force and effect;
(ii)are held in the name of an Obligor or such third party as set forth on Schedule F (Material Permits) hereto and as allowed pursuant to applicable law or regulations;
(iii)satisfy the Permit Appeal Qualification and all applicable fixed time periods for appeal set forth in the Government Rules pursuant to which such Permits were issued have expired or are Permits that do not have limits on appeal periods under applicable law or regulation; and
(iv)are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Project Phase 1 Development except to the extent that failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.
(i)[Reserved]
(j)[Reserved]

(k)Lien Waivers
Receipt by the Intercreditor Agent of: (i) copies of Lien Waivers as have then been (and only to the extent) required pursuant to each Phase 1 Material Construction Contract; (ii) to the extent applicable, copies of one or more notices of termination of work filed pursuant to the Louisiana Private Works Act in the mortgage records of Cameron Parish, Louisiana, certifying termination of the work under the Phase 1 EPC Contract, including the installation, testing and start-up of equipment supplied to the Borrower pursuant to the Phase 1 EPC Contract and the other Phase 1 Material Construction Contracts (other than those Pipeline Construction Contracts and Phase 1 Procurement, Supply and Construction Contracts referred to in clause (iii) of this Section 14.1(k) (Conditions to Occurrence of Project Phase 1 Completion Date – Lien Waivers)); (iii) to the extent applicable, copies of one or more notices of termination of work filed pursuant to the Louisiana Private Works Act in the mortgage records of Cameron Parish and Calcasieu Parish, Louisiana, certifying termination of the work under the Pipeline Construction Contracts and the Phase 1 Procurement, Supply and Construction Contracts; (iv) a lien certificate by the recorder of mortgages of Cameron Parish and Calcasieu Parish, Louisiana, issued after the period for filing a statement of claim or privilege under the Louisiana Private Works Act has expired and confirming that no statements of claim or privilege are of record (other than Permitted Liens) for work performed under the Phase 1 Material Construction Contracts; (v) to the extent applicable, copies of recorded releases of claims or liens recorded pursuant to Chapter 53 of the Texas Property Code in connection with or arising from work performed under the Phase 1 EPC Contract, the Pipeline Construction Contracts and/or the Phase 1 Procurement, Supply and Construction Contracts that satisfy the requirements of Section 53.152 of the Texas Property Code; (vi) to the extent applicable, copies of recorded bonds to indemnify meeting all of the requirements of Subchapter H of Chapter 53 of the Texas Property Code for any claims or liens recorded pursuant to Chapter 53 of the Texas Property Code in connection with or arising from work performed under the Phase 1 EPC Contract, the Pipeline Construction Contracts and/or the Phase 1 Procurement, Supply and Construction Contracts; (vii) to the extent applicable, copies of any recorded affidavits of completion that satisfy the requirements of Section 53.106 of the Texas Property Code that were required under the Phase 1 EPC Contract, the Pipeline Construction Contracts and/or the Phase 1 Procurement, Supply and Construction Contracts; and (viii) to the extent applicable, copies of any affidavits of all bills paid that satisfy the requirements of Section 53.085 of the Texas Property Code that were required under the Phase 1 EPC Contract, the Pipeline Construction Contracts and/or the Phase 1 Procurement, Supply and Construction Contracts.

(l)Initial Operating Budget
The Intercreditor Agent shall have received the initial Operating Budget required pursuant to Section 10.5 (Operating Budget) relating to the Phase 1 Project Facilities.
(m)[Reserved]
(n)Senior Facilities Debt Service Reserve Account
The Senior Facilities Debt Service Reserve Account shall have been funded in an amount equal to the Senior Facilities Debt Service Reserve Amount.
(o)[Reserved]
(p)Senior Debt/Equity Ratio
The Senior Debt/Equity Ratio shall be no greater than 75:25, as certified by the Borrower.
(q)Additional Material Project Agreements
The Intercreditor Agent shall have received copies of any Material Project Agreements and required material Permits entered into or issued after the Initial Closing Date, to the extent not previously delivered by the Borrower to the Intercreditor Agent.
14.2Project Phase 1 Completion Date Transfers
On the Project Phase 1 Completion Date, (i) funds on deposit in the Contingency Reserve Account in excess of the Contingency Reserve Amount may be transferred pursuant to Section 4.5(k)(iii) (Deposits and Withdrawals – Contingency Reserve Account) of the Common Security and Account Agreement, (ii) funds on deposit in the Pre-Completion Revenues Account other than those relating to the Project Phase 2 Development or any Permitted Approved Expansion may be transferred pursuant to Section 4.5(b)(iii) (Deposits and Withdrawals – Pre-Completion Revenues Account) of the Common Security and Account Agreement, (iii) funds on deposit in the Construction Account other than those relating to the Project Phase 2 Development, Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion, up to an amount that if withdrawn, would not result in the In-Construction Sufficiency Condition not being satisfied and would not result in any reserves in respect of the Project Phase 2 Development required by the Finance Documents (including funding the Senior Facilities Debt Service Reserve Account and each Additional Debt Service Reserve Account as required by the Finance Documents on the Project Phase 2 Completion Date) being applied or transferred, may be transferred pursuant to Section 4.5(d)(v) (Deposits and Withdrawals – Construction Account) of the Common Security and Account Agreement, and (iv) the Pre-Completion Revenues from the Phase 1 Project Facilities held on deposit in the

Distribution Account shall be transferred pursuant to Section 4.5(n)(iii) (Deposits and Withdrawals – Distribution Account) of the Common Security and Account Agreement, and in each case of clauses (i) through (iv), applied to fund the Senior Facilities Debt Service Reserve Account in an amount equal to the Senior Facilities Debt Service Reserve Amount and each Additional Debt Service Reserve Account up to the amount required by the Senior Debt Instrument governing the Senior Debt for which such Additional Debt Service Reserve Account was opened (in each case, to the extent not funded, at the option of the Borrower, with one or more Acceptable Debt Service Reserve LCs, and taking into account any Acceptable Debt Service Reserve LCs or other cash already on deposit therein).
14.3Conditions to Occurrence of the Project Phase 2 Completion Date
The occurrence of the Project Phase 2 Completion Date is subject to the satisfaction of each of the following, and no other, common conditions (or waiver thereof by the Intercreditor Agent (acting on the instruction of the Requisite Intercreditor Parties)):
(a)[Reserved]
(b)Notice of Project Completion
Receipt by the Intercreditor Agent of a duly executed and completed notice of project completion from the Borrower certifying that the conditions in this Section 14.3 (Conditions to Occurrence of the Project Phase 2 Completion Date) have been met.
(c)Borrower Certificate
Receipt by the Intercreditor Agent of a certificate of the Borrower certifying that:
(i)each of the Repeated Representations of the Obligors is true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects, on and as of the Project Phase 2 Completion Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date);
(ii)no Unmatured Loan Facility Event of Default or Loan Facility Event of Default has occurred and is Continuing on such date or is expected to result from the occurrence of the Project Phase 2 Completion Date;
(iii)no default by an Obligor exists under any Material Project Agreement that could reasonably be expected to have a Material Adverse Effect and, to the Knowledge of each Obligor, no default by a Material Project Counterparty exists under any Material Project Agreement that could reasonably be expected to have a Material Adverse Effect;
(iv)to the Knowledge of each Obligor, no event of force majeure (as defined in the applicable Material Project Agreement) has occurred and is Continuing under any Material Project Agreement, the consequences of which could reasonably be expected to have a Material Adverse Effect; and
(v)(i) the LNG SPAs in respect of the Phase 1 LNG Facility and the Phase 2 LNG Facility that are Required LNG SPAs (including guarantees or other forms of credit support required by their terms), (ii) the Gas Transportation Agreements (or Replacement Material Contract in respect thereof), (iii) the Pipeline Service Agreements (or Replacement Material Contract in respect thereof), (iv) the Service Agreements described in clauses (a) through (k) and (m) of the definition thereof (or, in each case, Replacement Material Contract in respect thereof) and (v) the gas supply agreements (including guarantees or other forms of credit support required by their terms) that collectively are sufficient to enable the Borrower to meet its obligations under such Required LNG SPAs in respect of the Phase 1 LNG Facility and the Phase 2 LNG Facility are, in each case, in full force and effect, enforceable against the parties thereto in accordance with such contract’s terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
(d)Physical Completion Certificate
Receipt by the Intercreditor Agent of a certificate from the Independent Engineer confirming:
(i)the Project Phase 1 Completion Date has occurred;
(ii)that Facility Substantial Completion (as such term is defined in the Phase 2 EPC Contract) has occurred pursuant to the Phase 2 EPC Contract (subject to the completion of any punch list items under the Phase 2 EPC Contract);
(iii)the applicable performance tests under each of the Phase 2 EPC Contract and the Phase 2 Procurement, Supply and Construction Contracts described in clauses (a) through (c) of the definition thereof have been successfully passed in accordance with such Phase 2 Material Construction Contract;

(iv)the Lenders’ Reliability Test has been passed in accordance with the test criteria set out in Schedule O-2 (Lenders’ Reliability Test Criteria) hereto and the “LRT Completion Certificate” contemplated thereby has been delivered to the Intercreditor Agent;
(v)the Borrower’s calculation of the Permitted Completion Costs and that the Borrower has reserved an amount sufficient for the Permitted Completion Amount; and
(vi)the Phase 2 LNG Facility is Operational.
(e)Commercial Operation Date
Receipt by the Intercreditor Agent of a duly executed certificate of the Borrower certifying that the Commercial Operation Date under each of the Required LNG SPAs with respect to the Phase 2 LNG Facility then in effect has timely occurred in accordance with such Required LNG SPA.
(f)Payment
Receipt by the Collateral Agent of evidence that the Borrower shall have paid all amounts due and payable under each of the Material Construction Contracts other than: (i) the Permitted Completion Amount, which is on deposit in the Construction Account after giving effect to the deposits and transfers set forth in Section 4.5(d) (Deposits and Withdrawals – Construction Account) of the Common Security and Account Agreement, (ii) amounts properly withheld or retained by the Borrower in accordance with the terms and conditions of such Phase 2 Material Construction Contracts, (iii) any bonus or other amounts payable under such Phase 2 Material Construction Contracts after Final Completion of the Phase 2 LNG Facility and (iv) any disputed amount under the Material Construction Contracts; provided that, in the event that any amount under any Material Construction Contract is disputed by the Borrower, the Borrower shall have reserved funds in an amount determined by the Borrower acting in good faith for payment of any disputed amounts that may reasonably be expected to be determined or agreed to be payable by the Borrower (such amounts the “Disputed Amounts”).
(g)Title Policy Endorsement
Receipt by the Intercreditor Agent of a Disbursement Endorsement meeting the requirements set forth in the definition thereof for the delivery of such endorsement on the Project Phase 2 Completion Date as of a recent date, not to exceed 30 days prior to the Project Phase 2 Completion Date.

(h)Insurance
Receipt by the Intercreditor Agent of a certificate from the Borrower (confirmed in writing to be reasonable by the Insurance Advisor) confirming that all insurance premium payments due and payable as of the Project Phase 2 Completion Date have been paid and that the insurance then in place relating to the Phase 1 Project Facilities and the Phase 2 LNG Facility is in effect and complies with the then-applicable requirements of Schedule L (Schedule of Minimum Insurance) hereto, and certificates of insurance, binders or other documentation evidencing such insurance.
(i)Permits
Receipt by the Intercreditor Agent of evidence that all material Permits necessary for the Project Phase 1 Development and Project Phase 2 Development (as set forth on Schedule F (Material Permits)) (and, in the case of any Export Authorization, such Export Authorization to the extent that it is a Required Export Authorization):
(i)have been obtained and are in full force and effect;
(ii)are held in the name of an Obligor or such third party as set forth on Schedule F (Material Permits) hereto and as allowed pursuant to applicable law or regulations;
(iii)satisfy the Permit Appeal Qualification and all applicable fixed time periods for appeal set forth in the Government Rules pursuant to which such Permits were issued have expired or are Permits that do not have limits on appeal periods under applicable law or regulation; and
(iv)are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Obligor does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Project Phase 1 Development or Project Phase 2 Development, as applicable, except to the extent that failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.
(j)Phase 1 Project Facilities and Phase 2 LNG Facility Placed in Service
Receipt by the Intercreditor Agent of evidence that the Obligors have received from FERC a notice, order or other written communication authorizing it to place facilities comprising the Phase 1 Project Facilities and the Phase 2 LNG Facility in service, and that the Phase 1 Project Facilities and the Phase 2 LNG Facility shall have been placed in service.
(k)Lien Waivers
Receipt by the Intercreditor Agent of: (i) copies of Lien Waivers as have then been (and only to the extent) required pursuant to each Phase 2 Material Construction Contract; (ii) to the extent applicable, copies of one or more notices of termination of work filed pursuant to the Louisiana Private Works Act in the mortgage records of Cameron Parish, Louisiana, certifying termination of the work under the Phase 2 EPC Contract, including the installation, testing and start-up of equipment supplied to the Borrower pursuant to the Phase 2 EPC Contract and the other Phase 2 Material Construction Contracts (other than those Phase 2 Procurement, Supply and Construction Contracts referred to in clause (iii) of this Section 14.3(k) (Conditions to Occurrence of Project Phase 2 Completion Date – Lien Waivers)); (iii) to the extent applicable, copies of one or more notices of termination of work filed pursuant to the Louisiana Private Works Act in the mortgage records of Cameron Parish and Calcasieu Parish, Louisiana, certifying termination of the work under the Phase 2 Procurement, Supply and Construction Contracts; (iv) a lien certificate by the recorder of mortgages of Cameron Parish and Calcasieu Parish, Louisiana, issued after the period for filing a statement of claim or privilege under the Louisiana Private Works Act has expired and confirming that no statements of claim or privilege are of record (other than Permitted Liens) for work performed under the Phase 2 Material Construction Contracts; (v) to the extent applicable, copies of recorded releases of claims or liens recorded pursuant to Chapter 53 of the Texas Property Code in connection with or arising from work performed under the Phase 2 EPC Contract and/or the Phase 2 Procurement, Supply and Construction Contracts that satisfy the requirements of Section 53.152 of the Texas Property Code; (vi) to the extent applicable, copies of recorded bonds to indemnify meeting all of the requirements of Subchapter H of Chapter 53 of the Texas Property Code for any claims or liens recorded pursuant to Chapter 53 of the Texas Property Code in connection with or arising from work performed under the Phase 2 EPC Contract and/or the Phase 2 Procurement, Supply and Construction Contracts; (vii) to the extent applicable, copies of any recorded affidavits of completion that satisfy the requirements of Section 53.106 of the Texas Property Code that were required under the Phase 2 EPC Contract and/or the Phase 2 Procurement, Supply and Construction Contracts; and (viii) to the extent applicable, copies of any affidavits of all bills paid that satisfy the requirements of Section 53.085 of the Texas Property Code that were required under the Phase 2 EPC Contract and/or the Phase 2 Procurement, Supply and Construction Contracts.

(l)Revised Operating Budget
The Intercreditor Agent shall have received the revised Operating Budget required pursuant to Section 10.5 (Operating Budget).
(m)Senior Facilities Debt Service Reserve Account
The Senior Facilities Debt Service Reserve Account shall have been funded in an amount equal to the Senior Facilities Debt Service Reserve Amount.
(n)Letter of Credit Reimbursement
The Borrower shall have repaid any outstanding LC Reimbursement Payments and/or any LC Loans (as defined in the Credit Facility Agreement) outstanding as a result of a draw on any Letters of Credit.
(o)Senior Debt/Equity Ratio
The Senior Debt/Equity Ratio shall be no greater than 75:25, as certified by the Borrower.
(p)Additional Material Project Agreements
The Intercreditor Agent shall have received copies of any Material Project Agreements and required material Permits entered into or issued after the Initial Closing Date, to the extent not previously delivered by the Borrower to the Intercreditor Agent.
(q)Conditional Assignment
The assignment of each Fixed Start Date LNG SPAs as contemplated by the applicable Phase 2 Conditional Assignment shall have become effective in accordance with the terms of such Phase 2 Conditional Assignment.
14.4Project Phase 2 Completion Date Waterfall
(a)Preliminary Determination
The Intercreditor Agent and the Credit Facility Agent shall have received (i) a preliminary determination (together with reasonably detailed calculations therefor) at least 10 Business Days prior to the proposed Project Phase 2 Completion Date and (ii) a final determination (together with reasonably detailed calculations therefor) at least five Business Days prior to the proposed Project Phase 2 Completion Date, in each case, of the amount of the final advance of Term Loans and the payments and transfers to be applied pursuant to Section 14.4(c) (Project Phase 2 Completion Date Waterfall), in each case, in form and substance reasonably satisfactory to the Credit Facility Agent acting in consultation with the Independent Engineer.
(b)Final Advance of Term Loans
On the day that is one Business Day prior to the Project Phase 2 Completion Date and assuming all conditions to the Project Phase 2 Completion Date have been met or waived as of such day, and the Borrower has given a notice to the Intercreditor Agent requesting such final Advance at least three Business Days prior to such day, the full remaining undrawn amount of the Term Loan Commitments, if any, shall be funded by the Secured Parties holding Term Loan Commitments and deposited into the Construction Account.
(c)Project Phase 2 Completion Date Waterfall
On the Project Phase 2 Completion Date, (i) amounts on deposit in the Contingency Reserve Account other than those relating to the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion shall be transferred to the Construction Account pursuant to Section 4.5(k)(iv) (Deposits and Withdrawals – Contingency Reserve Account) of the Common Security and Account Agreement, (ii) amounts on deposit in the Pre-Completion Revenues Account other than those relating to the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion shall be transferred to the Construction Account pursuant to Section 4.5(b)(iii) (Deposits and Withdrawals – Pre-Completion Revenues Account) of the Common Security and Account Agreement and (iii) amounts on deposit in the Construction Account other than those relating to the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion (after giving effect to clauses (i) and (ii) above) shall be applied in the following order of priority:
(A)first, to pay all outstanding Project Costs with respect to the Phase 1 Project Facilities and the Phase 2 LNG Facility that are then due and payable;
(B)second, to pay all Debt Service with respect to the Phase 1 Project Facilities and the Phase 2 LNG Facility (including the Tranche 1 Commitments and Tranche 2 Commitments) then due and payable, if any;
(C)third, to reserve in the Completion Reserve Account an amount equal to the sum of (i) Permitted Completion Amount plus (ii) all Disputed Amounts;
(D)fourth, to fund the Senior Facilities Debt Service Reserve Account and each Additional Debt Service Reserve Account (to the extent not funded, at the option of the Borrower, with one or more Acceptable Debt Service Reserve LCs, and taking into account any Acceptable Debt

Service Reserve LCs or other cash already on deposit therein) in an amount equal to the Senior Facilities Debt Service Reserve Amount; and
(E)fifth, to the extent any cash remains on deposit in the Construction Account, to the Revenue Account.
15.LOAN FACILITY EVENTS OF DEFAULT
15.1Loan Facility Events of Default
Except as may be set forth in a Facility Agreement with respect solely to such Facility Agreement, the following events, and no others, shall be Loan Facility Events of Default:
(a)Payment Default
(i)The Borrower fails to pay principal amounts due under the Finance Documents; provided that, if failure to pay occurs due to a purely administrative error, the Borrower shall have three Business Days to cure such failure; or
(ii)the Borrower fails to pay interest or any other Senior Debt Obligations due under the Finance Documents within three Business Days after those amounts become due.
(b)Breach of Project Representations and Warranties
(i)Any representation or warranty made by any Obligor in Article 5 (Representations and Warranties of the Obligors), or any representation, warranty or statement in any certificate, financial statement or other document furnished by any Obligor pursuant to this Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within 60 days after the earlier of (A) the applicable Obligor, becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.
(ii)Any representation or warranty made by the Pledgor in the Security Document referred to in Section 3.3 (Security Interests to be Granted by Pledgor) of the Common Security and Account Agreement is false when made and such falsity is not corrected or cured within 60 days after the earlier of (A) the Borrower becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.
(c)Breach of Certain Covenants
Except as specifically provided for in another Loan Facility Event of Default in this Section 15.1 (Loan Facility Events of Default):
(i)breach by an Obligor of any covenant described in Article 6 (Incurrence of Additional Senior Debt), subject to sub-clause (iii)(4) below, Section 12.1 (Use of Proceeds), Sections 12.2(a) or (b) (Maintenance of Existence, Franchises, Etc.), Section 12.18 (Merger, Division, Liquidation and Sale of All Assets) or Section 12.30 (Margin Regulation);
(ii)breach of Section 12.25 (Historical DSCR) that is not cured within twenty (20) Business Days as set forth in Section 12.25 (Historical DSCR);
(iii)breach by an Obligor of any covenant described in:
(1)Section 7.2 (Expansion Contracts);
(2)Section 8.3 (Amendment of LNG SPAs);
(3)Section 9.1 (Change Orders);
(4)Section 12.1 (Use of Proceeds);
(5)Section 12.2(c) (Maintenance of Existence, Franchises, Etc.);
(6)Section 12.6 (Compliance with Law);
(7)Section 12.7 (Environmental Compliance);
(8)Section 12.13 (Taxes);
(9)Section 12.14 (Limitation on Indebtedness);
(10)Section 12.15 (Guarantees);
(11)Section 12.16 (Limitation on Liens);
(12)Section 12.17 (Sale of Project Property); or
(13)Section 12.19 (Limitation on Investments and Loans),

in each case with respect to the events in this sub-clause (iii) that is not corrected or cured within 30 days (or in the case of a breach of Section 12.1 (Use of Proceeds), solely as it relates to spending the proceeds of Senior Debt on the Project Phase 3A Development in a manner contrary to the terms of the Finance Documents, 20 days) following the earlier of (x) the applicable Obligor becoming aware of such failure and (y) notice from the Intercreditor Agent to the Borrower;
(iv)material breach by Pledgor of any covenant contained in the Pledge Agreement that is not corrected or cured within 30 days after the earlier of (A) Pledgor becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower and Pledgor;
(v)material breach by an Obligor of Section 12.5(f) (Material Project Agreements) (but excluding covenants therein as they may apply to termination of any LNG SPA) that is not corrected or cured within 60 days after the earlier of (1) the applicable Obligor becoming aware of such breach; and (2) notice from the Intercreditor Agent to the Borrower;
(vi)material breach by an Obligor of Section 7.1(a) (Permitted Development Expenditures) or Section 12.5 (Material Project Agreements) clauses (b), (c), (d), (e), (g) or (k) (but excluding covenants therein as they may apply to termination of any LNG SPA), in each case, with respect to the events in this sub-clause (vi), that is not corrected or cured within 60 days after the earlier of (1) the applicable Obligor becoming aware of such breach; and (2) notice from the Intercreditor Agent to the Borrower, such cure period to be extended to a total of 90 days so long as the breach is subject to cure, such Obligor is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect;
(vii)(A)    breach by an Obligor of:
(1)Section 12.3 (Project Construction; Maintenance of Properties);
(2)Section 12.4 (Books and Records; Inspection Rights);
(3)Section 12.20 (Nature of Business);
(4)Section 12.27 (Gas Supply Arrangements); or

(5)Section 12.21 (Transactions with Affiliates); or
(A)material breach by an Obligor of any other covenant in Article 12 (Obligor Covenants) (except for the covenants described in Section 12.8 (Permits) and Section 12.10 (FERC Order), which are subject to clause (p) (Loan Facility Events of Default – Permits Generally) below) or any other covenant in this Agreement, the Security Documents, or with respect to any Facility Lender, its Facility Agreement; and
(viii)in each case, with respect to the events in this sub-clause (vii), that is not corrected or cured within 60 days after the earlier of (1) the applicable Obligor becoming aware of such breach; and (2) notice from the Intercreditor Agent to the Borrower, such cure period to be extended to a total of 90 days so long as the breach is subject to cure, such Obligor is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect.
(d)Bankruptcy
(i)A Bankruptcy with respect to an Obligor or the Pledgor has occurred or after a Permitted CFCo Contribution, a Bankruptcy with respect to CFCo has occurred.
(e)Abandonment
Abandonment has occurred and is continuing.
(f)Destruction
All or substantially all of the Project Facilities is destroyed, lost or damaged.
(g)Event of Taking
An Event of Taking of (i) all or substantially all of the Phase 1 Project Facilities or the Phase 2 LNG Facility or (ii) that could reasonably be expected to have a Material Adverse Effect has occurred.
(h)Security Interests Invalid
Any of the Security Interests over a material portion of the Collateral cease to be validly perfected (subject to applicable Reservations) in favor of the Collateral Agent on behalf of the Secured Parties, and five Business

Days have elapsed after the Collateral Agent or Intercreditor Agent gave notice to the Borrower thereof.
(i)Unsatisfied Judgments
Any one or more of final judgments in excess of $200 million in the aggregate against an Obligor (or against any other Person where an Obligor is liable to satisfy such judgment), in each case such amounts to be measured net of Insurance Proceeds which are reasonably expected to be paid and, in each case, such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 90 days after the date of entry of such judgment.
(j)Unenforceability or Termination of Finance Documents
Any of the Finance Documents (other than (x) a Direct Agreement in respect of any LNG SPA that is not a Required LNG SPA then in full force and effect or (y) any Direct Agreement in the case where the occurrence of a Loan Facility Event of Default has been triggered by an event affecting the underlying Material Project Agreement or a Senior Debt prepayment remedy or other Loan Facility Event of Default is applicable under the Finance Documents) or any material provision thereof:
(i)is expressly repudiated in writing by any party thereto (other than the Collateral Agent, the Account Bank, the Intercreditor Agent or any Facility Lender);
(ii)shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto not as a result of a Loan Facility Event of Default hereunder); or
(iii)is declared unenforceable in a final judgment of a court of competent jurisdiction against any party (other than the Collateral Agent, the Account Bank, the Intercreditor Agent or any Facility Lender) and such unenforceability is not cured (subject to any applicable Reservations) within five Business Days following the date of entry of such judgment; provided that, such five-Business Day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability.
(k)Unenforceability or Termination of Material Project Agreements:
Any Material Project Agreement (other than any LNG SPA that does not constitute a Required LNG SPA) or any material provision thereof:

(i)is expressly repudiated in writing by any party;
(ii)is declared unenforceable in a final judgment of a court of competent jurisdiction against any party and such unenforceability is not cured (subject to any applicable Reservations) within 60 days following the date of entry of such judgment;
(iii)shall have been terminated (other than pursuant to the terms thereof following discharge in full of all obligations thereof or otherwise by agreement in writing of the parties thereto); or
(iv)shall at any time for any reason cease to be valid and binding or in full force and effect, unless such Material Project Agreement expires or terminates pursuant to its terms;
provided that, in each case of sub-clauses (i) and (ii) above there could reasonably be expected to be a Material Adverse Effect as a result thereof (without regard, for such purpose, to clause (a) of the definition of Material Adverse Effect); provided further that, in respect of sub-clause (ii) above, such 60 day period shall apply only so long as the relevant party is attempting in good faith to cure such unenforceability;
provided further that, in each case of sub-clauses (iii) and (iv) above, any such case shall not give rise to a Loan Facility Event of Default if, (i) in case of any termination of a Required LNG SPA, the Obligors enter into a Replacement Material Contract within 180 days of such termination, such cure period to be extended to a total of 270 days so long as the breach is subject to cure, such Obligor is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect and (ii) in case of any termination of any other Material Project Agreement (other than any LNG SPA that does not constitute a Required LNG SPA), the Obligors enter into a Replacement Material Contract within 60 days of such termination, such cure period to be extended to a total of 90 days so long as the breach is subject to cure, such Obligor is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect, in each case in accordance with the requirements of Section 12.5(g) (Material Project Agreements).
(l)Failure to Achieve Project Phase 1 Completion Date by Phase 1 LNG Facility Date Certain or Project Phase 2 Completion Date by Phase 2 LNG Facility Date Certain
The Project Phase 1 Completion Date does not occur by the Phase 1 LNG Facility Date Certain or the Project Phase 2 Completion Date does not occur by the Phase 2 LNG Facility Date Certain.

(m)Cross Acceleration (other Indebtedness)
A default has occurred with respect to Indebtedness (other than (i) Indebtedness secured by the Security Documents and (ii) Subordinated Debt) of any Obligor that exceeds a principal amount of $200 million and such default has continued beyond any applicable grace period, and its effect has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity remains unrescinded.
(n)Cross Acceleration (Senior Notes)
In respect of any Senior Notes outstanding, if applicable, acceleration of such Senior Notes following an Indenture Event of Default, without prejudice to any Loan Facility Event of Default under clause (a) (Loan Facility Events of Default – Payment Default) above that may be triggered by a breach under any Indenture.
(o)Equity Funding
(i)A provider of Equity Commitment Support fails to pay or cause to be paid all or any portion of the Equity Commitment Funding as required under the Equity Commitment Documents (or as would be required under such agreements but for a bankruptcy stay applicable to such provider of Equity Commitment Support) for any reason (including as a result of a bankruptcy stay applying to such provider of Equity Commitment Support and regardless of whether the applicable obligation to pay or cause to be paid such Equity Commitment Funding is found to be unenforceable, invalid or otherwise non-binding), and such failure is not cured within five (5) Business Days;
(ii)Unless the Debt Commitment Sizing Conditions have been satisfied, any Equity Commitment Document shall cease to be in full force and effect for any reason or the Equity Commitment Support shall cease to be in full force and effect in an amount at least equal to the Aggregate Remaining Equity Contribution Obligations;
(iii)The Sponsor shall default in the observance or performance of any agreement contained in the Equity Contribution Agreement, unless the Collateral Agent is permitted to make drawings under an Acceptable Equity Letter of Credit in an amount equal to the Aggregate Remaining Equity Contribution Obligations under the Equity Contribution Agreement; or
(iv)Any of Pledgor, or any of the Intermediate Holding Companies (as defined in the Equity Contribution Agreement) fail to contribute to the Borrower any amounts received by such persons in respect of the Equity Commitment Funding or any Equity Commitment Support for any reason (including as a result of a bankruptcy stay applying to Pledgor, or such Intermediate Holding Companies), and such failure is not cured within three (3) Business Days.
(p)Permits Generally
From and after the Initial Closing Date, any Permit required under Section 12.8 (Permits), Section 12.9 (Export Authorizations) or Section 12.10 (FERC Order) related to the Borrower or the Development is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:
(i)the Borrower provides a reasonable remedial plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than 30 days following the date that the Borrower has Knowledge of the occurrence of such Impairment;
(ii)the Borrower diligently pursues the implementation of such remedial plan; and
(iii)such Impairment is cured no later than 90 days following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such Impairment or required by a Governmental Authority; provided that, the Borrower shall have no more than 180 days in the aggregate to cure such Impairment).
(q)ERISA
(i)On or after the Initial Closing Date, an ERISA Event has occurred and is continuing and such event, whether individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or
(ii)the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA could reasonably be expected to result in a Material Adverse Effect.
(r)Change of Control
A Change of Control has occurred and is continuing.
15.2Declaration of Loan Facility Declared Default
(a)A Loan Facility Declared Default occurs upon delivery to the Borrower (with a copy to the Collateral Agent), after any applicable grace or cure period has expired, of a certificate from the Intercreditor Agent stating that any Loan Facility Event of Default has occurred and is Continuing and declaring a Loan Facility Declared Default.
(b)A Loan Facility Declared Default also shall be deemed to have occurred and been declared without the delivery of such a certificate or such declaration or any other notice upon the occurrence of a Loan Facility Event of Default referred to in Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy).
15.3Cessation of Loan Facility Declared Default
The Intercreditor Agent shall promptly notify the Collateral Agent, the Borrower and each Facility Lender upon learning of the cessation of the Loan Facility Event of Default to which such certificate(s) related (such notice, a “Cessation Notice”). Upon delivery of a Cessation Notice, the applicable Loan Facility Declared Default shall be deemed not to be Continuing.
15.4Instruction to Intercreditor Agent
Any Senior Creditor Group Representative may deliver an instruction to the Intercreditor Agent to deliver a certificate stating that any Loan Facility Event of Default has occurred and Requisite Intercreditor Parties may deliver an instruction to the Intercreditor Agent to deliver a Cessation Notice; provided that, in the case of a Loan Facility Event of Default that arises solely under an individual Facility Agreement, such instruction to declare a Loan Facility Event of Default or a cessation of a Loan Facility Event of Default to the Intercreditor Agent may be given only by the Senior Creditor Group Representative representing the Facility Lenders under such Facility Agreement (and not any other Senior Creditor Group Representatives).
15.5Excluded Lenders
If any Loan Facility Event of Default occurs as result of: (a) any Obligor failing to comply with Section 12.1 (Use of Proceeds) or Section 12.6 (Compliance with Law) in respect of any Sanctions specified in the Blocking Regulation that would result in a violation of any Blocking Regulation; or (b) a representation or warranty made or deemed to be made under clause (c) or (g) of Section 5.1 (Initial Representations and Warranties of the Obligors) or under clause (d)(ii) or (o) of Section 5.2 (Repeated Representations and Warranties of the Obligors), in each case, which relates to any Sanctions specified in the Blocking Regulation being incorrect or misleading in any material respect when made or deemed to be made and would result in a violation of any Blocking Regulation, then, notwithstanding anything to the contrary contained herein or in the other Finance Documents, the Commitments and Loans (each as defined in the Credit Facility Agreement) (or equivalent terms set forth in the applicable Facility Agreement) of each Excluded Lender shall be disregarded in the determination of Required Lenders (as defined in the Credit Facility Agreement) and Requisite Intercreditor Parties, in each case, for purposes of exercising or waiving any right or remedy under the Finance Documents, with respect to such Loan Facility Event of Default.
16.COMMON REMEDIES AND ENFORCEMENT
16.1Facility Lender Remedies for Loan Facility Declared Events of Default
(a)Enforcement Action
Subject to clause (b) (Facility Lender Remedies for Loan Facility Declared Events of Default – Initiating Percentage for Enforcement Action with Respect to Collateral) below and the Common Security and Account Agreement, upon the occurrence and Continuation of a Loan Facility Declared Default, based on the instruction procedures described in clause (b) (Facility Lender Remedies for Loan Facility Declared Events of Default – Initiating Percentage for Enforcement Action with Respect to Collateral) below, rights and remedies (each, an “Enforcement Action”) may be exercised on behalf of the Facility Lenders under their Facility Agreement, including the following:
(i)suspension of undrawn Facility Debt Commitments under the Facility Agreements;
(ii)termination of undrawn Facility Debt Commitments and acceleration of all Senior Debt Obligations under the Facility Agreements;
(iii)directing the Collateral Agent to take control of the Secured Accounts and apply the balances in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement;
(iv)directing the Collateral Agent to exercise any of its rights under the Equity Contribution Agreement (including to make any permitted or required draw on any Equity Commitment Support); and
(v)subject to clause (b) (Facility Lender Remedies for Loan Facility Declared Events of Default – Initiating Percentage for Enforcement Action with Respect to Collateral) below, requesting the Collateral Agent to exercise all rights with respect to the Security Interests and apply the proceeds from the enforcement of Security Interests.
(b)Initiating Percentage for Enforcement Action with Respect to Collateral

Upon a Loan Facility Declared Default, the Required Intercreditor Parties shall have the right to instruct the Intercreditor Agent who shall in turn request the Collateral Agent (and confirm in writing to the Collateral Agent that such instruction has been given pursuant to this Agreement and Intercreditor Agreement) to take Enforcement Action pursuant to the Common Security and Account Agreement; provided that, upon an Event of Default under Section 15.1(d) (Loan Facility Events of Default – Bankruptcy), all Senior Debt Obligations under Loans shall be accelerated automatically and shall immediately become due and payable, without presentment, demand, protest or other notice or action of any kind, all of which are expressly waived by the Obligors.
16.2Remedies for Events of Default under Facility Agreements
At any time after the occurrence of any Loan Facility Event of Default that is not listed in Section 15.1 (Loan Facility Events of Default) of this Agreement but arises only under an individual Facility Agreement, the relevant Facility Agent may, subject to the terms and conditions of this Agreement, the Common Security and Account Agreement and the Intercreditor Agreement, exercise the express remedies available to it in accordance with such Facility Agreement and shall promptly notify each other Facility Agent, the Borrower and the Intercreditor Agent thereof.
16.3Permitted Actions under Common Security and Account Agreement
Nothing in this Article 16 (Common Remedies and Enforcement) shall limit or restrict any right of any Secured Party or the Collateral Agent pursuant to Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement.
17.INTERCREDITOR ARRANGEMENTS
17.1Facility Agents; Facility Lender Action
(a)Each of the Facility Agents hereby represents that it has been duly appointed pursuant to the applicable Facility Agreement to represent the applicable Facility Lender(s) that is a lender or are lenders under such Facility Agreement and is entitled to vote and give instructions to the Intercreditor Agent (and, where applicable, to act thereunder) on behalf of the Facility Lender(s) that is a lender or are lenders under such Facility Agreement.
(b)Each Facility Agent shall, for purposes of this Agreement, act in its capacity as “Facility Agent” under the applicable Facility Agreement and shall, for purposes of the Common Security and Account Agreement, act in the capacity of Senior Creditor Group Representative on behalf of the Facility Lender(s) that is a lender or are lenders under the applicable

Facility Agreement (each such group of Facility Lender(s) under an individual Facility Agreement being a “Senior Creditor Group” for purposes of the Common Security and Account Agreement).
(c)Notwithstanding anything herein to the contrary, where any Facility Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” in such circumstances shall mean “Facility Agent acting pursuant to instructions from its Facility Lender(s) in accordance with the Intercreditor Agreement or the applicable Facility Agreement, as the case may be.”
(d)Notwithstanding anything herein to the contrary, where:
(i)the Intercreditor Agent exercises any right or discretion, makes any Decision or determination or performs any obligation under this Agreement, references to “Intercreditor Agent” in such circumstances shall mean “Intercreditor Agent acting pursuant to instructions from Requisite Intercreditor Parties as may be required in accordance with the Intercreditor Agreement”; and
(ii)a Facility Agent, in its capacity as such or as a Senior Creditor Group Representative, makes any Decision or determination or performs any obligation under this Agreement, references to “Facility Agent” and “Senior Creditor Group Representative” in such circumstances shall mean such “Facility Agent” or “Senior Creditor Group Representative”, in each case acting pursuant to instructions from requisite Facility Lenders as may be required in accordance with its Facility Agreement and, if applicable, the Intercreditor Agreement.
17.2Agreement to Comply with Intercreditor Agreement
The Intercreditor Agent agrees for the benefit of the Borrower that, in discharging its duties as Intercreditor Agent, it shall act at all times in accordance with the terms of the Intercreditor Agreement and the Common Security and Account Agreement as they may be amended from time to time, and which shall include, for the avoidance of doubt, the obtaining of the consent of the Borrower to any replacement Intercreditor Agent to the extent required herein or therein.
17.3Agreement Not to Amend Entrenched Intercreditor Provisions
The Intercreditor Agent and the Facility Agents agree not to Modify the following provisions of the Intercreditor Agreement unless otherwise agreed in writing by the Borrower (in the addition to the agreement of any other party that is required under the Intercreditor Agreement):

(a)Article 1 (Definitions and Interpretation);
(b)Section 2.2 (Intercreditor Agent’s Rights and Obligations);
(c)Section 2.4(d) (Defaults);
(d)Sections 2.7(a) and (b) (Resignation of Intercreditor Agent);
(e)Section 2.8 (Removal of Intercreditor Agent);
(f)Section 3.1 (Decision Making);
(g)Section 3.2 (Voting Generally: Intercreditor Party Decisions and Intercreditor Votes);
(h)Section 3.3 (Intercreditor Votes: Each Party’s Entitlement to Vote);
(i)Section 3.4 (Casting of Votes);
(j)Section 3.6 (Other Voting Considerations);
(k)Section 3.7 (Voting by Hedging Banks);
(l)Section 3.8 (Voting by Sponsor and its Affiliates);
(m)Section 4.1 (100% Voting Issues);
(n)Section 4.2 (Special Voting Issues);
(o)Section 4.3 (Majority Voting Issues);
(p)Section 4.4 (Administrative Decisions);
(q)Section 4.6 (Individual Senior Creditor Group Decisions);
(r)Article 5 (Agreement of Hedging Banks);
(s)Section 6.1 (Governing Law);
(t)Section 7.2 (Amendment);
(u)Section 7.12 (Third-party Beneficiaries);
(v)Schedule 1 (All Loan Facilities Decisions); and
(w)Schedule 2 (Administrative Decisions).

18.THE INTERCREDITOR AGENT
18.1Intercreditor Agreement
Pursuant to and in accordance with the Intercreditor Agreement, the Facility Lenders have appointed the Intercreditor Agent to, among other things, act as their agent under and in connection with this Agreement and the Intercreditor Agreement and any other Finance Document to which the Intercreditor Agent (in such capacity) is a party.
18.2Relationship
(a)The Intercreditor Agent shall in no respect be the agent of the Borrower by virtue of this Agreement.
(b)The Intercreditor Agent shall not be liable to the Borrower for any breach by any Person (other than for the Intercreditor Agent’s own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment), or be liable to any Person for any breach by the Borrower, of this Agreement or any of the Finance Documents.
18.3Delivery of Documentation
Executed counterparts of each of the Finance Documents have been delivered to the Intercreditor Agent on, or prior to, the Upsize Closing Date and the Intercreditor Agent has acknowledged receipt thereof. Each of the Parties hereto agrees to deliver to the Intercreditor Agent executed counterparts of any Permitted Hedging Instrument or any Senior Debt Instrument relating to Replacement Debt, Working Capital Debt, Permitted Approved Expansion Debt, Permitted Relevering Debt, Permitted Completion Senior Debt, PDE Senior Debt, Restoration Debt and of any instrument amending or modifying any agreement previously delivered to the Intercreditor Agent.
18.4Liability
The Intercreditor Agent shall not be responsible to the Borrower for:
(a)the execution (other than its own execution), genuineness, validity, adequacy, enforceability, admissibility in evidence or sufficiency of any Finance Document or any other document;
(b)the collectability of amounts payable under any Finance Document; and
(c)the adequacy, accuracy and/or completeness of any statements (whether written or oral) made in, or in connection with, any Finance Document, with the exception of any statements made with respect to itself.

18.5Exoneration
(a)Without limiting clause (b) of this Section 18.5 below, the Intercreditor Agent (including its officers, employees, agents and attorneys) shall not be liable to the Borrower for any action taken or not taken by it under, or in connection with, this Agreement or any other Finance Document unless directly caused by its gross negligence, fraud or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
(b)The Borrower may not bring any proceedings against any officer, employee, agent or attorney of the Intercreditor Agent in respect of any claim it might have against it or in respect of any act or omission of any kind (including gross negligence, fraud or willful misconduct) by that officer, employee or agent in relation to this Agreement or any other Finance Document. Without prejudice to the provisions of the preceding sentence of this clause (b), the restriction against taking proceedings set out in the preceding sentence of this clause (b) is not and shall not be construed as a waiver of any claim based on the conduct of such officer, employee or agent.
18.6Reliance
(a)The Intercreditor Agent shall be entitled to rely conclusively on the list of authorized signatories of the Obligors delivered to it pursuant to Section 4.2(k) (Conditions to Upsize Closing Date – Bank Regulatory Requirements) (with such written updates to such authorized signatories (certifying the names and true signatures of any new authorized signatories) as may be notified by the Obligors to the Intercreditor Agent from time to time).
(b)The Facility Lenders shall communicate to the Intercreditor Agent only through the relevant Facility Agent.
18.7Resignation and Succession
(a)The Borrower acknowledges that, subject to and in accordance with the terms and conditions of the Intercreditor Agreement, the Intercreditor Agent may resign and a successor Intercreditor Agent shall be appointed in accordance with the terms of the Intercreditor Agreement.
(b)The resignation of the Intercreditor Agent and the appointment of any successor in that capacity shall both become effective only upon the satisfaction of the applicable conditions set out in the Intercreditor Agreement. On satisfaction of such conditions, the successor Intercreditor Agent shall succeed to the position of the Intercreditor Agent under this

Agreement and the term “Intercreditor Agent” shall include the successor Intercreditor Agent.
(c)Upon its resignation becoming effective, Section 18.5(a) (Exoneration) and this Section 18.7 (Resignation and Succession) shall continue to benefit a retiring Intercreditor Agent in respect of any action taken or not taken by it under or in connection with this Agreement and the other Finance Documents while it was an Intercreditor Agent, and it shall have no further obligations under this Agreement and the other Finance Documents.
19.CHANGES TO THE PARTIES
19.1Represented Parties; Successors and Assigns
Each Facility Agent represents that it is authorized on behalf of itself and on behalf of each Facility Lender under its Facility Agreement to enter into this Agreement. This Agreement is binding on the successors, permitted transferees and assigns of each Party.
19.2Transfers by the Obligors
The Obligors may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Intercreditor Agent, and any such attempted assignment or transfer without such prior written consent shall be void and invalid.
19.3Replacement of Facility Agents
(a)Any Facility Agent may be replaced by the Facility Lender(s) under the relevant Facility Agreement in accordance with the terms of such Facility Agreement, pursuant to which such Facility Agent was appointed and the Borrower, the Intercreditor Agent and each other Facility Agent shall be notified in writing promptly of any such replacement.
(b)No replacement Facility Agent shall become a Facility Agent under this Agreement unless and until:
(i)the resignation in writing of the Facility Agent being replaced has been delivered to the Borrower, the Intercreditor Agent and each other Facility Agent;
(ii)a “Replacement Facility Agent Accession Agreement” substantially in the form set forth in Schedule P – 1 (Replacement Facility Agent Accession Agreement) has been executed and delivered to the Intercreditor Agent; and

(iii)such Replacement Facility Agent Accession Agreement, when delivered to the Intercreditor Agent, is accompanied by one or more certificates as to the due authorization, execution and delivery of the Replacement Facility Agent Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Replacement Facility Agent Accession Agreement.
(c)The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed Replacement Facility Agent Accession Agreement which appears on its face to comply with the terms of this Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.3 (Replacement of Facility Agents):
(i)countersign such Replacement Facility Agent Accession Agreement by way of acceptance thereof; and
(ii)deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement.
(d)Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such Replacement Facility Agent Accession Agreement, the Facility Agent shall become (if not already) a party to this Agreement.
19.4Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement
(a)If the Borrower incurs, pursuant to this Agreement, Additional Senior Debt permitted by and in accordance with Article 6 (Incurrence of Additional Senior Debt), then each Facility Agent in respect of such Additional Senior Debt to be appointed pursuant to the applicable Facility Agreement(s) shall accede to this Agreement on behalf of itself and on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred.
(b)No Facility Agent to be appointed pursuant to Facility Agreements in respect of Additional Senior Debt shall become a Facility Agent under this Agreement, and therefore no Facility Lender under a Facility Agreement in respect of Additional Senior Debt incurred pursuant to this Agreement shall become a Facility Lender under this Agreement, unless and until:
(i)a “New Facility Agent Accession Agreement (Additional Senior Debt)” substantially in the form set forth in Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) shall have been executed and delivered to the Intercreditor Agent, in which, among the other provisions set forth in such New Facility Agent Accession Agreement (Additional Senior Debt), the relevant Facility Agent agrees (i) on behalf of itself to become a party to this Agreement and to represent the Facility Lenders under the relevant Facility Agreement and to be bound by all of the terms and conditions of this Agreement and (ii) on behalf of the Facility Lenders under the Facility Agreement in respect of which the Additional Senior Debt is incurred, to become a party to this Agreement and to be bound by all of the terms and conditions of this Agreement; and
(ii)such New Facility Agent Accession Agreement (Additional Senior Debt), when delivered to the Intercreditor Agent, shall have been accompanied by one or more certificates as to the due authorization, execution and delivery of the New Facility Agent Accession Agreement (Additional Senior Debt) and incumbency of the officers or attorneys-in-fact who executed the New Facility Agent Accession Agreement (Additional Senior Debt).
(c)The Facility Agent representing the Facility Lenders providing the Additional Senior Debt referred to in this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) shall, concurrently with acceding to this Agreement pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement), accede to (A) the Common Security and Account Agreement in accordance with Section 2.2 (Incremental Senior Debt) of the Common Security and Account Agreement and (B) the Intercreditor Agreement.
(d)A copy of the related Facility Agreements shall be attached to the New Facility Agent Accession Agreement (Additional Senior Debt) as an exhibit.
(e)The Intercreditor Agent shall, as soon as reasonably practicable, after receiving (A) a duly completed and executed New Facility Agent Accession Agreement (Additional Senior Debt) which appears on its face to comply with the terms of this Agreement and the Intercreditor Agreement; and (B) all of the documents required to be delivered to it pursuant to this Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement):
(i)countersign such New Facility Agent Accession Agreement (Additional Senior Debt) by way of acceptance thereof; and

(ii)deliver to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt) (if applicable).
(f)Upon the Intercreditor Agent delivering to the Borrower and each Facility Agent the notice referred to in Section 8 (Effective Date) of such New Facility Agent Accession Agreement (Additional Senior Debt), the Facility Agent on its own behalf and on behalf of the Facility Lenders under its Facility Agreement shall become party to this Agreement in such capacity.
19.5Mitigation Obligations; Replacement of Lenders
(a)If any Facility Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) or requests compensation under Section 22.1 (Increased Costs), then such Facility Lender (at the request of the Borrower) shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans under the Finance Documents or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates or take any other reasonable steps not inconsistent with any applicable legal or regulatory restrictions or the internal policies of such Facility Lender that it would otherwise take in similar circumstances under comparable provisions of other financing agreements if, in the reasonable judgment of such Facility Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable, in the future, and (ii) would not subject such Facility Lender to any unreimbursed cost or expense and would not otherwise, in the reasonable opinion of such Facility Lender, be disadvantageous or prejudicial to such Facility Lender. The Borrower hereby agrees to pay and/or indemnify any Facility Lender for all reasonable costs and expenses incurred by such Facility Lender in connection with any such designation or assignment.
(b)If any Facility Lender reasonably determines that any Change in Law has made it unlawful, or if any Governmental Authority has asserted, with respect to any Tranche 1 Lender, after the Initial Closing Date, and with respect to any Tranche 2 Lender, after the Upsize Closing Date, that it is unlawful, for such Facility Lender or its applicable lending office to fund or maintain its Loans, including, in the case of any Facility Lender under the Credit Facility Agreement, the delivery of an Illegality Notice pursuant to Section 5.01 (Illegality) of the Credit Facility Agreement (an “Illegality Event”), such Facility Lender shall, in good faith consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, Section 3.4(a)(vi) (Mandatory Prepayments – Illegality), including transferring its rights and obligations under the Finance Documents to another Affiliate or lending office and, to the extent applicable, converting its outstanding Loans as permitted under the relevant Facility Agreement; provided that, this clause (b) in no way limits the obligations of the Borrower under any of the Finance Documents. If, notwithstanding its obligations under this clause (b), such Facility Lender is unable to fund or maintain its Loans as a result of such Illegality Event, the Facility Lender shall promptly notify its Facility Agent upon becoming aware of that Illegality Event, which notice shall set forth in reasonable detail all relevant information about such Illegality Event, and such Facility Agent shall promptly notify and provide such information to the Intercreditor Agent, who shall forward such notice to the Borrower.
(c)Subject to clause (d) below, if:
(i)(A) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender pursuant to clause (a) above or (B) any Facility Lender requests compensation under clause (a) above, and, in each case, such Facility Lender has declined or is unable to designate a different lending office or assign its rights and obligations to another of its offices, branches or Affiliates or take any other reasonable steps in accordance with clause (a) above;
(ii)any Facility Lender notifies the Borrower of an Illegality Event pursuant to clause (b) above;
(iii)any Facility Lender becomes a Defaulting Lender; or
(iv)any Facility Lender becomes a Non-Consenting Lender,
then the Borrower may, at its sole expense and effort, upon notice to such Facility Lender and its Facility Agent as provided herein, require such Facility Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by the applicable Facility Agreement), all of its interests, rights (other than its existing rights to payments pursuant to Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), as applicable) and obligations under the applicable Facility Agreement and the related Finance Documents to an Acceptable Lender that shall assume such obligations (which assignee may be another Facility Lender, if a Facility Lender accepts such assignment); provided that:

(I)    such Facility Lender shall have received payment of an amount equal to the Senior Debt Obligations due and payable to such Facility Lender at the time from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(II)    in the case any such assignment resulting from a claim for indemnification under Article 21 (Tax Gross-Up and Indemnities), such assignment shall result in a reduction in such payment of Indemnified Taxes or additional amounts to any Facility Lender or any Governmental Authority for the account of any Facility Lender thereafter;
(III)    in the case of any such assignment resulting from a claim for compensation under Section 22.1 (Increased Costs), such assignment will result in a reduction in such compensation thereafter;
(IV)    such assignment may be made on a non pro rata basis to existing or non-affected Facility Lenders but otherwise subject to Section 3.6 (Prepayment Fees and Funding Losses) and the transfers terms of the applicable Facility Agreement;
(V)    such assignment does not conflict with applicable law or regulations;
(VI)    in the case of any assignment resulting from a Facility Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(VII)    the Borrower shall have paid to the Facility Agent the assignment fee (if any).
(d)A Facility Lender shall not be required to make any such assignment or delegation pursuant to clause (c) above if, prior thereto, as a result of a waiver by such Facility Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation pursuant to clause (c) above cease to apply. Notwithstanding the satisfaction of each of the conditions set forth in Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased Costs), a Facility Lender shall have the right to refuse to be replaced pursuant to sub-clause 19.5(c)(i) above; provided that, the Borrower shall no longer be obligated to pay such Facility Lender any of the compensation or additional amounts incurred or accrued under Article 21 (Tax Gross-Up and Indemnities) or Section 22.1 (Increased

Costs) from and after the date that such replacement would have occurred but for such Facility Lender’s refusal.
(e)As a condition of the right of the Borrower to remove any Facility Lender pursuant to this Section 19.5 (Mitigation Obligations; Replacement of Lenders), the Borrower shall either:
(i)arrange for the assignment or novation of any Permitted Hedging Instruments with such Facility Lender or any of its Affiliates simultaneously with such removal; or
(ii)terminate the applicable Permitted Hedging Instruments and pay any relevant Hedging Termination Amount.
19.6Transfers by a Facility Lender
Facility Lenders with rights or obligations under this Agreement or any other Finance Documents to which it is a party (in its capacity as a Facility Lender) (an “Existing Facility Lender”) may not assign or transfer, novate or otherwise dispose of any of their rights or obligations in existence at such time except in accordance with the relevant Facility Agreement, and any attempted assignment or transfer without complying with the provisions of this Section 19.6 (Transfers by a Facility Lender) shall be void and invalid.
19.7Register
The Facility Agent under each Facility Agreement shall maintain a register of Lenders under such Facility Agreement in accordance with the terms and conditions of the relevant Facility Agreement (the “Register”).
19.8Resulting Increased Costs
If:
(a)any assignment or transfer of all or any part of the rights and/or obligations of a Facility Lender pursuant to this Agreement and the applicable Facility Agreement; or
(b)any change in a Facility Lender’s facility office from that described in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement,
would, but for this Section 19.8 (Resulting Increased Costs), result, as a consequence of circumstances which are prevailing at that time, in the Borrower being obliged to pay any incurred costs (whether as a result of increased costs, illegality or fees in respect of Security Documents, Direct Agreements or perfection of security interests or similar provisions, except as a result of the tax gross-ups provided for under Article 21 (Tax Gross-Up and Indemnities)) or indemnities which would not have been payable if such assignment, novation, transfer or change of office had not occurred, then, unless such assignment, novation, transfer or change in facility office was made at the request of the Borrower in accordance with mitigation provisions of the Finance Documents, the Facility Lender shall only be entitled to receive those amounts to the extent that such amounts would have been payable in connection with the Existing Facility Lender or the Existing Facility Lender’s facility office had the assignment, transfer or change in facility office not occurred.
20.SUBORDINATION
20.1Subordination
(a)The Parties hereto agree that to the extent that the Sponsor or any Affiliate thereof, or any other Person, intends to provide Subordinated Debt to the Obligors after the Upsize Closing Date, each Obligor shall require that the Sponsor, such Affiliate or other Person, as applicable, lending it such Subordinated Debt shall enter into as a condition precedent to providing such Subordinated Debt a Subordination Agreement substantially in the form included in Schedule S – 1 (Form of General Subordination Agreement) hereto.
(b)The Parties hereto agree that on the Initial Closing Date the Obligors entered into a subordination agreement substantially in the form included in Schedule S – 2 (Form of Obligor Subordination Agreement) hereto, which shall apply to any Indebtedness any Obligor may from time to time be owed by any other Obligor.
21.TAX GROSS-UP AND INDEMNITIES
21.1Withholding Tax Gross-Up
Any and all payments by or on account of any obligation of the Borrower under or in connection with any Finance Document shall be made without deduction or withholding for or on account of any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower or the relevant Facility Agent, as applicable) requires the deduction or withholding of any Tax from any such payment by the Borrower or the applicable Facility Agent, then the Borrower or the applicable Facility Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 21 (Tax Gross-Up and Indemnities)), the relevant

Finance Party receives an amount equal to the sum it would have received had no such deduction or withholding of Indemnified Taxes been made.
21.2Payment of Other Taxes
Without duplication of Section 21.1 (Withholding Tax Gross-Up) and Section 21.3 (Indemnification by the Borrower), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Facility Agent timely reimburse it for the payment of, any Other Taxes.
21.3Indemnification by the Borrower
Without duplication of Section 21.1 (Withholding Tax Gross-Up) and Section 21.2 (Payment of Other Taxes), the Borrower shall indemnify each Finance Party and each Facility Agent (and any of their respective Affiliates), within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 21 (Tax Gross-Up and Indemnities)) payable or paid by, or required to be withheld or deducted from a payment to, such Finance Party or Facility Agent (or Affiliate) in connection with a Finance Document, and any reasonable expenses arising therefrom or with respect thereto (but excluding any such amounts resulting from the gross negligence, bad faith or willful misconduct of such Finance Party or Facility Agent (or Affiliate) as determined by a final non-appealable judgment in a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability delivered to the Borrower by a Finance Party (with a copy to the relevant Facility Agent), or by a Facility Agent on its own behalf or on behalf of a Finance Party, shall be conclusive absent manifest error.
21.4Indemnification by the Facility Lenders
Each Facility Lender shall severally indemnify its Facility Agent, within 20 Business Days after written demand therefor, for (a) any Indemnified Taxes attributable to such Facility Lender (but only to the extent that the Borrower has not already indemnified such Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Facility Lender’s failure to comply with the provisions of Section 19.6 (Transfers by a Facility Lender) and the relevant Facility Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Facility Lender, in each case, that are payable or paid by such Facility Agent in connection with any Finance Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Facility Lender by its Facility Agent shall be conclusive absent manifest error. Each Facility Lender hereby authorizes its Facility Agent to set off and apply any and all amounts at any time owing to such Facility Lender under any Finance Document or otherwise payable by such Facility Agent to the Facility Lender from any other source against any amount due to such Facility Agent under this Section 21.4 (Indemnification by the Facility Lenders).
21.5Status of Facility Lenders and Facility Agents
(a)Any Facility Lender entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Finance Document shall deliver to the Borrower and its Facility Agent, at the time or times reasonably requested by the Borrower or such Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Facility Agent as shall permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Facility Lender, if reasonably requested by the Borrower or such Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or such Facility Agent as shall enable the Borrower or such Facility Agent to determine whether or not such Facility Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses 21.5(b)(i), 21.5(b)(ii) and 21.5(b)(iv) below) shall not be required if, in the Facility Lender’s reasonable judgment, such completion, execution or submission would subject such Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Facility Lender.
(b)Without limiting the generality of the foregoing:
(i)any Facility Lender that is a US Person shall deliver to the Borrower and its Facility Agent on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) two executed copies of IRS Form W-9 certifying that such Facility Lender is exempt from US federal backup withholding tax;
(ii)any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) whichever of the following is applicable:
(A)in the case of a Facility Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Finance Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Finance Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)executed copies of IRS Form W-8ECI (or any successor form);
(C)in the case of a Facility Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Facility Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or, if the Borrower is a disregarded entity for U.S. federal income tax purposes, of its first regarded owner) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form); or
(D)to the extent a Facility Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8EXP, IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a US Tax Compliance Certificate, IRS Form W-9 (or, in each case, any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that, if the Facility Lender is a partnership and one or more direct or indirect partners of such Facility Lender are claiming the portfolio interest exemption, such Facility Lender may provide a US Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)any Facility Lender that is not a US Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and its Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Facility Lender becomes a Facility Lender under the relevant Facility Agreement (and from time to time thereafter upon the reasonable request of the Borrower or such Facility Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or such Facility Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Facility Lender under any Finance Document would be subject to US federal withholding Tax imposed by FATCA if such Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Facility Lender shall deliver to the Borrower and its Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Facility Agent as may be necessary for the Borrower and such Facility Agent to comply with their obligations under FATCA and to determine whether such Facility Lender has complied with such Facility Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the Initial Closing Date.
(c)Any Facility Agent shall provide on or prior to the date it becomes a party to the Facility Agreement two executed copies of (i) if such Facility Agent is not a US Person, (x) with respect to payments made to such Facility Agent on behalf of a Facility Lender, IRS Form W-8IMY (or any successor form) certifying that it is a “U.S. branch” within the meaning of US Treasury Regulation Section 1.1441-1(b)(2)(iv)(A), with the effect that the Borrower may make payments to the Facility Agent, to the extent such payments are received by the Facility Agent as an intermediary, without deduction or withholding of any taxes imposed by the United States (including under FATCA), and (y) with respect to payments to such Facility Agent for its own account, IRS Form W-8ECI (or other applicable IRS Form W-8 establishing full exemption from all United States withholding taxes or any successor form), and (ii) if such Facility Agent is a US Person, IRS Form W-9 (or any successor form) confirming that the Facility Agent is exempt from US federal backup withholding.
(d)Each Facility Lender and Facility Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the relevant Facility Agent in writing of its legal inability to do so.
21.6Refunds
To the extent that a Facility Lender or its Affiliate determines, in its sole discretion exercised in good faith, that it has obtained a refund or credit (in lieu of a refund) in respect of any Taxes as to which it has been indemnified pursuant to this Article 21 (Tax Gross-Up and Indemnities) (including by the payment of additional amounts pursuant to this Article 21 (Tax Gross-Up and Indemnities)), the relevant Facility Lender shall pay the Borrower an amount equal to such refund or credit, but only to the extent of indemnity payments made under this Article 21 (Tax Gross-Up and Indemnities) with respect to the Taxes giving rise to such refund or credit, and net of costs and expenses (including Taxes) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit). The Borrower, upon the request of the Facility Lender or its Affiliate, shall repay to the Facility Lender or its Affiliate the amount paid over pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Facility Lender or its Affiliate is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event shall the Facility Lender or its Affiliate be required to pay any amount to the Borrower pursuant to this paragraph the payment of which would place the Facility Lender or its Affiliate in a less favorable net after-Tax position than the Facility Lender or its Affiliate would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Facility Lender or its Affiliate to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

21.7Evidence of Payments
As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Article 21 (Tax Gross-Up and Indemnities), such Obligor shall deliver to the relevant Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.
21.8Survival
Each Party’s obligations under this Article 21 (Tax Gross-Up and Indemnities) shall survive the resignation or replacement of any Facility Agent or any assignment of rights by, or the replacement of, a Facility Lender, the termination of the Facility Debt Commitments and the repayment, satisfaction or discharge of all obligations under any Finance Document.
21.9Defined Terms
For purposes of this Article 21 (Tax Gross-Up and Indemnities):
(a)the term “applicable law” includes FATCA;
(b)the term “US Person” means a “United States person” as such term is defined in Section 7701(a)(30) of the Code;
(c)the term “Finance Document” does not include any Indenture or Senior Notes;
(d)the term “Governmental Authority” includes any government of a foreign jurisdiction; and
(e)the term “Facility Agent” includes the Intercreditor Agent and the Collateral Agent, to the extent payments hereunder in respect of Senior Debt Obligations are made to it.
22.INCREASED COSTS
22.1Increased Costs
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Facility Lender;

(ii)subject any Finance Party (or its Affiliates) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Tax and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Facility Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Facility Lender or any letter of credit or participation in any such Loan or letter of credit;
and the result of any of the foregoing shall be to increase the cost to such Finance Party of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan, or to increase the cost to such Facility Lender of participating in, issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit)), or to reduce the amount of any sum received or receivable by such Finance Party hereunder (whether of principal, interest or any other amount) then, upon request of such Finance Party, the Borrower shall within the time period specified in clause (b) below pay to such Finance Party such additional amount or amounts as shall compensate such Finance Party for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).
(b)If any Facility Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Facility Lender’s capital or (without duplication) on the capital of such Facility Lender’s holding company, if any, as a consequence of this Agreement, the Facility Debt Commitments of such Facility Lender or the Loans made by such Facility Lender or participations in letters of credit held by such Facility Lender to a level below that which such Facility Lender or such Facility Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Facility Lender’s policies and the policies of such Facility Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Facility Lender, the Borrower shall pay to such Facility Lender within 30 days following the receipt of such notice by the Facility Lender such additional amount or amounts as shall compensate such Facility Lender or (without duplication) such Facility Lender’s holding company for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to

Section 19.5 (Mitigation Obligations; Replacement of Lenders) or Section 19.8 (Resulting Increased Costs)).
(c)The applicable Finance Party will deliver to the Borrower (with a copy to the Intercreditor Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Finance Party or its holding company, as the case may be, as specified in clauses (a) and (b) above. The Borrower shall pay such Finance Party the amount shown as due on any such certificate within 30 days after receipt thereof. Such certificate shall be conclusive absent manifest error.
(d)Failure or delay on the part of any Finance Party to demand compensation pursuant to this Section 22.1 (Increased Costs) shall not constitute a waiver of such Finance Party’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Finance Party pursuant to this Section 22.1 (Increased Costs) for any increased costs or reductions incurred or reductions suffered more than 180 days prior to the date that such Facility Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Facility Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Notwithstanding any other provision in this Agreement, no Facility Lender shall demand compensation pursuant to this Article 22 (Increased Costs) in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Facility Lender, as determined by such Facility Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Facility Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided that, such Facility Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Facility Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
22.2Relationship Between Increased Costs and Taxes
Any compensation of a Facility Lender pursuant to Article 21 (Tax Gross-Up and Indemnities) shall be made without duplication under this Article 22 (Increased Costs) and any compensation of a Facility Lender pursuant to this Article 22

(Increased Costs) shall be made without duplication under Article 21 (Tax Gross-Up and Indemnities).
23.MISCELLANEOUS
23.1Termination
(a)Upon the occurrence of the Discharge Date in respect of the Senior Debt Obligations under this Agreement and each Facility Agreement, then, subject to reinstatement as provided in clause (c) below, this Agreement shall terminate and the Intercreditor Agent shall, at the expense of the Borrower, execute and deliver a termination statement.
(b)The obligations of the Facility Lenders to make further disbursements of Loans under their respective Facility Agreements shall terminate in accordance with the applicable Facility Agreement and, in any case, upon the termination of this Agreement, and the Security Interests of such Facility Lenders shall be discharged and released pursuant to Section 12.1 (Termination) of the Common Security and Account Agreement.
(c)This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Borrower hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Intercreditor Agent, any Facility Agent, the Collateral Agent or any Facility Lender as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Borrower or the Intercreditor Agent, any Facility Agent, the Collateral Agent or any Facility Lender, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Borrower, the Intercreditor Agent, any Facility Agent, the Collateral Agent or any Facility Lender or for any substantial part of the Borrower’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement shall apply hereto mutatis mutandis.
23.2Right of Set-Off
Each Facility Lender, each Facility Agent and the Intercreditor Agent are hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to any other provision of this Agreement and the Finance Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Facility Lender, each Facility Agent or the Intercreditor Agent, as applicable, to or for the credit or the account of any Obligor, as applicable, against the Senior Debt Obligations due and payable to such Facility Lender, such Facility Agent or the Intercreditor Agent, as applicable, at the time of such offset. If the obligations are in different currencies, the Facility Lender, the Facility Agent and the Intercreditor Agent, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purposes of the set-off. The rights of each Facility Lender, each Facility Agent and the Intercreditor Agent under this Section 23.2 (Right of Set-Off) are in addition to other rights and remedies (including other rights of set-off) that such Facility Lender, such Facility Agent and the Intercreditor Agent, as applicable, may have. Each Facility Lender shall notify its respective Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set-off, giving full details in relation thereto, and such Facility Agent shall promptly inform the Intercreditor Agent in writing, who shall inform the other Facility Agents of the same. Any amounts set off by any Facility Lender in accordance with this Section 23.2 (Right of Set-Off) or under this Agreement shall be subject to the sharing arrangements set forth in Section 2.3(b) (Payments and Prepayments – Sharing of Non-Pro Rata Payments) of the Common Security and Account Agreement.
23.3Waiver of Immunity
To the extent that any Party hereto has or hereafter may acquire, or be entitled to claim for itself or its assets, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, it shall irrevocably agree not to claim and hereby irrevocably waives such immunity in respect of its obligations under the Finance Documents to which it is a party and all other documents to be executed and delivered in connection with the Finance Documents to which it is a party and the transactions contemplated thereby and, without limiting the generality of the foregoing, hereby agrees that the waivers set forth in this Section 23.3 (Waiver of Immunity) shall be effective to the fullest extent permitted under applicable law.
23.4Expenses
(a)The Borrower shall pay to the Intercreditor Agent or a Facility Agent, as the case may be, within 30 days of demand (such demand being made together with copies of invoices and reasonable supporting evidence of the nature and amount of such costs), without duplication in respect of indemnity and/or reimbursement required under any other Finance Document:
(i)to the extent such expenses have not been paid by the Borrower from the proceeds of the first disbursement of Loans pursuant to Section 4.1(p) (Conditions to Initial Closing Date and Initial Advance – Fees; Expenses) or with proceeds on deposit in the

Accounts on the Upsize Closing Date pursuant to Section 4.2(p) (Conditions to Upsize Closing Date – Fees; Expenses), the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the negotiation, preparation, printing, execution and/or syndication of the Finance Documents to which it is a party, based upon fee parameters (if any, including the terms of the party’s applicable engagement or commitment letter, or Facility Agreement, as the case may be) agreed between the Borrower and the relevant parties;
(ii)the amount of all reasonable costs and expenses (including reasonable legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with:
(A)the negotiation, preparation and execution of any Finance Document executed after the Initial Closing Date;
(B)any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement, whether or not granted; and
(C)the exercise of its powers and the performance of its duties under this Agreement and any other Finance Documents; and
(iii)the amount of all costs and expenses (including legal fees and expenses and excluding fees of Consultants, which shall be exclusively governed by Section 13.2 (Replacement and Fees)) incurred by any Facility Lender, Facility Agent or the Intercreditor Agent in connection with the enforcement or preservation of any rights under any Finance Documents.
(b)The Facility Lenders, the Facility Agents and the Intercreditor Agent, as applicable, shall inform the Borrower on a regular basis of the ongoing costs and expenses referred to in clause (a) above.
(c)Notwithstanding anything to the contrary in this Section 23.4 (Expenses), the Facility Lenders, Facility Agents and the Intercreditor Agent shall only be entitled to the reimbursement of legal fees and expenses for the use of only one law firm engaged for all of the Facility Lenders, the Facility Agents and the Intercreditor Agent in each relevant jurisdiction unless one or more of the Facility Lenders, the Facility Agents or the Intercreditor Agent incurring such fees and expenses reasonably believes that there is a reasonable likelihood of a conflict of interest between any of them (the existence of which shall be notified to the Borrower) necessitating the use of more than one law firm in any such jurisdiction, in which case the fees and expenses of one additional firm in each relevant jurisdiction.
(d)Notwithstanding anything to the contrary in this Section 23.4 (Expenses), payment of expenses by the Borrower hereunder to be made to only a certain specified Facility Lender or Facility Lenders shall be received by the Intercreditor Agent or the relevant Facility Agent solely for the benefit of such Facility Lender or Facility Lenders, and the Borrower shall also be permitted to make the payment directly to such Facility Lender or Facility Lenders.
(e)This Section 23.4 (Expenses) shall not apply to Taxes, which shall be governed exclusively by Article 21 (Tax Gross-Up and Indemnities) and Article 22 (Increased Costs).
23.5Calculation of Floating Rate Obligations
In calculating amounts to be calculated under this Agreement, other than any interest payable on Senior Debt Obligations on which interest is payable at a floating rate of interest, if a floating rate is not known for the entire period, the floating rate to be used shall be reasonably estimated by the Borrower at the time of determination thereof.
23.6Severability
Any term or provision of this Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the Parties hereto shall enter into good faith negotiations to replace the invalid, illegal, prohibited, or unenforceable term or provision with a view to obtaining the same commercial effect as this Agreement would have had if such term or provision had been legal, valid, and enforceable. To the extent permitted by applicable laws, the Parties hereto waive any provision of law that renders any term or provision of this Agreement illegal, invalid, prohibited or unenforceable in any respect.

23.7Confidentiality
The provisions of Section 12.6 (Confidentiality) of the Common Security and Account Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.
23.8Notices
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing in the English language (or, if not available in the English language, accompanied by an English language translation of such document) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by email to the address, and/or email address of the Party to whom notice is being sent set forth below or on the Register maintained by the Facility Agent under each Facility Agreement in accordance with Section 19.7 (Register), which Register may, at each Facility Lender’s election, include email addresses for such Facility Lender:
(i)with respect to the Obligors, the corresponding address and other notice information set forth in Schedule Q – 1 (Addresses for Notices to Obligors);
(ii)with respect to each Facility Lender and Facility Agent, to the corresponding address and other notice information set forth in Schedule Q – 2 (Addresses for Notices to Facility Agents and Facility Lenders); and
(iii)with respect to the Intercreditor Agent, to:
MUFG Bank, Ltd., as Intercreditor Agent
1221 Avenue of the
Americas, 6th Floor
New York, NY 10020
Attention: [***]
Facsimile: [***]
Email: [***]

(b)Any notice, demand, consent or approval or communication given electronically by the Intercreditor Agent in connection with a Finance Document may be given to any Finance Party that has expressly agreed that it shall accept communication of information by this method by means of the Debt Domain Website, access to which is restricted to the parties to the Finance Documents, or by other electronic means in a manner and subject to rules established by the Intercreditor Agent and agreed with the Borrower; provided that, the Intercreditor Agent may set access protocols as reasonably needed to communicate confidentially with the other Secured Parties at its sole discretion.
(c)Any Party may change its address, fax number or email address for notices and other communications hereunder by notice to the other Parties. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been received: (i) in the case of a letter, when delivered personally or five days after it has been put into the post; (ii) in the case of a fax, when a complete and legible copy is received by the addressee; (iii) in the case of email, upon receipt by the sender of a return receipt message (provided that, in the case of sub-clause (ii) above and this sub-clause (iii), if the date of dispatch is not a Business Day or the time of dispatch is after 5:00 pm in the location of dispatch, it shall be deemed to have been received no earlier than the opening of business on the next Business Day); and (iv) in the case of a notice contemplated by clause (b) above, on the later of (x) a notice being posted on the Debt Domain Website and (y) receipt by the Intercreditor Agent of a return receipt message in respect of an email the Intercreditor Agent has sent to the relevant Party’s email address (as notified to the Intercreditor Agent in writing at least five days before any email is sent by the Intercreditor Agent or notice posted on the Debt Domain Website) notifying such Party that the notice has become available on the Debt Domain Website.
(d)Communication by one Party to any other Party may, at the election of each such Party, be by electronic mail. For the purpose of the Finance Documents, an electronic communication will be treated as being in writing. Inclusion of an email address or addresses in the notice details for a Party shall indicate that such Party elects to receive and send communications by email subject to any particular requirements relating thereto of which it has notified each other Party. The absence of the notification of an email address shall indicate that such Party does not elect to receive or send communication by email, and any email communication to it shall be deemed not to have been delivered.
(e)In the event of any change in the identity of any of the authorized officers of the Obligors referred to in the documentary evidence provided for pursuant to Section 4.2(k) (Conditions to Upsize Closing Date – Bank Regulatory Requirements) and Section 4.2(l) (Conditions to Upsize Closing Date – Officer’s Certificates), the relevant Obligor shall promptly notify the Intercreditor Agent in writing of such change and, at the same time, furnish to the Intercreditor Agent certified signature specimen(s) in respect of the relevant Obligor’s new authorized officer(s). The Finance Parties may rely upon and refer to certified signature specimen(s) previously received by the Intercreditor Agent until such time as the Intercreditor Agent receives notice from the relevant Obligor of such change and the relevant certified signature specimen(s) to be furnished in connection therewith.
(f)Each of the Obligors and the other Parties to this Agreement:
(i)consents to the inclusion in the Debt Domain Website of its name, its logo and a link to its website, if any;
(ii)acknowledges that the Intercreditor Agent shall issue user identifiers, passwords and other information necessary for access to the Debt Domain Website (“Access Information”) to the Borrower and the other Parties to this Agreement;
(iii)undertakes to ensure that all Access Information issued to it by the Intercreditor Agent is kept secure and confidential in accordance with Section 12.6 (Confidentiality) of the Common Security and Account Agreement;
(iv)acknowledges that the Debt Domain Website is provided “as is” and “as available” and that the Intercreditor Agent does not warrant the accuracy or completeness of the communications or the adequacy of the Debt Domain Website and expressly disclaims liability for errors or omissions in the communications;
(v)acknowledges that no warranty of any kind, express implied or statutory, including any warranty of merchantability, fitness for a specific purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Intercreditor Agent in connection with the communications or the Debt Domain Website; and
(vi)agrees that neither the Intercreditor Agent nor any of its officers, directors, employees, agents, advisors or representatives is liable for damages of any kind, including direct or indirect, special, incidental or consequential, or any losses or expenses (whether in tort, contract or otherwise) incurred or suffered by it or any other Person as a result of its access or use of the Debt Domain Website or inability to access or use the Debt Domain Website (other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment).

23.9Successors and Assigns; Benefits of Agreement
This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto (and the Facility Lenders claiming through the Parties hereto) and their subsequent respective permitted successors, permitted transferees and permitted assigns, and nothing in this Agreement, in any Senior Debt Instrument, in any Permitted Senior Debt Hedging Instrument, or in any other Finance Document, express or implied, shall give to any other Person any benefit or any legal or equitable right or remedy under this Agreement (other than the Parties hereto, their respective successors, transferees and assigns permitted hereby and, to the extent expressly contemplated thereby, the shareholders, members, partners, directors, officers, employees and agents of each of the Intercreditor Agent, Facility Agents, Facility Lenders and other indemnitees under Article 21 (Tax Gross-Up and Indemnities)).
23.10Remedies
(a)Other than as stated expressly herein, no remedy under this Agreement or any other Finance Document conferred on any Finance Party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Finance Documents, or now or hereafter existing at law or in equity or by statute or otherwise.
(b)The amounts payable by the Borrower at any time under this Agreement or any other Finance Document shall each be a separate and independent debt and each Finance Party, except as otherwise specifically provided in this Agreement or any other Finance Document, shall be entitled to protect and enforce its rights arising out of this Agreement or any other Finance Document, and its right, pursuant to this Agreement including any applicable Facility Agreements, to cancel or suspend its commitment to provide Senior Debt Obligations and to accelerate the maturity of amounts due under its Facility Agreement, and, except as aforesaid, it shall not be necessary for any other Finance Party to consent to, or be joined as an additional party in, any proceedings for such purposes.
(c)Except as otherwise specifically provided in this Agreement or any other Finance Document, no failure on the part of any Finance Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Finance Document, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No Finance Party shall be responsible for the failure of any other Finance Party to perform its obligations hereunder or under any Facility Agreement.

(d)In case any Facility Lender or the Collateral Agent or the Intercreditor Agent on behalf of the Senior Creditors shall have proceeded to enforce any right, remedy or power under and in accordance with this Agreement or any Finance Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Facility Lender, then and in every such case the relevant Obligor and the Facility Lender shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under the Finance Documents, and thereafter all rights, remedies and powers of the Facility Lenders shall continue as though no such proceeding had been taken.
(e)The rights of each Facility Lender:
(i)may be exercised as often as necessary;
(ii)are cumulative and not exclusive of its rights under general law; and
(iii)may be waived only in writing and specifically.
(f)The undertakings by, and the obligations of, the Obligors set forth in this Agreement or in the Finance Documents are for the benefit of the Secured Parties alone, in accordance with the terms thereof.
23.11Execution in Counterparts; E-Signature
This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document signed or to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the parties hereto, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

23.12Governing Law
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
23.13Waiver of Jury Trial
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.
23.14Consent to Jurisdiction
(a)All Parties to this Agreement, as contemplated by Section 23.12 (Governing Law), shall consent to the exclusive jurisdiction of the courts of the State of New York or of the United States of America for the Southern District of New York (except as otherwise specifically provided herein).
(b)Each Party hereto:
(i)hereby irrevocably consents and agrees for the benefit of the Facility Lenders that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement and the Loans;
(ii)irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and
(iii)irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the Facility Lenders to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

23.15Amendments
(a)Except as otherwise expressly provided in this Agreement (including as provided in clause (b) below), this Agreement may be amended, modified or supplemented only by an agreement in writing signed by the Borrower, the Guarantors and the Intercreditor Agent on behalf of each Facility Agent (with copies to each Facility Agent). Except as otherwise expressly provided in the relevant agreement or document, no waiver or consent of any term or condition of this Agreement or any other Finance Document in favor of the Borrower or any Guarantor or any other Party hereto or thereto by any Facility Lender, its Facility Agent or the Intercreditor Agent may be given or granted by such parties except in accordance with the Intercreditor Agreement. The Facility Lenders may not agree to amend, modify or supplement this Agreement except in accordance with the Intercreditor Agreement.
(b)The written agreement contemplated in clause (a) above shall not be required:
(i)[reserved];
(ii)for a successor Intercreditor Agent to accede to this Agreement in accordance with Section 18.7 (Resignation and Succession);
(iii)for a replacement Facility Agent to accede to this Agreement in accordance with Section 19.3 (Replacement of Facility Agents);
(iv)for a new Facility Agent to accede to this Agreement in accordance with Section 19.4 (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement);
(v)to make entries on Schedule Q – 1 (Addresses for Notices to Obligors) to update any notification addresses of any Party therein or to amend the description of the relevant Obligor’s authorized and issued equity capital and name and ownership interest of the Borrower’s member;
(vi)to update Schedule F (Material Permits) in accordance with the provisions of Section 10.4(b)(xi) (Construction Reports);
(vii)to update Schedule U (Real Property Documents) to reflect new or amended Real Property Documents referenced in clause (i) of the definition thereof; and
(viii)to replace any provider of Equity Commitment Support so long as such replacement entity is either (x) a provider of the corresponding type of Equity Commitment Support as of the

Upsize Closing Date or (y) a new entity that is an Acceptable Equity Commitment Provider; provided that, any modifications to, or replacement of, the Equity Commitment Documents (including the agreements relating thereto) shall require the prior written approval of the Super-Majority Facility Lenders.
23.16Conflicts
In case of any conflict or inconsistency between the main body of this Agreement and any Facility Agreements (including any promissory note delivered thereunder), this Agreement shall control.
23.17Effectiveness
This Agreement shall come into full force and effect on the date hereof.
23.18Limitations on Liability
No claim shall be made by any Party hereto or any of their respective Affiliates against any other Party hereto or any of their Affiliates, directors, employees, attorneys or agents for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Finance Documents, Material Project Agreements or any act or omission or event occurring in connection therewith; and each Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that, this Section 23.18 (Limitations on Liability) shall not be construed to relieve any Obligor of any obligation it may otherwise have hereunder or under any Finance Document to indemnify any Secured Party or any applicable Related Party against any claim, cost, loss, expense (including reasonable legal fees and expenses), damage or liability, sustained or incurred by or asserted against such Secured Party or Related Party.
23.19Survival of Obligations
The provisions of Article 21 (Tax Gross-Up and Indemnities), Section 22.1 (Increased Costs), Section 23.3 (Waiver of Immunity), Section 23.4 (Expenses), Section 23.7 (Confidentiality), Section 23.8 (Notices), Section 23.9 (Successors and Assigns; Benefits of Agreement), Section 23.12 (Governing Law), Section 23.13 (Waiver of Jury Trial), Section 23.14 (Consent to Jurisdiction), Section 23.16 (Conflicts) and this Section 23.19 (Survival of Obligations) shall survive the termination of this Agreement.

23.20No Fiduciary Duty
Each Finance Party and its respective Affiliates (collectively, solely for purposes of this Section 23.20 (No Fiduciary Duty) and in their capacity as a Finance Party, the “Lenders”) may have economic interests that conflict with those of the Borrower, any Guarantor, the Sponsor or any of their Affiliates. The Obligors on behalf of themselves, the Sponsor, and any Affiliate thereof respectively agree that nothing in the Finance Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any of the Borrower, any Guarantor, or the Sponsor or their Affiliates, on the other hand. The Obligors acknowledge and agree that (i) the transactions contemplated by the Finance Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Facility Lenders, on the one hand, and the relevant Obligors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, any Guarantor, the Sponsor or any of their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or shall advise the Borrower, any Guarantor, the Sponsor or any of their Affiliates on other matters) or any other obligation of the relevant Obligor except the obligations expressly set forth in the Finance Documents and (y) each Facility Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, any Guarantor, the Sponsor or any of their Affiliates or any other Person. Each of the Obligors acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Obligors agrees that it shall not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the respective Obligor, in connection with such transactions or the process leading thereto.
23.21USA Patriot Act Notice
Each Facility Lender that is subject to the requirements of the USA Patriot Act, each Facility Agent (for itself and not on behalf of any Facility Lender) and the Intercreditor Agent (for itself and not on behalf of any Facility Lender) hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name, taxpayer identification number and business address of each Obligor and other information that shall allow such Facility Lender, Facility Agent or the Intercreditor Agent, as applicable, to identify each Obligor in accordance with the USA Patriot Act.

23.22Limited Recourse
Subject to clause (b) below, each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Obligors and the Pledgor under this Agreement and the other Finance Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Senior Debt Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Obligors and the Pledgor (as applicable) and shall be satisfied solely from the security and assets of the Obligors and the Pledgor and shall not constitute a debt or obligation of Affiliates of Borrower (other than the other Obligor or the Pledgor), nor of any past, present or future shareholders, partners, members, directors, officers, employees, agents, attorneys or representatives of the Obligors and their Affiliates (collectively (but excluding the Obligors and the Pledgor), the “Non-Recourse Parties”).
(a)Each Secured Party that is a party hereto acknowledges and agrees that, subject to clause (b) below, the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any other Finance Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Obligors under this Agreement or the other Finance Documents.
(b)The acknowledgments, agreements and waivers set out in this Section 23.22 (Limited Recourse) shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Finance Documents by the Obligors; provided that:
(i)the foregoing provisions of this Section 23.22 (Limited Recourse) shall not constitute a waiver, release or discharge of either Obligor or the Pledgor for any of the Indebtedness or Senior Debt Obligations of either Obligor or the Pledgor under, or any terms, covenants, conditions or provisions of, this Agreement or any other Finance Document to which any of the foregoing are party, and the same shall continue until fully and paid, discharged, observed or performed;
(ii)the foregoing provisions of this Section 23.22 (Limited Recourse) shall not limit or restrict the right of any Secured Party to name Borrower, any Guarantor, the Pledgor or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Finance Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property other than the property of Borrower, any Guarantor, the Pledgor, or the Collateral;
(iii)the foregoing provisions of this Section 23.22 (Limited Recourse) shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any permitted assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, bad faith, gross negligence or willful misrepresentation, or willful misappropriation of revenues or any other earnings, rents, issues, profits or proceeds from or of Borrower, any Guarantor, the Pledgor, the Project Facilities or the Collateral that should or would have been paid as provided in the Finance Documents or paid or delivered to the Collateral Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Finance Document; and
(iv)nothing contained herein shall limit the liability of: (x) any Person who is a party to any Finance Document, Material Project Agreement or Security Document or (y) any Person rendering a legal opinion pursuant to Article 4 (Conditions Precedent) of this Agreement or otherwise, in each case under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.
The limitations on recourse set forth in this Section 23.22 (Limited Recourse) shall survive the Discharge Date.
23.23Entire Agreement
This Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the Parties hereto relating to the transactions contemplated hereby or thereby other than any such agreements and undertakings contained in any commitment letter or fee letter related to the Loans stated expressly to survive the execution and delivery of this Agreement, among the Borrower, on the one hand, and the Facility Lenders, on the other hand.

23.24Tax Treatment
Each party hereto agrees (a) that the Loans are intended to be treated as debt for U.S. federal income tax purposes, and (b) to report the Loans on their U.S. federal income tax returns in a manner consistent with this Section 23.24 (Tax Treatment) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
23.25Amendment and Restatement
Except as expressly set forth herein, it is the intention of each of the parties hereto that:
(a)this Agreement does not constitute a novation of the obligations and liabilities of the parties under the Original Common Terms Agreement or the other Original Finance Documents as in effect prior to the Upsize Closing Date and that remain outstanding as of the Upsize Closing Date (including, without limitation, all Liens and security interests in the Collateral created under the Security Documents);
(b)this Agreement (including all Exhibits and Schedules attached hereto) amends, restates, replaces and supersedes in its entirety the Original Common Terms Agreement (including all Exhibits and Schedules attached thereto) on the Upsize Closing Date and the Original Common Terms Agreement (including all Exhibits and Schedules attached thereto) thereafter shall be of no further force and effect, apart from the provisions that pursuant to the terms of the Original Common Terms Agreement survive the termination thereof;
(c)this Agreement constitutes an amendment of the Original Common Terms Agreement made under and in accordance with the terms of Section 23.15 of the Original Common Terms Agreement and, in connection therewith, the amendments set forth herein shall be binding upon all of the parties to the Original Common Terms Agreement with the written consent of the Intercreditor Agent immediately prior to giving effect to this Agreement on the Upsize Closing Date;
(d)from and after the Upsize Closing Date, all references to the “Common Terms Agreement” contained in the Finance Documents (including all exhibits, schedules, annexes and other attachments attached hereto) shall be deemed to refer to this Agreement and all references to any section (or subsection) of this Agreement in any other Finance Document shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement; and
(e)all Senior Debt Obligations (as modified by this Agreement on the Upsize Closing Date) continue to be valid, enforceable and in full force and effect and not be impaired, in any respect, by the effectiveness of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

VENTURE GLOBAL CP2 LNG, LLC
as the Borrower

By: /s/ Jonathan W. Thayer
Name: Jonathan W. Thayer
Title: Chief Financial Officer

VENTURE GLOBAL CP EXPRESS, LLC
as a Guarantor

By: /s/ Jonathan W. Thayer
Name: Jonathan W. Thayer
Title: Chief Financial Officer

CP2 PROCUREMENT, LLC
as a Guarantor

By: /s/Jonathan W. Thayer
Name: Jonathan W. Thayer
Title: Chief Financial Officer

MUFG BANK, LTD..
as Credit Facility Agent

By: /s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

MUFG BANK, LTD.
as Intercreditor Agent

By: /s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

SCHEDULE A
COMMON DEFINITIONS AND RULES OF INTERPRETATION
1.1Amendments
No amendment to any definition or rule of interpretation in this schedule shall be effective for purposes of any individual Finance Document unless such amendment has complied with the requirements for amendments to that Finance Document.
1.2Interpretation
In this Agreement and in the Appendices, Exhibits and Schedules hereto, except to the extent that the context otherwise requires:
(a)the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;
(b)unless otherwise specified, references to Articles, Sections, clauses, Appendices, Exhibits and Schedules are references to Articles, Sections and clauses of, and Appendices, Exhibits and Schedules to, this Agreement;
(c)references to any document or agreement shall be deemed to include references to such document or agreement as amended (however fundamentally), supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein and therein; provided that, with respect to any references to the Equator Principles, such references shall be deemed to refer to such documents in effect as of the Upsize Closing Date, without regard to any amendments, supplements or replacements thereof after such date;
(d)references to any party to this Agreement or any other document or agreement shall include its successors and permitted transferees and assigns;
(e)an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;
(f)a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that month;
(g)words importing the plural include the singular and vice versa;
(h)whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;
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(i)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;
(j)the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(k)“law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law;
(l)unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;
(m)any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization (so that, for example, an action or omission of a contractor for any Obligor shall be the action of an agent, representative or authorized person of the Obligors only if taken in connection with the performance of its work under its contract with any Obligor involving work related to the Development, and shall not be the action or omission of an agent, representative or authorized person of the Obligors if taken under another contract with persons other than the Obligors involving work unrelated to the Development);
(n)the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;
(o)any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;
(p)in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;
(q)unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York, United States; and
(r)the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.3Definitions
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“1.30x Sizing LNG SPAs” means, collectively:
(a)(x) each of the LNG SPAs in clauses (a) through (e) and (g) through (j) of the definition of Phase 1 Initial LNG SPAs and (y) each of the LNG SPAs in clauses (a) through (c) and (e) through (f) of the definition of Phase 2 Initial LNG SPAs and, on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, the LNG SPA in clause (d) of the definition of Phase 2 Initial LNG SPAs and, until the one year anniversary of the Upsize Closing Date, the LNG SPA in clause (h) of the definition of Phase 2 Initial LNG SPAs;
(b)Qualifying LNG SPAs referenced in Section 8.1(b)(iii)(A)(1) (LNG SPA Maintenance);
(c)Qualifying LNG SPAs referenced in Section 8.1(b)(iii)(A)(2) (LNG SPA Maintenance) satisfying the following criteria:
(i)such LNG SPA is with an LNG Buyer with (or guaranteed by an entity with) (A) at least two credit ratings equal to or exceeding [***] from S&P, Moody’s and/or Fitch, and (B) consolidated net tangible assets of at least the greater of:
(aa)$[***] billion; or
(ab)$[***] billion per 1.0 MTPA of ACQ; or
(ii)such LNG SPA is with an LNG Buyer who is unrated or has only one credit rating, and such credit rating is equal to or exceeds [***] from S&P, Moody’s and/or Fitch with (or guaranteed by an entity who is unrated or has one credit rating equal, and such credit rating is equal to or exceeds [***] from S&P, Moody’s and/or Fitch with) consolidated net tangible assets of at least $[***] billion;
(d)Qualifying LNG SPAs referenced in Section 8.1(b)(iii)(A)(3) (LNG SPA Maintenance); and
(e)Qualifying LNG SPAs referenced in Section 8.1(b)(iv) (LNG SPA Maintenance) (and designated as a “1.30x Sizing LNG SPA” in connection with the approval contemplated by such Section 8.1(b)(iv) (LNG SPA Maintenance)).
“1.70x Sizing LNG SPAs” means, collectively:
(a)(x) the LNG SPAs in clauses (f) and (k) of the definition of Phase 1 Initial LNG SPAs, (y) the LNG SPA in clause (g) of the definition of Phase 2 Initial LNG SPAs and (z) on and after the one year anniversary of the Upsize Closing Date, the LNG SPA in clause (h) of the definition of Phase 2 Initial LNG SPAs; and
(b)any other Qualifying LNG SPA that is not a 1.30x Sizing LNG SPA.
“Abandonment” means any of the following shall have occurred:
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(a)the abandonment, suspension or cessation of all or substantially all of the activities related to the Project Phase 1 Development and the Project Phase 2 Development or the abandonment, suspension or cessation of operations of the Phase 1 Project Facilities and the Phase 2 LNG Facility, in each case, for a period in excess of 60 consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Project Phase 1 Development and the Project Phase 2 Development or the Phase 1 Project Facilities and the Phase 2 LNG Facility); provided that, if this is not accompanied by a formal, public announcement by the Borrower of its intentions as set forth in clause (b) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to the Borrower from the Collateral Agent (who may be instructed by any Senior Creditor Group to deliver such notice) requesting the Borrower to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Borrower has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Borrower has nevertheless not resumed such activities within 90 days following receipt of the notice from the Collateral Agent;
(b)a formal, public announcement by the Borrower of a decision to abandon, cease or indefinitely defer or suspend the Project Phase 1 Development and the Project Phase 2 Development for any reason; or
(c)the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Project Phase 1 Development and the Project Phase 2 Development for any reason.
“Acceptable Bank” means a bank or financing entity whose (or whose parent company or guarantor in respect of the relevant letter of credit) long-term unsecured and unguaranteed debt is rated at least A3 by Moody’s and at least A- by S&P.
“Acceptable Credit Support” means (a) an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Collateral Agent that (i) includes an expiration date no earlier than three hundred sixty-four (364) days following its issuance date and (ii) allows the Collateral Agent to make a drawdown of up to the stated amount (A) in the event of an Event of Default, (B) in the event such letter of credit is expiring within thirty (30) days or (C) as specified in the Common Security and Account Agreement or any other Finance Document, or (b) an unconditional payment guarantee provided for the benefit of the Collateral Agent by a Person that has a credit rating of at least Investment Grade and that allows the Collateral Agent to make a demand up to the maximum available face amount (A) in the event of an Event of Default, (B) in the event such letter of credit is expiring within thirty (30) days or (C) as specified in the Common Security and Account Agreement or any other Finance Document.
“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Collateral Agent that includes the following material terms:
(a)an expiration date no earlier than 364 days following its issuance date;
(b)allows the Collateral Agent to make a drawdown of up to the stated amount in each of the circumstances described in Section 4.9(d)
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(Acceptable Debt Service Reserve LC) of the Common Security and Account Agreement; and
(c)the reimbursement and other payment obligations with respect to such letter of credit are not for the account of any Obligor.
“Acceptable Equity Bank” has the meaning set forth to “Acceptable Bank” in the Equity Contribution Agreement.
“Acceptable Equity Commitment Provider” means a provider of Equity Commitment Support that (a) is an Acceptable Equity Bank or (b) is an entity approved by the Super-Majority Facility Lenders.
“Acceptable Equity Letter of Credit” has the meaning set forth in the Equity Contribution Agreement.
“Acceptable Guaranty” has the meaning set forth in the Equity Contribution Agreement.
“Acceptable Lender” means any Sponsor or its Affiliate or a bank, financial institution, multilateral agency, development financial institution, trust, Approved Fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or any Senior Creditor (other than the Senior Noteholders that are not otherwise Acceptable Lenders) or any Affiliate of a Facility Lender or any other entity or Person, that in each case is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in the ordinary course of business; provided that, in the case of trusts and funds that are not Approved Funds, such entity shall be experienced in the financing of energy and natural resource projects; provided further that, no Disqualified Institution shall be an “Acceptable Lender” hereunder.
“Access Information” has the meaning given in Section 23.8(f)(ii) (Notices) of the Common Terms Agreement.
“Access License Agreements” mean:
(a)Access License Agreement, dated as of May 22, 2025, by and between Cameron Land Ventures, LLC, as grantor, and the Borrower, as grantee (Parcel L);
(b)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel N);
(c)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel K);
(d)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel M);
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(e)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel F-1);
(f)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel I);
(g)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel BB);
(h)Access License Agreement, dated as of May 22, 2025, by and between CP Marine Offloading, LLC, as grantor, and the Borrower, as grantee (Parcel J); and
(i)Access License Agreement, dated as of May 22, 2025, by and between Cameron Land Ventures, LLC, as grantor, and the Borrower, as grantee (Parcel Z).
“Accession Agreement” means any accession agreement contemplated under the Finance Documents, the form of which is included in either Schedule D (Forms of Accession Agreements) to the Common Security and Account Agreement or Schedule P – 1 (Replacement Facility Agent Accession Agreement) and Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) to the Common Terms Agreement.
“Account Bank” means, initially, Sumitomo Mitsui Banking Corporation acting in its capacity as such (with any replacement to the initial Account Bank having a then-current credit rating at appointment by S&P at least equivalent to A+ or by Moody’s at least equivalent to A1 and being subject to receipt of consent in accordance with Section 9.9(b) (Resignation, Removal and Replacement of Account Bank) of the Common Security and Account Agreement).
“Account Bank Fee Letter” means the fee letter dated as of the Initial Closing Date entered into between the Borrower, the Guarantors and the Account Bank in respect of the fees payable to the Account Bank in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Security Documents.
“Accounts” has the meaning given in Section 4.3(a) (Accounts) of the Common Security and Account Agreement.
“ACQ” has the meaning given in the applicable LNG SPA.
“Additional Debt Service Reserve Account(s)” means each Account established pursuant to Section 4.3(a) (Accounts) of the Common Security and Account Agreement.
“Additional Proceeds Prepayment Account” means the account described in Section 4.3(a)(xii) (Accounts) of the Common Security and Account Agreement.
“Additional Senior Debt” has the meaning given in Section 2.2(a)(i) (Incremental Senior Debt) of the Common Security and Account Agreement.
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“Administrative Services Agreements” means the agreements between the Obligors and the Manager for their respective Project Facilities.
“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Senior Debt Instrument.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.
“Affiliated Service Counterparties” means the Sponsor, the Operator, the Pipeline Operator, CP2 Tug Services, LLC (only to the extent that the Service Agreement referenced in clause (e) of the definition thereof is in effect), and the Manager.
“Aggregate Remaining Equity Contribution Obligations” has the meaning assigned to such term in the Equity Contribution Agreement.
“Aggregate Term Loan Commitments” has the meaning assigned to such term in the Credit Facility Agreement.
“Aggregate Working Capital Commitments” has the meaning assigned to such term in the Credit Facility Agreement.
“Agreement” in each case where used means only the agreement in which the term is used. For the avoidance of doubt, (a) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (b) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.
“Amortization Schedule”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.
“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the US Money Laundering Control Act of 1986 (i.e., Laundering of Monetary Instruments, 18 U.S.C. section 1956, and Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957), (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Chapter X of the US Code of Federal Regulations), (i) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war and (j) any regulations promulgated under any of the foregoing.
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“Applicable Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor at the relevant time concerning or relating to bribery or corruption.
“Approved Fund” means any Fund administered or managed by (a) a Facility Lender, (b) an Affiliate of a Facility Lender or (c) an entity or an Affiliate of an entity that administers or manages a Facility Lender.
“Approved Owner” means any Person that is approved by the Requisite Intercreditor Parties.
“Arranger” has the meaning given in Exhibit A (Definitions) to the Credit Facility Agreement.
“ASC 842” means the Accounting Standards Update No. 2021-05, Leases (Topic 842) issued by the Financial Accounting Standards Board in July 2021.
“Assigned Agreement” has the meaning given in Section 3.2(b)(i) (Security Interests to be Granted by the Obligors – Security Interests – General) of the Common Security and Account Agreement.
“Assumed Post-COD P1 SPA Profits” means, as of any date of calculation, the projected contracted cash flow from the fixed liquefaction fee under the Phase 1 Initial LNG SPAs (or any Qualifying LNG SPA in replacement thereof) reasonably anticipated by the Borrower to be received prior to the Project Phase 2 Completion Date and available to pay Project Costs pursuant to Section 4.7(a)(vii) (Cash Waterfall) of the Common Security and Account Agreement.
“Authorized Investments” means any US Dollar denominated investments that are:
(a)direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Collateral Agent in its reasonable judgment);
(c)commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Collateral Agent in its reasonable judgment) and, in each case, maturing within one year of acquisition thereof;
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(d)investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one year from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $500 million;
(e)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; or
(f)money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or US Dollars; and (iii) have portfolio assets of at least $500 million.
“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.
“Availability Period” means, (a) with respect to the Term Loans, the Term Loan Availability Period, (b) with respect to the Working Capital Loans, the Working Capital Loan Availability Period, (c) with respect to Letters of Credit, the Working Capital Loan Availability Period, and (d) with respect to any other Loans, the period commencing on the date of first disbursement of such Loans and ending on the date of the termination or cancellation of all remaining Facility Debt Commitments pursuant to the terms of the corresponding Facility Agreement.
“B&McD” means Burns & McDonnell Engineering Company, Inc.
(g)“B&McD Pretreatment Contract” means that certain Amended and Restated Engineering and Procurement Agreement (Phase 1 and Phase 2), dated as of July 1, 2025, between B&McD and the Procurement Company, as supplemented by the Notice to Proceed, dated as of August 13, 2024 and Phase 2 Notice to Proceed, dated as of July 2, 2025.
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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Baker Gulf” means Baker Gulf Coast Industrial, LLC.
“Baker Gulf Construction Agreement” means the Construction Agreement (Reimbursable), dated as of June 12, 2025, by and between the Borrower and Baker Gulf, as supplemented by Notice to Proceed, dated as of July 29, 2025.
“Bankruptcy” means with respect to any Person, the occurrence of any of the following events, conditions or circumstances:
(a)such Person shall file a voluntary petition in bankruptcy, or shall file any petition or answer or consent seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or shall apply for or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;
(b)a case or other proceeding shall be commenced against such Person in a court of competent jurisdiction without the consent or acquiescence of such Person seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;
(c)a court of competent jurisdiction shall enter an order, judgment or decree approving a petition with respect to such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall consent to the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days
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(whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent of such Person and such appointment shall remain undischarged, unvacated and unstayed for an aggregate of 90 days (whether or not consecutive);
(d)such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;
(e)such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or
(f)the board of directors, board of managers or similar body, or the member(s) of such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.
“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 and codified as 11 U.S.C. Section 11 et seq.
“Bankruptcy Default” has the meaning given in Section 6.2(c) (Initiation of Security Enforcement Action – Bankruptcy Default) of the Common Security and Account Agreement.
“Bankruptcy Proceeding” means:
(a)any case, action or proceeding before any court or other governmental authority in relation to a Bankruptcy; or
(b)a general assignment under clause (e) of the definition of Bankruptcy,
(c)in each case of (a) and (b) above, undertaken under applicable US federal, state or foreign law, including the Bankruptcy Code.
“Base Case Forecast” means the base case forecast attached as Schedule R (Base Case Forecast) to the Common Terms Agreement as of the Upsize Closing Date, as may be updated from time to time in accordance with the Common Terms Agreement.
“Base Case Sizing Criteria” means:
(a)(i)(A) in respect of the Initial Senior Debt, beginning with the Phase 1 Project Completion Date, and (B) in respect of the Upsized Senior Debt (other than the Initial Senior Debt), beginning with the Project Phase 2 Completion Date and, in each case, for each twelve (12) month period thereafter (through the underlying amortization period of the Upsized Senior Debt), including any stub period, a minimum Fixed Projected DSCR of not less than the Sizing Case DSCR and (ii) a Senior Debt/Equity Ratio of no greater than 75:25, based, in each case, on Cash Flow Available for Debt Service from the fixed liquefaction fee under the Required LNG SPAs (and, solely in the case of the Base Case Sizing Criteria related to the Project Phase 1 Development and the Project Phase 2 Development, capped, in the case of any Excess Capacity Quantity, at the aggregate amount of capacity then-authorized for the Project pursuant to a satisfied DOE Authorization Condition less [***] MTPA) and as
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adjusted to include revenues arising from firm natural gas transportation arrangements that can be remarketed in a manner consistent with the Base Case Forecast delivered on the Upsize Closing Date; and
(b)solely to the extent when sizing the amount of any mandatory prepayment, a minimum Fixed Projected DSCR of not less than the Sizing Case DSCR based on Cash Flow Available for Debt Service from the fixed liquefaction fee under any Qualifying LNG SPAs that are then in full force and effect and on a twenty (20) year amortization profile beginning (x) with respect to the Project Phase 1 Development, on the Project Phase 1 Completion Date, and (y) with respect to the Project Phase 2 Development, on the Project Phase 2 Completion Date and as adjusted to include revenues arising from firm natural gas transportation arrangements that can be remarketed in a manner consistent with the Base Case Forecast delivered on the Upsize Closing Date;
in each case, assuming the Minimum Assumed Commissioning Cargo Proceeds during the commissioning period for Phase 1 LNG Facility and Phase 2 LNG Facility and the Assumed Post-COD P1 SPA Profits for the applicable period specified in the definition thereof and with respect to the incurrence of any additional Senior Debt after the Upsize Closing Date, any similar profits from the Phase 2 LNG Facility, the Phase 3A LNG Facility, the Phase 3B LNG Facility or any Permitted Internal Expansions reasonably anticipated by the Borrower to be received prior to the completion of the phase or expansion in respect of which such Senior Debt is being incurred, but assuming no lifting and no merchant sales on a long-term basis (other than commissioning cargoes in accordance with the methodology set forth herein) and assuming any firm natural gas transportation arrangements can be remarketed in a manner consistent with the Base Case Forecast delivered on the Upsize Closing Date (assuming, for purposes of the Sizing Case DSCR, such amounts are sized based on a 1.40:1.0 Sizing Case DSCR).
“Basis Swap” means a commodity derivative contract that is cash-settled based on the difference between: (a) the price of natural gas at one particular pricing point and (b) the price of natural gas at a different delivery location or pricing point.
“Bcf” means billions of cubic feet.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” 31 C.F.R. § 1010.230.
“BHES” means Baker Hughes Energy Services LLC.
“BHES LTSA” means the long-term service agreement to be entered into between the Borrower and BHES.
“Blocking Regulation” means Council Regulation (EC) No 2271/1996 of 22 November 1996 (as amended) and/or any applicable national law or regulation relating to it (including Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung)).
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“Borrower” means Venture Global CP2 LNG, LLC, a limited liability company organized under the laws of the State of Delaware. The Borrower is also referred to as the “Company” under the Common Security and Account Agreement and the “Mortgagor” under the Mortgage.
“Bridge Loan” means the loans outstanding under that certain Credit and Guaranty Agreement, dated as of May 1, 2025, by and among the Borrower, as borrower, the Guarantors, as guarantors, the lenders party thereto and Sumitomo Mitsui Banking Corporation, as administrative agent, as may be amended, amended and restated, modified or supplemented from time to time.
“Btu” means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a pressure of fourteen point six nine six (14.696) pounds per square inch absolute (psia).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are generally authorized to be open for business under the laws of the State of New York.
“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Obligors or the Project Facilities insuring the Obligors against business interruption or delayed start-up.
“Cajun” means Cajun Industries, LLC.
“Cajun Construction Agreements” means:
(a)Storm Surge Wall Construction Agreement;
(b)Marine Terminal Works Construction Agreement; and
(c)Reimbursable Construction Agreement.
“Callan” means Callan Marine, Ltd.
“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP.
“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Obligors during such period, without duplication, including:
(a)amounts received by the Borrower under the LNG SPAs (including in respect of Supplemental Quantities sold by the Borrower as permitted under Section 8.4 (Sale of Supplemental Quantity) and in respect of quantities of LNG sold by the Borrower prior to the Project Phase 1 Completion Date (in respect of the Phase 1 LNG Facility), the Project Phase 2 Completion Date (in respect of the Phase 2 LNG Facility) or the “project completion date” in respect of any Permitted Approved Expansion (in the case of any Permitted Approved Expansion), as
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applicable, as permitted under Section 8.5 (Sale of Pre-Completion Quantities));
(b)earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Facilities Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the Common Security and Account Agreement);
(c)any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement;
(d)all cash paid to the Obligors during such period as Business Interruption Insurance Proceeds;
(e)proceeds from the transfer, sale or disposition of assets or rights of the Obligors in the ordinary course of business in accordance with Section 12.17 (Sale of Project Property) of the Common Terms Agreement (other than as set forth in sub-clause (6) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;
(f)amounts paid to each Obligor under any Material Project Agreement;
(g)amounts received by each Obligor under Permitted Hedging Instruments other than in respect of interest rates;
(h)with respect to the calculation of the Historical DSCR for any purpose other than such calculation under Section 11 (Restricted Payments) of the Common Terms Agreement, and for any period, all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of Equity Funding (other than any Equity Contributions) (in each case as otherwise permitted pursuant to the terms of the Finance Documents) in accordance with Section 12.25(b) (Historical DSCR); and
(i)with respect to the calculation of Fixed Projected DSCR for any purpose other than such calculation under Section 11 (Restricted Payments) of the Common Terms Agreement, and for any period, any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on the making of Restricted Payments applicable prior to such period (without double counting any other amounts of Cash Flow taken into account in the calculation of the Fixed Projected DSCR);
but excluding, in each case:
(1)all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;
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(2)all proceeds of Senior Debt that are used to reimburse Drawstop Equity Contributions;
(3)proceeds of third-party liability insurance;
(4)proceeds of the sale of assets permitted by Section 12.17(b) or (k) (Sale of Project Property) of the Common Terms Agreement unless and until applied to procure a replacement for such assets;
(5)proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Obligors pursuant to any guarantees) permitted by Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement other than amounts received under Permitted Hedging Instruments included under clause (g) above;
(6)except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Borrower; and
(7)any cash deposited into the Additional Proceeds Prepayment Account.
“Cash Flow Available for Debt Service” means, for each applicable measurement period, the amount equal to (a) Cash Flow for such period (excluding cash flow from the Project Phase 2 Development prior to the Project Phase 2 Completion Date, from the Project Phase 3A Development prior to the Project Phase 3A Completion Date, from the Project Phase 3B Development prior to the Project Phase 3B Completion Date and from any Permitted Internal Expansion prior to “project completion date” in respect of such Permitted Internal Expansion) minus (b) Operation and Maintenance Expenses for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Fixed Projected DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising with respect to the Phase 1 Project Facilities, prior to the Project Phase 1 Completion Date and, with respect to the Phase 2 LNG Facility, prior to the Project Phase 2 Completion Date that are, in each case, Project Costs (or, in connection with the Project Phase 3A Development, the Project Phase 3B Development or a Permitted Internal Expansion, similar project costs), (ii) Operation and Maintenance Expenses arising (A) with respect to the Phase 1 Project Facilities, from and after the Project Phase 1 Completion Date, that are Permitted Completion Costs in respect of the Phase 1 Project Facilities, and (B) with respect to the Phase 2 LNG Facility, from and after the Project Phase 2 Completion Date, that are Permitted Completion Costs, in each case for purposes of clauses (ii)(A) and (B), for which sufficient reserves are on deposit in the Construction Account or Completion Reserve Account, as applicable (or, in connection with the Project Phase 3A Development, the Project Phase 3B Development or a Permitted Internal Expansion, similar punch list items) and (iii) Operation and Maintenance Expenses that are Required Capital Expenditures; provided further that, for any period prior to the Project Phase 2 Completion Date, for purposes of calculating the Fixed Projected DSCR, such Cash Flow Available for Debt Service shall be calculated solely to reflect (A) the fixed liquefaction fee under each of the Qualifying LNG SPAs with
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respect to the Phase 1 LNG Facility then in effect, (B) expected interest and investment earnings paid to the Obligors during such period, (C) amounts expected to be paid to the Obligors during such period as Business Interruption Insurance Proceeds with respect to the Phase 1 LNG Facility and (D) the fixed expenses that could reasonably be expected to be incurred by the Obligors if the Phase 1 Material Project Counterparties were not lifting any cargoes under the Qualifying LNG SPAs with respect to the Phase 1 LNG Facility then in effect.
“Catastrophic Casualty Event” means any Event of Loss where Insurance Proceeds or Condemnation Proceeds are received in an aggregate amount for a single loss or related series of losses exceeding $1 billion.
“CB&I” means CB&I Storage Tank Solutions LLC.
“CCRA Consultant” means Lummus Consultants International LLC.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601, et seq.) and rules and regulations issued thereunder.
“Cessation Notice” has the meaning given in Section 15.3 (Cessation of Loan Facility Declared Default) of the Common Terms Agreement.
“CFCo” means a new subsidiary of the Borrower formed for the purposes of holding a portion of the Project and/or the Project Facilities, which may include storage tanks, the perimeter wall, marine berths, natural gas pre-treatment units, power facilities, pipelines and other common assets that may be shared directly or indirectly with any External LNG/CCS Entity.
“Change in Law” means the occurrence, with respect to any Finance Party party to an Original Finance Document, after the Initial Closing Date, and with respect to any Finance Party not party to an Original Finance Document, after the Upsize Closing Date, of any of the following:
(a)the adoption or taking effect of any law;
(b)any change in any law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or
(c)the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;
provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means:
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(a)prior to the Project Phase 2 Completion Date, the Sponsor and any Approved Owners, collectively, shall cease to, directly or indirectly, maintain (i) voting or managerial control of the Borrower or any Guarantor or (ii) a majority of the economic interest in the Borrower or any Guarantor; provided that, (A) any Person to whom any portion of such economic interest is transferred shall satisfy the requirements for a Qualified Owner set forth in clauses (b), (c) and (d) of the definition thereof; or
(b)after the Project Phase 2 Completion Date, (i) the Sponsor, any Approved Owners and any Qualified Owners, collectively, shall cease to, directly or indirectly, maintain voting or managerial control of the Borrower or any Guarantor or (ii) the Sponsor, any Approved Owners and any Qualified Owners, collectively, shall cease to, directly or indirectly, maintain more than 50% of the economic interest in the Borrower or any Guarantor; or
(c)at any time, the Pledgor shall cease to directly maintain 100% of the voting and economic interests in the Borrower or any Guarantor.
“Change Order” has the meaning given in the applicable Material Project Agreement.
“Chevron” means Chevron U.S.A. Inc.
“China Gas” means China Gas Hongda Energy Trading Co., Ltd.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any property right or interest subject to a Security Interest.
“Collateral Agency Fee Letter” means the fee letter dated as of the Initial Closing Date entered into between the Borrower, the Guarantors and the Collateral Agent in respect of the fees payable to the Collateral Agent in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Finance Documents.
“Collateral Agent” means the trustee named under the Common Security and Account Agreement as collateral agent for the Secured Parties.
“Collateral Parties” means the Obligors and Pledgor, and “Collateral Party” shall have a corresponding meaning.
“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Commercial Operation Date” has the meaning given in the applicable LNG SPA.
“Commodity Exchange Act” means the Commodity Exchange Act, as amended (7 U.S.C. § 1 et seq.).
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“Common Collateral” means any property right or interest subject to a Security Interest granted or purported to be created by or pursuant to Section 3.2(a) (Security Interests to be Granted by the Obligors – Pledge of Pledged Collateral), Section 3.2(b) (Security Interests to be Granted by the Obligors – Security Interests – General) or Section 3.2(e) (Security Interests to be Granted by the Obligors – Real Property) of the Common Security and Account Agreement or pursuant to any Security Document other than (a) the Senior Facilities Debt Service Reserve Account and the funds on deposit therein and (b) any Additional Debt Service Reserve Account and the funds on deposit therein, in each case, which shall be applied in accordance with Section 7.7 (Sharing) of the Common Security and Account Agreement.
“Common Facilities” has the meaning given in Section 7.5(a)(i) (External Expansions – Creation of Common Facilities Company) of the Common Terms Agreement.
“Common Facilities Agreement” means one or more common facilities agreements entered into by CFCo and the Borrower, the Pipeline Company, the Procurement Company or any of their respective Subsidiaries and/or any External LNG/CCS Entity.
“Common Security and Account Agreement” means the Amended and Restated Common Security and Account Agreement, dated as of the Upsize Closing Date, among the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Collateral Agent and the Account Bank.
“Common Terms Agreement” means the Amended and Restated Common Terms Agreement, dated as of the Upsize Closing Date, among the Borrower, the Guarantors, the Credit Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default. For the avoidance of doubt, (i) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (ii) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.
“Company” means Venture Global CP2 LNG, LLC, a limited liability company organized under the laws of the State of Delaware. The Company is also referred to as the “Borrower” in certain Finance Documents, the “Mortgagor” in the Mortgage, and the “Issuer” in other Finance Documents.
“Completion Reserve Account” means the account described in Section 4.3(a)(xiv) (Accounts) of the Common Security and Account Agreement.
“Compliance Assessment Consultant” means Environmental Resources Management Southwest, Inc.
“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.
“Conditional Payment Support Agreement” means the Fixed Start Date LNG SPA Shortfall Damages Conditional Payment Support Agreement dated as of the Upsize Closing Date, by and among the Borrower, Venture Global Commodities, LLC and the Sponsor.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Confidential Information” means all information received from any Obligor, the Pledgor, the Sponsor, any Approved Owner or any of their respective Affiliates or on their behalf relating to any of such entities, their respective businesses, the Project Facilities, the Material Project Agreements or the Development.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Conservative Case Commissioning Cargoes” means for the entire commissioning period of the Phase 1 LNG Facility and the Phase 2 LNG Facility, [***] cargoes.
“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.
“Construction Account” is the account described in Section 4.3(a)(v) (Accounts) of the Common Security and Account Agreement.
“Construction Budget and Schedule” means (a) the budget delivered pursuant to Section 4.1(g)(i) (Conditions to Initial Closing Date and Initial Advance – Project Development) of the Common Terms Agreement as updated and delivered pursuant to Section 4.2(f)(ii) (Conditions to Upsize Closing Date – Project Development) of the Common Terms Agreement (which shall be substantially in the form of budget attached as Schedule D-1 (Construction Budget and Schedule – Construction Budget) to the Common Terms Agreement) and (b) the schedule delivered pursuant to Section 4.1(g)(i) (Conditions to Initial Closing Date and Initial Advance – Project Development) of the Common Terms Agreement as updated and delivered pursuant to Section 4.2(f)(ii) (Conditions to Upsize Closing Date – Project Development) of the Common Terms Agreement (which shall be substantially in the form of schedule attached as Schedule D-2 (Construction Budget and Schedule – Construction Schedule).
“Construction Contractors” means the Phase 1 Construction Contractors, the Phase 2 Construction Contractors and any counterparties to Subsequent Material Project Agreements in respect of construction or procurement.
“Consultants” has the meaning given in Section 13.1 (Appointment of Consultants) of the Common Terms Agreement.
“Contingency Reserve Account” is the account described in Section 4.3(a)(ix) (Accounts) of the Common Security and Account Agreement.
“Contingency Reserve Amount” means an amount equal to $[***].
“Contingency Reserve Requirement” means the sum of the (i) Updated Contingency Amount; plus (ii) the Project Completion Costs; plus (iii) the Project DSRA.
“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:
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CP2 – Amended and Restated Common Terms Agreement Schedules

(a)with respect to any Loan Facility Declared Default, Indenture Declared Default or other comparable event of default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such event of default or termination event has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument or Permitted Hedging Instrument, as the case may be, and no Cessation Notice or similar notice shall have been given with respect thereto;
(b)with respect to any Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or other unmatured default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such unmatured default or termination event has occurred and has not been waived or cured; and
(c)with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default or termination event under any other Senior Debt Instrument or Permitted Hedging Instrument, that such event of default or termination event has occurred and has not been declared, waived or cured.
“Contract Sales Price” has the meaning given in the applicable LNG SPA.
“Contracted Commissioning Cargo Proceeds” means, as of any date of calculation, the projected Pre-Completion Revenues from contracted cargoes (at the fixed liquefaction fee then-sold for) with respect to the Project.
“Contribution Agreement” means that certain Contribution Agreement, dated as of the Initial Closing Date, by and between CP2 EBL Borrower and the Borrower.
“Contribution Agreement (Upsize Closing)” means that certain Contribution Agreement, dated on or about the Upsize Closing Date, by and among CP2 LNG Holdings Pledgor, LLC, CP2 LNG Pledgor, LLC, CP2 EBL Borrower and the Borrower.
“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.
“Control Agreements” means any Deposit Account Control Agreement or Securities Account Control Agreement entered into by and among the Borrower or any Guarantor, the Collateral Agent and Sumitomo Mitsui Banking Corporation or a Third Party Account Bank, with respect to a Local Account or a Third Party Investment Account in accordance with the Common Security and Account Agreement (Details of Initial Accounts).
“Controlling Claimholders” means Senior Creditor Group Representatives representing a Majority in Interest of the Senior Creditors.
“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a
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CP2 – Amended and Restated Common Terms Agreement Schedules

covenant not to sue for infringement or other violation of any Copyright (whether an Obligor is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).
“Copyrights” means all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the US Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing:
(a)all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time);
(b)all extensions, renewals and restorations thereof;
(c)all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;
(d)all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto; and
(e)all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“CP Express Pipeline” means the approximately 85.4-mile-long mainline natural gas pipeline from Jasper County, Texas to Cameron Parish, Louisiana, an approximately 6.0 mile-long lateral pipeline in Calcasieu Parish, Louisiana, and related facilities connecting the LNG Facility to the existing interstate and intrastate natural gas pipeline system to receive feed gas for liquefaction and the power plant, in each case, as described in the application filed by the Pipeline Company, pursuant to Section 7(c) of the Natural Gas Act, and its subsequent filings, in FERC Docket No. CP22-22.
“CP Satisfaction Date” has the meaning given in the applicable LNG SPA.
“CP2 EBL Borrower” means CP2 LNG Holdings, LLC, a Delaware limited liability company.
“Credit Facility Agency Fee Letter” means the amended and restated fee letter dated as of the Upsize Closing Date entered into between the Borrower, the Guarantors and the Credit Facility Agent in respect of the fees payable to the Credit Facility Agent in respect of its services to be performed as more fully described in the Credit Facility Agreement and the other Finance Documents.
“Credit Facility Agent” means the facility agent under the Credit Facility Agreement.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Credit Facility Agreement” means the Credit Facility Agreement, dated as of the Initial Closing Date, by and among the Borrower, the Guarantors, the Credit Facility Lender Parties party thereto from time to time, the Credit Facility Agent and, solely for purposes of Section 3.06 thereof, the Collateral Agent, as amended by Amendment No. 1 to Credit Facility Agreement and Waiver to Common Terms Agreement, dated as of the Upsize Closing Date, by and among the Borrower, the Guarantors, the Credit Facility Lender Parties party thereto, the Credit Facility Agent, the Collateral Agent and the Intercreditor Agent (such amendment, the “CFA Amendment”).
“Credit Facility Lender Parties” means the Credit Facility Lenders and the Issuing Banks under the Credit Facility Agreement.
“Credit Facility Lenders” means the “Lenders” under the Credit Facility Agreement.
“Credit Facility Secured Parties” has the meaning given in Exhibit A (Definitions) to the Credit Facility Agreement.
“CTA Payment Date” means (a) each Quarterly Payment Date, (b) the date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Facility Agreement or Permitted Hedging Instrument, including the Common Terms Agreement and (c) the scheduled Final Maturity Date under each Facility Agreement.
“Debt Commitment Resizing Deadline” has the meaning assigned to such term in the Equity Contribution Agreement.
“Debt Commitment Sizing Conditions” has the meaning assigned to such term in the Equity Contribution Agreement.
“Debt Domain Website” has the meaning given in Section 12.7(b) (Notices) of the Common Security and Account Agreement.
“Debt Service” means, for any period, the sum computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled principal of indebtedness during such period in respect of Senior Debt Obligations, plus (b) interest on Senior Debt Obligations (taking into account Permitted Hedging Instruments) scheduled to become due and payable (or for purposes of the Historical DSCR or Fixed Projected DSCR, accrued or paid) during such period, plus (c) all other commitment fees, agency fees, trustee fees or other administrative fees (other than upfront fees, arranging fees, underwriting fees or similar fees) payable in connection with the Senior Debt Obligations; provided that, prior to the earlier of the Project Phase 2 Completion Date and the Phase 2 LNG Facility Date Certain, Debt Service shall be calculated taking into account only the interest and fees payable in respect of Tranche 1 Term Loans and Tranche 1 Term Loan Commitments only (and not all Term Loans and Term Loan Commitments more broadly), and taking into account amortization in respect of all Tranche 1 Term Loans.
“Debt Service Reserve Account” means the Senior Facilities Debt Service Reserve Account and each Additional Debt Service Reserve Account.
“Decision” means any notice, consent, decision, approval, instruction, judgment, direction, objection or Modification.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Declared Event of Default” means an Event of Default that has been declared or is otherwise deemed to have been declared by a Senior Creditor Group Representative under its Senior Debt Instrument (acting on behalf of the Senior Creditors under, and in accordance with, such Senior Debt Instrument) or otherwise is deemed to have been declared in accordance with the terms of the relevant Senior Debt Instrument.
“Default Rate” means a rate per annum equal to the rate that would otherwise be applicable plus 2%, or if there is no applicable interest rate, a rate per annum equal to the highest interest rate applicable to any then-outstanding Senior Debt plus 2%.
“Defaulting Lender”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.
“Delay Liquidated Damages” means any liquidated damages that are required to be paid to an Obligor under any Material Project Agreement by any Construction Contractor for or on account of any delay in the delivery of equipment and materials, completion of construction activities or in the completion of one or more Performance Tests.
“Delivered Basis Capacity Limitation” has the meaning given in Section 12.5(l) (Material Project Agreements).
“Development” means (a) the Project Phase 1 Development, the Project Phase 2 Development and the Project Phase 3A Development, (b) on and following the occurrence of Phase 3B FID, collectively, the Project Phase 1 Development, the Project Phase 2 Development, the Project Phase 3A Development and the Project Phase 3B Development and (c) on and following the Permitted Internal Expansion FID Conditions Satisfaction Date for any Permitted Internal Expansion, collectively, the Project Phase 1 Development, the Project Phase 2 Development, the Project Phase 3A Development, the Project Phase 3B Development and the development of such Permitted Internal Expansion. “Develop” and “Developed” shall have corresponding meanings.
“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Obligors (or, subject to Section 7.5 (External Expansions), CFCo) payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Obligors.
“DIP Financing” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.
“DIP Financing Liens” has the meaning given in Section 10.5(b)(ii) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.
“DIP Lenders” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.
“Direct Agreements” means, collectively, (a) the agreements listed in Schedule BB (Direct Agreements) to the Common Terms Agreement and (b) to the extent not otherwise covered by clause (a), the agreements described in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Disbursement Account” means the Loan Facility Disbursement Accounts and Senior Note Disbursement Accounts required to be established pursuant to Section 4.3(a)(i)-(ii) (Accounts) of the Common Security and Account Agreement.
“Disbursement Endorsement” means endorsement(s) to the Title Policy (dated not earlier than two Business Days prior to the date of the requested Advance, as applicable) substantially in the form of the ALTA 33-06 Endorsement attached as Schedule W (Form of Disbursement Endorsement) to the Common Terms Agreement (which has been paired with the ALTA 32-06 Endorsement attached to the Title Policy).
“Disbursement Request” means a drawdown notice or request for issuance of letter(s) of credit, as applicable, substantially in the form set forth in Schedule B-1 (Disbursement Request Form (Term Loans)), Schedule B-2 (Disbursement Request Form (Working Capital Loans)) or Schedule B-3 (Issuance Request Form (Letters of Credit)) to the Common Terms Agreement (or equivalent under another Senior Debt Instrument), given by the Borrower requesting an Advance with respect to a Loan in accordance with the terms of Section 2.3 (Loan Disbursement and Letter of Credit Issuance Procedures) of the Common Terms Agreement and/or the applicable Facility Agreement or a request for issuance of letter(s) of credit in accordance with the terms of the applicable Facility Agreement.
“Discharge Date” means:
(a)with respect to the Senior Debt Obligations under a Senior Debt Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor), the Senior Debt Commitments thereunder shall have been terminated, expired or been reduced to zero and all letters of credit thereunder (if any) shall have been terminated or collateralized in accordance with the provisions of such Senior Debt Instrument;
(b)with respect to the Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor) and all transactions under such Permitted Senior Debt Hedging Instrument shall have terminated or expired; and
(c)with respect to all Senior Debt Obligations, collectively, the date on which each of the above shall have occurred with respect to each then-existing Senior Debt Instrument and Permitted Senior Debt Hedging Instrument and any other Senior Debt Obligations owing to the Intercreditor Agent, Facility Agents, Collateral Agent or other Secured Parties shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations that by their terms survive and with respect to which no claim has been made by the applicable Secured Party).
“Disputed Amounts” has the meaning given in Section 14.3(f) (Conditions to Occurrence of the Project Phase 2 Completion Date – Payment) of the Common Terms Agreement.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Disqualified Advisor” means (a) unless otherwise consented to by the Borrower in writing (including email) any Person set forth by the Borrower on Schedule Z (Disqualified Advisors) of the Common Terms Agreement as of the Upsize Closing Date (the “Disqualified Advisor List”), as updated from time to time by the Borrower by three Business Days’ prior written notice to the Intercreditor Agent and each Facility Agent to add any counsel, consultants or other advisors of the Borrower or (b) any clearly identifiable (solely on the basis of its name or as identified by the Borrower to the Credit Facility Agent) Affiliate of the entities described in clause (a); provided that, any designation as a “Disqualified Advisor” shall not apply retroactively.
“Disqualified Institution” means (a) any Person set forth by the Borrower on Schedule Y (Disqualified Institutions) of the Common Terms Agreement as of the Upsize Closing Date, as updated from time to time by the Borrower by three Business Days’ prior written notice to the Intercreditor Agent and each Facility Agent to add any competitor of any Obligor or (b) any clearly identifiable (solely on the basis of its name or as identified by the Borrower to the Intercreditor Agent) Affiliate of the entities described in clause (a), excluding any bona fide debt fund affiliate of such Person that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding, or otherwise investing in commercial loans, bonds, and similar extensions of credit or securities in the ordinary course of its business; provided that, any designation as a “Disqualified Institution” shall not apply retroactively to any then current Credit Facility Lenders or any entity that has acquired an assignment or participation interest in any Term Loans or Working Capital Loans in accordance with and under the Credit Facility Agreement. The parties to this Agreement hereby acknowledge and agree that no Facility Agent shall be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities, nor shall such Facility Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Institutions, or otherwise take (or omit to take) any action with respect thereto.
“Distribution Account” is the account described in Section 4.3(a)(xv) (Accounts) of the Common Security and Account Agreement.
“Documentation Bank Fee Letter” means the fee letter, dated as of the Initial Closing Date, entered into between the Borrower, the Guarantors, ING Capital LLC and Banco Santander, S.A., New York Branch, in respect of the fees payable to each of ING Capital LLC and Banco Santander, S.A., New York Branch, in respect of their services to be performed as Tranche 1 Documentation Bank (as more fully described in the Credit Facility Agreement and the other Finance Documents).
“DOE” means the US Department of Energy.
“DOE Authorization Condition” means authorizations under Section 3 of the Natural Gas Act issued by the DOE for the export of natural gas both to nations with which the United States has free trade agreements for natural gas trade and to other nations with which trade is not prohibited by United States law or policy, which are necessary for the applicable phase of Development, have been duly obtained and validly issued, are in full force and effect, and satisfy the Permit Appeal Qualification.
“DOT” means the US Department of Transportation.
“DPU” means Delivered at Place Unloaded as defined in Incoterms 2010.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Drawstop Equity Contributions” means contributions of cash equity made to Borrower during any period in which Borrower is unable to satisfy the conditions set forth in Section 4.3 (Conditions to Each Term Loan Advance) of the Common Terms Agreement (regardless of whether an Advance is then being requested), which contributions shall not be required to be deposited into the Construction Account in accordance with the Common Security and Account Agreement. For the avoidance of doubt, no Equity Contribution shall be a Drawstop Equity Contribution.
“Dredging Services Agreement” means that certain Dredging Services Agreement, dated as of May 16, 2025, by and between Callan and the Borrower, as supplemented by Anticipated Limited Notice to Proceed, dated as of May 23, 2025 and Notice to Proceed, dated as of June 6, 2025, and as amended by Change Order No. 1, dated as of August 26, 2025, Change Order No. 2, dated as of November 15, 2025 and Change Order No. 3, dated as of January 27, 2026.
“DSCR” means either Historical DSCR or Fixed Projected DSCR.
“Duration Fee Letter” means that certain Venture Global CP2 LNG Credit Facility Agreement Tranche 2 Duration Fee Side Letter, dated as of the Upsize Closing Date, by and among the Credit Facility Agent, the Borrower, the Pipeline Company and the Procurement Company.
“Early Cargo Projections” means the then current forecasts of commissioning cargoes to be exported at the Phase 1 Project Facilities prior to the occurrence of the Commercial Operation Date (under the Phase 1 Initial LNG SPAs) and at the Phase 2 LNG Facility prior to the occurrence of the Commercial Operation Date (under the Phase 2 Initial LNG SPAs), including, as of any date of delivery of such forecasts, the portion of such commissioning cargoes that are contracted.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“ENBW” means ENBW Energie Baden-Württemberg AG.
“Enforcement Action” has the meaning given in Section 16.1(a) (Facility Lender Remedies for Loan Facility Declared Events of Default – Enforcement Action) of the Common Terms Agreement.
“Enforcement Proceeds Account” has the meaning given in Section 6.7(a) (Enforcement Proceeds Account) of the Common Security and Account Agreement.
“ENI” means ENI S.p.A.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Environmental Claim” means any administrative, regulatory or judicial action, suit, judgment or other legal action (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, response, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental environmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term “Environmental Claim” will include any claim by any Person or Governmental Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.
“Environmental Consultant” means Lummus Consultants International LLC or any independent replacement environmental consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.
“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time concerning the regulation, use or protection of the environment, coastal resources, protected plant and animal species, human health and safety, Hazardous Materials, including exposure to or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“EPC Change in Law” means “Change in Law” as defined in each applicable Material Project Agreement.
“EPC Contracts” means, collectively, the Phase 1 EPC Contract and the Phase 2 EPC Contract.
“Equator Principles” means the principles named “Equator Principles – A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” adopted by various financing institutions in the form dated July 2020 and effective October 2020, available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf.
“Equity Commitment Documents” mean the Equity Contribution Agreement, the Acceptable Equity Letters of Credit (and any Acceptable Guaranty in respect thereof) and any other document evidencing the Equity Commitment Support.
“Equity Commitment Funding” means a funding in cash in respect of one or more Equity Commitment Support, the proceeds of which have been contributed to the Construction Account or the Additional Proceeds Prepayment Account(s), as applicable.
“Equity Commitment Support” means one or a combination of (i) Acceptable Equity Letters of Credit and (ii) cash collateral.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Equity Contribution” means the amounts funded in accordance with Section 4.1(aa) (Conditions to Initial Closing Date and Initial Advance) and Section 4.2(y) (Conditions to Upsize Closing Date) and contributions made to the Borrower under the Equity Contribution Agreement (including by means of a draw on Equity Commitment Support).
“Equity Contribution Agreement” means that certain Equity Contribution Agreement, dated as of the Upsize Closing Date, by and among the Sponsor, the Borrower, the Collateral Agent, the Intercreditor Agent and, solely for purposes of Section 2.1(b) thereof, Venture Global CP2 LNG Holding, LLC, CP2 LNG Holdings, LLC, CP2 LNG Pledgor, LLC and the Pledgor.
“Equity Funding” means contributions made to the Borrower in the form of:
(a)equity funding from a direct or indirect shareholder;
(b)payment of Project Costs in respect of the Project Phase 1 Development prior to the Initial Closing Date to the extent such amounts were not funded with Bridge Loans or reimbursed with the proceeds of Bridge Loans;
(c)payment of Project Costs in respect of the Project Phase 2 Development prior to the Upsize Closing Date in the amount set forth in the certificate of the Independent Engineer delivered pursuant to Section 4.2(g)(vii) (Conditions to Upsize Closing Date – Project Development);
(d)Cash Flow applied or committed to be applied towards Project Costs prior to (i) with respect to the Phase 1 Project Facilities, the Project Phase 1 Completion Date, (ii) with respect to the Phase 2 LNG Facility, the Project Phase 2 Completion Date, (iii) with respect to the Phase 3A LNG Facility, the Project Phase 3A Completion Date, (iv) with respect to the Phase 3B LNG Facility, the Project Phase 3B Completion Date or (v) with respect to any Permitted Internal Expansion, “project completion date” in respect of such Permitted Internal Expansion (including (i) with respect to the Phase 1 Project Facilities, prior to the Project Phase 1 Completion Date, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals – Pre-Completion Revenues Account) of the Common Security and Account Agreement, (ii) with respect to the Phase 2 LNG Facility, prior to the Project Phase 2 Completion Date, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals – Pre-Completion Revenues Account) of the Common Security and Account Agreement, (iii) with respect to the Phase 3 LNG Facility, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals – Pre-Completion Revenues Account) of the Common Security and Account Agreement, and (iv) on and following the Project Phase 1 Completion Date, proceeds on deposit in the Revenue Account at the eighth or eleventh level of priority in the waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement to the extent permitted by Section 4.7(a)(viii) (Cash
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CP2 – Amended and Restated Common Terms Agreement Schedules

Waterfall) or 4.7(a)(xi) (Cash Waterfall) of the Common Security and Account Agreement, as applicable, and, in each case, applied towards such Project Costs);
(e)Cash Flow applied or committed to be applied to Development Expenditures that are not committed under the Base Case Forecast or otherwise committed to fund development of Project Costs (including (i) with respect to the Phase 1 Project Facilities, prior to the Project Phase 1 Completion Date, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals –Pre-Completion Revenues Account) of the Common Security and Account Agreement, (ii)with respect to the Phase 2 LNG Facility, prior to the Project Phase 2 Completion Date, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals –Pre-Completion Revenues Account) of the Common Security and Account Agreement, (iii) with respect to the Phase 3 LNG Facility, prior to the Project Phase 3 Completion Date, Pre-Completion Revenues transferred from the Pre-Completion Revenues Account to the Construction Account or the Contingency Reserve Account in accordance with Section 4.5(b)(ii)(C) (Deposits and Withdrawals –Pre-Completion Revenues Account) of the Common Security and Account Agreement, and (iv) on and following the Project Phase 1 Completion Date, proceeds on deposit in the Revenue Account at the seventh or eleventh level of priority in the waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement to the extent permitted by Section 4.7(a)(vii) (Cash Waterfall) or 4.7(a)(xi) (Cash Waterfall) of the Common Security and Account Agreement, as applicable, and, in each case, applied towards such Development Expenditures);
(f)any Drawstop Equity Contributions, to the extent not reimbursed pursuant to Section 11.2(c) (Certain Restricted Payments); and
(g)following the Project Phase 2 Completion Date, Cash Flows applied towards other capital expenditures in respect of the Project Facilities; provided that, such Cash Flows following the Project Phase 2 Completion Date would qualify to be distributed as Restricted Payments based on meeting the conditions set forth in Section 11.1 (Conditions to Restricted Payments) of the Common Terms Agreement or are otherwise eligible to be used for Required Capital Expenditures.
“Equity Funding Backstop Amount” means $[***].
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“ERISA Affiliate” means any Person, or trade or business that is a member of any group of organizations: (a) described in Section 414(b), (c), (m) or (o) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which an Obligor is a member.
“ERISA Event” means:
(a)any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;
(b)the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;
(c)the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d)the incurrence by an Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e)the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;
(f)the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;
(g)the withdrawal by an Obligor or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer,” as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;
(h)the incurrence by an Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;
(i)the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;
(j)the receipt by an Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from an Obligor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;
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(k)the failure of an Obligor or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;
(l)the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;
(m)an Obligor engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or
(n)the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” means a Loan Facility Event of Default, an Indenture Event of Default or any comparable Obligor event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.
“Event of Loss” means any event that causes any Project Facilities, or any portion thereof to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever and, in each case, shall include an Event of Taking.
“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project Facilities, the Development, any Equity Interests in the Obligors or any other part of the Security Interests.
“Excess Capacity LNG SPAs” means, collectively, the Phase 1 Excess Capacity LNG SPA and the Phase 2 Excess Capacity LNG SPA.
“Excess Capacity Quantity” means an amount equal to (a) the quantity of LNG that the Phase 1 LNG Facility and the Phase 2 LNG Facility is then capable of producing minus (b) any Supplemental Quantity that has been contracted under LNG SPAs minus (c) the aggregate ACQ under the Required LNG SPAs with respect to the Phase 1 LNG Facility and the Phase 2 LNG Facility.
“Excess Equity Proceeds Account” means the account described in Section 4.3(a)(xvi) (Accounts) of the Common Security and Account Agreement.
“Excluded Accounts” means Excluded Unsecured Accounts and any escrow account established under each Material Project Agreement.
“Excluded Assets” has the meaning given in Section 3.2(f) (Security Interests to be Granted by the Obligors – Excluded Assets) of the Common Security and Account Agreement.
“Excluded Lender” means any Facility Lender which has notified the applicable Facility Agent that it is subject to the Blocking Regulation and that it is an “Excluded
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Lender” for the purposes of Section 12.1 (Use of Proceeds), Section 12.6 (Compliance with Law), clauses (c) and (g) of Section 5.1 (Initial Representations and Warranties of the Obligors), and clauses (d)(ii) and (o) of Section 5.2 (Repeated Representations and Warranties of the Obligors). As of the Upsize Closing Date, and each of Norddeutsche Landesbank Girozentrale, New York Branch, Landesbank Baden-Württemberg, New York Branch, Bayerische Landesbank, New York Branch and Landesbank Hessen-Thüringen Girozentrale, New York Branch is an Excluded Lender.
“Excluded Swap Obligation” means, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Tax” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:
(a)Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Facility Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;
(b)in the case of a Facility Lender, US federal withholding Tax imposed on amounts payable to or for the account of such Facility Lender pursuant to a law in effect at the time such Facility Lender acquires an interest in a Loan or Facility Debt Commitment or designates a new lending office (other than pursuant to an assignment or new lending office designation request by the Borrower), except to the extent that such Facility Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to the Facility Agreement provisions described in Section 21.1 (Withholding Tax Gross-Up) of the Common Terms Agreement;
(c)Taxes attributable to a Facility Lender’s failure to comply with the provisions described in Section 21.5 (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement; or
(d)withholding Taxes imposed under FATCA.
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“Excluded Unsecured Accounts” has the meaning given in Section 3.2(f)(iv) (Security Interests to be Granted by the Obligors – Excluded Assets) of the Common Security and Account Agreement.
“Existing Facility Lender” has the meaning given in Section 19.6 (Transfers by a Facility Lender) of the Common Terms Agreement.
“Expansion” has the meaning given in Section 7.2 (Expansion Contracts) of the Common Terms Agreement.
“Expansion Funding Sources” has the meaning given in Section 7.2 (Expansion Contracts) of the Common Terms Agreement.
“Export Authorization” means a long-term, multi-contract authorization issued by the DOE to export LNG from the LNG Facility, including the FTA Authorization and the Non-FTA Authorization.
“Export Authorization Remediation” has the meaning given in Section 8.2(a)(ii)(A) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.
“External Expansion” means any Expansion of the Project Facilities that is not a Permitted Internal Expansion.
“External LNG/CCS Assets” means one or more pipelines, trains, and related storage, loading and other ancillary infrastructure (including carbon capture and sequestration facilities), if any, constructed at or adjacent to the site of, the Development and are not owned by the Borrower or a Subsidiary of the Borrower.
“External LNG/CCS Entity” means the entity undertaking development of External LNG/CCS Assets.
“ExxonMobil LNG” means ExxonMobil LNG Asia Pacific (registered as ExxonMobil Asia Pacific Pte. Ltd.).
“FAA (CP2 Phase 1 Pipe Rack Modules)” means that certain Fabrication and Assembly Agreement (CP2 Phase 1 Pipe Rack Modules), dated as of May 5, 2025, by and between PCI and the Procurement Company (as assignee of the Borrower, pursuant to the Assignment and Assumption Agreement, dated as of June 17, 2025), as supplemented by the Amended and Restated Limited Notice to Proceed No. 1, dated as of May 15, 2025 and Notice to Proceed, dated as of September 15, 2025.
“FAA (CP2 Phase 1 Pre-Treatment Modules)” means that certain Fabrication and Assembly Agreement (CP2 Phase 1 Pre-Treatment Modules), dated as of March 24, 2025, between PCI and the Procurement Company (as assignee of the Borrower, pursuant to the Assignment and Assumption Agreement, dated as of June 17, 2025), as amended by Amendment No. 01, dated as of July 7, 2025 and Amendment No. 02, dated as of January 30, 2026, and as modified by Change Order No. 01, dated as of July 7, 2025 and Change Order No. 02, dated as of February 2, 2026, and as supplemented by Notice to Proceed, dated as of May 13, 2025.
“FAA (CP2 Phase 2 Pre-Treatment Modules)” means that certain Fabrication and Assembly Agreement (CP2 Phase 2 Pre-Treatment Modules), dated as of January 13, 2026, by and between Performance Contractors, Inc. and the Procurement Company (as assignee of CP2 Development Co., LLC pursuant to that certain Assignment and
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Assumption Agreement, dated on or about the Upsize Closing Date), as amended by that certain Amendment No. 1, dated February 3, 2026, and as supplemented by that certain Limited Notice to Proceed No. 1, dated as of February 12, 2026.
“Fabrication and Assembly Agreements” means:
(a)FAA (CP2 Phase 1 Pre-Treatment Modules); and
(b)FAA (CP2 Phase 1 Pipe Rack Modules).
“Facility Agent” means the facility agent under any Facility Agreement.
“Facility Agreements” means the Credit Facility Agreement and any individual loan facility agreements (not including any Indenture or facility agreement for a “term loan B” financing that the Borrower has elected to treat as an Indenture) evidencing permitted Replacement Debt, Working Capital Debt, after the satisfaction of the Permitted Approved Expansion Debt Conditions in accordance with Section 6.5 (Permitted Approved Expansion Debt), Permitted Approved Expansion Debt, and/or after the satisfaction of the applicable conditions in Section 6.6 (Supplemental Debt), pari passu Permitted Relevering Debt, Permitted Completion Senior Debt, PDE Senior Debt, and/or Restoration Debt (and for which the Facility Agents have acceded to the Common Terms Agreement and to the Common Security and Account Agreement), in each case as required thereby, and “Facility Agreement” shall have a corresponding meaning.
“Facility Debt Commitment” means the aggregate principal amount of Loans and letters of credit any Facility Lender is committed to disburse to or issue on behalf of the Borrower under any Facility Agreement.
“Facility Debt Obligations” means the Senior Debt Obligations arising under the Facility Agreements.
“Facility Lenders” means the Credit Facility Lender Parties and the lenders and issuing banks under any other Facility Agreements entered into after the Initial Closing Date, and “Facility Lender” shall have a corresponding meaning.
“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Initial Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such intergovernmental agreement and implementing any of the foregoing.
“Federal Reserve Bank” means each of the 12 Reserve Banks under the United States Federal Reserve System, or any successor thereto.
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“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Fee Letters” means the Intercreditor Agency Fee Letter, the Account Bank Fee Letter, the Collateral Agency Fee Letter, the Credit Facility Agency Fee Letter, the Documentation Bank Fee Letter, the fee letter with the initial Lenders, dated as of July 24, 2025, the fee letter with the initial Tranche 2 Lenders, dated as of March 5, 2026, the Hedge Coordinator Fee Letters, the Syndication Agent Fee Letter, the Duration Fee Letter and any other similar fee letter, fee agreement or other fee arrangement between an Obligor and a Facility Agent, or between an Obligor and any of the Account Bank, Intercreditor Agent, Collateral Agent, Credit Facility Agent or other Facility Agent or Facility Lender that may be entered into from time to time after the date of the Common Security and Account Agreement.
“FERC” means the US Federal Energy Regulatory Commission.
“FERC Order” means the order, 187 FERC ¶ 61,199, issued by the FERC in Docket Nos. CP22-21 and CP22-22 on June 27, 2024, authorizing, inter alia, the siting, construction and operation of the LNG Facility and the CP Express Pipeline, as modified in part in the order on rehearing, 189 FERC ¶ 61,148, issued by the FERC in those dockets on November 27, 2024, the second order on rehearing, 191 FERC ¶ 61,153, issued by FERC in those dockets on May 23, 2025, and an additional order on rehearing, 192 FERC ¶ 61,157, issued by FERC in those dockets on August 15, 2025, as it may be amended or modified in the future.
“Final Completion” with respect to the Phase 1 Project Facilities, has the meaning given in the Phase 1 EPC Contract, and with respect to the Phase 2 LNG Facility, has the meaning given in the Phase 2 EPC Contract.
“Final Maturity Date” means, with respect to each of the Facility Agreements, the date on which all Senior Debt under such Facility Agreement comes due, whether upon acceleration or otherwise.
“Finance Documents” means, together, each of the following documents:
(a)the Common Terms Agreement;
(b)the Common Security and Account Agreement;
(c)the individual Facility Agreements;
(d)any Indenture;
(e)the Security Documents;
(f)the Direct Agreements;
(g)the Senior Notes;
(h)the Intercreditor Agreement;
(i)the Fee Letters and any other fee letters with parties providing financing (other than any Equity Funding);
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(j)any Permitted Senior Debt Hedging Instrument;
(k)as of the Upsize Closing Date, any other document that expressly provides therein that such document is a Finance Document;
(l)to the extent the Aggregate Remaining Equity Contribution Obligations are greater than $0 and the Debt Commitment Sizing Conditions have not been satisfied, the Equity Commitment Documents; and
(m)any other document the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties) designates, with the consent of the Borrower (such consent not to be unreasonably withheld), a Finance Document;
provided that, when used with respect to the Facility Lenders, such term shall not include any Indenture or Senior Notes and when used with respect to the Senior Notes, such term shall not include the Common Terms Agreement, Facility Agreement or any other Finance Document to which the Indenture Trustee is not a party or under which security is not intended to be granted for the benefit of the Senior Notes.
“Finance Party” means each Facility Lender, the Intercreditor Agent, the Collateral Agent, each Senior Creditor Group Representative (in its own right and in its capacity as agent), each Hedging Bank and the Account Bank.
“First of Month Index” means a price which represents the most commonly traded fixed price at a major trading point and as published by Inside FERC Gas Market Report (“IFERC” or any successor publication widely used to establish index pricing in the US natural gas trading market).
“First Tranche 1 Repayment Date”, with respect to the Credit Facility Agreement, has the meaning given in the Credit Facility Agreement.
“First Tranche 2 Repayment Date”, with respect to the Credit Facility Agreement, has the meaning given in the Credit Facility Agreement.
“Fitch” means Fitch Ratings Ltd. or any successor thereto.
“Fixed-Floating Futures Swap” means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay a floating price equal to the final settlement price of the Futures Contract settlement prices. The Fixed-Floating Futures Swap shall be settled financially, via exchange of cash payment at the expiration of the underlying Futures Contract, rather than physically.
“Fixed Projected DSCR” means, for each Quarterly Payment Date during the applicable measurement period beginning no earlier than the First Tranche 1 Repayment Date, the ratio of:
(a)the Cash Flow Available for Debt Service projected for such period, calculated solely to reflect (i) the fixed liquefaction fee under each of the Qualifying LNG SPAs then in effect, (ii) expected interest and investment earnings paid to the Obligors during such period, (iii) amounts expected to be paid to the Obligors during such period as Business Interruption Insurance Proceeds and (iv) the fixed expenses that could reasonably be
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expected to be incurred by the Obligors if the Material Project Counterparties were not lifting any cargoes under the Qualifying LNG SPAs; to
(b)Senior Debt Obligations projected to be paid in such period (taking into account Permitted Hedging Instruments) (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) Hedging Termination Amounts, (v) for any period prior to the earlier of (x) the date of satisfaction of the Debt Commitment Sizing Conditions or (y) the Debt Commitment Resizing Deadline, Senior Debt Obligations in an amount equal to the Aggregate Remaining Equity Contribution Obligations under the Equity Contribution Agreement and supported by Equity Commitment Support and (vi) for any period prior to the earlier of the Project Phase 2 Completion Date and the Phase 2 LNG Facility Date Certain, (A) Senior Debt Obligations with respect to the Term Loan Commitments other than Debt Service and (B) pursuant to Permitted Hedging Instruments with respect to the Tranche 2 Senior Debt).
“Flood Certificate” has the meaning given in Section 4.1(t)(i) (Conditions to Initial Closing Date and Initial Advance – Flood Insurance) of the Common Terms Agreement.
“Flood Program” has the meaning given in Section 4.1(t)(i)(C) (Conditions to Initial Closing Date and Initial Advance – Flood Insurance) of the Common Terms Agreement.
“FOB” means Free on Board as defined in Incoterms 2010.
“FTA Authorization” means the Order Granting Long-Term Authorization to Export LNG to Free Trade Agreement Nations issued by DOE/FECM in FE Docket No. 21-131-LNG in its Order No. 4812 on April 22, 2022, as it may be amended or modified in the future.
“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.
“Funding Losses” under a Facility Agreement means those losses, expenses or liabilities in respect of Loans incurred by the respective Facility Lenders under such Facility Agreement that the Borrower is required to compensate such Facility Lenders in respect of thereunder.
“Futures Contract” means a contract which entitles the buyer of the contract to claim physical delivery of natural gas from the seller at a specified contract delivery point at a specified date in the future and entitles the seller to deliver the physical commodity to the buyer under the same conditions. The price between the buyer and the seller shall be transacted at the price of final settlement on a monthly basis.
“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.
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“Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.
“Gas Hedge Provider” means any party (other than the Obligors or their Affiliates) that is a party to a Gas Hedging Instrument that is secured pursuant to the Security Documents.
“Gas Hedging Instruments” means Gas swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by any Obligor related to movements in Gas prices.
“Gas Transportation Agreements” means:
(a)the Interconnection Agreement (CP Express Interconnect), dated as of June 7, 2024, by and between the Pipeline Company and Blackfin Pipeline LLC;
(b)the Amended and Restated Precedent Agreement – Anchor Shipper for Firm Transportation Service, dated as of April 29, 2025, by and between the Borrower and the Pipeline Company;
(c)the West Leg Project Amended and Restated Precedent Agreement for Firm Natural Gas Service, dated as of June 24, 2024, by and between the Borrower and TC Louisiana Intrastate Pipeline LLC;
(d)the Transportation Service Agreement (Agreement No. M-649), dated as of November 1, 2024, by and between the Borrower and Matterhorn Express Pipeline, LLC.
(e)Transportation Service Agreement (Agreement No. E-649), dated as of October 16, 2025, by and between Matterhorn Express Pipeline, LLC, Eiger Express Pipeline and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 14, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date);
(f)Transportation Service Agreement, dated as of July 25, 2025, by and between Pelican Pipeline, LLC, and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 19, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date);
(g)Contractual Payment Right Letter Agreement dated as of July 25, 2025, by and between Pelican Pipeline, LLC, Pelican Pipeline Holdings, LLC and the Borrower (as assignee of VG Gas Marketing LLC (as assignee of VG LNG Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated as of November 19, 2025) pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date), as supplemented by that certain Joinder Agreement, dated on or about the Upsize Closing Date, by and between Borrower and Pelican Pipeline Holdings, LLC;
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(h)NGPA 311 Interruptible Natural Gas Transportation Agreement, dated as of November 1, 2025, by and between Oasis Pipeline, LP and the Borrower (as assignee of VG Gas Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date);
(i)Intrastate Natural Gas Transportation Service Agreement, dated as of November 1, 2025, by and between Oasis Pipeline, LP and the Borrower (as assignee of VG Gas Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date); and
(j)Credit Agreement, dated as of November 1, 2025, by and between Oasis Pipeline, LP and the Borrower (as assignee of VG Gas Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date).
“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.
“Governmental Authorities” means all supra-national, federal, state and local authorities or bodies including in each case any and all agencies, branches, departments and administrative and other subdivisions thereof, and all officials, agents and representatives of each of the foregoing, and “Governmental Authority” shall have a corresponding meaning.
“Guarantor Interests” means the Equity Interests in the Guarantors.
“Guarantors” means, collectively or individually, as the context may require, the Pipeline Company and the Procurement Company, and any Subsidiary of the Borrower that accedes to the Common Security and Account Agreement from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the Common Security and Account Agreement; provided that, CFCo shall not be required to become a Guarantor.
“Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (concluded July 5, 2006), which became effective in the United States on April 1, 2017.
“Hazardous Materials” means:
(a)petroleum or petroleum byproducts, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls;
(b)any chemicals, other materials, substances or wastes that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,”
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“toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law; and
(c)any other chemical, material, substance or waste that is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Laws.
“Hedge Coordinator Fee Letters” means (a) the fee letter entered into between the Borrower, the Guarantors and JPMorgan Chase Bank, N.A. in respect of its services to be performed as hedge coordinator and (b) the fee letter entered into between the Borrower, the Guarantors, Wells Fargo Bank, N.A. and Barclays Bank PLC in respect of their services to be performed as hedge coordinators.
“Hedging Bank” means a Person that is a counterparty to a Permitted Hedging Instrument with the Borrower and that has entered into or that accedes to the Common Security and Account Agreement, and is as of the date of entry into or assignment or novation of any Permitted Hedging Instrument (or, with respect to any Anticipatory Hedge or assignment or novation thereof, as of the Initial Closing Date or as of the date of assignment or novation), any of the following: (a) any Senior Creditor, lead arranger or agent, as of the date of the Original Common Terms Agreement, the Upsize Closing Date or as of the date of entry into or assignment or novation of any Permitted Hedging Instrument, or (b) any Affiliate of any Person listed in the foregoing clause (a) of this definition.
“Hedging Excess Amount” has the meaning given in Section 12.22(c) (Hedging Arrangements) of the Common Terms Agreement.
“Hedging Instruments” means:
(a)Interest Rate Hedging Instruments;
(b)Gas Hedging Instruments; and
(c)such other derivative transactions of a similar nature that any Obligor enters into to hedge risks of any commercial nature.
“Hedging Termination Amount” means any Permitted Hedging Liability due as a result of the termination of a Permitted Hedging Instrument and/or the termination of any transaction entered into thereunder.
“Historical DSCR” means, for each applicable measurement period, the ratio of (a) Cash Flow Available for Debt Service for such measurement period to (b) Debt Service for such measurement period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt and (iv) Hedging Termination Amounts); provided that, in respect of any measurement period occurring prior to the first full year after the Project Phase 1 Completion Date or the Project Phase 2 Completion Date, in each case, each of clauses (a) and (b) shall be calculated on an annualized basis for such measurement periods.
“Holder” of a Senior Debt Obligation shall be determined by reference to the provisions of the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable, setting forth who shall be deemed to be lenders, creditors, holders or owners of the debt obligation governed thereby.
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“IFC Performance Standards” means the Performance Standards on Environmental and Social Sustainability promulgated by the International Finance Corporation (January 1, 2012).
“Illegality Event” has the meaning given in Section 19.5(b) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement.
“Impairment” means, with respect to any Permit:
(a)the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;
(b)the suspension or injunction thereof; or
(c)the inability to satisfy in a timely manner its stated conditions to effectiveness.
“Impair” and “Impaired” shall have a corresponding meaning.
“In-Construction Sufficiency Condition” means, as of any date of testing, (a) the funds available or reasonably expected to be available to the Obligors (including: (i) the remaining undrawn amount of the Facility Debt Commitments and/or the proceeds of any Replacement Debt to be deposited into the Construction Account, (ii) funds on deposit in the Construction Account (including any Equity Funding remaining on deposit in the Construction Account), the Contingency Reserve Account, the Pre-Completion Revenues Account, the Disbursement Accounts and the Permitted Finance Costs Reserve Account, (iii) the Minimum Assumed Commissioning Cargo Proceeds and (iv) the Assumed Post-COD P1 SPA Profits (which shall be applied first to the Project Phase 2 Development) are equal to or exceed (b) (x) prior to the Project Phase 1 Completion Date, the then-current remaining Project Costs for the Project to achieve the Project Phase 1 Completion Date on or prior to the Phase 1 LNG Facility Date Certain and the Project Phase 2 Completion Date on or prior to the Phase 2 LNG Facility Date Certain and (y) on and after the Project Phase 1 Completion Date and prior to the Project Phase 2 Completion Date, the then-current remaining Project Costs for the Project to achieve the Project Phase 2 Completion Date on or prior to the Phase 2 LNG Facility Date Certain (it being acknowledged that any funds on deposit in any Account and used to satisfy the In-Construction Sufficiency Condition of the Phase 1 Project Facilities and the Phase 2 LNG Facility shall be used solely in respect of the Phase 1 Project Facilities and the Phase 2 LNG Facility).
“Indebtedness” of any Person, at any date, means:
(a)all obligations to repay borrowed money;
(b)all obligations to pay money evidenced by bonds, debentures, notes, banker’s acceptances, loan agreements or other similar instruments;
(c)all obligations to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);
(d)all capital lease obligations of such Person;
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(e)all obligations, contingent or otherwise, issued for the account of such Person, in respect of letters of credit, bank guarantees, surety bonds, letters of guarantee and similar instruments;
(f)all obligations of such Person under any Hedging Instruments (including any Hedging Termination Amounts);
(g)all guarantees by such Person of Indebtedness of others;
(h)any obligations of such Person to purchase or repurchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property;
(i)all obligations under conditional sale or other title retention agreements related to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of property or are otherwise limited in recourse);
(j)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
(k)all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, which in the case of redeemable preferred interests, being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(l)all Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under or in connection with any Finance Document (other than any Indenture or Senior Notes) and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indenture” means any indenture to be entered into between the Borrower and the Indenture Trustee pursuant to which one or more series of Senior Notes will be issued, or, at the Borrower’s option, a facility agreement for a “term loan B” financing, pursuant to which Senior Debt will be incurred. No reference in any Finance Document to an Indenture or the Senior Notes or a “term loan B” shall mean or imply that entry into an Indenture or issuance of the Senior Notes or entry into a “term loan B” is required. For the avoidance of doubt, if at any time Senior Notes have not been issued or are not outstanding and there is no “term loan B”, any reference to satisfaction of the requirements of any Indenture or Senior Notes or the “term loan B” (and any reference to an Indenture Trustee) shall be ignored.
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“Indenture Declared Default” means an Indenture Event of Default which is declared by the Indenture Trustee (acting on behalf of the Senior Noteholders in accordance with such Indenture) to be an event of default under an Indenture or is otherwise deemed to have been declared to be an event of default in accordance with the terms of the Indenture.
“Indenture Event of Default” means any of the events of default set out in an Indenture and defined as “Indenture Events of Default.”
“Indenture Projected Fixed DSCR” has the meaning given in the applicable Indenture.
“Indenture Trustee” means any trustee appointed in the role of indenture trustee under any Indenture or, with respect to a “term loan B” financing that the Borrower has elected to be treated as an Indenture, any administrative or other facility agent.
“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.
“Independent Engineer” means Lummus Consultants International LLC or any replacement independent engineering consulting firm selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.
“Index Swap” means a contract which entitles the buyer of the contract to pay one index price (e.g. First of Month Index) and entitles the seller to pay a different index price (e.g. the daily average). The index swap is settled financially via exchange of cash payment at the expiration of the underlying Futures Contract.
“Individual Senior Noteholder Secured Accounts” has the meaning given in Section 3.2(c) (Security Interests to be Granted by the Obligors – Security Interests – Individual Senior Noteholder Secured Accounts) of the Common Security and Account Agreement.
“Industry Standards” means the technical standards promulgated by the American Petroleum Institute, the American Gas Association, the American Society of Mechanical Engineers, the ASTM (formerly the American Society for Testing and Materials), or the National Fire Protection Association (NFPA).
“Initial Advance” means the first Advance of the Term Loans on the Initial Closing Date following the satisfaction or waiver of the conditions precedent in Sections 4.1 (Conditions to Initial Closing Date and Initial Advance) and 4.3 (Conditions to Each Term Loan Advance) of the Common Terms Agreement in accordance with Section 4.5 (Satisfaction of Conditions) of the Common Terms Agreement.
“Initial Closing” means the satisfaction or waiver of all the conditions precedent set forth in Section 4.1 (Conditions to Initial Closing Date and Initial Advance) and Section 4.3 (Conditions to Each Term Loan Advance) of the Common Terms Agreement, with respect to the Initial Senior Debt.
“Initial Closing Conditions Certificate” has the meaning given in Section 4.5(a)(i) (Satisfaction of Conditions) of the Common Terms Agreement.
“Initial Closing Date” means the date on which the conditions precedent set forth in Section 4.1 (Conditions to Initial Closing Date and Initial Advance) and Section 4.3
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(Conditions to Each Term Loan Advance) of the Common Terms Agreement have been satisfied or waived. For the avoidance of doubt, the Initial Closing Date is July 28, 2025.
“Initial Closing Notice” has the meaning given in Section 4.5(a)(i) (Satisfaction of Conditions) of the Common Terms Agreement.
“Initial Commitment Letter” means that certain Commitment Letter, dated as of July 24, 2025, by and among, the Obligors and the Banks (as defined therein) party thereto.
“Initial LNG SPA Guarantees” means, collectively, the Phase 1 Initial LNG SPA Guarantees and the Phase 2 Initial LNG SPA Guarantees.
“Initial LNG SPAs” means, collectively, the Phase 1 Initial LNG SPAs and the Phase 2 Initial LNG SPAs.
“Initial Permitted Senior Debt Hedging Instrument” means each Permitted Senior Debt Hedging Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Upsize Closing Date.
“Initial Senior Debt” means the Senior Debt Obligations committed or owing under the Credit Facility Agreement as of the Initial Closing Date.
“Initial Tranche 1 Term Loan Amount” means $11,250,000,000.
“Initiating Percentage” means Senior Creditor Group Representatives representing the following percentages of the principal amount of Senior Debt Obligations outstanding during the following periods (or, if no Senior Debt is outstanding, commitments in respect thereof):
(m)with respect to any Payment Default:
(i)at least 66.7% prior to 30 days following the occurrence of a Payment Default or the declaration thereof, as the case may be;
(ii)greater than 50% on or after 30 days and prior to 120 days following the occurrence of a Payment Default or the declaration thereof, as the case may be; and
(iii)the lesser of $200 million or 5% of the outstanding Senior Debt held by any individual Senior Creditor Group, on or after 120 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and
(n)with respect to any other Event of Default:
(i)at least 66.7% on or prior to 30 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be;
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(ii)greater than 50% on or after 30 days and prior to 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and
(iii)the lesser of $200 million or 5% of the outstanding Senior Debt held by any individual Senior Creditor Group, on or after 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be.
“Inpex” means Inpex Energy Trading Singapore Pte. Ltd.
“Insurance” means (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies.
“Insurance Advisor” means Moore-McNeil, LLC or any independent replacement insurance consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.
“Insurance/Condemnation Proceeds Account” is the account described in Section 4.3(a)(x) (Accounts) of the Common Security and Account Agreement.
“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Development that are paid or payable to or for the account of the Obligors as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
“Intercreditor Agency Fee Letter” means the fee letter dated as of the Initial Closing Date entered into between the Borrower, the Guarantors and the Intercreditor Agent in respect of the fees payable to the Intercreditor Agent in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Security Documents.
“Intercreditor Agent” means the intercreditor agent appointed pursuant to the Intercreditor Agreement.
“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Upsize Closing Date, among the Intercreditor Agent, the Collateral Agent and the Facility Agents and Hedging Banks party thereto from time to time, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and Hedging Banks.
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“Interest Rate Hedging Instrument” means interest rate swaps, option contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by the Borrower related to interest rates.
“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over any Obligor, (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.
“International LNG Vessel Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (a) the International Maritime Organization, (b) the Oil Companies International Marine Forum, (c) SIGTTO (or any successor body of the same), (d) the International Navigation Association, (e) the International Association of Classification Societies, and (f) any other internationally recognized agency or nongovernmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.
“Investment Company Act” means the United States Investment Company Act of 1940.
“Investments” means as to any Person, any direct or indirect investment by such Person, including by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“Investment Grade” means two long-term unsecured credit ratings that are equal to or better than (a) Baa3 by Moody’s, (b) BBB− by S&P, (c) BBB− by Fitch, or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.
“Investment Grade LNG Buyer” means an LNG Buyer that (a) is Investment Grade, (b) has its obligations guaranteed by an Investment Grade entity or (c) for the purposes of LNG SPAs in Section 8.1(a) (LNG SPA Maintenance), Section 8.2(a)(i) (LNG SPA Mandatory Prepayment) or Section 11.1 (Conditions to Restricted Payments) of the
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Common Terms Agreement, has all of its obligations under the applicable LNG SPA supported by a letter of credit issued by an Acceptable Bank.
“Issuance Request Form” means a Disbursement Request for issuance of letter(s) of credit, substantially in the form set forth in Schedule B-3 (Issuance Request Form (Letters of Credit)) to the Common Terms Agreement (or equivalent under another Senior Debt Instrument), given by the Borrower in accordance with the terms of the applicable Facility Agreement.
“Issuing Banks” has the meaning given to it in Exhibit A (Definitions) to the Credit Facility Agreement.
“JERA” means JERA Co., Inc.
“Judgment Currency” has the meaning given in Section 12.3 (Judgment Currency) of the Common Security and Account Agreement.
“Knowledge” means, with respect to any of the Obligors, the actual or constructive knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule T (Knowledge Parties) to the Common Terms Agreement; provided that, each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of the Common Terms Agreement or any other Finance Document. “Knowingly” shall have a corresponding meaning.
“LC Costs” means (a) fees, expenses and interest associated with Working Capital Debt and (b) any reimbursement by an Obligor of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by such Obligor directly would have constituted Operation and Maintenance Expenses.
“LC Reimbursement Payment” has the meaning assigned to such term in the Credit Facility Agreement.
“Leases” means:
(a)that certain Ground Lease Agreement by and between JADP Venture, LLC and the Borrower, dated as of December 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between JADP Venture, LLC and the Borrower, dated as of December 12, 2023, and recorded December 13, 2023, as Conveyance Instrument No. 356552, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360631, all in the official records of Cameron Parish, Louisiana (PARCEL C-2);
(b)that certain Ground Lease Agreement by and between Henry Venture, LLC and the Borrower (as assignee of CP Marine Offloading LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between CP Marine Offloading, LLC (as assignee of Venture Global Calcasieu Pass, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Venture Global Calcasieu Pass, LLC and CP Marine Offloading, LLC dated as of March 20, 2019, and recorded March 21, 2019, as Conveyance Instrument No. 345015) and the Borrower dated as of November 17, 2023, and recorded November 20, 2023, as
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Conveyance Instrument No. 356358) dated as of March 11, 2019, as evidenced by that certain Notice of Ground Lease with Right of First Refusal by and between Henry Venture, LLC and the Borrower (as assignee of CP Marine Offloading LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between CP Marine Offloading, LLC (as assignee of Venture Global Calcasieu Pass, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Venture Global Calcasieu Pass, LLC and CP Marine Offloading, LLC dated as of March 20, 2019, and recorded March 21, 2019, as Conveyance Instrument No. 345015) and the Borrower dated as of November 17, 2023, and recorded November 20, 2023, as Conveyance Instrument No. 356358) dated as of March 11, 2019, and recorded March 18, 2019, as Conveyance Instrument No. 344981, which Notice of Ground Lease was amended by that certain First Amendment to Notice of Ground Lease Agreement with Right of First Refusal dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360630, all in the official records of Cameron Parish, Louisiana (PARCELS D, E, AND F2);
(c)that certain Servitude by Henry Venture, LLC, as lessor, to the Borrower, as lessee, dated as of December 18, 2023, and recorded December 21, 2023, as Conveyance Instrument No. 356623, as affected by that certain Act of Correction to Servitude by Henry Venture, LLC and the Borrower dated April 9, 2025 and recorded April 9, 2025 as Conveyance Instrument No. 359704, all in the official records of Cameron Parish, Louisiana (PARCELS I, K, AND A PORTION OF DAVIS ROAD ADJACENT THERETO);
(d)that certain Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower, dated as of October 12, 2023, and recorded October 12, 2023, as Conveyance Instrument No. 356114, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July 11, 2025, as Conveyance Instrument No. 360548, all in the official records of Cameron Parish, Louisiana (PARCEL O);
(e)that certain Ground Lease Agreement by and between Ardoin Henry, LLC and the Borrower, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Ardoin Henry, LLC and the Borrower, dated as of October 12, 2023, and recorded October 12, 2023, as Conveyance Instrument No. 356115, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 24, 2025, recorded July 24, 2025 as Conveyance Instrument No. 360675, all in the official records of Cameron Parish, Louisiana (PARCEL P);
(f)that certain Ground Lease Agreement by and between Miller Estate Leasing Company, LLC and the Borrower, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Miller Estate Leasing Company, LLC and the Borrower, dated as of October 12, 2023, and recorded October 13, 2023, as Conveyance Instrument No. 356120, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 21, 2025, recorded July 21,
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2025 as Conveyance Instrument No. 360639, all in the official records of Cameron Parish, Louisiana (PARCELS R AND T);
(g)that certain Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower, dated as of September 29, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower, dated as of September 29, 2023, and recorded September 28, 2023, as Conveyance Instrument No. 356011, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July 11, 2025, as Conveyance Instrument No. 360549, all in the official records of Cameron Parish, Louisiana (PARCEL S);
(h)that certain Ground Lease Agreement by and among Charlotte Ann LaBove, Carlotta Ann Savoie, and the Borrower, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and among Charlotte Ann LaBove, Carlotta Ann Savoie, and the Borrower, dated as of October 12, 2023, and recorded October 13, 2023, as Conveyance Instrument No. 356121 and File No. 356117, as amended by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360629, all in the official records of Cameron Parish, Louisiana (PARCELS U AND V);
(i)that certain Ground Lease Agreement by and between Cameron Parish Port, Harbor and Terminal District and the Borrower, dated as of October 24, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Cameron Parish Port, Harbor and Terminal District and the Borrower, dated as of October 24, 2023, and recorded October 30, 2023, as Conveyance Instrument No. 356182, as effected by that certain Partial Assignment of Ground Lease Agreement dated as of July 7, 2025, and recorded July 8, 2025, as File No. 360524, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360632, all in the official records of Cameron Parish, Louisiana (PARCEL X);
(j)that certain Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower (as assignee pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359694) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower (as assignee pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359694) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356283, as amended by that certain First Amendment to Ground Lease Agreement dated June 6, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated June 6, 2025, recorded June 6, 2025 as Conveyance Instrument No. 360239, as evidenced by that certain Second Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July
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11, 2025 as Conveyance Instrument No. 360550, all in the official records of Cameron Parish, Louisiana (PARCEL EE);
(k)that certain Ground Lease Agreement by and among Donald Maurice Drost, Daniel Kenneth Drost, William David Drost, and the Borrower (as assignee of Cameron Land Ventures, LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359695) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and among Donald Maurice Drost, Daniel Kenneth Drost, William David Drost, and the Borrower (as assignee of Cameron Land Ventures, LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359695) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356284, as amended by that certain First Amendment to Ground Lease Agreement dated July 17, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 22, 2025 as Conveyance Instrument No. 360664, all in the official records of Cameron Parish, Louisiana (PARCEL GG);
(l)that certain Ground Lease Agreement by and between Dallas Clyde Pichnic, Jr. and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359696) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Dallas Clyde Pichnic, Jr. and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359696) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356285, as amended by that certain First Amendment to Ground Lease Agreement dated July 21, 2025, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 21, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360640, all in the official records of Cameron Parish, Louisiana (PARCEL II); and
(m)Ground Lease Agreement by and among Marjorie Pichnic Rorex, Tamara Lynn Rorex, Shane Wyatt Rorex, and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359697) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and among Marjorie Pichnic Rorex, Tamara Lynn Rorex, Shane Wyatt Rorex, and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359697) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance
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Instrument No. 356286, as amended by that certain First Amendment to Ground Lease Agreement dated July 24, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 24, 2025, recorded July 24, 2025 as Conveyance Instrument No. 360676, all in the official records of Cameron Parish, Louisiana. (PARCEL JJ).
“Lenders” has the meaning given in Section 23.20 (No Fiduciary Duty) of the Common Terms Agreement.
“Lenders’ Reliability Test” means a 90-day test which demonstrates that the Phase 1 Project Facilities’ and the Phase 2 LNG Facility’s overall production during the applicable time periods can meet the applicable minimum cumulative LNG production volumes without exceeding a maximum amount of allowable downtime, in accordance with and as more specifically set forth in Schedule O-2 (Lenders’ Reliability Test Criteria) to the Common Terms Agreement or as otherwise agreed among the Borrower, the Facility Lenders and the Independent Engineer.
“Letters of Credit” has the meaning given in the Credit Facility Agreement.
“Lien” means any mortgage, privilege, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.
“Lien Waiver” means any Lien waiver contemplated by any Material Project Agreement.
“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.
“LNG Buyer” means the buyer under the applicable LNG SPA.
“LNG Facility” means (a) the Phase 1 LNG Facility and the Phase 2 LNG Facility, (b) on and following the occurrence of Phase 3A FID, collectively, the Phase 1 LNG Facility, the Phase 2 LNG Facility and the Phase 3A LNG Facility, (c) on and following the occurrence of Phase 3B FID, collectively, the Phase 1 LNG Facility, the Phase 2 LNG Facility and the Phase 3B LNG Facility, and (d) on and following the Permitted Internal Expansion FID Conditions Satisfaction Date for any Permitted Internal Expansion, collectively, the Phase 1 LNG Facility, Phase 2 LNG Facility and any LNG facilities constituting such Permitted Internal Expansion, in each case as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.
“LNG Facility Site” means the portion of the Site on which the LNG Facility is situated, as more fully described in the applicable Real Property Documents.
“LNG SPA” means any of (a) the Phase 1 Initial LNG SPAs, (b) the Phase 2 Initial LNG SPAs and (c) any other LNG sale and purchase agreement that is executed by (x) third parties and (y) (i) the Borrower or (ii) one or more affiliates of the Borrower (and in the case of this clause (ii), solely with respect to any such LNG sale and purchase
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agreement which will constitute a Required LNG SPA, is subject to a conditional assignment, conditional payment support agreement and Direct Agreement, in each case, consistent with the Phase 2 Initial LNG SPAs described in clauses (b) through (d) of the definition thereof).
“LNG SPA Force Majeure” means “Force Majeure” as defined in each Phase 1 Initial LNG SPA (except the Phase 1 Excess Capacity LNG SPA) and each Phase 2 Initial LNG SPA (except the Phase 2 Excess Capacity LNG SPA).
“LNG SPA Mandatory Prepayment” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.
“LNG SPA Prepayment Event” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.
“Loan Facility Declared Default” means a Loan Facility Event of Default that is declared to be a default in accordance with Section 15.2 (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.
“Loan Facility Disbursement Accounts” are the Accounts described in Section 4.3(a)(i) (Accounts) of the Common Security and Account Agreement.
“Loan Facility Event of Default” means any of the events set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement or any Obligor events of default under any Facility Agreement.
“Loans” means the Senior Debt Obligations created under individual Facility Agreements to be made available by the Facility Lenders.
“Local Accounts” has the meaning set forth in Section 4.12(a) (Local Accounts) of the Common Security and Account Agreement.
“Louisiana Private Works Act” is the Louisiana Private Works Act, La. R.S. §§ 9:4801 et seq., and any successor provisions thereto.
“LTS 2023 Purchase Order” means that certain Purchase Order Contract for the Sale of Liquefaction Train System, dated as of April 7, 2023, by and between the Borrower and BHES, as amended by Change Order No. 1, dated as of August 8, 2024, Change Order No. 2, dated as of November 15, 2024 and Change Order No. 3, dated as of August 22, 2025, in each case by and between the Borrower and BHES, and as supplemented by Pre-Limited Notice to Proceed Under the Purchase Order Contract for the Sale of Liquefaction Train System, effective as of April 7, 2023, Limited Notice to Proceed Under the Purchase Order Contract for the Sale of Liquefaction Train System, dated as of June 29, 2023 and Full Notice to Proceed Under the Purchase Order Contract for the Sale of Liquefaction Train System, dated as of September 27, 2023.
“LTS 2024 Purchase Order” means that certain Purchase Order Contract for the Sale of Liquefaction Train System, dated as of December 13, 2024, by and between BHES and the Borrower, as amended by Amendment No. 01 to Purchase Order Contract for the Sale of Liquefaction Train System, dated as of February 27, 2026, and as supplemented by the Full Notice to Proceed, dated as of December 13, 2024.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Majority in Interest of the Senior Creditors” with respect to any Decision at any time means Senior Creditors:
(a)whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 50% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Senior Creditors; or
(b)if there is no principal amount of Senior Debt Obligations then outstanding, Senior Creditors whose Senior Debt Commitments are more than 50% of the aggregate Senior Debt Commitments of all Senior Creditors.
“Manager” means Venture Global Services, LLC.
“Mandatory Prepayment Senior Notes Account” has the meaning given in Section 4.3(a)(xi) (Accounts) of the Common Security and Account Agreement.
“Margin Stock” means margin stock as defined in Regulation U of the Federal Reserve Board.
“Marine Terminal Works Construction Agreement” means that certain Construction Agreement relating to a Marine Terminal Works, dated as of June 6, 2025, by and between the Borrower and Cajun, as supplemented by Anticipated Limited Notice to Proceed, dated as of June 11, 2025, and Notice to Proceed, dated as of July 8, 2025.
“Market Consultant” means each of S&P Global Commodity Insights and, solely in connection with the Phase 1 LNG Facility, Fiveways Consulting Services Ltd., or any independent replacement marketing consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.
“Market Terms” means terms consistent with or not materially less favorable to the applicable Obligor (as seller or buyer, as the case may be) than:
(a)in the case of an LNG SPA, (i) any Required LNG SPAs then in effect or (ii) the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties; and
(b)in any other case, terms consistent with or more favorable to such Person (as seller or buyer, as the case may be) than the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Material Adverse Effect” means a material adverse effect on:
(a)each Obligor’s ability to perform and comply with its material obligations under each Material Project Agreement then in effect and to which it is a party;
(b)the Obligors’ ability, taken as a whole, to perform their material obligations under the Finance Documents;
(c)the Borrower’s ability to pay its Senior Debt Obligations when due;.
(d)the Security Interests created by or under the relevant Security Documents, taken as a whole in respect of the Obligors or the Project Facilities, including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or
(e)the Obligors’ financial condition and results of operation, on a consolidated basis.
“Material Construction Contracts” means the Phase 1 Material Construction Contracts and the Phase 2 Material Construction Contracts.
“Material Project Agreements” means:
(a)(x) the Phase 1 Material Project Agreements and (y) the Phase 2 Material Project Agreements; and
(b)any Subsequent Material Project Agreement,
provided that, any Material Project Agreement shall cease to be a Material Project Agreement when all material obligations thereunder have been performed and paid in full.
With respect to any Indenture, “Material Project Agreements” will have the meaning given in such Indenture.
“Material Project Counterparties” means:
(a)(x) the Phase 1 Material Project Counterparties and (y) the Phase 2 Material Project Counterparties; and
(b)any counterparty to any Subsequent Material Project Agreement, provided that, any Material Project Counterparty shall cease to be a Material Project Counterparty when all material obligations under the applicable Material Project Agreement have been performed and paid in full.
“Maturity Date” means July 28, 2032.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Minimum Assumed Commissioning Cargo Proceeds” means, as of any date of calculation, the sum of (a) the Contracted Commissioning Cargo Proceeds plus (b) the projected Pre-Completion Revenues assuming the remaining Conservative Case Commissioning Cargoes as of such date (for the avoidance of doubt, without duplicating or otherwise giving effect to any cargoes counted under clause (a)) produced by the Phase 1 LNG Facility and sold prior to Project Phase 1 Completion Date or produced by the Phase 2 LNG Facility and sold prior to Project Phase 2 Completion Date, in each case, at an assumed fixed liquefaction fee of $[***] per MMBtu.
“Minimum Insurance” means the insurance described in the Schedule of Minimum Insurance and required to be procured and maintained pursuant to Section 12.28 (Insurance Covenant) of the Common Terms Agreement.
“MMBtu” means 1,000,000 Btus.
“Modification” means, with respect to any Finance Document, any amendment, supplement, waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning; provided that, with respect to Sections 7.2(b)(ii)(A), (B) and (C) (Modification Approval Levels – Modifications to Other Finance Documents) of the Common Security and Account Agreement, the exercise of any option, right or entitlement expressly set forth in the provisos to each such clause shall not be a Modification.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage” means the Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement, from the Borrower to Venture Global LNG, Inc., dated as of December 8, 2023 and with an effective date of December 28, 2023, and filed for record in Cameron Parish, Louisiana on December 29, 2023, as Instrument No. 356644, as amended by the Confirmation of and First Amendment to Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement, with an effective date of April 9, 2025, and filed for record in Cameron Parish, Louisiana on April 10, 2025, as Instrument No. 359710, as amended by the Confirmation of and Second Amendment to Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement, dated and effective as of June 6, 2025, and filed for record in Cameron Parish, Louisiana on June 6, 2025, as Instrument No. 360242, as assigned on the Initial Closing Date to the Collateral Agent pursuant to that certain Assignment of Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement between Venture Global LNG, Inc. and the Collateral Agent in connection with that certain Assignment of Intercompany Loan Agreement among Venture Global LNG, Inc., the Borrower, the Guarantors and the Credit Facility Agent, as confirmed by that certain Confirmation of and Third Amendment to Multiple Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement by the Borrower in favor of the Collateral Agent, and as confirmed by that certain Fourth Confirmation of Multiple
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CP2 – Amended and Restated Common Terms Agreement Schedules

Indebtedness Mortgage, Pledge of Leases and Rents and Security Agreement by the Borrower in favor of the Collateral Agent.
“Mortgaged Property” has the meaning given in Section 4.1(t)(i) (Conditions to Initial Closing Date and Initial Advance – Flood Insurance) of the Common Terms Agreement.
“MTPA” means million metric tonnes per annum.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA to which contributions have been made by any Obligor or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.
“Natural Gas Act” means the Natural Gas Act of 1938, 15 U.S.C. §717 et seq., as amended, and the regulations of FERC or DOE (as applicable) promulgated thereunder.
“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by any Obligor in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition and payments made to retire Indebtedness (other than the Senior Debt Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“New Facility Agent Accession Agreement (Additional Senior Debt)” has the meaning given in Section 19.4(b)(i) (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) of the Common Terms Agreement.
“NFE” means NFE North Trading, LLC.
“Non-Consenting Lender”, with respect to a Facility Agreement, has the meaning given in such Facility Agreement.
“Non-Controlling Claimholders” means Senior Creditor Group Representatives who were not included in the Majority in Interest of the Senior Creditors who make up the Controlling Claimholders.
“Non-FTA Authorization” means the Final Order Granting Long-Term Authorization to Export LNG to Non-Free Trade Agreement Nations issued by DOE/FECM in Docket No. 21-131-LNG in its Order No. 5264-A on October 21, 2025, as it may be amended or modified in the future.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Non-Recourse Parties” has the meaning given in Section 23.22 (Limited Recourse) of the Common Terms Agreement.
“Non-Recourse Persons” has the meaning given in Section 10.3(a) (Limitation on Recourse) of the Common Security and Account Agreement.
“Notice of Security Enforcement Action” has the meaning given in Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action) of the Common Security and Account Agreement.
“NRU EPF Agreement (Phase 1)” means that certain Engineering, Procurement, and Fabrication Agreement (Phase 1), dated as of September 29, 2023, by and between the Borrower and Linde Engineering North America LLC, as amended by Change Order No. 1, dated as of March 8, 2024, Change Order No. 2, dated as of August 1, 2024, Change Order No. 3, dated as of May 29, 2025, and Amendment No. 01, dated as of February 20, 2026, and as supplemented by Notice to Proceed dated as of October 3, 2023.
“NRU EPF Agreement (Phase 2)” means that certain Engineering, Procurement, and Fabrication Agreement (Phase 2), dated as of December 20, 2024, by and between the Borrower and Linde Engineering North America LLC, as amended by Change Order No. 1, dated as of June 17, 2025, Change Order No. 2, dated as of February 23, 2026 and Amendment No. 1, dated as of February 20, 2026, and as supplemented by Notice to Proceed dated as of December 20, 2024.
“NYMEX” means the New York Mercantile Exchange, Inc., a wholly owned subsidiary of the CME Group Inc.
“NYMEX Natural Gas Futures Contract” means the Futures Contract for natural gas on NYMEX, which is used for the physical receipt and/or delivery of gas at the Henry Hub located in Erath, Louisiana.
“O&M Agreement” means (a) the agreement between the Borrower and the Operator for the relevant Project Facilities and (b) the agreement between the Pipeline Company and the Pipeline Operator for the relevant Project Facilities.
“Obligors” means the Borrower and the Guarantors.
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets
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CP2 – Amended and Restated Common Terms Agreement Schedules

Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“OID” has the meaning given in Section 6.2(a) (Working Capital Debt).
“Operating Account” is the Account described in Section 4.3(a)(vii) (Accounts) of the Common Security and Account Agreement.
“Operating Budget” has the meaning given in Section 10.5(a) (Operating Budget) of the Common Terms Agreement, it being acknowledged and understood that the “Operating Budget” will be comprised of a budget in respect of the Phase 1 LNG Facility, a budget in respect of the CP Express Pipeline and a budget in respect of the Phase 2 LNG Facility and that all references in the Finance Documents to the “Operating Budget” shall be to such budgets collectively or to the budget applicable to the Project Facilities that are the subject of the applicable provision, as the context may require.
“Operating Manual” means the operation, maintenance and spare parts manuals delivered by the Phase 1 EPC Contractor under the Phase 1 EPC Contract and the Phase 2 EPC Contractor under the Phase 2 EPC Contract.
“Operation and Maintenance Expenses” means, for any period, computed without duplication, in each case, costs and expenses of the Obligors that are contemplated by the then-effective Operating Budget including:
(a)fees and costs of the Manager pursuant to the Administrative Services Agreements; plus
(b)amounts payable by the Obligors under a Material Project Agreement then in effect; plus
(c)expenses for operating the Development and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator and the Pipeline Operator payable pursuant to the O&M Agreements; plus
(d)LC Costs; plus
(e)insurance costs payable during such period; plus
(f)applicable sales and excise taxes (if any) payable or reimbursable by the Obligors during such period; plus
(g)franchise taxes payable by the Obligors during such period; plus
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CP2 – Amended and Restated Common Terms Agreement Schedules

(h)property taxes payable by the Obligors during such period; plus
(i)any other direct taxes (if any) payable by the Obligors to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus
(j)costs and fees attendant to the obtaining and maintaining in effect the Permits payable during such period; plus
(k)expenses for spares and other capital goods inventory, capital expenses related to the construction and start-up of the Project Facilities, maintenance capital expenditures, including those required to maintain the Project Facilities’ capacity; plus
(l)legal, accounting and other professional fees of the Obligors payable during such period; plus
(m)Required Capital Expenditures; plus
(n)the cost of purchase, storage and transportation of Gas and electricity; plus
(o)all other cash expenses payable by the Obligors in the ordinary course of business.
Operation and Maintenance Expenses shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, and (iv) except as provided in clauses (j), (k) and (m) above, any capital expenditure.
To the extent amounts are advanced in accordance with the terms of the applicable Senior Debt Instrument, secured Permitted Hedging Instrument or other Indebtedness permitted under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement for the payment of such Operation and Maintenance Expenses, the obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.
“Operational” means (a) with respect to the Phase 1 Project Facilities, that the CP Express Pipeline and all thirteen of the blocks relating to the Phase 1 LNG Facility are mechanically complete, have passed the applicable acceptance tests and are operating in accordance with their performance guarantees, in each case, as set forth in the Phase 1 Material Construction Contracts, and (b) with respect to the Phase 2 LNG Facility, that all five of the blocks relating to the Phase 2 LNG Facility are mechanically complete, have passed the applicable acceptance tests and are operating in accordance with their performance guarantees, in each case, as set forth in the Phase 2 Material Construction Contracts.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Operator” means CP2 LNG Operations, LLC, a limited liability company organized under the laws of the State of Delaware.
“Original Common Security and Account Agreement” means the Common Security and Account Agreement, dated as of the Initial Closing Date, among the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Collateral Agent and the Account Bank.
“Original Common Terms Agreement” means Common Terms Agreement, dated as of the Initial Closing Date, among the Borrower, the Guarantors, the Credit Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default.
“Original Credit Facility Agreement” means the Credit Facility Agreement, dated as of the Initial Closing Date, by and among the Borrower, the Guarantors, the Credit Facility Lender Parties party thereto from time to time, the Credit Facility Agent and, solely for purposes of Section 3.06 thereof, the Collateral Agent.
“Original Finance Documents” means, together, each of the following documents:
(a)the Original Common Terms Agreement;
(b)the Original Common Security and Account Agreement;
(c)the Original Credit Facility Agreement;
(d)the Security Documents; provided, that for the purposes of this definition of “Original Finance Documents”, “Common Security and Account Agreement” and “Finance Document” as used in the definition of “Security Documents” shall refer to the Original Common Security and Account Agreement and the Original Finance Documents;
(e)the Direct Agreements in place as of the Initial Closing Date;
(f)the Original Intercreditor Agreement;
(g)any fee letters with parties providing financing (other than any Equity Funding) in place as of the Initial Closing Date; and
(h)any Initial Permitted Senior Debt Hedging Instrument; provided that as used in Section 4.1(a) (Conditions to Initial Closing Date and Initial Advance), such term shall refer only to any Permitted Senior Debt Hedging Instrument in place as of the Initial Closing Date.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Original Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Initial Closing Date, among the Intercreditor Agent, the Collateral Agent and the Facility Agents and Hedging Banks party thereto from time to time, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and Hedging Banks.
“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising solely from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned an interest in, or engaged in any other transaction pursuant to or enforced any Finance Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document (other than any Indenture or Senior Notes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Facility Lender’s interest in a Facility Agreement (other than an assignment made pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement).
“Parent Guarantees” means, collectively, the Phase 1 Parent Guarantees and the Phase 2 Parent Guarantees.
“Participant” means each Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) to whom a Facility Lender may sell participations from time to time.
“Participant Register” means a register on which each Facility Lender which sells a participation, enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the relevant Facility Agreement or other obligations under the Finance Documents. Each Facility Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register.
“Parties” means, with respect to any agreement, the signatories to such agreement.
“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether an Obligor is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the
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CP2 – Amended and Restated Common Terms Agreement Schedules

heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).
“Patents” means all United States and foreign and multinational patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including:
(a)each patent and patent application required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patents” (as such schedule may be amended or supplemented from time to time);
(b)all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof;
(c)all inventions and improvements described and claimed therein;
(d)all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;
(e)all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and
(f)all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Payment Date” means each CTA Payment Date and any other date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Senior Debt Instrument, including any Indenture, or Permitted Hedging Instrument.
“Payment Default” means any event of default under Section 15.1(a) (Loan Facility Events of Default – Payment Default) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect entered into after the date of the Common Security and Account Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“PCI” means Performance Contractors, Inc.
“PDE Senior Debt” has the meaning given in Section 6.6(a) (Supplemental Debt) of the Common Terms Agreement.
“Pension Plan” means a Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Performance Liquidated Damages” means any liquidated damages resulting from the Project Facilities’ performance that are required to be paid by a Construction Contractor or any other counterparty to a Material Project Agreement for or on account of any diminution to the performance of the Project Facilities.
“Performance Test” has the meaning given to such term in each applicable Material Project Agreement.
“Permit” means (a) any authorization, consent, approval, license, lease, ruling, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, in the cases of the foregoing clauses (a) through (d), any Governmental Authority and then required for the development, construction and operation of the Project Facilities as contemplated in the Finance Documents and the Material Project Agreements then in effect.
“Permit Appeal Qualification” means, in respect of any applicable Permit, such Permit is (a) not subject to appeal or (b) is subject to appeal, but (i)(A) such appeal does not have a reasonable probability of success or (B) such appeal, if successful, would not impair the ability of the Obligors to satisfy their material obligations under the Required LNG SPAs and (ii) the applicable permit remains effective during such appeal; provided that, as used in the definition of “DOE Authorization Condition”, clause (b)(i)(B) shall apply to all LNG SPAs in respect of the Excess Capacity Quantity or Supplemental Quantity, as applicable, notwithstanding that such LNG SPA may not be a Required LNG SPA.
“Permitted Additional Working Capital Debt” means any additional working capital debt incurred pursuant to Section 6.2 (Working Capital Debt); provided that, (1) no Event of Default or Unmatured Event of Default has occurred and is Continuing or could reasonably be expected to occur after giving effect to the incurrence of the Working Capital Debt and (2) any Senior Debt Instrument governing the additional working capital debt shall require the Borrower to reduce the principal amount relating to any revolving Loans thereunder to $0 for a period of at least five consecutive Business Days at least once per calendar year.
“Permitted Approved Expansion” means, as the context may require, the Project Phase 3A Development, the Project Phase 3B Development, or any Permitted Internal Expansion which, if financed in whole or in part with the proceeds of Permitted Approved Expansion Debt, has satisfied the Permitted Approved Expansion Debt Conditions.
“Permitted Approved Expansion Debt” has the meaning given in Section 6.5 (Permitted Approved Expansion Debt) of the Common Terms Agreement.
“Permitted Approved Expansion Debt Conditions” has the meaning given in Section 6.5 (Permitted Approved Expansion Debt) of the Common Terms Agreement.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Permitted CFCo Contribution” has the meaning given in Section 7.5(a)(ii) (External Expansions – Creation of Common Facilities Company) of the Common Terms Agreement.
“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower (and confirmed reasonable by the Independent Engineer) on the Project Phase 2 Completion Date as necessary to pay 125% of the Permitted Completion Costs.
“Permitted Completion Costs” means unpaid Project Costs (including Project Costs not included in the Construction Budget and Schedule delivered on the Upsize Closing Date) that the Borrower reasonably anticipates will be required for the Phase 1 Project Facilities and the Phase 2 LNG Facility to pay all remaining costs associated with outstanding Punch List Items (as defined in the applicable Material Project Agreements) work, retainage, fuel incentive payments, disputed amounts, start-up costs, bonuses and other costs required under the Material Project Agreements related to the Project Phase 1 Development and the Project Phase 2 Development.
“Permitted Development Expenditures” means Development Expenditures that:
(a)are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Project Phase 1 Development and the Project Phase 2 Development;
(b)are otherwise used for the Project Phase 1 Development and the Project Phase 2 Development; or
(c)are otherwise used for the Project Phase 3A Development, the Project Phase 3B Development, any Permitted Internal Expansion or an Expansion permitted in accordance with Section 7.2 (Expansion Contracts) of the Common Terms Agreement; and
are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project Property) of the Common Terms Agreement or any equivalent provision of any other Senior Debt Instrument, (iii) Retained Excess Cash Flow, Assumed Post-COD P1 SPA Profits, if Phase 3A FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 2 LNG Facility (which shall be applied first to the Project Phase 3A Development), if Phase 3B FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3A LNG Facility (which shall be applied first to the Project Phase 3B Development), and if any Permitted Internal Expansion FID has occurred, profits similar to the Assumed Post-COD P1 SPA Profits from the Phase 3B
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CP2 – Amended and Restated Common Terms Agreement Schedules

LNG Facility (which shall be applied first to any subsequent Permitted Internal Expansion), (iv) PDE Senior Debt permitted to be incurred in accordance with Section 6.6 (Supplemental Debt) and (v) subject to Section 7.5 (External Expansions), in the case of CFCo, funds received from any External LNG/CCS Entity, in the case of each of the foregoing sub-clauses (i) through (v), as expressly permitted under the Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.
“Permitted Completion Senior Debt” has the meaning given in Section 6.6(a) (Supplemental Debt) of the Common Terms Agreement.
“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (Limitation on Indebtedness) (including guarantees thereof permitted under Section 12.15 (Guarantees) of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that, Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof.
“Permitted Finance Costs Reserve Account” is the account described in Section 4.3(a)(xiii) (Accounts) of the Common Security and Account Agreement.
“Permitted Hedging Instrument” means (a) each Initial Permitted Senior Debt Hedging Instrument; (b) each Upsize Permitted Senior Debt Hedging Instrument; or (c) a Hedging Instrument entered into by the Borrower in the ordinary course of business, including any Hedging Instrument entered into in connection with forward sale or factoring contracts related to Pre-Completion Revenues, and that (i) is with a Hedging Bank, a Gas Hedge Provider or any other party that is a counterparty to a Hedging Instrument, and (ii) is entered for non-speculative purposes and is on arm’s-length terms; provided that, if such Hedging Instrument is a Gas Hedging Instrument, it is (i) with a secured or unsecured Gas Hedge Provider, (ii) for non-speculative purposes and on arm’s-length terms, and (iii) limited to (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of 207.5 TBtu of gas utilizing intra-month and up to 24 prompt month contracts, (2) Index Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month of gas utilizing up to 24 prompt month contracts, and (3) Basis Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month with a tenor up to 60 months, where the limitations in each of the categories described in subclauses (1), (2) and (3) are not aggregated. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.” For the avoidance of doubt, each Anticipatory Hedge shall constitute (i) a Permitted
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Hedging Instrument and (ii) upon the relevant counterparty acceding to the Common Security and Account Agreement, a Permitted Senior Debt Hedging Instrument, in each case for all purposes hereunder and under the other Transaction Documents. As used in the preceding sentence, “Anticipatory Hedge” means any interest rate transaction between a Hedging Bank and Venture Global LNG, Inc. or the Borrower entered into prior to the Initial Closing Date, and any Hedging Instrument entered into between a Hedging Bank and the Borrower, which results from an assignment, novation, participation, or any other conveyance or transfer of an Anticipatory Hedge (including any restructuring thereof or offsetting transactions related thereto) to the Borrower.
“Permitted Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by an Obligor under any Permitted Hedging Instrument (including the obligation to pay a Hedging Termination Amount) together with:
(a)any novation, deferral or extension of any of those liabilities;
(b)any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;
(c)any claim flowing from any recovery by an Obligor or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and
(d)any amounts (such as post-insolvency interest) which could be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.
“Permitted Internal Expansion” has the meaning given in Section 7.4 (Permitted Internal Expansion) of the Common Terms Agreement.
“Permitted Internal Expansion FID” means the Borrower has (acting in its sole discretion) made a positive investment decision for a Permitted Internal Expansion, which, if Permitted Approved Expansion Debt is being incurred with respect to such Permitted Internal Expansion, is subject to satisfaction of the conditions set forth in the definition of Permitted Approved Expansion Debt.
“Permitted Internal Expansion FID Conditions Satisfaction Date” means the date on which (a) the Borrower has (acting in its sole discretion so long as the Independent Engineer has certified to the Intercreditor Agent that construction and development work with respect to the Permitted Internal Expansion will not adversely interfere in any material respect with construction and development work with respect to the Project Phase 1 Development, the Project Phase 2 Development and, if applicable, the Project Phase 3A Development and, if applicable, the Project Phase 3B Development) made a positive financial investment decision for any Permitted Internal Expansion (which, for the avoidance of doubt, excludes the Phase 3 LNG Facility) and (b) a
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Permitted Internal Expansion FID has occurred with respect to such Permitted Internal Expansion.
“Permitted Liens” means:
(a)Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;
(b)deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;
(c)deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under the Material Construction Contracts), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with natural gas purchases;
(d)mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;
(e)servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Project Facilities’ land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that, such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements or have a material adverse effect on the Security Interests;
(f)Liens to secure Indebtedness permitted by Sections 12.14(m) and (u) (Limitation on Indebtedness) of the Common Terms Agreement;
(g)the Security Interests;
(h)Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law and that could not reasonably be expected to cause a
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Material Adverse Effect or materially impair the Development’s use of the encumbered assets;
(i)Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $75 million) that could not reasonably be expected to cause a Material Adverse Effect or materially impair the Development’s use of the encumbered assets;
(j)contractual or statutory rights of set-off (including netting) granted to the Obligors’ bankers, under any Permitted Hedging Instrument or any Material Project Agreement and that could not reasonably be expected to cause a Material Adverse Effect;
(k)deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by an Obligor and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;
(l)Liens that are scheduled exceptions to the coverage afforded by a Title Policy on the Upsize Closing Date or later date of amendment of a Title Policy or delivery of a new Title Policy;
(m)legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;
(n)the Liens created pursuant to the Real Property Documents;
(o)Liens created by any fee owner under a Lease, to the extent permitted by such Lease;
(p)Liens by any Obligor in favor of any other Obligor;
(q)Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and
(r)subject to Section 7.5 (External Expansions), Liens arising in respect of CFCo under any Common Facilities Agreement.
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“Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement:
(a)payments to an Affiliate of the Borrower to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $25 million per calendar year (escalating annually in accordance with the applicable Material Project Agreements); and
(b)with respect to any periods (or portions thereof), the amount sufficient to permit pro rata distributions to each direct or indirect equity holder of the Obligors to pay U.S. federal, state, local or non-U.S. income or similar Taxes (including estimated taxes) attributable to its direct or indirect interests in the Obligors for each taxable year, as reasonably determined by the Obligors (a) utilizing an assumed tax rate equal to the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in, or a corporation doing business in, the State of New York, whichever is higher, and (b)(1) taking into account the character of income (e.g., as ordinary or capital gain), (2) taking into account Medicare taxes under Section 1411 of the Code, (3) taking into account any applicable limitations with respect to deductions, and (4) ignoring the effects of Sections 199A, 734 and 743 of the Code.
“Permitted Relevering Debt” has the meaning given in Section 6.6(a) (Supplemental Debt) of the Common Terms Agreement.
“Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument in respect of which the applicable Hedging Bank has acceded to the Common Security and Account Agreement.
“Permitted Senior Debt Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by an Obligor under any Permitted Senior Debt Hedging Instrument (including the obligation to pay a Senior Debt Hedging Termination Amount) together with:
(a)any novation, deferral or extension of any of those liabilities;
(b)any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;
(c)any claim flowing from any recovery by an Obligor or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and
(d)any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability,
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unenforceability or non-allowability of the same in any insolvency or other proceedings.
“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.
“Petronas” means Petronas LNG Ltd.
“Phase 1 Construction Contractors” means the Phase 1 EPC Contractor, the Pipeline Contractors, BHES, B&McD, Cajun, CB&I, PCI, SSH, UOP, Callan and Baker Gulf.
“Phase 1 Environmental Assessment Consultant” means each of Environmental Resources Management, Inc. and Environmental Resources Management Southwest, Inc.
“Phase 1 EPC Contract” means the Amended and Restated Engineering, Procurement and Construction Agreement, dated as of June 13, 2025, by and between the Borrower and Phase 1 EPC Contractor, as supplemented by Notice to Proceed, dated as of July 28, 2025, together with the Phase 1 EPC Contract Guaranty.
“Phase 1 EPC Contract Guaranty” means the Contractor Guarantee, dated as of June 8, 2023, by Worley Limited for the benefit of the Borrower.
“Phase 1 EPC Contractor” means Worley Field Services Inc.
“Phase 1 Excess Capacity LNG SPA” means the LNG Sales and Purchase Agreement (FOB) (Phase 1 Excess), dated as of the Initial Closing Date, by and between the Borrower and Venture Global Commodities, LLC.
“Phase 1 Initial LNG Buyers” means SEFE, JERA, China Gas, Inpex, ENBW, NFE, ExxonMobil LNG, Chevron, Petronas, and ENI.
“Phase 1 Initial LNG SPA Guarantees” means:
(a)the Parent Company Guarantee on First Demand, dated as of June 26, 2023, as amended by the Amendment Agreement, dated as of July 21, 2025, and as amended and restated on December 19, 2025, by SEFE Securing Energy for Europe GmbH in favor of the Borrower;
(b)the Guarantee, dated as of January 4, 2023, by Inpex Corporation in favor of the Borrower;
(c)the Guarantee, dated as of March 2, 2022, by New Fortress Energy Inc. in favor of the Borrower;
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(d)the Guarantee, dated as of February 21, 2023, by China Gas Holdings Limited in favor of the Borrower;
(e)the Guarantee, dated as of the Initial Closing Date, by the Sponsor in favor of the Borrower in respect of the Phase 1 Excess Capacity LNG SPA; and
(f)any other guarantee delivered to the Borrower under a Phase 1 Initial LNG SPA.
“Phase 1 Initial LNG SPAs” means the following LNG SPAs entered into between the Borrower and the Phase 1 Initial LNG Buyers or Venture Global Commodities, LLC, as applicable, on or before the Initial Closing Date:
(a)the LNG Sales and Purchase Agreement (FOB), dated as of June 20, 2023, by and between the Borrower and SEFE Marketing & Trading Singapore Pte. Ltd. (as assignee of SEFE Energy GmbH (f/k/a Wingas GmbH), pursuant to that Assignment and Assumption agreement, dated as of December 19, 2025), as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of May 21, 2025, and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of July 8, 2025;
(b)the LNG Sales and Purchase Agreement (FOB), dated as of April 27, 2023, by and between the Borrower and JERA, as supplemented by Letter Agreement in respect of option to increase the ACQ, dated as of April 27, 2023, Letter Agreement to extend the expiration date pursuant to the Option to Increase ACQ Letter, dated as of September 1, 2023 and Notice of Waiver, dated as of July 24, 2025, from the Borrower to JERA;
(c)the LNG Sales and Purchase Agreement (FOB), dated as of February 21, 2023, by and between the Borrower and China Gas, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of June 21, 2024, and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of June 20, 2025;
(d)the LNG Sales and Purchase Agreement (FOB), dated as of December 26, 2022, by and between the Borrower and Inpex, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of December 20, 2024, and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of June 16, 2025;
(e)the LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2022, by and between the Borrower and ENBW, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of March 18, 2024 and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of July 22, 2025, and as supplemented by Notice of ACQ
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Increase, dated as of September 29, 2022 in respect of LNG Sales and Purchase Agreement (FOB), dated as of June 10, 2022;
(f)the LNG Sales and Purchase Agreement (FOB), dated as of March 2, 2022, by and between the Borrower and NFE, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of March 26, 2024, Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of April 19, 2024 and Amendment No. 3 to LNG Sales and Purchase Agreement (FOB), dated as of April 10, 2025;
(g)the LNG Sales and Purchase Agreement (FOB), dated as of April 29, 2022, by and between the Borrower and ExxonMobil LNG, as amended by Amendment No. 1 to LNG Sales and Purchase Agreement (FOB), dated as of May 23, 2024, and Amendment No. 2 to LNG Sales and Purchase Agreement (FOB), dated as of July 9, 2025, in each case by and between the Borrower and ExxonMobil LNG, and as supplemented by Gas Supply Letter Agreement, dated as of April 29, 2022 and Carbon Capture and Sequestration Letter Agreement, dated as of April 29, 2022;
(h)the LNG Sales and Purchase Agreement (FOB), dated as of June 15, 2022, by and between the Borrower and Chevron, as amended by Amendment No.1 to LNG Sales and Purchase Agreement (FOB), dated as of June 25, 2024, as supplemented by the Notice of Waiver, dated as of April 23, 2025 from the Borrower to Chevron and Confirmation of Waiver of Conditions Precedent and CP Satisfaction Date, dated as of April 28, 2025 from Chevron to the Borrower;
(i)the LNG Sales and Purchase Agreement (FOB), dated as of July 2, 2025, by and between the Borrower and Petronas;
(j)the LNG Sales and Purchase Agreement (FOB), dated as of July 15, 2025, by and between the Borrower and ENI; and
(k)the Phase 1 Excess Capacity LNG SPA.
“Phase 1 Lenders’ Reliability Test” means a 90-day test which demonstrates that the Phase 1 Project Facilities’ overall production during the applicable time periods can meet the applicable minimum cumulative LNG production volumes without exceeding a maximum amount of allowable downtime, in accordance with and as more specifically set forth in Schedule O-1 (Phase 1 Lenders’ Reliability Test Criteria) to the Common Terms Agreement or as otherwise agreed among the Borrower, the Facility Lenders and the Independent Engineer.
“Phase 1 LNG Facility” means the first phase of the Project, consisting of, inter alia, thirteen integrated single mixed refrigerant liquefaction blocks and supporting facilities, two 200,000 cubic meter cryogenic LNG storage tanks, and certain other
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related facilities, in each case (i) with related onsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.
“Phase 1 LNG Facility Date Certain” means with respect to the Phase 1 Project Facilities, January 23, 2030; provided that, if, on or prior to January 23, 2030, the Borrower certifies to the Intercreditor Agent (and the Independent Engineer reasonably concurs with such certification in writing) that (i) the only remaining condition to the Project Phase 1 Completion Date as of the date of delivery of such certification, other than conditions that can only be satisfied on the Project Phase 1 Completion Date, is the condition specified in Section 14.1(c)(iii) (Conditions to Occurrence of the Project Phase 1 Completion Date – Physical Completion Certificate) and (ii) the Phase 1 Lenders’ Reliability Test has commenced in accordance with the procedures specified in Section 12.11 (Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages) and the Independent Engineer reasonably expects the Phase 1 Lenders’ Reliability Test to be completed on or prior to April 23, 2030, then for all purposes under this Agreement the “Phase 1 LNG Facility Date Certain” means April 23, 2030; provided that, in the case of the occurrence of one or more events that constitute an LNG SPA Force Majeure that interferes with construction of the Project or otherwise with the Borrower’s ability to achieve substantial completion of Phase 1 Project Facilities by such date, the Phase 1 LNG Facility Date Certain will be extended by such number of days as such event or events of LNG SPA Force Majeure delays substantial completion of Phase 1 Project Facilities (but not to exceed 365 days in the aggregate).
(l)“Phase 1 Material Construction Contracts” means, together, each of the following documents:
(a)the Phase 1 EPC Contract;
(b)the Phase 1 Procurement, Supply and Construction Contracts; and
(c)the Pipeline Construction Contracts.
“Phase 1 Material Project Agreements” means:
(a)the Phase 1 Initial LNG SPAs;
(b)the Phase 1 Initial LNG SPA Guarantees;
(c)the Phase 1 EPC Contract;
(d)the Pipeline Construction Contracts;
(e)the Phase 1 Procurement, Supply and Construction Contracts;
(f)the Gas Transportation Agreements;
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(g)the Pipeline Service Agreements;
(h)from and after the entry into such agreement, the Service Agreements described in clauses (l) and (n) of the definition thereof;
(i)the Service Agreements described in clauses (a) through (k) and (m) of the definition of “Service Agreements”;
(j)prior to the Project Phase 1 Completion Date, the Access License Agreements;
(k)the Leases;
(l)the Phase 1 Parent Guarantees;
(m)the Guarantee, dated as of July 1, 2025, by the Borrower for the benefit of B&McD, relating to the B&McD Pretreatment Contract;
(n)the Guarantee, dated as of June 30, 2025, by the Borrower for the benefit of PCI, relating to the FAA (CP2 Phase 1 Pre-Treatment Modules);
(o)the Guarantee, dated as of June 30, 2025, by the Borrower for the benefit of PCI, relating to the FAA (CP2 Phase 1 Pipe Rack Modules);and
(p)any Subsequent Material Project Agreement related to the Phase 1 LNG Facility, provided that, any Phase 1 Material Project Agreement shall cease to be a Phase 1 Material Project Agreement when all material obligations thereunder have been performed and paid in full.
“Phase 1 Material Project Counterparties” means each of the Phase 1 Construction Contractors, the Phase 1 Initial LNG Buyers, SEFE Securing Energy for Europe GmbH, Inpex Corporation, New Fortress Energy Inc., China Gas Holdings Limited, the Sponsor, Baker Hughes Holdings LLC, CB&I STS Holdings LLC, Burns & McDonnell, Inc., Worley Limited, CP2 Tug Services, LLC (only to the extent that the Service Agreement referenced in clause (e) of the definition thereof is in effect), the Manager, the Operator, the Pipeline Operator, Cameron Land Ventures, LLC, CP Marine Offloading, LLC, Blackfin Pipeline LLC, TC Louisiana Intrastate Pipeline LLC, Matterhorn Express Pipeline, LLC, JADP Venture, LLC, Henry Venture, LLC, Wilma Davis Bride Family, LLC, Ardoin Henry, LLC, Miller Estate Leasing Company, LLC, Charlotte Ann LaBove, Carlotta Ann Savoie, Cameron Parish Port, Harbor and Terminal District, Donald Maurice Drost, Daniel Kenneth Drost, William David Drost, Dallas Clyde Pichnic, Marjorie Pichnic Rorex, Tamara Lynn Rorex, Shane Wyatt Rorex Jr. and each other party (other than an Obligor) to a Phase 1 Material Project Agreement.
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“Phase 1 Parent Guarantees” means:
(a)the Guaranty Agreement, dated as of April 13, 2023, by Baker Hughes Holdings LLC for the benefit of the Borrower, relating to the LTS 2023 Purchase Order;
(b)the Guaranty Agreement, dated as of July 14, 2023, by Baker Hughes Holdings LLC for the benefit of the Borrower, relating to the PIS 2023 Purchase Order;
(c)the Guaranty Agreement, dated as of September 30, 2024, by Baker Hughes Holdings LLC for the benefit of the Borrower, relating to the PIS 2024 Purchase Order;
(d)the Parent Company Guarantee, dated as of June 22, 2023, by CB&I STS Holdings LLC (as assignee of McDermott International, Ltd, pursuant to the Assignment, Assumption and Amendment Agreement dated as of February 1, 2024) for the benefit of the Borrower, relating to the LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase I), dated as of June 22, 2023, by and between the Borrower and CB&I;
(e)the Parent Guarantee, dated as of August 22, 2024, by Burns & McDonnell, Inc. in favor of the Procurement Company (as assignee of the Borrower, pursuant to the Assignment and Assumption Agreement, dated as of July 24, 2025), relating to the B&McD Pretreatment Contract; and
(f)the Phase 1 EPC Contract Guaranty.
“Phase 1 Procurement, Supply and Construction Contracts” means:
(a)the LTS 2023 Purchase Order;
(b)the PIS 2023 Purchase Order;
(c)the PIS 2024 Purchase Order;
(d)the UOP Pretreatment Contracts;
(e)the B&McD Pretreatment Contract;
(f)the Fabrication and Assembly Agreements;
(g)SSH Agreement;
(h)the Cajun Construction Agreements;
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(i)the Dredging Services Agreement;
(j)the Baker Gulf Construction Agreement; and
(k)the Storage Tanks EPC Contract.
“Phase 1 Project Facilities” means the Phase 1 LNG Facility and the CP Express Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.
“Phase 2 Conditional Assignments” means the Mitsui Conditional Assignment and the Tokyo Gas Conditional Assignment and on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, the Atlantic-SEE Conditional Assignment.
“Phase 2 Construction Contractors” means the Phase 2 EPC Contractor, the Pipeline Contractors, and each other counterparty party to a Phase 2 Procurement, Supply and Construction Contract.
“Phase 2 EPC Contract” means the Engineering, Procurement and Construction Agreement, dated as of January 30, 2026, by and between the Borrower and Phase 2 EPC Contractor, together with the Phase 2 EPC Contract Guaranty.
“Phase 2 EPC Contract Guaranty” means the Parent Guarantee, dated as of January 30, 2026, by Worley Limited for the benefit of the Borrower.
“Phase 2 EPC Contractor” means Worley Field Services Inc.
“Phase 2 Excess Capacity LNG SPA” means the LNG Sales and Purchase Agreement (FOB) (Phase 2 Excess), dated as of the Upsize Closing Date, between the Borrower and Venture Global Commodities, LLC.
“Phase 2 Fixed Start Date LNG SPAs” means the Mitsui SPA and the Tokyo Gas SPA, and on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, the Atlantic-SEE LNG SPA.
“Phase 2 Initial LNG Buyers” means Naturgy LNG GOM Limited, Mitsui & Co., Ltd., Tokyo Gas Co., Ltd., Hanwha Aerospace Co., Ltd and on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, Atlantic – See LNG Trade S.A. (“Atlantic-SEE”).
“Phase 2 Initial LNG SPA Guarantees” means:
(a)the Guarantee, dated as of November 10, 2025, by Naturgy Energy Group S.A. in favor of the Borrower;
(b)the Guarantee, dated as of the Upsize Closing Date, by the Sponsor in favor of the Borrower relating to the Phase 2 Excess Capacity LNG SPA;
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(c)the Guarantee, dated as of the Upsize Closing Date, by the Sponsor in favor of the Borrower relating to the VGC Contingent LNG SPA; and
(d)the VGC Nameplate LNG SPA Guaranty.
“Phase 2 Initial LNG SPAs” means the following LNG SPAs entered into between the Borrower and the Phase 2 Initial LNG Buyers or Venture Global Commodities, LLC, as applicable, on or before the Upsize Closing Date:
(a)the LNG Sales and Purchase Agreement (FOB), dated as of November 7, 2025, by and between the Borrower and Naturgy LNG GOM Limited;
(b)the LNG Sales and Purchase Agreement (FOB Louisiana), dated as of November 11, 2025, by and between Venture Global Commodities, LLC and Mitsui & Co., Ltd. (the “Mitsui LNG SPA”) and the Conditional Assignment, Assumption and Amendment Agreement, dated as of the Upsize Closing Date, by and among the Borrower, Venture Global Commodities, LLC and Mitsui & Co., Ltd. (the “Mitsui Conditional Assignment”);
(c)the LNG Sales and Purchase Agreement (FOB Louisiana), dated as of November 25, 2025, by and between Venture Global Commodities, LLC and Tokyo Gas Co., Ltd. (the “Tokyo Gas LNG SPA”) and the Conditional Assignment, Assumption and Amendment Agreement, dated as of the Upsize Closing Date, by and among the Borrower, Venture Global Commodities, LLC and Tokyo Gas Co., Ltd. (the “Tokyo Gas Conditional Assignment”);
(d)on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, the LNG Sales and Purchase Agreement (FOB Louisiana), dated as of November 6, 2025, by and between Venture Global Commodities, LLC and Atlantic – SEE LNG Trade S.A. (the “Atlantic-SEE LNG SPA” and the Conditional Assignment, Assumption and Amendment Agreement, dated as of the Upsize Closing Date, by and among the Borrower, Venture Global Commodities, LLC and Atlantic – SEE LNG Trade S.A. (the “Atlantic-SEE Conditional Assignment”);
(e)the LNG Sales and Purchase Agreement (FOB) (Phase 2), dated as of February 26, 2026, by and between Hanwha Aerospace Co., Ltd. and the Borrower;
(f)the VGC Contingent LNG SPA;
(g)the Phase 2 Excess Capacity LNG SPA; and
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(h)the VGC Nameplate LNG SPA.
“Phase 2 LNG Facility” means the second phase of the Project, consisting of, inter alia, five integrated single mixed refrigerant liquefaction blocks and supporting facilities, two 200,000 cubic meter cryogenic LNG storage tanks, and certain related facilities, in each case (i) with related onsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.
“Phase 2 LNG Facility Date Certain” means with respect to the Phase 2 LNG Facility, September 30, 2030; provided that, if, on or prior to September 30, 2030, the Borrower certifies to the Intercreditor Agent (and the Independent Engineer reasonably concurs with such certification in writing) that (i) the only remaining condition to the Project Phase 2 Completion Date as of the date of delivery of such certification, other than conditions that can only be satisfied on the Project Phase 2 Completion Date, is the condition specified in Section 14.3(d)(iii) (Conditions to Occurrence of the Project Phase 2 Completion Date – Physical Completion Certificate) and (ii) the Lenders’ Reliability Test has commenced in accordance with the procedures specified in Section 12.11 (Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages) and the Independent Engineer reasonably expects the Lenders’ Reliability Test to be completed on or prior to December 29, 2030, then for all purposes under this Agreement the “Phase 2 LNG Facility Date Certain” means December 29, 2030; provided that, in the case of the occurrence of one or more events that constitute an LNG SPA Force Majeure that interferes with construction of the Project or otherwise with the Borrower’s ability to achieve substantial completion of the Phase 2 LNG Facility by such date, the Phase 2 LNG Facility Date Certain will be extended by such number of days as such event or events of LNG SPA Force Majeure delays substantial completion of the Phase 2 LNG Facility (but not to exceed 365 days in the aggregate).
“Phase 2 Material Construction Contracts” means, together, each of the following documents:
(a)the Phase 2 EPC Contract;
(b)the Phase 2 Procurement, Supply and Construction Contracts; and
(c)the Pipeline Construction Contracts.
“Phase 2 Material Project Counterparties” means each of the Phase 2 Construction Contractors, the Phase 2 Initial LNG Buyers and each other party (other than an Obligor) to a Phase 2 Material Project Agreement.
“Phase 2 Material Project Agreements” means:
(a)the Phase 2 Initial LNG SPAs;
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(b)the Phase 2 Initial LNG SPA Guarantees;
(c)the Phase 2 EPC Contract;
(d)the Pipeline Construction Contracts;
(e)the Phase 2 Procurement, Supply and Construction Contracts;
(f)the Gas Transportation Agreements;
(g)the Pipeline Service Agreements;
(h)from and after the entry into such agreement, the Service Agreements described in clauses (l) and (n) of the definition thereof;
(i)the Service Agreements described in clauses (a) through (k) and (m) of the definition of “Service Agreements”;
(j)prior to the Project Phase 2 Completion Date, the Access License Agreements;
(k)the Leases;
(l)the Phase 2 Parent Guarantees;
(m)the Conditional Payment Support Agreement;
(n)the Guarantee, dated as of July 1, 2025, by the Borrower for the benefit of B&McD, relating to the B&McD Pretreatment Contract;
(o)the Guarantee to be delivered by the Borrower for the benefit of PCI, relating to the FAA (CP2 Phase 2 Pre-Treatment Modules); and
(p)any Subsequent Material Project Agreement related to the Phase 2 LNG Facility, provided that, any Phase 2 Material Project Agreement shall cease to be a Phase 2 Material Project Agreement when all material obligations thereunder have been performed and paid in full.
“Phase 2 Parent Guarantees” means:
(a)the Guaranty Agreement, dated as of September 30, 2024, by Baker Hughes Holdings LLC for the benefit of the Borrower, relating to the PIS 2024 Purchase Order;
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(b)the Guaranty Agreement, dated as of December 13, 2024, by Baker Hughes Holdings LLC for the benefit of the Borrower, relating to the LTS 2024 Purchase Order;
(c)the Parent Company Guarantee, dated as of July 7, 2025, by CB&I Storage Tank Solutions LLC for the benefit of the Borrower, relating to the Storage Tanks EPC Contract (Phase 2);
(d)the Parent Guarantee, dated as of August 22, 2024, by Burns & McDonnell, Inc. in favor of the Procurement Company (as assignee of the Borrower pursuant to the Assignment and Assumption Agreement, dated as of July 24, 2025), relating to the B&McD Pretreatment Contract;
(e)the Phase 2 EPC Contract Guaranty;
(f)Parent Company Guarantee, dated as of October 4, 2023, by Linde Inc. for the benefit of the Borrower, relating to the NRU EPF Agreement (Phase 1); and
(g)Parent Company Guarantee, dated as of December 20, 2024, by Linde Inc. for the benefit of the Borrower, as amended by Amendment 01 to Parent Guarantee, dated as of March 2, 2026, relating to the NRU EPF Agreement (Phase 2).
“Phase 2 Procurement, Supply and Construction Contracts” means, collectively,
(a)the LTS 2024 Purchase Order;
(b)the PIS 2024 Purchase Order;
(c)the Storage Tanks EPC Contract (Phase 2);
(d)the NRU EPF Agreement (Phase 1);
(e)the NRU EPF Agreement (Phase 2);
(f)the B&McD Pretreatment Contract;
(g)the FAA (CP2 Phase 2 Pre-Treatment Modules);
(h)Fabrication and Assembly Agreement (Phase 2), dated as of January 16, 2026, between SSH and the Borrower (as assignee of CP2 Development Co., LLC pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date), as supplemented by Notice to Proceed, dated as of January 19, 2026;
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(i)Construction Agreement (Reimbursable) (Phase 2), dated as of January 30, 2026, by and between the Borrower (as assignee of CP2 Development Co., LLC pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date) and Baker Gulf, as supplemented by Notice to Proceed, dated as of February 4, 2026; and
(j)the UOP Pretreatment Contracts (to the extent related to the Phase 2 LNG Facility).
(k)“Phase 3 LNG Facility” means, collectively, the Phase 3A LNG Facility and the Phase 3B LNG Facility.
“Phase 3 Loan Proceeds Sublimit” means $[***].
“Phase 3A FID” means the Borrower has (acting in its sole discretion) made a positive investment decision for the Project Phase 3A Development, which, if Permitted Approved Expansion Debt is being incurred with respect to such Project Phase 3A Development, is subject to satisfaction of the conditions set forth in the definition of Permitted Approved Expansion Debt.
“Phase 3A LNG Facility” means the third phase of the Project, consisting of, inter alia, four integrated single mixed refrigerant liquefaction blocks and supporting facilities, three gas turbine generators, one marine terminal and certain related facilities, in each case (i) with related onsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.
“Phase 3B FID” means the Borrower has (acting in its sole discretion) made a positive investment decision for the Project Phase 3B Development, which, if Permitted Approved Expansion Debt is being incurred with respect to such Project Phase 3B Development, is subject to the conditions set forth in the definition of Permitted Approved Expansion Debt.
“Phase 3B LNG Facility” means the third phase of the Project, consisting of, inter alia, two integrated single mixed refrigerant liquefaction blocks and supporting facilities, two gas turbine generators, two steam turbine generators, five heat recovery steam generators, and certain related facilities, in each case (i) with related onsite utilities and supporting infrastructure and (ii) as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.
“Pipeline Company” means Venture Global CP Express, a limited liability company organized under the laws of the State of Delaware, which is a direct wholly owned Subsidiary of the Pledgor.
“Pipeline Construction Contracts” means:
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(a)the Engineering, Procurement and Construction Management Agreement, dated as of August 31, 2022, by and between the Pipeline Company and Gulf Interstate Engineering Company, as amended by Change Order No. 1, dated as of June 6, 2023, Amendment No. 1, dated as of June 9, 2023, Change Order No. 2, dated as of June 20, 2023, Amendment No. 2, dated as of August 1, 2023, Change Order No. 3, dated as of August 18, 2023, Change Order No. 4, dated as of September 25, 2023, Change Order No. 5, dated as of October 13, 2023, Change Order No. 6, dated as of November 22, 2023, Change Order No. 7, dated as of December 5, 2023, Amendment No. 3 dated as of December 19, 2023, Change Order No. 8, dated as of January 23, 2024, Change Order No. 9, dated as of February 21, 2024, Change Order No. 10, dated as of May 13, 2024, Change Order No. 11, dated as of June 26, 2024, Change Order No. 12, dated as of August 30, 2024, Change Order No. 13, dated as of September 25, 2024, Change Order No. 14, dated as of December 12, 2024, Change Order No. 15, dated as of April 10, 2025, Change Order No. 16, dated as of September 30, 2025, Change Order No. 17, dated as of October 17, 2025, Change Order No. 18, dated as of December 8, 2025, and Change Order No. 19, dated as of December 31, 2025, in each case by and between the Pipeline Company and Gulf Interstate Engineering Company;
(b)the Pipeline Construction Agreement for Spread 2, dated as of June 5, 2025, as supplemented by the Limited Notice to Proceed No. 1, dated as of June 20, 2025, Limited Notice to Proceed No. 2, dated as of July 2, 2025, Limited Notice to Proceed No. 3, dated as of August 19, 2025, and Full Notice to Proceed, dated as of September 22, 2025, and as amended by Amendment No. 1 to Pipeline Construction Agreement for Spread 2, dated as of June 26, 2025, Amendment No. 2 to Pipeline Construction Agreement for Spread 2, dated as of July 10, 2025, and Change Order No. 1, dated as of February 18, 2026, in each case by and between the Pipeline Company and Sunland (“Sunland Pipeline Construction Contract”); and
(c)the Pipeline Construction Agreement for Spread 1, dated as of June 16, 2025, as amended by Amendment No. 1 to Pipeline Construction Agreement for Spread 1, dated as of June 23, 2025, and Amendment No. 2 to Pipeline Construction Agreement for Spread 1, dated as of August 26, 2025, in each case by and between the Pipeline Company and Troy, and as supplemented by Limited Notice to Proceed No. 1, dated as of June 23, 2025, Limited Notice to Proceed No. 2, dated as of June 23, 2025, Limited Notice to Proceed No. 3, dated as of September 9, 2025, Limited Notice to Proceed No. 4, dated as of August 22, 2025 and Full Notice to Proceed, dated as of September 17, 2025 and as modified by Change Order No. 1, dated as of December 4, 2025.
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“Pipeline Contractors” means Sunland, Gulf Interstate Engineering Company and Troy.
“Pipeline Operator” means CP Express Operations, LLC, a limited liability company organized under the laws of the State of Delaware.
“Pipeline Service Agreements” means:
(a)the Firm 311 Service Order (Agreement No. M-649-FT3001), dated as of November 1, 2024, by and between the Borrower and Matterhorn Express Pipeline, LLC;
(b)the Firm 311 Service Order (Agreement No. M-649-FT3002), dated as of November 1, 2024, by and between the Borrower and Matterhorn Express Pipeline, LLC;
(c)Firm Intrastate Service Order (Agreement No. M-649-FT001), dated as of November 1, 2024, by and between the Borrower and Matterhorn Express Pipeline, LLC;
(d)Firm Intrastate Service Order (Agreement No. M-649-FT002), dated as of November 1, 2024, by and between the Borrower and Matterhorn Express Pipeline, LLC;
(e)the Firm Transportation Service Agreement, dated as of May 27, 2025, by and between the Borrower and the Pipeline Company;
(f)Firm Intrastate Service Order (FT001), dated as of October 16, 2025, by and between Matterhorn Express Pipeline, LLC, and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 14, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date);
(g)Firm 311 Intrastate Service Order (FT3001), dated as of October 16, 2025, by and between Matterhorn Express Pipeline, LLC, and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 14, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date);
(h)NGPA 311 Confirmation (Waha to Blackfin/Katy), dated as of November 1, 2025, by and between Oasis Pipeline, LP and the Borrower (as assignee of VG Gas Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date);
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(i)Confirmation (Waha to Blackfin/Katy), dated as of November 1, 2025, by and between Oasis Pipeline, LP and the Borrower (as assignee of VG Gas Marketing LLC pursuant to that certain Assignment and Assumption Agreement dated on or about the Upsize Closing Date).
(j)the Firm Intrastate Service Order (P-649-FT001), dated as of July 25, 2025, by and between Pelican Pipeline, LLC and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 19, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date); and
(k)the Firm 311 Service Order (P-649-FT3001), dated as of July 25, 2025, by and between Pelican Pipeline, LLC and the Borrower (as assignee of VG Gas Marketing, LLC (as assignee of VG LNG Marketing, LLC pursuant to that certain Assignment and Assumption Agreement, dated as of November 19, 2025) pursuant to that certain Assignment and Assumption Agreement, dated on or about the Upsize Closing Date).
“PIS 2023 Purchase Order” means that certain Purchase Order Contract for the Sale of Power Island System, dated as of July 14, 2023, by and between the Procurement Company (as assignee of the Borrower, pursuant to the Assignment and Assumption Agreement, dated as of December 1, 2024) and BHES, as amended by Change Order No. 1, dated as of May 29, 2024, Change Order No. 2, dated as of August 15, 2024, Change Order No. 3, dated as of February 10, 2025, Change Order No. 4, dated as of March 27, 2025, Change Order No. 5, dated as of June 2, 2025, Change Order No. 6, dated as of November 23, 2025 and Change Order No. 7, dated as of February 24, 2026, and, as supplemented by Limited Notice to Proceed Under the Purchase Order Contract for the Sale of Power Island System, dated as of July 14, 2023 and Full Notice to Proceed Under the Purchase Order Contract for the Sale of Power Island System, dated as of September 27, 2023.
“PIS 2024 Purchase Order” means that certain Purchase Order Contract for the Sale of Power Island System, dated as of September 30, 2024, by and between BHES and the Procurement Company (as assignee of the Borrower, pursuant to the Assignment and Assumption Agreement, dated as of May 29, 2025), as amended by Change Order No. 1, dated as of November 13, 2025 and Change Order No. 2, dated as of December 8, 2025, and as supplemented by Limited Notice to Proceed for Tranche A, dated as of September 30, 2024, Full Notice to Proceed Only for Tranche A, dated as of December 20, 2024, and Full Notice to Proceed for Tranche B, dated as of January 1, 2025.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by any Obligor or any ERISA Affiliate.
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“Pledge Agreement” has the meaning given in Section 3.3 (Security Interests to be Granted by Pledgor) of the Common Security and Account Agreement.
“Pledged Collateral” has the meaning given in Section 3.2(a) (Security Interests to be Granted by the Obligors – Pledge of Pledged Collateral) of the Common Security and Account Agreement.
“Pledged Debt Securities” has the meaning given in Section 3.2(a)(vii) (Security Interests to be Granted by the Obligors – Pledge of Pledged Collateral) of the Common Security and Account Agreement.
“Pledged Equity Interests” has the meaning given in Section 3.2(a)(i) (Security Interests to be Granted by the Obligors – Pledge of Pledged Collateral) of the Common Security and Account Agreement.
“Pledgor” means CP2 LNG Pledgor, LLC, a limited liability company organized under the laws of the State of Delaware.
“Pledgor Reaffirmation Agreement” means the Reaffirmation and Acknowledgment Agreement, dated as of the Upsize Closing Date, by and between the Pledgor and the Collateral Agent.
“Pre-Completion Quantities” has the meaning given in Section 8.5(a) (Sale of Pre-Completion Quantities).
“Pre-Completion Revenues” has the meaning given in Section 8.5(a)(iii) (Sale of Pre-Completion Quantities).
“Pre-Completion Revenues Account” is the account described in Section 4.3(a)(iii) (Accounts) of the Common Security and Account Agreement.
“Pro Rata Payment” means, in respect of the Senior Debt Obligations, a payment to a Senior Creditor on any date on which a payment of Senior Debt Obligations is made in which:
(a)the amount of interest paid to such Senior Creditor on such date bears the same proportion to the total amount of interest payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for interest due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for interest due to all Senior Creditors on such date;
(b)the amount of principal paid to such Senior Creditor on such date bears the same proportion to the total amount of principal payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for principal due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for principal due to all
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Senior Creditors on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Debt Obligation has been accelerated; and
(c)fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Creditor on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Creditors on such date as (i) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to such Senior Creditor on such date bears to (ii) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to all Senior Creditors on such date;
(d)provided that, in each case, to the extent such Pro Rata Payment is made in respect of Senior Debt Obligations that are Tranched, such the ratios in items (a) through (c) above shall be calculated on a Tranche basis.
If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Debt Instruments, payments made in amounts as near such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments.
“Procurement Company” means CP2 Procurement, LLC, a limited liability company organized under the laws of the State of Delaware, which is a direct wholly owned Subsidiary of the Pledgor.
“Procurement, Supply and Construction Contracts” means, collectively, the Phase 1 Procurement, Supply and Construction Contracts and the Phase 2 Procurement, Supply and Construction Contracts.
“Project” means the LNG liquefaction and export project located alongside the Calcasieu Ship Channel in Cameron Parish, Louisiana, consisting of the Project Facilities.
“Project Completion Costs” means, at the time of any Restricted Payment to be made pursuant to Section 11.3 (Pre-Completion Revenue Restricted Payments), the then-current remaining Project Costs in respect of the Phase 1 Project Facilities and the Phase 2 LNG Facility (excluding the amounts contemplated in the Updated Contingency Amount or the Project DSRA) for the Project to achieve the Project Phase 1 Completion Date on or prior to the Phase 1 LNG Facility Date Certain and the Project Phase 2 Completion Date on or prior to the Phase 2 LNG Facility Date Certain.
“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including (a) the repayment in full of the Bridge Loans and any accrued and unpaid interest thereon and (b) closing costs, other
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fees and expenses, commissions and discounts payable to any purchaser or underwriter of Senior Notes (to the extent such costs are paid from the proceeds of such Senior Notes), insurance costs (including premiums) and, except to the extent paid from the Revenue Account in accordance with Section 4.7(a)(ii) (Cash Waterfall) or Section 4.7(a)(iii) (Cash Waterfall) of the Common Security and Account Agreement, interest during construction and interest rate hedge expenses and Secured Party Fees during construction (provided that, for the avoidance of doubt, from and after the Project Phase 1 Completion Date, such interest, interest rate hedge expenses and Secured Party Fees on the Tranche 1 Term Loan Facility and Tranche 1 Working Capital Facility shall cease to be Project Costs), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project Facilities, funding the Senior Facilities Debt Service Reserve Account and the Contingency Reserve Account and all other costs incurred with respect to the Development in accordance with the Construction Budget and Schedule, including working capital prior to the end of the Term Loan Availability Period (on terms set forth for the Working Capital Facility in the Credit Facility Agreement), gas purchase, transport and storage costs, in each case incurred prior to, with respect to the Phase 1 Project Facilities and the Phase 2 LNG Facility, the Project Phase 2 Completion Date, with respect to the Phase 3A LNG Facility, the Project Phase 3A Completion Date, with respect to the Phase 3B LNG Facility, Project Phase 3B Completion Date, or with respect to any Permitted Internal Expansion, “project completion date” in respect of such Permitted Internal Expansion, Operation and Maintenance Expenses incurred prior to the Project Phase 2 Completion Date, and/or reimbursement of Drawstop Equity Contributions solely to the extent the proceeds of such Drawstop Equity Contributions have been used to pay Project Costs and after satisfaction of the conditions set forth in Section 4.3 (Conditions to Each Term Loan Advance). On any date on which a determination is being made whether specific sources of funding available to the Obligors are sufficient for the Development to achieve the Project Phase 1 Completion Date by the Phase 1 LNG Facility Date Certain, the Project Phase 2 Completion Date by the Project Phase 2 Completion Date, the Project Phase 3A Completion Date by any required date for the achievement of the Project Phase 3A Completion Date, the Project Phase 3B Completion Date by any required date for the achievement of the Project Phase 3B Completion Date or “project completion date” in respect of any Permitted Internal Expansion by any required date for the achievement of “project completion date” in respect of such Permitted Internal Expansion, the Project Costs against which the applicable sources of funding are measured to make this determination will be the remaining Project Costs required to be spent in order to achieve the Project Phase 1 Completion Date, the Project Phase 2 Completion Date, the Project Phase 3A Completion Date, the Project Phase 3B Completion Date or “project completion date” in respect of such Permitted Internal Expansion, as applicable, as determined as of such determination date based on the then-current Construction Budget and Schedule, including in the case of commissioning costs determined on a net basis consistent with the then-current Construction Budget and Schedule.
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“Project DSRA” means the then-current anticipated Senior Facilities Debt Service Reserve Amount on the projected Project Phase 2 Completion Date.
“Project Facilities” means (a) the Phase 1 Project Facilities and the Phase 2 LNG Facility, (b) on and following the occurrence of the Phase 3A FID, collectively, the Phase 1 Project Facilities, the Phase 2 LNG Facility and the Phase 3A LNG Facility, (c) on and following the occurrence of the Phase 3B FID, collectively, the Phase 1 Project Facilities, the Phase 2 LNG Facility and the Phase 3B LNG Facility, and (d) on and following the Permitted Internal Expansion FID Conditions Satisfaction Date for any Permitted Internal Expansion, collectively, the Phase 1 Project Facilities, Phase 2 LNG Facility and such Permitted Internal Expansion, in each case, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.
“Project Phase 1 Completion Date” means the date upon which all of the conditions set forth in Section 14.1 (Conditions to Occurrence of the Project Phase 1 Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the Requisite Intercreditor Parties.
“Project Phase 1 Development” means the financing, development, engineering, acquisition, ownership, occupation, construction, equipping, testing, commissioning, completing, insurance, repair, operation, maintenance and use of the Phase 1 Project Facilities and the purchase, transportation and sale of Gas and the production, storage and sale of LNG, the export of LNG from the Phase 1 Project Facilities, the transportation of Gas to the Phase 1 Project Facilities by an Obligor or third parties, and the sale of other services or other products or by-products of the Phase 1 Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.
“Project Phase 2 Completion Date” means the date upon which all of the conditions set forth in Section 14.3 (Conditions to Occurrence of the Project Phase 2 Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the Requisite Intercreditor Parties.
“Project Phase 2 Development” means the expansion of the Project to develop, engineer, construct and operate the Phase 2 LNG Facility.
“Project Phase 3 Completion Date” means the later of the Project Phase 3A Completion Date and the Project Phase 3B Completion Date.
“Project Phase 3A Completion Date” means the “project completion date” established in respect of the Phase 3A LNG Facility.
“Project Phase 3A Development” means the expansion of the Project to develop, engineer, construct and operate the Phase 3A LNG Facility.
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“Project Phase 3B Completion Date” means the “project completion date” established in respect of the Phase 3B LNG Facility.
“Project Phase 3B Development” means the expansion of the Project to develop, engineer, construct and operate the Phase 3B LNG Facility.
“Project Property” means, at any point in time, all Project Facilities, material Permits in respect of the Development, information, data, results (technical, economic, business or otherwise) known and other information that was developed or acquired as a result of Development operations.
“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Development’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards, and solely with respect to Section 12.27 (Gas Supply Arrangements) of the Common Terms Agreement, the standard industry practice applicable to the gas supply industry, including providing due consideration of the need for reliable supply and taking into account the credit quality, track record and experience of suppliers, diversity of supply sources, quality of gas supplied and prudent contracting strategy in order to enable the Development to receive the quantum of natural gas required from time to time to meet the obligations of the Obligors under the LNG SPAs.
“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.
“QFC Credit Support” has the meaning given in Section 2.8 (Acknowledgement Regarding Any Supported QFCs) of the Common Terms Agreement.
“Qualified ECP Party” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10 million at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Operator” means any Person that, directly or indirectly through an affiliate, within the last five years, (a) is engaged in the business of procuring or transporting at least 1.0 Bcf of natural gas per day, (b) has operated LNG liquefaction facilities processing not less than 4.5 MTPA of LNG and (c) is in compliance with the
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requirements of the USA Patriot Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable Anti-Terrorism and Money Laundering Laws and satisfies applicable “know your customer” requirements of the Facility Lenders.
“Qualified Owner” means any Person that, directly or through an affiliate, (a) either (i) is (or is a Subsidiary or a controlled affiliate of) a Qualified Operator, (ii) has engaged a Qualified Operator to operate the Project Facilities, (iii) has engaged with one or more Affiliates of Venture Global LNG, Inc. to operate the Project Facilities or (iv) has provided the Intercreditor Agent with a certificate from the Independent Engineer stating that such Person (or its designated operator) is qualified to operate the Project Facilities, (b) either (i) has an Investment Grade rating or (ii) is a person that has a tangible net worth or assets of at least $10 billion, (c) has satisfied applicable “know your customer” requirements of the Facility Lenders and (d) is in compliance with the requirements of the USA Patriot Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable Anti-Terrorism and Money Laundering Laws.
“Qualifying LNG SPA” has the meaning given in Section 8.1(b) (LNG SPA Maintenance) of the Common Terms Agreement.
“Qualifying Term” means (a) with respect to any new LNG SPA that meets the conditions to be, or is approved as, a Qualifying LNG SPA, the term of such LNG SPA is no shorter than the lesser of (i) [***] years and (ii) the remaining notional 20-year amortization term of the Upsized Senior Debt or (b) with respect to any LNG SPA replacing a Required LNG SPA, a term at least as long as the remaining term of the Required LNG SPA it is replacing.
“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.
“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by an Obligor, including all easements, rights-of-way, servitudes and similar rights relating thereto and all leases and tenancies, and all rights of occupancy thereof of a nature comparable to a lease.
“Real Property Documents” means, at any time, (i) the documents evidencing the Real Estate owned (or leased) by the Obligors and (ii) the documents evidencing the Real Estate in which a license or servitude has been granted to an Obligor (including, for the avoidance of doubt for purposes of this clause (ii), documents evidencing Real Estate on which the CP Express Pipeline is or is to be situated). As of the Upsize Closing Date, such documents referenced in clause (i) are set forth on Schedule U (Real Property Documents) to the Common Terms Agreement.
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“Reasonable Commercial Terms” has the meaning given in Section 12.28(a) (Insurance Covenant) of the Common Terms Agreement.
“Receiver” means an administrator, a receiver or receiver and manager, or, where permitted by law, an administrative receiver or equivalent officer or person in a relevant jurisdiction of the whole or any part of the Collateral.
“Register” has the meaning given in Section 19.7 (Register) of the Common Terms Agreement.
“Reimbursable Construction Agreement” means that certain Construction Agreement (Reimbursable), dated as of June 20, 2025, by and between the Borrower and Cajun, as supplemented by Notice to Proceed, dated as of August 4, 2025.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective shareholders, members, partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and such Person’s Affiliates.
“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.
“Relevant Interest Period” means, with respect to each Loan, the “Interest Period” and/or “Interest Payment Period”, as applicable, as defined in the relevant Facility Agreement.
“Repeated Representations” means the representations and warranties described in Section 5.2 (Repeated Representations and Warranties of the Obligors) of the Common Terms Agreement.
“Replacement Debt” has the meaning given in Section 6.3(a) (Replacement Debt) of the Common Terms Agreement.
“Replacement Facility Agent Accession Agreement” has the meaning given in Section 19.3(b)(ii) (Replacement of Facility Agents) of the Common Terms Agreement.
“Replacement Material Contract” means any agreement entered into in replacement of a Material Project Agreement (a) which has substantially similar or more favorable economic effect for Borrower or any Guarantor, as applicable, when taken as a whole together with any other agreements related thereto and (b) which has substantially similar or more favorable non-economic terms (taken as a whole) for Borrower or any Guarantor, as applicable, as the Material Project Agreement being replaced.
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“Required Capital Expenditures” means capital expenditures required to meet the requirements of any applicable laws and regulations, Permits (or interpretations thereof), or insurance policies, Industry Standards, and Prudent Industry Practice with which the Obligors are obligated to comply under any Material Project Agreement and any other material agreements of the Obligors relating to the Development, including those relating to the environment.
“Required Export Authorization” means, with respect to a Required LNG SPA at any time, (a) the Non-FTA Authorization and (b) the FTA Authorization to the extent that (i) at such time, the volumes permitted to be exported under the FTA Authorization or the Non-FTA Authorization, as the case may be, are required in order to enable the sale of such Required LNG SPA’s share of LNG in accordance with the terms of such Required LNG SPA and (ii) an objection has not been received in respect of the identification of such Export Authorization as being (or not being) a “Required Export Authorization” pursuant to Section 8.1(b)(iv) (LNG SPA Maintenance) of the Common Terms Agreement. For the avoidance of doubt, the Non-FTA Authorization is a Required Export Authorization for each of the Initial LNG SPAs (other than the Excess Capacity LNG SPAs) in effect on the Upsize Closing Date and until otherwise determined in accordance with Section 8.2(a)(ii) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.
“Required Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.
“Required LNG SPA” means, at any time, Qualifying LNG SPAs that are:
(a)(x) in respect of the Phase 1 LNG Facility, (A)(i) as 1.30x Sizing LNG SPAs, the Qualifying LNG SPAs referenced in clauses (a) through (e), and (g) through (j) of the definition of “Phase 1 Initial LNG SPA”, and (ii) any replacement of the foregoing clause (x)(A)(i) in accordance with Section 8.1 (LNG SPA Maintenance), other than with an Affiliate of an Obligor, and (B)(i) as 1.70x Sizing LNG SPAs, the Qualifying LNG SPAs referenced in clauses (f) and (k) of the definition of “Phase 1 LNG SPAs”, and (ii) any replacement of the foregoing clause (x)(B)(i) in accordance with Section 8.1 (LNG SPA Maintenance), and (y) in respect of the Phase 2 LNG Facility, (A)(i) as 1.30x Sizing LNG SPAs, the Qualifying LNG SPAs referenced in clauses (a) through (c) and (e) through (f) of the definition of “Phase 2 Initial LNG SPAs” and, on and from the date of satisfaction of the conditions in clause (a) of the definition of Debt Commitment Sizing Conditions, the Qualifying LNG SPA referenced in clause (d) of the definition of “Phase 2 Initial LNG SPAs”, and, until the one year anniversary of the Upsize Closing Date, the Qualifying LNG SPA referenced in clause (h) of the definition of “Phase 2 Initial LNG SPAs” and (ii) any replacement of the foregoing clause (y)(A)(i) in accordance with Section 8.1 (LNG SPA Maintenance), other than with an Affiliate of an Obligor, and (B)(i) as 1.70x Sizing LNG SPAs, the Qualifying LNG SPA referenced in clause (g) of the definition of “Phase 2 Initial LNG SPAs” and on and after the one year anniversary of the Upsize Closing Date, the Qualifying
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LNG SPA referenced in clause (h) of the definition of “Phase 2 Initial LNG SPAs”, and (ii) any replacement of the foregoing clause (y)(B)(i) in accordance with Section 8.1 (LNG SPA Maintenance); and
(b) with respect to the overall Project, the Qualifying LNG SPAs then-designated by the Borrower pursuant to which the Fixed Projected DSCR through the tenor of such Qualifying LNG SPAs is no less than the Sizing Case DSCR based on Cash Flow Available for Debt Service from the fixed liquefaction fee under such Qualifying LNG SPAs, based on assumptions consistent with the Base Case Sizing Criteria.
“Requisite Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.
“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Senior Creditors pursuant to Section 4.1 (Conditions to Initial Closing Date and Initial Advance) and Section 4.2 (Conditions to Upsize Closing Date) of the Common Terms Agreement.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restoration Debt” has the meaning given in Section 6.6(a) (Supplemental Debt) of the Common Terms Agreement.
“Restricted Document” has the meaning given in Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement.
“Restricted Operation and Maintenance Expenses” means Operation and Maintenance Expenses that do not constitute capital expenditures other than Required Capital Expenditures and those expenditures essential to construct the Project Facilities or to maintain the Project Facilities’ capacity at, or to prevent a material increase in operating expenses from, the operating levels then in effect.
“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b)
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all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Pledgor or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include (i) payments under the Service Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement), (ii) Permitted Payments (which shall be paid in accordance with Sections 4.5(b)(ii)(C) (Deposits and Withdrawals –Pre-Completion Revenues Account) and/or 4.7 (Cash Waterfall) of the Common Security and Account Agreement) and (iii) any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Obligors.
“Retained Excess Cash Flow” means, as of any date of determination, amounts on deposit in the Excess Equity Proceeds Account that are available to be utilized for the making of a Restricted Payment under Section 11.1 (Conditions to Restricted Payments) or Section 11.3 (Pre-Completion Revenue Restricted Payments) of the Common Terms Agreement which, instead of being utilized to make a Restricted Payment, are retained by the Borrower and used for other purposes contemplated by the Finance Documents; provided that, in each case, such amounts shall only be included to the extent (a) the conditions to the making of a Restricted Payment have been satisfied under either Section 11.1 (Conditions to Restricted Payments) or Section 11.3 (Pre-Completion Revenue Restricted Payments) of the Common Terms Agreement, as applicable and (b) as of any date of determination, such funds exceed the amount deposited into the Excess Equity Proceeds Account as required by sub-clauses (a) through (d) of Section 7.2 (Expansion Contracts).
“Revenue Account” is the account described in Section 4.3(a)(vi) (Accounts) of the Common Security and Account Agreement.
“Rolling Stock” means any motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership and other rolling stock, including such property for which the title thereto is evidenced by a certificate of title issued by the United States or a state that permits or requires a lien thereon to be evidenced upon such title.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.
“Sanctioned Person” has the meaning given in Section 5.1(g)(iv) (Sanctions, Anti-Corruption Laws and USA Patriot Act) of the Common Terms Agreement.
“Sanctions” means any financial sanctions or economic or trade embargoes administered or enforced from time to time by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any
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other applicable U.S. sanctions authority (including OFAC Laws), the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury.
“Sanctions Violation” has the meaning given in Section 12.6 (Compliance with Law) of the Common Terms Agreement.
“Schedule Bonus” means [***].
“Schedule of Minimum Insurance” has the meaning given in Section 12.28(a) (Insurance Covenant) of the Common Terms Agreement.
“Secured Accounts” means the Accounts, excluding the Excluded Unsecured Accounts.
“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Collateral Agent and the Account Bank.
“Secured Party Fees” means any fees, costs, indemnities, charges, disbursements, liabilities and expenses (including reasonably incurred legal fees and expenses) and all other amounts payable to the Collateral Agent, the Intercreditor Agent, the Indenture Trustee or the Account Bank, as applicable, or any of their respective agents and to any Senior Creditor Group Representative.
“Securities Act” means the Securities Act of 1933.
“Security Documents” means the Common Security and Account Agreement and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the Common Security and Account Agreement or any other Finance Document and shall include the Pledge Agreement, the Pledgor Reaffirmation Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(e) (Security Interests to be Granted by the Obligors – Real Property) of the Common Security and Account Agreement, including the Mortgage, any Patent or Trademark security agreement entered into pursuant to Section 3.5(f) (Perfection and Maintenance of Security Interest – Intellectual Property Recording Requirements) of the Common Security and Account Agreement, and any account control agreement (including the Control Agreements) entered into pursuant to Section 4.12(a) (Local Accounts) of the Common Security and Account Agreement.
“Security Enforcement Action” means the exercise by the Collateral Agent (or at its direction), following initiation of enforcement action in compliance with Section 6.2 (Initiation of Security Enforcement Action) and Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement, of enforcement rights with respect to the Collateral and any of the other enforcement rights (including exercising step-in and other rights with respect to the Direct
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Agreements entered into pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement) contemplated by the Common Security and Account Agreement, the other Security Documents and the Direct Agreements. For the avoidance of doubt, Security Enforcement Action shall not include any action taken by the Collateral Agent (or at its direction) in accordance with Section 6.1 (Collateral Agent Action Generally) of the Common Security and Account Agreement.
“Security Enforcement Action Initiation Request” has the meaning given in Section 6.2(a) (Initiation of Security Enforcement Action) of the Common Security and Account Agreement.
“Security Enforcement Action Representative” means, at any time, a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors (for purposes of this definition only, the “Majority Representative”); provided that:
(a)for so long as at least 20% of the outstanding principal amount of the Senior Debt Obligations is held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the outstanding principal amount of the Senior Debt Obligations held by Facility Lenders;
(b)if there is no principal amount of Senior Debt Obligations then outstanding and at least 20% of the aggregate Senior Debt Commitments are held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the aggregate Senior Debt Commitments held by Facility Lenders; and
(c)the Initiating Percentage shall be deemed to be the Security Enforcement Action Representative if and only for so long as the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is not diligently pursuing a Security Enforcement Action unless stayed or otherwise precluded from doing so by law, regulation or order, in which case the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) shall remain the Security Enforcement Action Representative until the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is no longer stayed or otherwise precluded from
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diligently pursuing a Security Enforcement Action and is nonetheless not diligently pursuing such Security Enforcement Action.
“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.
“SEFE” means SEFE Marketing & Trading Singapore Pte. Ltd. (as assignee of SEFE Energy GmbH (formerly known as Wingas GmbH), pursuant to that Assignment and Assumption agreement, dated as of December 19, 2025).
“Senior Creditor” means a provider of Senior Debt that benefits from the Common Security and Account Agreement, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to, or accedes to, the Common Security and Account Agreement.
“Senior Creditor Group” means, at any one time, the following, each of which will constitute a separate Senior Creditor Group:
(a)the Credit Facility Lender Parties under the Credit Facility Agreement;
(b)the Facility Lenders (collectively) under any subsequent Facility Agreement;
(c)the Senior Noteholders (collectively) under any Indenture;
(d)each Hedging Bank; and
(e)any Senior Creditor or group of Senior Creditors, as the case may be, that provides Additional Senior Debt pursuant to a single Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.
“Senior Creditor Group Representative” means, with respect to any Senior Creditor Group, the representative of such Senior Creditor Group or the incumbent replacement thereof duly appointed as provided in Section 2.4 (Senior Creditor Group Representatives; Replacement or Appointment of Senior Creditor Group Representative) of the Common Security and Account Agreement; provided that, in the case of Hedging Banks acting in the capacity as a Senior Creditor Group Representative, such Hedging Bank shall only be entitled to act in such capacity in accordance with Section 7.3 (Hedging Banks) of the Common Security and Account Agreement. Each Facility Agent shall at all times be the Senior Creditor Group Representative for the relevant Senior Creditor Group and each Indenture Trustee shall at all times be the Senior Creditor Group Representative for the relevant Senior Noteholders.
“Senior Debt” means the Upsized Senior Debt, the Working Capital Debt and Senior Notes under the applicable Senior Debt Instrument existing on the Upsize Closing
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Date, any other permitted Additional Senior Debt (including such as may be incurred under any Senior Notes, or any other Senior Debt Instrument), obligations arising under the Permitted Senior Debt Hedging Instruments, any Permitted Additional Working Capital Debt, any Replacement Debt, after the satisfaction of the conditions set forth in Section 6.5 (Permitted Approved Expansion Debt), any Permitted Approved Expansion Debt and after the satisfaction of the applicable conditions in Section 6.6 (Supplemental Debt), any pari passu Permitted Relevering Debt, Permitted Completion Senior Debt, PDE Senior Debt and/or Restoration Debt, in each case benefiting from the Security Interests created under and pursuant to the Common Security and Account Agreement and incurred from time to time as permitted by the Finance Documents.
“Senior Debt Commitments” means the aggregate principal amount any Senior Creditor is committed to disburse to the Borrower under any Senior Debt Instrument.
“Senior Debt/Equity Ratio” means, as of the date of measurement, the ratio of (a) the sum of principal amounts of Senior Debt (excluding any Letters of Credit and unfunded Senior Debt Commitments, but including any Working Capital Loans and any LC Reimbursement Payments) incurred as of such date or Senior Debt or Senior Debt Commitments projected to be incurred and funded under the Base Case Forecast as of such date, as applicable, to (b) the aggregate amount of Equity Funding (other than Equity Funding as described in clause (f) of the definition thereof) applied as of such date towards Project Costs or contributed to the Borrower or any Guarantor and on deposit in a Secured Account (including any Cash Flow from operations prior to the Project Phase 2 Completion Date applied towards Project Costs) or Cash Flow from operations projected as of such date to be applied towards Project Costs under the Base Case Forecast (including Equity Funding (other than Equity Funding as described in clause (f) of the definition thereof) constituting Cash Flow that is reasonably expected to be received by the Obligors on or prior to the Project Phase 2 Completion Date) or amounts on deposit in the Excess Equity Proceeds Account applied to the payment of Project Costs (without double counting), as applicable.
“Senior Debt Hedging Termination Amount” means any Permitted Senior Debt Hedging Liability due as a result of the termination of a Permitted Senior Debt Hedging Instrument and/or the termination of any transaction entered into thereunder.
“Senior Debt Instrument” means:
(a)each Facility Agreement, including with respect to each Facility Agreement, the Common Terms Agreement;
(b)any Indenture and any Senior Notes issued pursuant to such Indenture; and
(c)any credit agreement, indenture, trust deed, note or other instrument pursuant to which the Borrower incurs permitted Additional Senior Debt from time to time.
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For the avoidance of doubt, the term “Senior Debt Instrument” shall not include any Permitted Hedging Instrument (including, for the avoidance of doubt, any Permitted Senior Debt Hedging Instrument).
“Senior Debt Obligations” means the obligations of the Borrower and the obligations of each Guarantor under its guarantee granted under and pursuant to the Common Security and Account Agreement in each case to pay:
(a)all principal, interest and premiums on the disbursed Senior Debt;
(b)all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to Senior Creditors under any Senior Debt Instrument;
(c)all Permitted Senior Debt Hedging Liabilities under Permitted Hedging Instruments in respect of which the Hedging Bank has acceded to the Common Security and Account Agreement; and
(d)all Secured Party Fees;
in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments or the Permitted Senior Debt Hedging Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code.
“Senior Facilities Debt Service Reserve Account” is the account described in Section 4.3(a)(viii) (Accounts) of the Common Security and Account Agreement.
“Senior Facilities Debt Service Reserve Amount” means as of any date (x) on and after the Project Phase 1 Completion Date, an amount necessary to pay Facility Debt Obligations projected to be due and payable on the next two (in the case of quarterly Payment Dates) or one (in the case of semi-annual Payment Dates) Payment Dates (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Tranche 1 Term Loans outstanding for the covered six month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect plus (y) on and after the Project Phase 2 Completion Date, an amount necessary to pay Facility Debt Obligations projected to be due and payable on the next two (in the case of quarterly Payment Dates) or one (in the case of semi-annual Payment Dates) Payment Dates (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Tranche 2 Term Loans outstanding for the covered six month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect; provided that, (a) the Facility Debt Obligations projected to be due and payable for purposes of this calculation shall not include (i)
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Working Capital Debt; (ii) any voluntary or mandatory prepayment; or (iii) Hedging Termination Amounts; or (iv) any Permitted Approved Expansion Debt until after “project completion date” in respect of such Permitted Approved Expansion; and (b) for purposes of the calculation of the scheduled principal payments in respect of any Senior Debt, any final balloon payment in respect of such Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account.
“Senior Managing Agent” has the meaning given in Exhibit A (Definitions) to the Credit Facility Agreement.
“Senior Note Disbursement Accounts” has the meaning given in Section 4.3(a)(ii) (Accounts) of the Common Security and Account Agreement.
“Senior Noteholder” means any holder of Senior Notes (or lenders in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture).
“Senior Notes” means the notes to be issued (or facility agreement to be entered into in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture) pursuant to any Indenture.
“Service Agreements” means:
(a)Secondment Agreement, dated as of the Initial Closing Date, between the Borrower and the Sponsor;
(b)Secondment Agreement, dated as of the Initial Closing Date, between the Procurement Company and the Sponsor;
(c)Agreement for Tug Services, dated as of the Initial Closing Date, between the Borrower and CP2 Tug Services, LLC;
(d)Services Agreement, dated as of the Initial Closing Date, between Pipeline Operator and the Manager;
(e)Services Agreement, dated as of the Initial Closing Date, between CP2 Tug Services, LLC and the Manager;
(f)Services Agreement, dated as of the Initial Closing Date, between Operator and the Manager;
(g)Amended and Restated Operation and Maintenance Agreement, dated as of the Upsize Closing Date, between the Borrower and Operator;
(h)Pipeline Operation and Maintenance Agreement, dated as of the Initial Closing Date, between the Pipeline Company and Pipeline Operator;
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(i)Administrative Services Agreement, dated as of the Initial Closing Date, between the Borrower and the Manager;
(j)Administrative Services Agreement, dated as of the Initial Closing Date, between the Pipeline Company and the Manager;
(k)Administrative Services Agreement, dated as the Initial Closing Date, between the Procurement Company and the Manager;
(l)the BHES LTSA;
(m)the Field Services Agreement No. 10918, dated as of July 17, 2025, between the Procurement Company and BHES, as supplemented by Notice to Proceed No. 1, dated as of August 26, 2025, Notice to Proceed No. 2, dated as of December 23, 2025 and Notice to Proceed No. 3, dated as of December 23, 2025; and
(n)the UOP TASA.
“SIGTTO” has the meaning given in this Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of International LNG Terminal Standards.
“Site” means, collectively, each parcel or tract of land upon which any portion of the Project Facilities are or will be located.
“Sizing Case DSCR” means at least 1.40:1.0 (on a blended basis) using (a) 1.30:1.0 sizing criteria for the projected Cash Flows derived from the fixed price component under each of the 1.30x Sizing LNG SPAs, (b) a 1.70:1.0 sizing criteria for the projected Cash Flows derived from the fixed price component under each of the 1.70x Sizing LNG SPAs and (c) a 1.40 to 1.0 sizing criteria for projected Cash Flows derived from firm natural gas transportation arrangements that can be remarketed in a manner consistent with the Base Case Forecast delivered on the Upsize Closing Date.
“SOFR” has the meaning given in the Credit Facility Agreement.
“Solvent” means, with respect to any Person as of the date of any determination, that on such date:
(a)the fair valuation of the assets of such Person, on a consolidated basis, is greater than the liabilities of such Person on a consolidated basis, including contingent liabilities;
(b)the present fair saleable value of the assets of such Person, on a consolidated basis, is at least the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts as they become absolute and matured;
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(c)such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they become absolute and matured in the normal course of business; and
(d)such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.
In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Sponsor” means Venture Global LNG, Inc., a corporation organized under the laws of the State of Delaware.
“Sponsor Intercompany Loan” means that certain Intercompany Loan Agreement, dated as of December 28, 2023, between the Borrower and the Sponsor as amended by the First Amendment to the Intercompany Loan Agreement, dated as of December 11, 2024.
“SSH” means State Service Holdings, LLC.
“SSH Agreement” that certain Fabrication and Assembly Agreement (Phase 1), dated as of November 4, 2024, between SSH and the Borrower, as amended by Change Order No. 1, dated as of January 20, 2026 and Change Order No. 2, dated as of February 27, 2026, and as supplemented by Limited Notice to Proceed No. 1, dated as of November 13, 2024, Limited Notice to Proceed No. 2, dated as of January 2, 2025, Limited Notice to Proceed No. 3, dated as of May 23, 2025, and Notice to Proceed, dated as of August 18, 2025.
“State of Delaware,” “Delaware” or “DE” means the State of Delaware in the United States.
“State of New York,” “New York” or “NY” means the State of New York in the United States.
“Storage Tanks EPC Contract” means that certain LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase I), dated as of June 22, 2023, by and between the Borrower and CB&I, as amended by Change Order No. 1, dated as of December 21, 2023, Change Order No. 2, dated as of April 30, 2024, Change Order No. 3, dated as of May 29, 2024, Change Order No. 4, dated as of March 21, 2025, Change Order No. 5, dated as of July 17, 2025, Amendment No. 1 to LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase I), dated as of December 20, 2023, Amendment No. 2 to LNG Storage Tanks Engineering,
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CP2 – Amended and Restated Common Terms Agreement Schedules

Procurement and Construction Agreement (Phase I), dated as of June 4, 2024, Amendment No. 3 to LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase I), dated as of March 21, 2025, Amendment No. 4 to LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase 1), dated as of July 14, 2025, in each case by and between the Borrower and CB&I, and as supplemented by Anticipated Limited Notice to Proceed, dated as of June 23, 2023, Limited Notice to Proceed No. 2, dated as of November 1, 2023, Amendment No. 1 to Limited Notice to Proceed No. 2, dated as of December 20, 2023, Amendment No. 2 to Limited Notice to Proceed No. 2, dated as of April 30, 2024, and Amendment No. 3 to Limited Notice to Proceed No. 2, dated as of April 2, 2025, in each case by and between the Borrower and CB&I, and 30 Days’ Notice Prior to Issuance of Notice to Proceed, dated as of May 29, 2025 and Notice to Proceed, dated as of June 27, 2025, in each case from the Borrower to CB&I.
“Storage Tanks EPC Contract (Phase 2)” means that certain LNG Storage Tanks Engineering, Procurement and Construction Agreement (Phase 2), dated as of July 7, 2025, by and between the Borrower (as assignee of CP2 Development Co., LLC pursuant to that Assignment and Assumption Agreement, dated on or about the Upsize Closing Date, as assignee of the Borrower pursuant to that Assignment and Assumption Agreement, dated as of October 13, 2025) and CB&I Storage Tank Solutions LLC, as amended by Change Order No. 1, dated as of August 22, 2025, and as supplemented by Anticipated Limited Notice to Proceed, dated as of July 10, 2025, and Notice to Proceed, dated as of October 16, 2025.
“Storm Surge Wall Construction Agreement” means that certain Construction Agreement relating to a Storm Surge Wall, dated as of September 23, 2024, by and between the Borrower and Cajun, as supplemented by Notice to Proceed, dated as of June 6, 2025, and as modified by Change Order No. 1, dated as of August 4, 2025, Change Order No. 2, dated as of January 8, 2026 and Change Order No. 3, dated as of February 9, 2026.
“Subordinated Debt” means any unsecured debt or obligation that ranks subordinate in right of payment to the Senior Debt Obligations, on the basis set forth in a subordination agreement in the form set forth in Schedule S – 1 (Form of General Subordination Agreement) or Schedule S – 2 (Form of Obligor Subordination Agreement) to the Common Terms Agreement, as the case may be.
“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument (other than a Real Property Document) to which an Obligor becomes a party after the Initial Closing Date that:
(a)replaces or substitutes for an existing Material Project Agreement (including a Replacement Material Contract);
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(b)contains obligations and liabilities equal to or in excess of $100 million per year and a committed term of at least eight years, with respect to any other contract;
(c)is a guarantee provided in favor of any Obligor by a guarantor or a counterparty under a Subsequent Material Project Agreement; or
(d)replaces or substitutes any existing agreement described in clauses (a) through (c) above,
(e)provided that, any contract, agreement, letter agreement or other instrument relating to the Project Phase 3A Development, the Project Phase 3B Development or any Permitted Internal Expansion that is permitted under Section 7.2 (Expansion Contracts) shall not constitute a Subsequent Material Project Agreement so long as (i) the Obligors do not have any material obligations pursuant to such project documents until after Phase 3A FID has occurred (with respect to project documents in respect of the Project Phase 3A Development), Phase 3B FID has occurred (with respect to project documents in respect of the Project Phase 3B Development), or the Permitted Internal Expansion FID Conditions Satisfaction Date (with respect to project documents in respect of any Permitted Internal Expansion) applicable to such Permitted Internal Expansion, in each case, as applicable, or (ii) any material obligations that cannot be suspended by the Obligors under the terms of such contract or agreement are paid (and reserved for in advance) with the Expansion Funding Sources; provided further that, in each case, any such project document shall become a Subsequent Material Project Agreement upon the occurrence of Phase 3A FID, Phase 3B FID or Permitted Internal Expansion FID Conditions Satisfaction Date, as applicable, if (x) such project document would otherwise constitute a Subsequent Material Project Agreement pursuant to clauses (a) through (d) above or (y) in the case of any such project document that is an LNG SPA in respect of a Permitted Approved Expansion, Permitted Approved Expansion Debt has been incurred in respect of such Permitted Approved Expansion and such LNG SPA is a Required LNG SPA.
For the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable. Subsequent Material Project Agreements that are executed in a form previously attached to a Material Project Agreement (or Subsequent Material Project Agreement approved by the Intercreditor Agent (acting at the direction of the Requisite Intercreditor Parties)) will not be subject to the prior Intercreditor Agent approval requirements set forth in Section 12.5 (Material Project Agreements) of the Common Terms Agreement; provided that, the notice requirements in Section 10.3(o) and 10.3(p) (Notices) shall apply to such Subsequent Material Project Agreements.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and “Subsidiaries” shall have a corresponding meaning.
“Sunland” means Sunland Construction, Inc.
“Super-Majority Facility Lenders” means Facility Lenders whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 66.7% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Facility Lenders.
“Supplemental Debt” has the meaning given in Section 6.6(a) (Supplemental Debt) of the Common Terms Agreement.
“Supplemental Quantity” means (i) the aggregate amount of capacity then-authorized for the Project pursuant to a satisfied DOE Authorization Condition minus (ii) the aggregate ACQ under the Required LNG SPAs or any other Qualifying LNG SPA then in effect for the Development.
“Supplied Reporting Data” has the meaning given in Section 10.4(a)(i)(E) (Construction Reports).
“Supported QFC” has the meaning given in Section 2.8 (Acknowledgement Regarding Any Supported QFCs) of the Common Terms Agreement.
“Survey” means a survey of the LNG Facility Site comprising the site of the Phase 1 LNG Facility and the Phase 2 LNG Facility, dated not more than 30 days prior to the Initial Closing Date and certified to Borrower, the Intercreditor Agent and the Title Company or a Zip Map, ExpressMap or similar type of aerial map (or any combination thereof), showing a state of facts reasonably acceptable to the Intercreditor Agent (including (i) the location of such LNG Facility Site, (ii) all easements benefiting such LNG Facility Site (or constituting a portion of such LNG Facility Site), all easements affecting such LNG Facility Site and all rights of way and existing utility lines referred to in the Title Policy or disclosed by a physical inspection of such LNG Facility Site (which shall in no event include the CP Express Pipeline), (iii) any established building lines, whether by zoning or agreement, and areas affected by restrictive covenants affecting such LNG Facility Site, (iv) adequate access to the portion of such LNG Facility Site, (v) encroachments, if any, and the extent thereof in
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CP2 – Amended and Restated Common Terms Agreement Schedules

feet and inches upon such LNG Facility Site and onto property adjacent to such LNG Facility Site, and (vi) any improvements, whether existing or to the extent constructed, and the relationship of such improvements by distances to the perimeter of such LNG Facility Site, established building lines and street lines), which survey shall be prepared by an independent surveyor licensed in the State of Louisiana in compliance with the 2021 ALTA/NSPS Minimum Standard Detail Requirements for ALTA/NSPS Surveys, satisfying those “Table A” standards reasonably required by the Collateral Agent, and otherwise sufficient for the Title Company to eliminate the standard survey exception from the Title Policy and to issue the endorsements set forth on Schedule AA (Survey Endorsements).
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or the regulations thereunder.
“Swing Swap” means an contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay the gas daily average at a defined location for a defined period of time. The Swing Swap is settled financially, via exchange of cash payment each day as the gas daily average is settled, rather than physically.
“Syndication Agent Fee Letter” means the fee letter entered into on the Initial Closing Date between the Borrower, the Guarantors, Banco Santander, S.A., New York Branch and ING Capital LLC, in respect of each of their services to be performed as syndication agents.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.
“TBtu” means one trillion Btus.
“Term Lender” has the meaning given to it in the Credit Facility Agreement.
“Term Loan Availability Period” has the meaning given to it in the Credit Facility Agreement.
“Term Loan Commitment” has the meaning given in Exhibit A (Definitions) to the Credit Facility Agreement.
“Term Loans” has the meaning given in the Credit Facility Agreement.
“Third Marine Terminal Allowance Sublimit” means $[***].
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Third Party Account Bank” has the meaning given in Section 4.11(a) (Third Party Investment Account) of the Common Security and Account Agreement.
“Third Party Investment Account” has the meaning given in Section 4.11(a) (Third Party Investment Account) of the Common Security and Account Agreement.
“Title Company” means Fidelity National Title Insurance Company, First American Title Insurance Company, Stewart Title Guaranty Company and Old Republic National Title Insurance Company.
“Title Policy” means one or more fully paid ALTA Loan Policies of Title Insurance (Form 2021) as adopted for use in the State of Louisiana, or a pro forma policy prepared prior to payment for issuance and delivery of the policy, with completed Schedules A and B, showing the proposed insured, the amount of insurance, the exceptions that are proposed to be placed in the final policies to be issued, and the name of the title insurance company and title insurance agent, if any, including all amendments and endorsements thereto, issued by the Title Company in favor of the Collateral Agent, with such coinsurers or reinsurers as may be reasonably required by the Collateral Agent, with such policies:
(a)in the case of the Title Policy delivered in connection with the Initial Closing Date, in an amount equal to $8,363,320,660;
(b)in the case of a Title Policy obtained in connection with an acquisition of Real Estate after the Initial Closing Date, to the extent that the Obligors are required to obtain such policy in respect of such Real Estate acquisition pursuant to the Common Terms Agreement or Common Security and Account Agreement, then:
(x)    in the case such acquisition of Real Estate is for purposes of an Expansion or Development Expenditure to be funded by Loans incurred by the Obligors, the Obligors shall either amend the then-existing Title Policy, replace the then-existing Title Policy with a new Title Policy or, to the extent a tie-in endorsement to the then existing Title Policy obtained in connection with incurrence of Loans is available and obtained, obtain a separate incremental Title Policy covering the acquired Real Estate; and
(y)    in the case of an acquisition of any Real Estate by the Obligors other than in the circumstances described in clause (x) above, the Obligors may (but shall not be required to) amend the then-existing Title Policy or replace the then-existing Title Policy with a new Title Policy in an amount consistent with the terms in clause (x) above or shall obtain a Title Policy covering only such acquired Real Estate in an amount not less than the fair market value, as reasonably determined by the Borrower, of such acquired Real Estate;
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CP2 – Amended and Restated Common Terms Agreement Schedules

in each case with respect to such acquired Real Estate, and in form or forms satisfactory to the Collateral Agent in all respects, with such policies when taken together insuring as of the date of the recording of the applicable mortgage documents required under Section 3.2(e) (Security Interests to be Granted by the Obligors – Real Property) of the Common Security and Account Agreement creating a Lien on the estates and interests in the Real Estate comprising the LNG Facility, that such mortgage is a first and prior Lien on the estates and interests in the real property comprising the LNG Facility (to the extent the mortgage property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:
(a)no survey exceptions other than Permitted Liens and those approved by the Collateral Agent; and
(b)such other endorsements and affirmative assurances (including, to the extent available on commercially reasonable terms, materialmen’s and mechanic’s lien coverage) as the Collateral Agent shall reasonably require and which the title insurers are permitted and willing to issue pursuant to applicable Louisiana Government Rules.
“Tranche” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Commitment” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Documentation Bank” has the meaning set forth in the Credit Facility Agreement.
“Tranche 1 Facilities” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Lender” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Term Loan” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Term Loan Commitment” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Term Loan Facility” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 1 Working Capital Facility” has the meaning assigned to such term in the Credit Facility Agreement.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“Tranche 1 Working Capital Loan” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Commitment” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Facilities” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Lender” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Senior Debt” means the Senior Debt Obligations constituting the Tranche 2 Facilities incurred under the Credit Facility Agreement as of the Upsize Closing Date (for the avoidance of doubt, as of the Upsize Closing Date, the principal amount of which is $8,600,000,000).
“Tranche 2 Term Loan” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Term Loan Commitment” has the meaning assigned to such term in the Credit Facility Agreement.
“Tranche 2 Working Capital Loan” has the meaning assigned to such term in the Credit Facility Agreement.
“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether an Obligor is licensee or licensor thereunder) or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.
“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing:
(a)all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof;
(b)all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and
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CP2 – Amended and Restated Common Terms Agreement Schedules

(c)all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting coexistence with respect to a Trademark (whether an Obligor is licensee or licensor thereunder).
“Trademarks” means all United States, foreign and multinational trademarks, trade names, trade styles, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing:
(a)all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Trademarks” (as such schedule may be amended from time to time);
(b)all extensions and renewals of any of the foregoing and amendments thereto;
(c)all of the goodwill of the business connected with the use of and symbolized by any of the foregoing;
(d)all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill;
(e)all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and
(f)all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.
“Transfers” has the meaning given in the relevant Facility Agreement.
“Troy” means Troy Construction, LLC.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
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CP2 – Amended and Restated Common Terms Agreement Schedules

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” or “US” means the United States of America.
“Unmatured Event of Default” means an Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or a comparable unmatured event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.
“Unmatured Indenture Event of Default” means an event that, with the giving of notice, lapse of time or making of a determination, would constitute an Indenture Event of Default.
“Unmatured LNG SPA Prepayment Event” means an event that, with the giving of notice or lapse of a cure period, would become an LNG SPA Prepayment Event.
“Unmatured Loan Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Loan Facility Event of Default.
“UOP” means UOP LLC.
“UOP Pretreatment Contracts” means:
(a)that certain Engineering Agreement (CP2 LNG Phase 1), dated as of January 13, 2023, by and between the Borrower and UOP, as modified by Change Order No. 1, dated as of October 5, 2023, Change Order No. 2, dated as of February 6, 2024, Change Order No. 3, dated as of November 1, 2024, Change Order No. 4, dated as of June 8, 2025, and Amendment No. 1 to Engineering Agreement (CP2 LNG Phase 1), dated as of November 29, 2023;
(b)that certain Amended and Restated Natural Gas Integrated Pretreatment Block License Agreement (CP2 LNG Phase 1), dated as of April 3, 2025, by and between the Borrower and UOP; and
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(c)that certain Amended and Restated Natural Gas Integrated Pretreatment Block License Agreement (CP2 LNG Phase 2), dated as of April 3, 2025, by and between the Borrower and UOP.
“UOP TASA” means the Technical Advisor Services Agreement No. 11069 (Phase 1), dated as of February 2, 2026, between the Borrower and UOP.
“Updated Contingency Amount” means, at the time of any Restricted Payment to be made pursuant to Section 11.3 (Pre-Completion Revenue Restricted Payments), (a) prior to the Project Phase 1 Completion Date, the contingency recommended by the Independent Engineer at the time of such Restricted Payment, taking account of the then-current status of construction of the Project, the then current expected Project Phase 1 Completion Date and the then current expected Project Phase 2 Completion Date, and (b) on and after the Project Phase 1 Completion Date, the contingency recommended by the Independent Engineer at the time of such Restricted Payment, taking account of the then-current status of construction of the Project and the then current expected Project Phase 2 Completion Date.
“Upsize Closing” means the satisfaction or waiver of all the conditions precedent set forth in Section 4.2 (Conditions to Upsize Closing Date) of the Common Terms Agreement, with respect to the Tranche 2 Senior Debt.
“Upsize Closing Date” means the date on which the conditions precedent set forth in Section 4.2 (Conditions to Upsize Closing Date) of the Common Terms Agreement have been satisfied or waived. For the avoidance of doubt, the Upsize Closing Date is March 13, 2026.
“Upsize Closing Date Conditions Certificate” has the meaning given in Section 4.5(b)(i) (Satisfaction of Conditions) of the Common Terms Agreement.
“Upsize Closing Date Prior Phase 2 Equity Contributions” means Project Costs for the Project Phase 2 Development in an amount at least equal to $1,596,494,689 that have been paid by the Sponsor, through one or more of its subsidiaries, on or prior to the Upsize Closing Date.
“Upsize Closing Notice” has the meaning given in Section 4.5(b)(i) (Satisfaction of Conditions) of the Common Terms Agreement.
“Upsize Commitment Letter” means that certain Commitment Letter, dated as of March 5, 2026, by and among, the Obligors and the Banks (as defined therein) party thereto.
“Upsize Permitted Senior Debt Hedging Instrument” means each Permitted Senior Debt Hedging Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for
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Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Upsize Closing Date.
“Upsized Senior Debt” means the Senior Debt Obligations committed or owing under the Credit Facility Agreement as of the Upsize Closing Date.
“Upsized Senior Debt Instrument” means each Senior Debt Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice and Facility Lenders Facility Office) to the Common Security and Account Agreement as of the Upsize Closing Date.
“Upsized Senior Debt Obligations” means the Senior Debt Obligations under the Upsized Senior Debt Instruments.
“US Dollars” and “$” means the currency of the United States.
“US Tax Compliance Certificate” has the meaning given in Section 21.5(b)(ii)(C) (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“USPTO” means the United States Patent and Trademark Office.
“U.S. Special Resolution Regimes” has the meaning given in Section 2.8 (Acknowledgement Regarding Any Supported QFCs) of the Common Terms Agreement.
“VGC Contingent LNG SPA” means the LNG Sales and Purchase Agreement (FOB) (Phase 2 Contingent), dated as of the Upsize Closing Date, between Venture Global Commodities, LLC and the Borrower.
“VGC Nameplate LNG SPA” means the LNG Sales and Purchase Agreement (FOB) (Phase 2 Foundation), dated as of the Upsize Closing Date, between Venture Global Commodities, LLC and the Borrower.
“VGC Nameplate LNG SPA Guaranty” means the Guarantee, dated as of the Upsize Closing Date, by the Sponsor in favor of the Borrower relating to the VGC Nameplate LNG SPA.
“VGC Nameplate LNG SPA Replacement Conditions” means [***].
“Withdrawal and Transfer Certificate” means a certificate, in the form attached as Schedule K (Form of Withdrawal and Transfer Certificate) to the Common Security and Account Agreement.
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“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.
“Working Capital Commitment” has the meaning given in the Credit Facility Agreement.
“Working Capital Debt” has the meaning given in Section 6.2 (Working Capital Debt) of the Common Terms Agreement.
“Working Capital Facility” has the meaning given in the Credit Facility Agreement.
“Working Capital Lenders” has the meaning given in the Credit Facility Agreement.
“Working Capital Loan Availability Period” has the meaning given in the Credit Facility Agreement.
“Working Capital Loans” has the meaning given in the Credit Facility Agreement.
“Working Capital Utilization” has the meaning given in the Credit Facility Agreement.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Louisiana Defined Terms. As used in the Common Terms Agreement, the Common Security and Account Agreement or another Finance Document, but without intending to alter or derogate from the choice of applicable law set forth in Section 23.12 of the Common Terms Agreement or in another provision of a Finance Document, the following terms have the following meanings: “real property” and “real estate” shall include immovable property; “fee simple” shall include full ownership; “personal property” shall include movable property; “tangible property” shall include corporeal property; “intangible property” shall include incorporeal property; “easements” shall include servitudes; “buildings” shall be deemed to include other constructions; “county” shall include a parish; the term “joint and several liability” and words of
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similar import shall be deemed to include in solido liability; and references to the UCC or the Uniform Commercial Code shall include the Louisiana Commercial Laws, La. R.S. §§ 10:1-101 et seq.
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Schedule B-1
Disbursement Request Form (Term Loans)
[Omitted]
    B-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule B-2
Disbursement Request Form (Working Capital Loans)
[Omitted]
    B-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule B-3
Issuance Request Form (Letters of Credit)
[Omitted]
    B-3-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule C-1
Table of Requirements for Legal Opinions – Conditions to Initial Closing
[Omitted]

C-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule C-2
Table of Requirements for Legal Opinions – Conditions to Upsize Closing
[Omitted]

C-3-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule C-3
Table of Requirements for Legal Opinions – Conditions to permitted Approved expansion
[Omitted]

C-3-2
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule D-1
Form of Construction Budget
[Omitted]
    D-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule D-2
Form of Construction Schedule
[Omitted]
    D-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule E
Know Your Customer Documentation
[Omitted]

    E-1
CP2 – Amended and Restated Common Terms Agreement Schedules

E-2
CP2 – Amended and Restated Common Terms Agreement Schedules
|US-DOCS\167726560.8||
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Schedule F
Material Permits
[Omitted]
F-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule G
Disclosure Schedule
[Omitted]

G-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule H
Material Project Agreements and Certain other Contracts
[Omitted]
G-2
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule I
Change Orders
[Omitted]

I-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule J
Transactions With Affiliates
[Omitted]
J-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule K
[Reserved]

K-1
CP2 – Amended and Restated Common Terms Agreement Schedules
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#102287735v4

Schedule L
Schedule of Minimum Insurance
[Omitted]
L-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule M
Independent Insurance Experts
[Omitted]
M-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule N
Senior Creditors' Advisors and Consultants
[Omitted]

N-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule O-1
Phase 1 Lenders’ Reliability Test Criteria
[Omitted]
O-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule O-2
Lenders’ Reliability Test Criteria
[Omitted]
O-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule P-1
Replacement Facility Agent Accession Agreement
[Omitted]

P-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule P-2
New Facility Agent Accession Agreement (additional Senior Debt)
[Omitted]

P-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule Q-1
Addresses For Notices to Obligors
[Omitted]
Q-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule Q-2
Addresses For Notices To Facility Agents and Facility Lenders
[Omitted]

Q-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

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Schedule R
Base Case Forecast
[Omitted]
R-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule S-1
Form of General Subordination Agreement
[Omitted]

.
S-1-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule S-2
Form of Obligor Subordination Agreement
[Omitted]

.
S-2-1
CP2 – Amended and Restated Common Terms Agreement Schedules

#102287735v4

Schedule T
Knowledge Parties
(Definition of “Knowledge” – Schedule A to the Common Terms Agreement)

Name	Title
Michael Sabel	Chief Executive Officer of the Sponsor
Jonathan Thayer	Chief Financial Officer
Keith Larson	General Counsel
Fory Musser	Senior Vice President, Development
Brian Cothran	Chief Operations Officer
Leah Woodward	Treasurer

T-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule U
Real Property Documents
(Definition of “Real Property Documents” – Schedule A to the Common Terms Agreement)

(1)Ground Lease Agreement by and between JADP Venture, LLC and the Borrower dated December 12, 2023, as evidenced by that certain Notice of Ground Lease by and between JADP Venture, LLC and the Borrower dated as of December 12, 2023, and recorded December 13, 2023, as Conveyance Instrument No. 356552, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360631, all in the official records of Cameron Parish, Louisiana. (PARCEL C-2)

(2)Ground Lease Agreement by Henry Venture, LLC, a Louisiana limited liability company, as lessor, to the Borrower (as assignee of CP Marine Offloading LLC, a Delaware limited liability company, pursuant to that certain Assignment of Ground Lease Agreement by and between CP Marine Offloading, LLC, a Delaware limited liability company, (as assignee of Venture Global Calcasieu Pass, LLC, a Delaware limited liability company, pursuant to that certain Assignment of Ground Lease Agreement by and between Venture Global Calcasieu Pass, LLC, a Delaware limited liability company, and CP Marine Offloading, LLC, a Delaware limited liability company, dated as of March 20, 2019, and recorded March 21, 2019, as Conveyance Instrument No. 345015) and the Borrower dated as of November 17, 2023, and recorded November 20, 2023, as Conveyance Instrument No. 356358) dated as of March 11, 2019, as evidenced by that certain Notice of Ground Lease with Right of First Refusal by and between Henry Venture, LLC, a Louisiana limited liability company, and the Borrower (as assignee of CP Marine Offloading LLC, a Delaware limited liability company, pursuant to that certain Assignment of Ground Lease Agreement by and between CP Marine Offloading, LLC, a Delaware limited liability company (as assignee of Venture Global Calcasieu Pass, LLC, a Delaware limited liability company, pursuant to that certain Assignment of Ground Lease Agreement by and between Venture Global Calcasieu Pass, LLC, a Delaware limited liability company, and CP Marine Offloading, LLC, a Delaware limited liability company, dated as of March 20, 2019, and recorded March 21, 2019, as Conveyance Instrument No. 345015) and the Borrower dated as of November 17, 2023, and recorded November 20, 2023, as Conveyance Instrument No. 356358), as lessee, dated as of March 11, 2019, and recorded March 18, 2019, as File No. 344981, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement with Right of First Refusal dated July 17, 2025, recorded July 21, 2025 as Instrument No. 360630, all in the official records of Cameron Parish, Louisiana. (PARCELS D, E, AND F2)

CP2 – Amended and Restated Common Terms Agreement Schedules

(3)Servitude by and between Henry Venture, LLC and the Borrower dated as of December 18, 2023, and recorded December 21, 2023, as Conveyance Instrument No. 356623, as corrected by that certain Act of Correction by Henry Venture, LLC and the Borrower dated April 9, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359704, all in the official records of Cameron Parish, Louisiana. (PARCELS I, K, AND A PORTION OF DAVIS ROAD ADJACENT THERETO)

(4)Ground Lease Agreement by Wilma Davis Bride Family, LLC, a Louisiana limited liability company, as lessor, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Wilma Davis Bride Family, LLC, a Louisiana limited liability company, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of October 12, 2023, and recorded on October 12, 2023, as File No. 356114, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July 11, 2025 as Conveyance Instrument No. 360548, all in the official records of Cameron Parish, Louisiana. (PARCEL O)

(5)Ground Lease Agreement by Ardoin Henry, LLC, a Louisiana limited liability company, as lessor, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Ardoin Henry, LLC, a Louisiana limited liability company, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of October 12, 2023, and recorded on October 12, 2023, as File No. 356115, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 24, 2025, recorded July 24, 2025 as Conveyance Instrument No. 360675, all in the official records of Cameron Parish, Louisiana. (PARCEL P)

(6)Ground Lease Agreement by Miller Estate Leasing Company, LLC, a Louisiana limited liability company, as lessor, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Miller Estate Leasing Company, LLC, a Louisiana limited liability company, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of October 12, 2023, and recorded on October 13, 2023, as File No. 356120, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 21, 2025, recorded July 21, 2025 as Instrument No. 360639, all in the official records of Cameron Parish, Louisiana. (PARCELS R AND T)

(7)Ground Lease Agreement by Cameron Land Ventures, LLC, a Delaware limited liability company, as lessor, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of September 29, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Cameron Land Ventures, LLC, a Delaware limited liability company, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of September 29, 2023, and recorded on September 28, 2023, as File

CP2 – Amended and Restated Common Terms Agreement Schedules

No. 3560111, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July 11, 2025 as Instrument No. 360549, all in the official records of Cameron Parish, Louisiana. (PARCEL S)

(8)Ground Lease Agreement by Charlotte Ann Labove and Carlotta Ann Savoie, as lessors, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of October 12, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Charlotte Ann Labove and Carlotta Ann Savoie to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of October 12, 2023, and recorded on October 13, 2023, as File No. 356121 and File No. 356117, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360629, all in the official records of Cameron Parish, Louisiana. (PARCELS U AND V)

(9)Ground Lease Agreement by Cameron Parish Port, Harbor and Terminal District, a political subdivision of the State of Louisiana, as lessor, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, as lessee, dated as of October 24, 2023, as evidenced by that certain Notice of Ground Lease Agreement by Cameron Parish Port, Harbor and Terminal District, a political subdivision of the State of Louisiana, to Venture Global CP2 LNG, LLC, a Delaware limited liability company, dated as of October 24, 2023, and recorded on October 30, 2023, as File No. 356182, as effected by that certain Partial Assignment of Ground Lease Agreement, dated July 7, 2025, recorded July 8, 2025 as Instrument No. 360524, as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 21, 2025 as Instrument No. 360632, all in the official records of Cameron Parish, Louisiana. (PARCEL X)

(10)Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower (as assignee of pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359694) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Wilma Davis Bride Family, LLC and the Borrower (as assignee of pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359694) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356283, as amended by that certain First Amendment to Ground Lease Agreement dated June 6, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated June 6, 2025, recorded June 6, 2025 as Conveyance Instrument No. 360239, and as evidenced by that certain Second Amendment to Notice of Ground Lease Agreement dated July 11, 2025, recorded July 11, 2025 as Conveyance Instrument No. 360550, all in the official records of Cameron Parish, Louisiana. (PARCEL EE)

CP2 – Amended and Restated Common Terms Agreement Schedules

(11)Ground Lease Agreement by and among Donald Maurice Drost, Daniel Kenneth Drost, William David Drost, and the Borrower (as assignee of Cameron Land Ventures, LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359695) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and among Donald Maurice Drost, Daniel Kenneth Drost, William David Drost, and the Borrower (as assignee of Cameron Land Ventures, LLC, pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359695) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356284, as amended by that certain First Amendment to Ground Lease Agreement dated July 17, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 17, 2025, recorded July 22, 2025 as Conveyance Instrument No. 360664, all in the official records of Cameron Parish, Louisiana. (PARCEL GG)

(12)Ground Lease Agreement by and between Dallas Clyde Pichnic, Jr. and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359696) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and between Dallas Clyde Pichnic, Jr. and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359696) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No. 356285, as amended by that certain First Amendment to Ground Lease Agreement dated July 21, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 21, 2025, recorded July 21, 2025 as Conveyance Instrument No. 360640, all in the official records of Cameron Parish, Louisiana. (PARCEL II)

(13)Ground Lease Agreement by and among Marjorie Pichnic Rorex, Tamara Lynn Rorex, Shane Wyatt Rorex, and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359697) dated as of October 30, 2023, as evidenced by that certain Notice of Ground Lease Agreement by and among Marjorie Pichnic Rorex, Tamara Lynn Rorex, Shane Wyatt Rorex, and the Borrower (as assignee of Cameron Land Ventures, LLC pursuant to that certain Assignment of Ground Lease Agreement by and between Cameron Land Ventures, LLC and the Borrower dated as of April 8, 2025, and recorded April 9, 2025, as Conveyance Instrument No. 359697) dated as of October 30, 2023, and recorded November 13, 2023, as Conveyance Instrument No.

CP2 – Amended and Restated Common Terms Agreement Schedules

356286, as amended by that certain First Amendment to Ground Lease Agreement dated July 24, 2025 as evidenced by that certain First Amendment to Notice of Ground Lease Agreement dated July 24, 2025, recorded July 24, 2025 as Instrument No. 360676, all in the official records of Cameron Parish, Louisiana. (PARCEL JJ)

CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule V
Schedule of Certain Real Property Rights
[Omitted]

V-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule W
Form of Disbursement Endorsement
[Omitted]
W-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule X
Phase I Environmental Assessments
[Omitted]
X-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule Y
Disqualified Institutions
(Definition of “Disqualified Institution” – Schedule A to the Common Terms Agreement)
[Omitted]
Y-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule Z
Disqualified Advisors
(Definition of “Disqualified Advisors” – Schedule A to the Common Terms Agreement)
[Omitted]

Z-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule AA
Survey Endorsements
(Definitions “Survey Endorsements” – Schedule A to the Common Terms Agreement)
1.ALTA 9.7-06        Restrictions, Encroachments, Minerals – Land Under Development
2.ALTA 17-06        Access and Entry
3.ALTA 17.2-06        Utility Access
4.ALTA 19-06        Contiguity-Multiple Parcels
5.ALTA 25-06        Same as Survey

AA-1
CP2 – Amended and Restated Common Terms Agreement Schedules
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Schedule 5.1(f)(ii)
Prior Locations
[Omitted]

5.1(f)(ii)-1
CP2 – Amended and Restated Common Terms Agreement Schedules

Schedule 5.2(m)
Real Property Interests
[Omitted]

CP2 – Amended & Restated Common Terms Agreement